Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

among

FERTITTA ENTERTAINMENT, INC.

FAST ACQUISITION CORP.

FAST MERGER CORP.

and

FAST MERGER SUB INC.

Dated as of February 1, 2021

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ii

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Exhibits
Exhibit A – Form of Separation Agreement	A-1
Exhibit B – Form of Subscription Agreement	B-1
Exhibit C – Form of Sponsor Agreement	C-1
Exhibit D – Form of Registration Rights Agreement	D-1
Exhibit E – Form of Stockholders Agreement	E-1
Exhibit F – Form of Lockup Agreement	F-1
Exhibit G – Form of SPAC Newco A&R Bylaws	G-1
Exhibit H – Form of SPAC Newco A&R Charter	H-1
Exhibit I – Form of SPAC Newco Omnibus Incentive Plan	I-1
Exhibit J – Form of Split-Off Agreement	J-1
Exhibit K – Agreement and Plan of Merger for the TX Merger	K-1
Exhibit L – Form of LLC Sub Merger Agreement	L-1

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AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of February 1, 2021, among Fertitta Entertainment, Inc., a Texas corporation (“Florida”), FAST Acquisition Corp., a Delaware corporation (“SPAC”), FAST Merger Corp., a Texas corporation and direct, wholly-owned Subsidiary of SPAC (“SPAC Newco”), and FAST Merger Sub Inc., a Texas corporation and direct, wholly owned subsidiary of SPAC (“Merger Sub”).

WHEREAS, SPAC is a blank check company incorporated to acquire one or more operating businesses through a Business Combination;

WHEREAS, Merger Sub is a newly formed, direct, wholly owned subsidiary of SPAC formed for the sole purpose of the Merger;

WHEREAS, SPAC Newco is a newly formed, wholly-owned, direct Subsidiary of SPAC and was formed for the purpose of consummating the Transactions, and the parties hereto have agreed that it is desirable to utilize SPAC Newco to effectuate the Transactions and file the Registration Statement with the SEC;

WHEREAS, Florida, directly and indirectly, is engaged in the SpinCo Business and its other businesses;

WHEREAS, SpinCo is a newly formed, direct, wholly owned subsidiary of Florida;

WHEREAS, prior to the Effective Time, Florida will complete the Internal Reorganization and the Distribution, upon the terms and subject to the conditions set forth in that certain Separation Agreement between Florida and SpinCo, substantially in the form attached as Exhibit A hereto (the “Separation Agreement”), and pursuant to the Distribution described therein, Florida will distribute, without consideration, all of the SpinCo Common Units outstanding at the time of such Distribution to the Florida Stockholder by way of a dividend;

WHEREAS, the Parties intend that, at the Closing and immediately prior to the Effective Time, (i) SPAC will merge with and into SPAC Newco, with SPAC Newco surviving (the “TX Merger”), and (ii) SPAC Newco will change its name to a name to be determined by Florida prior to the Closing;

WHEREAS, subject to the terms and conditions hereof, at the Effective Time, the parties hereto shall effect the Merger, pursuant to which Merger Sub will merge with and into the Florida, with Florida surviving the Merger as the Surviving Corporation and a wholly owned subsidiary of SPAC Newco;

WHEREAS, contemporaneously with the execution and delivery of this Agreement, in connection with the Merger, SPAC and each of the parties subscribing for SPAC Class A Common Stock thereunder (together with parties subscribing for SPAC Class A Common Stock pursuant to Subscription Agreements to be entered into after the date hereof, collectively, the “Subscribers”) have entered into certain subscription agreements, substantially in the form attached as Exhibit B hereto (together with subscription agreements that may be executed after the date hereof, as amended or modified from time to time, collectively, the “Subscription Agreements”), for a private placement of SPAC Class A Common Stock to be consummated immediately prior to the consummation of the Merger;

WHEREAS, contemporaneously with the execution and delivery of this Agreement, in connection with the Merger, Sponsor has entered into that certain Sponsor Agreement, dated as of the date hereof, with SPAC, Florida, Sponsor and certain officers and the members of the board of directors of the SPAC, substantially in the form attached as Exhibit C hereto (the “Sponsor Agreement”);

WHEREAS, contemporaneously with the execution and delivery of this Agreement, in connection with the Merger, SPAC, SPAC Newco, Sponsor and the Florida Stockholder have entered into that certain Amended and Restated Registration Rights Agreement, substantially in the form attached as Exhibit D hereto (the “Registration Rights Agreement”), to be effective upon the Closing;

WHEREAS, contemporaneously with the execution and delivery of this Agreement, in connection with the Merger, SPAC, SPAC Newco, Sponsor and the Florida Stockholder have entered into that certain Stockholders Agreement, substantially in the form attached as Exhibit E hereto (the “Stockholders Agreement”), which shall be effective upon the Closing;

WHEREAS, contemporaneously with the execution and delivery of this Agreement, in connection with the Merger, SPAC, SPAC Sponsor and the Florida Stockholder have entered into those certain Lockup Agreements, substantially in the form attached as Exhibit F hereto (collectively, the “Lockup Agreements”), each of which shall be effective upon the Closing;

WHEREAS, pursuant to the organizational documents of SPAC, SPAC shall provide an opportunity to the SPAC Stockholders to have their SPAC Class A Common Stock redeemed for the consideration, and on the terms and subject to the conditions and limitations, set forth in this Agreement, the organizational documents of SPAC, the Trust Agreement, and the Registration Statement in conjunction with, inter alia, obtaining approval from the SPAC Stockholders for the Merger, which shall constitute a Business Combination (the “Offer”);

WHEREAS, at the Effective Time, SPAC Newco shall (i) adopt the amended and restated bylaws (the “SPAC Newco A&R Bylaws”), substantially in the form attached as Exhibit G hereto, (ii) subject to obtaining SPAC Stockholder Approval, adopt the amended and restated certificate of incorporation (the “SPAC Newco A&R Charter”), substantially in the form attached as Exhibit H hereto, and (iii) subject to obtaining SPAC Stockholder Approval, adopt an omnibus incentive plan (the “SPAC Newco Omnibus Incentive Plan”), substantially in the form attached as Exhibit I hereto;

WHEREAS, following the Effective Time, SPAC Newco, Landry’s E/C Gaming, Inc. and the Florida Stockholder shall enter into that certain Split-Off Agreement, substantially in the form of Exhibit J hereto.

WHEREAS, the board of directors of Florida (the “Florida Board”) has unanimously (i) determined that it is in the best interests of Florida and the Florida Stockholder to enter into this Agreement and declared advisable this Agreement, and (ii) approved the execution, delivery and performance by Florida of this Agreement and the consummation of the Transactions;

WHEREAS, the board of directors of SPAC (the “SPAC Board”) has unanimously (i) determined that it is in the best interests of SPAC and its stockholders to enter into this Agreement and declared advisable this Agreement and the Transactions, (ii) approved the execution, delivery and performance by SPAC of this Agreement and the consummation of the Transactions and (iii) resolved to recommend the approval by SPAC stockholders of this Agreement and the Merger and the transactions contemplated thereby, including the SPAC Share Issuance;

WHEREAS, the board of directors of SPAC Newco has unanimously approved and declared advisable (i) this Agreement and the Transactions and (ii) the execution, delivery and performance of this Agreement by SPAC Newco, and the consummation of the Transactions;

WHEREAS, the board of directors of Merger Sub has unanimously approved and declared advisable (i) this Agreement and the Transactions and (ii) the execution, delivery and performance of this Agreement by Merger Sub, and the consummation of the Transactions;

WHEREAS, promptly following the execution of this Agreement, SPAC NewCo will form a new wholly owned limited liability company (“LLC Sub”) by filing a certificate of formation with the Secretary of State of the State of Texas and immediately following the Effective Time but prior to the effective time of the Split-Off, Florida will merge with and into LLC Sub (the “LLC Sub Merger”), with LLC Sub surviving the LLC Sub Merger as a direct, wholly owned subsidiary of SPAC NewCo;

WHEREAS, pursuant to the Bylaws of Florida and the applicable provisions of the TBOC, the approval of the adoption of this Agreement and the transactions contemplated hereby, including the Merger, requires the affirmative vote or written consent of the holders of a majority of the outstanding shares of Florida Common Stock (“Required Florida Stockholder Approval”);

WHEREAS, contemporaneously with the execution and delivery of this Agreement, in accordance with the Bylaws of Florida and the applicable provisions of the TBOC, the Florida Stockholder, being the holder of 100% of the outstanding shares of Florida Common Stock, has delivered an irrevocable written consent (the “Written Consent”) approving the approval and adoption of this Agreement and the transactions contemplated hereby, including the Merger, which Written Consent constitutes Required Florida Stockholder Approval;

WHEREAS, the parties hereto intend for (i) the Internal Contribution, together with the Distribution, to qualify as a reorganization under Section 368(a) of the Code, (ii) the Distribution to qualify as a distribution under Section 355 of the Code, (iii) the TX Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, (iv) the Merger, taken together with the LLC Sub Merger, to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, (v) the Internal Split-Off Contribution, taken together with the Split-Off, to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, (vi) the Split-Off to qualify as a distribution under Section 355 of the Code and (vii) this Agreement to constitute a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3 (collectively, the “Intended Tax Treatment”);

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I
DEFINED TERMS

Section 1.01 Certain Defined Terms. For purposes of this Agreement:

“Acquisition Proposal” means any contract, proposal, offer or indication of interest in any form, written or oral, relating to any transaction or series of related transactions (other than transactions with SPAC) involving any acquisition, sale of equity or debt securities, financing, merger, amalgamation, share exchange, recapitalization, consolidation, liquidation, or dissolution involving the acquisition of all or any material portion of the Florida Entities or their respective businesses or assets or any material portion of the equity interests of any Florida Entity.

“Action” means any demand, action, claim, suit, countersuit, arbitration, inquiry, subpoena, case, litigation, proceeding or investigation (whether civil, criminal, administrative or investigative) by or before any court or grand jury, any Governmental Authority or any arbitration or mediation tribunal.

“Affiliate” means, when used with respect to a specified Person and at a point in, or during a period of, time, a Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified Person at such point in or during such period of time. It is expressly agreed that neither Florida nor SpinCo, nor any member of their respective Group (as defined in the Separation Agreement), shall be deemed to be an Affiliate of the other or a member of such other party’s Group solely by reason of having common stockholders or one or more directors in common or by reason of having been under the common control of Florida prior to the Distribution.

“Aggregate Closing Date Transaction Value” means an amount equal to (a) $1,973,122,538, plus (b) Target Net Indebtedness, less (c) Closing Net Indebtedness, plus (d) Georgia Closing Amount, less (e) Georgia Reference Amount.

“Agreement” means this Agreement and Plan of Merger among the parties hereto, including all annexes, exhibits and schedules (including the Disclosure Letters), and all amendments hereto made in accordance with the provisions of Section 10.06.

“Ancillary Agreements” means the Separation Agreement, the Split-Off Agreement, the Stockholders Agreement, the Registration Rights Agreement, the Sponsor Agreement, the Subscription Agreements, the Lockup Agreement and the other agreements necessary to effect the Transactions.

“Anti-Corruption Laws” means any applicable Laws relating to anti-bribery or anti-corruption (governmental or commercial), including Laws that prohibit the corrupt payment, offer, promise, or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any representative of a Governmental Authority or commercial entity to obtain a business advantage, including the U.S. Foreign Corrupt Practices Act and all national and international Laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions.

“Applicable Gaming Law” means all applicable laws, statutes, regulations, by-laws, subordinate legislation, regulatory policy (including any requirement, standard, guidance, announcement or notice of any Gaming Regulatory Authority) or industry codes of practice or conduct that are relevant to the Gaming Business and that have a binding legal effect, including, for the avoidance of doubt, but not limited to, the Nevada Gaming Control Act, as codified in Nevada Revised Statutes Chapter 463, the New Jersey Casino Control Act, as codified in New Jersey Statutes Title 5 Chapter 12, the Louisiana Gaming Control Law, as codified in Louisiana Revised Statutes Title 27, the Mississippi Gaming Control Act, as codified in Mississippi Code Title 75 Chapter 76, the Michigan Gaming Laws, as codified in Michigan Statutes Chapter 432, and the Pennsylvania Gaming Laws, as codified in the Pennsylvania Statutes Title 4 C.S.A. Part II and the rules and regulations promulgated thereunder.

“beneficial owner” has the meaning ascribed to such term under Rule 13d-3 of the Exchange Act.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in the State of New York or the State of Texas.

“Business Combination” has the meaning ascribed to such term in the SPAC Charter.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act, as amended.

“Closing Cash” means the cash, cash equivalents, marketable securities and short-term investment held by or on behalf of the Florida Entities as of the Effective Time, including (a) all cash on hand or otherwise in the possession of the Florida Entities as of the Effective Time, (b) money, currency or a credit balance in a deposit account at a financial institution, net of uncleared checks outstanding, plus processed credit card transactions for cash not yet received, (c) amounts held in escrow or earnest money deposits and (d) checks, drafts and other similar instruments in transit that have been received by, but not deposited into the bank accounts of, the Florida Entities.

“Closing Date” means the date on which the Closing occurs.

“Closing Indebtedness” means all Indebtedness of the Florida Entities as of the Effective Time, provided, however, that the calculation of Closing Indebtedness shall exclude the Indebtedness set forth or described on Section 1.01(a) of the Florida Disclosure Letter.

“Closing Net Indebtedness” means, with respect to the Florida Entities as of the Effective Time, the sum of Closing Indebtedness, less the amount of Closing Cash.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Competing Transaction” means, with respect to any Person, any merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses that would restrict, prohibit or inhibit such Person’s ability to consummate the Transactions.

“Confidential Data” means information, including Personal Data, in whatever form that a Florida Entity or a SPAC Entity, as the case may be, is obligated, by Law or Contract, to protect from unauthorized access, use, disclosure, modification or destruction together with any data owned or licensed by Florida Entities or SPAC Entities, as the case may be, that is not intentionally shared with the general public or that is classified by the Florida Entities or SPAC Entities, as the case may be, with a designation that precludes sharing with the general public.

“Contract” means any written or oral legally binding contract, agreement, understanding, arrangement, subcontract, loan or credit agreement, note, bond, indenture, mortgage, purchase order, deed of trust, lease, sublease, instrument, or other legally binding commitment, obligation or undertaking.

“control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, or as trustee, personal representative or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee, personal representative or executor, by Contract or otherwise.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, decree, judgment, injunction or other order, directive, guidelines or recommendations by any Governmental Authority or industry group, or any other action taken by Florida or SPAC, as applicable, in the reasonable business judgment of the officers of such entity, in connection with or in response to coronavirus (COVID-19) pandemic, including in respect of the Coronavirus Aid, Relief, and Economic Security (CARES) Act.

“Data” means Confidential Data or Personal Data.

“DGCL” means the General Corporation Law of the State of Delaware, as amended.

“Disclosure Letters” means the SPAC Disclosure Letter and the Florida Disclosure Letter.

“Distribution” has the meaning set forth in the Separation Agreement.

“Distribution Date” has the meaning set forth in the Separation Agreement.

“Encumbrance” means any security interest, pledge, hypothecation, mortgage, deed of trust, lien or encumbrance, covenant, condition, restriction, easement, charge, right of first refusal or first offer, or other restriction on title or transfer of any nature whatsoever.

“Environmental Law” means any Law, consent decree or judgment, in each case, relating to (a) pollution or the protection of the environment; or (b) human health and safety as it relates to any Hazardous Material.

“Environmental Permit” means any Permit required pursuant to any applicable Environmental Law.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Financial Derivative/Hedging Arrangement” means any transaction (including an agreement with respect thereto) which is a rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any combination of these transactions.

“Florida Board” means the Board of Directors of Florida.

“Florida Common Stock” means the common stock, par value $0.01 per share, of Florida.

“Florida Disclosure Letter” means the confidential disclosure letter delivered by Florida to SPAC immediately prior to the execution of this Agreement.

“Florida Employee” means any individual who is either actively employed by, or on a short-term leave of absence (including maternity, paternity, family, sick, short-term disability leave, qualified military service under the Uniformed Services Employment and Reemployment Rights Act of 1994, and leave under the Family Medical Leave Act and other approved leaves) from, Florida or a Florida Subsidiary.

“Florida Entities” means Florida and the Florida Subsidiaries.

“Florida Intellectual Property” means all Florida Owned Intellectual Property and all Intellectual Property used in the business of the Florida Entities, as currently conducted.

“Florida Leased Real Property” means material real property leased, subleased, licensed or otherwise occupied by Florida or any of the Florida Subsidiaries, as tenant, subtenant, licensee or occupant.

“Florida Material Adverse Effect” means any event, change, circumstance or development that (i) has, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the assets, business, results of operations or financial condition of the Florida Entities, taken as a whole, or (ii) prevents, materially impairs or materially delays, or would reasonably be expected to prevent, materially impair or materially delay, the ability of Florida to consummate the Transactions; provided, however, that, with respect to clause (i), in no event would any of the following (or the effect of any of the following), alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, an “Florida Material Adverse Effect” (except in the case of clause (a), (b), (d), (f) and (g), in each case, to the extent that such change disproportionately affects the Florida Entities, taken as a whole, as compared to other similarly situated Persons operating in the industries in which the Florida Entities operate): (a) any change or development in applicable Laws or GAAP or any official interpretation thereof, (b) any change or development in interest rates or economic, political, legislative, regulatory, business, financial, commodity, currency or market conditions generally affecting the economy or the industry in which Florida operates, (c) the announcement or the execution of this Agreement or the Separation Agreement, the pendency or consummation of the Transactions or the performance of this Agreement or the Separation Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, licensors, distributors, partners, providers and employees (provided, that the exceptions in this clause (c) shall not be deemed to apply to references to “Florida Material Adverse Effect” in the representations and warranties set forth in Section 4.05 and, to the extent related thereto, the condition in Section 8.02(a)), (d) any change generally affecting any of the industries or markets in which Florida or the Florida Subsidiaries operate or the economy as a whole, (e) the compliance with the terms of this Agreement (other than Section 6.01(a)(i) and Section 6.01(b)) or the taking of any action, or failure to take action, required or contemplated by this Agreement (other than Section 6.01(a)(i) and Section 6.01(b)) or with the prior written consent of SPAC (provided, that the exceptions in this clause (e) shall not be deemed to apply to references to “Florida Material Adverse Effect” in the representations and warranties set forth in Section 4.05 and, to the extent related thereto, the condition in Section 8.02(a)), (f) any earthquake, hurricane, tsunami, tornado, flood, mudslide, wildfire or other natural disaster, epidemic, disease outbreak, pandemic (including the COVID-19 or SARS-CoV-2 virus (or any mutation or variation thereof or related health condition)), weather condition, explosion fire, act of God or other force majeure event, (g) any national or international political or social conditions in countries in which, or in the proximate geographic region of which, Florida operates, including the engagement by the United States or such other countries in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack (including any internet or “cyber” attack or hacking) upon the United States or such other country, or any territories, possessions, or diplomatic or consular offices of the United States or such other countries or upon any United States or such other country military installation, equipment or personnel, or (h) any failure of the Florida Entities, taken as a whole, to meet any projections, forecasts or budgets; provided, that clause (h) shall not prevent or otherwise affect a determination that any change or effect underlying such failure to meet projections or forecasts has resulted in, or contributed to, or would reasonably be expected to result in or contribute to, a Florida Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Florida Material Adverse Effect).

“Florida Owned Intellectual Property” means all Intellectual Property owned or purported to be owned by Florida or any of the Florida Subsidiaries.

“Florida Owned Real Property” means all of the real property owned by Florida and the Florida Subsidiaries.

“Florida Stockholder” means Tilman J. Fertitta, in his capacity as the sole stockholder of Florida.

“Florida Subsidiaries” means the existing Subsidiaries of Florida that will continue to be Subsidiaries of Florida following the Effective Time, which for the avoidance of doubt are set forth on Section 1.01(b) of the Florida Disclosure Letter, but excluding Georgia.

“Florida Transaction Expenses” means any out-of-pocket fees and expenses paid or payable by any of the Florida Entities, any of their Affiliates or on any of their respective behalves or for which any of them are liable (whether or not billed or accrued for, but excluding in each case fees or expenses of (i) a direct or indirect shareholder of Florida or (ii) SpinCo or any of its Subsidiaries) as a result of or in connection with the authorization, planning, structuring, preparation, drafting, negotiation, execution and performance of this Agreement, the Ancillary Agreements and the Transactions, including (A) all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers, (B) transfer Taxes, and (C) any and all filing fees payable by any of the SPAC Entities to Governmental Authorities in connection with the Transactions.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Gaming Approvals” means any licenses, permissions, authorizations, permits and consents issued by any Gaming Regulatory Authority required pursuant to Applicable Gaming Laws.

“Gaming Business” means (i) in Nevada, Golden Nugget Las Vegas and Golden Nugget Laughlin Hotel & Casino, (ii) in New Jersey, Golden Nugget Atlantic City, (iii) in Louisiana, Golden Nugget Lake Charles, (iv) in Mississippi, Golden Nugget Biloxi, (v) in New Jersey and Pennsylvania, an online casino platform, and (vi) in Michigan, an online casino and sports wager platform.

“Gaming Regulatory Authority” means the competent Governmental Authority in any jurisdiction regulating gambling, betting and gaming activities (if any), including (for the avoidance of doubt) the Governmental Authorities issuing the Relevant Licenses, including, for the avoidance of doubt, the Nevada Gaming Control Board and the Nevada Gaming Commission, New Jersey Casino Control Commission, Mississippi Gaming Commission, Louisiana Gaming Control Board, Michigan Gaming Control Board and Pennsylvania Gaming Control Board.

“Georgia” means Golden Nugget Online Gaming, Inc., a Delaware corporation.

“Georgia Closing Amount” means an amount equal to the product of (a) the Georgia Closing Price, multiplied by (b) 31,350,625 (subject to adjustment by reason of any stock dividend, subdivision, reclassification, reorganization, recapitalization, split, combination or exchange of shares, or any other similar event between the date of this Agreement and the Closing).

“Georgia Reference Amount” means an amount equal to the product of (a) the Georgia Reference Price, multiplied by (b) 31,350,625 (subject to adjustment by reason of any stock dividend, subdivision, reclassification, reorganization, recapitalization, split, combination or exchange of shares, or any other similar event between the date of this Agreement and the Closing).

“Georgia Reference Price” means $18.46.

“Georgia Class A Share” means a share of Class A common stock, par value $0.0001 per share, of Georgia.

“Georgia Class B Share” means a share of Class B common stock, par value $0.0001 per share, of Georgia.

“Georgia Closing Price” means an amount equal to the average closing price for Georgia Class A Shares on the principal securities exchange or securities market on which Georgia Class A Shares are then traded for the sixty (60) Business Days prior to the Closing Date.

“Governmental Authority” means any nation or government, any state, municipality or other political subdivision thereof and any entity, body, agency, commission, department, board, bureau, arbitral panel or court, whether domestic, foreign, multinational, or supranational exercising executive, legislative, judicial, regulatory, self-regulatory or administrative functions of or pertaining to government and any executive official thereof, including (for the avoidance of doubt) any Gaming Regulatory Authority.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Material” means (a) petroleum and petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials, toxic mold, per and polyfluoroalkyl substances and polychlorinated biphenyls; and (b) any other chemicals, materials or substances defined or regulated as toxic or hazardous or as a contaminant under any applicable Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” means, without duplication and with respect to any Person, all (a) indebtedness for borrowed money, excluding the outstanding balance in connection with the financing of insurance premium payments, (b) obligations for the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business consistent with past practice) that would be required to appear as a liability on financial statements prepared in accordance with GAAP, (c) long or short-term obligations evidenced by notes, bonds, debentures or other similar instruments, including, in the case of the Florida Entities, all indebtedness contemplated by the Term Loan, the Indentures and the Note Purchase Agreement, (d) obligations under any interest rate, currency swap or other hedging agreement or arrangement, (e) reimbursement obligations under any letter of credit, banker’s acceptance or similar credit transactions, and (f) guarantees made by any Florida Entity on behalf of any third party in respect of obligations of the kind referred to in the foregoing clauses (a) through (d).

“Indentures” means (i) that certain Indenture dated October 4, 2016, among Landry’s, Inc., the Guarantors named therein, and Deutsche Bank Trust Company Americas as trustee and (ii) that certain Indenture dated September 26, 2017, among Golden Nugget, Inc., the Guarantors named therein, and Deutsche Bank Trust Company as trustee.

“Intellectual Property” means all intellectual property and intellectual property rights of every kind and description throughout the world, including all U.S. and non-U.S.: (a) trademarks, trade dress, service marks, certification marks, logos, slogans, design rights, names, corporate names, trade names, Internet domain names, URLs, social media accounts and addresses and other similar designations of source or origin, whether registered or unregistered, all registrations and applications for any of the foregoing, all renewals and extensions thereof, together with the common-law rights in and goodwill symbolized by any of the foregoing (collectively, “Marks”); (b) patents, industrial designs, utility models and any applications for any of the forgoing, and any and all related national or international counterparts thereto, including any provisionals, divisionals, continuations, continuations-in-part, reissues, reexaminations, substitutions and extensions thereof (collectively, “Patents”); (c) works of authorship, copyrights and copyrightable subject matter, including mask work rights, databases, data collections (including knowledge databases, customers lists and customer databases) and rights therein, web site content, rights to compilations, collective works and derivative works, and the right to create collective and derivative works, whether registered or unregistered, registrations and applications for any of the foregoing, renewals and extensions thereof and all moral rights associated with any of the foregoing (collectively, “Copyrights”); (d) rights in Software; (e) rights under applicable trade secret law and any and all other confidential or proprietary information, know-how, inventions, processes, formulae, models, and methodologies including research in progress, algorithms, data, databases, data collections, designs, processes, formulae, drawings, schematics, blueprints, flow charts, models, strategies, prototypes, techniques, source code, source code documentation, beta testing procedures and beta testing results, research and development, customer lists, supplier lists, pricing and cost information, and business and marketing plans and proposals (collectively, “Trade Secrets”); (f) any rights recognized under applicable Law that are equivalent or similar to any of the foregoing.

“Internal Contribution” has the meaning set forth in the Separation Agreement.

“Internal Reorganization” has the meaning set forth in the Separation Agreement.

“Internal Split-Off Contribution” has the meaning set forth in the Split-Off Agreement.

“IRS” means the U.S. Internal Revenue Service or any successor agency.

“IT Assets” means Software, systems, servers, computers, hardware, firmware, middleware, networks, data communications lines, routers, hubs, switches and all other information technology equipment, and all associated documentation, in each case, owned, leased, outsourced or licensed (including as a cloud service) by any Florida Entity for use in the operation of the Gaming Business.

“Knowledge of SPAC,” “SPAC’s Knowledge” or similar terms used in this Agreement mean the actual knowledge, after reasonable inquiry, of the Persons identified on Section 1.01 of the SPAC Disclosure Letter.

“Knowledge of Florida,” “Florida’s Knowledge” or similar terms used in this Agreement mean the actual knowledge, after reasonable inquiry, of the Persons identified on Section 1.01(c) of the Florida Disclosure Letter.

“Law” means any applicable U.S. or non-U.S. federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, income Tax treaty, Governmental Order, requirement or rule of law (including common law) or other binding directives promulgated, issued, entered into or taken by any Governmental Authority.

“Louisiana” means LHGN Holdco LLC, a Delaware limited liability company.

“Louisiana Class B Membership Interest” means a Class B membership interest in Louisiana.

“Liabilities” means any and all debts, liabilities and obligations, whether accrued or unaccrued, fixed or variable, known or unknown, absolute or contingent, matured or unmatured or determined or determinable, including those arising under any Law, Action or Governmental Order and those arising under any Contract.

“Liquor Laws” means all applicable federal, state and local statutes, laws, rules and regulations pursuant to which Liquor Authorities possess regulatory, licensing or permit authority over the sale, distribution and possession of alcoholic beverages.

“Merger Consideration” means an aggregate number of shares of SPAC Newco Class B Common Stock equal to the quotient obtained by dividing (a) the Aggregate Closing Date Transaction Value, by (b) $10.00, as adjusted pursuant to Section 3.04.

“Note Purchase Agreement” means that certain Note Purchase Agreement, dated as of April 28, 2020, by and among Golden Nugget, LLC, Landry’s Gaming, LLC and Landry’s Fertitta, LLC.

“NYSE” means the New York Stock Exchange LLC.

“PCAOB” means the United States Public Company Accounting Oversight Board.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“OFAC SDN List” means the “Specially Designated Nationals and Blocked Persons List” maintained by OFAC.

“Permits” means all permits, licenses, certificates of authority, authorizations, approvals, registrations, determinations, exemptions, variances and other similar consents issued by or obtained from a Governmental Authority.

“Permitted Encumbrances” means (a) liens for Taxes not yet due and payable or the validity or amount of which is being contested in good faith, and in accordance with the Florida Real Property Leases (if applicable), by appropriate proceedings and for which adequate accruals or reserves have been established in accordance with GAAP on the applicable financial statements; (b) mechanics’, materialmens’, carriers’, workers’, repairers’ and other similar Encumbrances or security obligations incurred in the ordinary course of business and arising by operation of Law with respect to obligations not yet due or the validity or amount of which is being contested in good faith by appropriate proceedings; (c) pledges, deposits or other Encumbrances securing the performance of bids, trade Contracts, leases or statutory obligations (including workers’ compensation, unemployment insurance or other social security legislation); (d) Encumbrances and other imperfections of title that do not, individually or in the aggregate, materially impair the use or occupancy of the property to which they relate in the conduct of the business of the Florida Entities or the business of the SPAC Entities, as the case may be, as currently conducted or the value or marketability of any such property; (e) Encumbrances arising under conditional sales Contracts and equipment leases with third parties and other Encumbrances arising on assets and products sold in the ordinary course of business consistent with past practice and non-exclusive licenses of Intellectual Property entered into in the ordinary course of business consistent with past practice; (f) landlords’ liens and Encumbrances on leases, subleases, easements, licenses, rights of use, rights to access and rights of way arising therefrom or benefiting or created by any superior estate, right or interest; (g) any zoning, entitlement, conservation restriction and other land use and environmental regulations by Governmental Authorities; (h) all covenants, conditions, restrictions, easements, charges, rights-of-way and other similar matters of record or that would be disclosed by an accurate survey or inspection of the real property, in each case that do not materially impair the use or occupancy of the property to which they relate in the conduct of the business of the Florida Entities or the business of the SPAC Entities, as the case may be, as currently conducted; (i) Encumbrances that will be released at or prior to the Closing; (j) Encumbrances identified in the Florida Financial Statements or the financial statements in the SPAC SEC Documents, as the case may be; (k) Encumbrances created or incurred, or required to be created or incurred under the Term Loan or the Note Purchase Agreement; (l) Encumbrances reserved or created pursuant to any Ancillary Agreement; (m) Encumbrances on equity or debt securities resulting from applicable securities Laws; (n) Encumbrances arising in the ordinary course of business and identified in a UCC financing statement to the extent such Encumbrances do not materially impair the use or value of the asset so affected; and (o) Encumbrances listed on Section 1.01(d) of the Florida Disclosure Letter.

“Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Exchange Act and any Governmental Authority.

“Personal Data” means any data or information relating to an identified or identifiable natural person; an “identifiable natural person” is one who can be identified, directly or indirectly, in particular by reference to an identification number or to one or more factors specific to his physical, physiological, mental, economic, cultural or social identity, including unique device or browser identifiers, names, ages, addresses, telephone numbers, email addresses, social security numbers, passport numbers, alien registration numbers, medical history, employment history, and/or account information; and shall also mean “personal information,” “personal health information” and “personal financial information” each as defined by applicable Laws relating to the collection, use, sharing, storage, and/or disclosure of information about an identifiable natural person.

“Primary Florida Business” means the businesses, operations and activities conducted by the Florida Entities after giving effect to the Internal Reorganization and the Distribution.

“Privacy and Security Requirements” means, to the extent applicable to the Florida Entities, (a) any Laws regulating the Processing of Protected Data including, without limitation, Section 5 of the Federal Trade Commission Act, all state Laws related to unfair or deceptive trade practices, the California Consumer Privacy Act and any implementing regulations therein (together, the “CCPA”), the Fair Credit Reporting Act (“FCRA”), the Controlling the Assault of Non-Solicited Pornography And Marketing Act of 2003 (“CAN-SPAM”), all Laws related to online privacy policies, the Telephone Consumer Protection Act (“TCPA”), the Illinois Biometric Information Privacy Act (“BIPA”), all Laws related to faxes, telemarketing and text messaging, and all Laws related to breach notification; (b) the Payment Card Industry Data Security Standard issued by the PCI Security Standards Council, as it may be amended from time to time (“PCI DSS”); (c) all Contracts between the Florida Entities and any Person that is applicable to the PCI DSS and/or the Processing of Protected Data; and (d) all policies and procedures applicable to the Florida Entities relating to the PCI DSS and/or the Processing of Protected Data, including without limitation all website and mobile application privacy policies and internal information security procedures.

“Process” means the creation, collection, use (including, without limitation, for the purposes of sending telephone calls, text messages and emails), storage, maintenance, processing, recording, distribution, transfer, transmission, receipt, import, export, protection, safeguarding, access, disposal or disclosure or other activity regarding data (whether electronically or in any other form or medium).

“Protected Data” means Personal Data and all data for which the Florida Entities is required by Law, Contract or privacy policy to safeguard and/or keep confidential or private, including all such data transmitted to the Florida Entities by customers of the Florida Entities or Persons that interact with the Florida Entities.

“Redeeming Stockholder” means a SPAC Stockholder who demands that SPAC redeem its SPAC Class A Common Stock for cash in connection with the transactions contemplated hereby and in accordance with the organizational documents of SPAC.

“Registration Statement” means the registration statement on Form S-4 to be filed with the SEC (including any pre-effective or post-effective amendments or supplements thereto) registering the public offering and sale of shares of SPAC Newco Class A Common Stock to be issued in connection with the Transactions.

“Release” means disposing, discharging, injecting, spilling, leaking, pumping, pouring, leaching, dumping, emitting, escaping or emptying into or upon, from, or migrating through, within or into, the air or any soil, sediment, subsurface strata, surface water or groundwater, natural resources or structure.

“Relevant Licenses” means any Permit issued by any Gaming Regulatory Authority (including, but not limited to, any Gaming Approvals) to the Florida Entities or otherwise required to be issued to SPAC Newco at or following the Closing, or any of their officers, directors or employees to the extent necessary to operate the Gaming Business and/or IT Assets in accordance with the Applicable Gaming Laws.

“Remedial Action” means any action required to investigate, clean up, remove or remediate, or conduct remedial, responsive, monitoring or corrective actions with respect to, any presence or Release of Hazardous Materials.

“Representatives” means with respect to any Person, such Person’s Affiliates and its and their respective directors, officers, employees, agents and advisors.

“Restrictive Covenant Agreement” means any current form of Contract or agreement concerning non-competition, non-solicitation of customers or employees, non-hiring of employees, non-disclosure of information, assignment or exclusive license of Intellectual Property or any other restrictive covenants.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Security Breach” means any (i) security breach or breach of Protected Data under applicable Privacy and Security Requirements, including any unauthorized access, acquisition, use, disclosure, modification, deletion, or destruction of information (including Protected Data); or (ii) unauthorized interference with system operations or security safeguards of IT Assets, including any phishing incident or ransomware attack.

“Software” means any computer programs (whether in source code, object code or other form), algorithms, databases, development tools, comments, user interfaces, menus, buttons and icons, compilations and data technology supporting the foregoing, and all items and documentation, including user manuals and training materials files, data, scripts, application programming interfaces, design notes, programmers’ notes, architecture, algorithms, related to any of the foregoing and any derivative works, foreign language versions, fixes, upgrades, updates, enhancements, new versions, previous versions, new releases and previous releases thereof; and all media and other tangible property necessary for the delivery or transfer thereof.

“SPAC Board” means the Board of Directors of SPAC.

“SPAC Charter” means the Restated Certificate of Incorporation of SPAC.

“SPAC Class A Common Stock” means the Class A Common Stock, par value $0.0001 per share, of SPAC having the rights and privileges set forth in the certificate of incorporation and bylaws of SPAC.

“SPAC Class B Common Stock” means the Class B Common Stock, par value $0.0001 per share, of SPAC having the rights and privileges set forth in the certificate of incorporation and bylaws of SPAC.

“SPAC Common Stock” means, collectively, the SPAC Class A Common Stock and the SPAC Class B Common Stock.

“SPAC Disclosure Letter” means the confidential disclosure letter delivered by SPAC to Florida immediately prior to the execution of this Agreement.

“SPAC Entities” means SPAC, SPAC Newco and its Subsidiaries.

“SPAC Material Adverse Effect” means any event, change, circumstance or development that (i) prevents, materially impairs or materially delays, or would reasonably be expected to prevent, materially impair or materially delay, the ability of SPAC, SPAC Newco and Merger Sub to perform their obligations under this Agreement and the Ancillary Agreements to which they are a party, including consummating the Merger, or (ii) has, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the assets, business, results of operations or financial condition of SPAC, SPAC Newco and Merger Sub, taken as a whole.

“SPAC Newco Class A Common Stock” means Class A Common Stock, par value $0.0001 per share, of SPAC Newco having the rights and privileges set forth in the SPAC Newco A&R Charter and SPAC Newco Bylaws.

“SPAC Newco Class B Common Stock” means the Class B Common Stock, par value $0.0001 per share, of SPAC Newco having the rights and privileges set forth in the SPAC Newco A&R Charter and SPAC Newco Bylaws.

“SPAC Newco Common Stock” SPAC Newco Class A Common Stock and SPAC Newco Class B Common Stock.

“SPAC SEC Documents” means all forms, reports, statements, schedules and other documents filed by SPAC with, or furnished by SPAC to, the SEC since August 20, 2020.

“SPAC Share Issuance” means the issuance of shares of SPAC Newco Class B Common Stock to the stockholders of Florida in connection with the Merger.

“SPAC Stockholders” means the holders of SPAC Common Stock.

“SPAC Transaction Expenses” means any out-of-pocket fees and expenses paid or payable by any of the SPAC Entities, any of their Affiliates or on any of their respective behalves or for which any of them are liable (whether or not billed or accrued for, but excluding in each case fees or expenses of (i) a direct or indirect shareholder of Florida or (ii) SpinCo or any of its Subsidiaries) as a result of or in connection with the authorization, planning, structuring, preparation, drafting, negotiation, execution and performance of this Agreement, the Ancillary Agreements and the Transactions, including (A) all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers, (B) the preparation, printing, filing and mailing of the Registration Statement (or the proxy statement/prospectus included therein), the solicitation of SPAC Stockholder Approval, (C) transfer Taxes, and (D) any and all filing fees payable by any of the SPAC Entities to Governmental Authorities in connection with the Transactions.

“SPAC Warrants” means a warrant entitling the holder to purchase one share of SPAC Class A Common Stock.

“SpinCo” means a newly formed, wholly-owned, direct Subsidiary of Florida formed for the purpose of consummating the transactions contemplated by the Separation Agreement pursuant to the filing of a certificate of formation with the Secretary of State of the State of Texas.

“SpinCo Business” has the meaning set forth in the Separation Agreement.

“SpinCo Common Units” means the common units of SpinCo representing limited liability company interests in SpinCo.

“Split-Off” has the meaning set forth in the Separation Agreement.

“SplitCo Group” has the meaning set forth in the Split-Off Agreement.

“Sponsor” means SPAC Sponsor, LLC, a Delaware limited liability company.

“Subsidiary” of any Person means any corporation, partnership, limited liability company or other organization, whether incorporated or unincorporated, which is directly or indirectly controlled by such Person or one or more of its respective Subsidiaries.

“Target Net Indebtedness” has the meaning set forth in Section 1.01(e) of the Florida Disclosure Letter.

“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, branch profits, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, ad valorem, value added, alternative or add-on minimum or estimated tax or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.

“Tax Representation Letters” means Tax representation letters to, reasonably requested by Florida Distribution Tax Counsel or Florida Merger Tax Counsel, as applicable, in connection with the Florida Tax Opinions, executed by SPAC and Florida, and, if requested by Florida Distribution Tax Counsel, their Affiliates.

“Tax Return” means any return, report, statement, refund, claim, election, disclosure, declaration, information report or return, statement, estimate or other document filed or required to be filed with a Governmental Authority with respect to Taxes, including any schedule or attachment thereto and including any amendments thereof.

“TBOC” means the Texas Business Organizations Code, as amended.

“Term Loan” means that certain Credit Agreement, dated as of October 4, 2016, by and among Landry’s Gaming, LLC, Golden Nugget, LLC, the guarantors party thereto, the lenders party thereto and Jefferies Finance LLC, as agent for the lenders party thereto (as amended, supplemented or otherwise modified from time to time).

“Transactions” means, collectively, the Internal Reorganization, the Distribution, the TX Merger and the Merger.

“Warrant Agreement” means that certain Warrant Agreement, dated as of August 20, 2020, between SPAC and Continental Stock Transfer & Trust Company, a New York corporation as warrant agent.

Section 1.02 Other Defined Terms. The following terms have the meanings set forth in the Sections set forth below:

Defined Term	Location of Definition

Additional Proposal	Section 7.01(d)
Amendment Proposal	Section 7.01(d)
Antitrust Remedial Actions	Section 7.05(c)
Certificate of Merger	Section 2.04
Closing	Section 2.03
Florida Affiliate Agreement	Section 4.23
Confidentiality Agreement	Section 7.15(a)
Copyrights	Section 1.01
Effective Time	Section 2.04
ERISA	Section 4.17(a)
ERISA Affiliate	Section 4.17(d)
Florida	Preamble
Florida Board	Recitals
Florida Benefit Plan	Section 4.17(a)
Florida Data Room	Section 1.03(a)
Florida Distribution Tax Counsel	Section 7.06(b)
Florida Distribution Tax Opinions	Section 7.06(b)
Florida Financial Statements	Section 4.07
Florida IP Contracts	Section 4.20(a)(iv)
Florida Marks	Section 4.15(c)
Florida Material Contracts	Section 4.20(a)
Florida Merger Tax Counsel	Section 7.06(b)
Florida Merger Tax Opinion	Section 7.06(b)
Florida Preliminary Unaudited Financial Statements	Section 4.07
Florida Real Property Leases	Section 4.20(a)(v)
Florida Tax Opinions	Section 7.06(b)
Florida Unaudited Financial Statements	Section 4.07
Intended Tax Treatment	Recitals
Interim Period	Section 6.01
IPO	Section 7.09
IPO Prospectus	Section 7.09
LLC Sub	Recitals
LLC Sub Merger	Recitals
LLC Sub Merger Agreement	Section 2.06
Lockup Agreements	Recitals
Marks	Section 1.01
Merger	Section 2.02

Merger Consideration Calculation	Section 3.01(a)
Merger Sub	Preamble
Multiemployer Plan	Section 4.17(d)
NYSE Proposal	Section 7.01(d)
NYSE Listing Application	Section 7.10(b)
Offer	Recitals
Patents	Section 1.01
PIPE Investment Amount	Section 5.25
Proposals	Section 7.01(d)
Registration Rights Agreement	Recitals
Released Claims	Section 7.09
Released Parties	Section 7.09
Required Florida Stockholder Approval	Recitals
Separation Agreement	Recitals
Shares	Section 3.01(b)
SPAC	Preamble
SPAC Newco A&R Bylaws	Recitals
SPAC Newco A&R Charter	Recitals
SPAC Affiliate Agreement	Section 5.24
SPAC Benefit Plans	Section 5.13
SPAC Board	Recitals
SPAC Board Recommendation	Section 7.01(e)
SPAC Change in Recommendation	Section 7.01(e)
SPAC Material Contracts	Section 5.15(a)
SPAC Newco Omnibus Incentive Plan	Recitals
SPAC Newco Omnibus Incentive Plan Proposal	Section 7.01(d)
SPAC Stockholder Approval	Section 5.02(b)
Special Meeting	Section 5.02(b)
Split-Off Agreement	Recitals
Sponsor Agreement	Recitals
Stockholders Agreement	Recitals
Subscribers	Recitals
Subscription Agreements	Recitals
Surviving Corporation	Section 2.02
Termination Date	Section 9.01(a)
Terminating SPAC Breach	Section 9.01(d)
Terminating Florida Breach	Section 9.01(e)
Texas Certificate of Merger	Section 2.01
Third Party Target	Section 5.20
Trade Secrets	Section 1.01
Transaction Proposal	Section 7.01(d)
Trust Account	Section 5.18
Trust Agreement	Section 5.18
Trustee	Section 5.18
TX Merger Effective Time	Section 2.01
Written Consent	Recitals

Section 1.03 Interpretation and Rules of Construction.

(a) In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(i) when a reference is made in this Agreement to an Article, Section or exhibit, such reference is to an Article or Section of, or an exhibit to, this Agreement;

(ii) the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(iii) whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”;

(iv) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(v) all terms defined in this Agreement have the defined meanings when used in any certificate or other document delivered or made available pursuant hereto, unless otherwise defined therein;

(vi) where used with respect to information, the phrases “delivered” or “made available” shall mean that the information referred to has been physically or electronically delivered to the relevant parties or their respective Representatives, including, (A) in the case of “made available” to SPAC, material that has been posted at least two (2) Business Days prior to the date hereof and has remained continuously available in a “data room” (virtual or otherwise) established by or on behalf of Florida (the “Florida Data Room”) and (B) in the case of “made available” to Florida, shall mean all information disclosed in any SPAC SEC Document or otherwise delivered to a Representative of Florida;

(vii) references to “day” or “days” are to calendar days;

(viii) the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;

(ix) references to a Person are also to its successors and permitted assigns;

(x) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is not a Business Day, the period in question shall end on the next succeeding Business Day;

(xi) references to sums of money are expressed in lawful currency of the United States of America, and “$” refers to U.S. dollars;

(xii) references to any “statute” or “regulation” are to such statute or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of any statute, include any rules and regulations promulgated under such statute) and to any “section of any statute or regulation” include any successor to such section;

(xiii) the word “or” shall not be exclusive; and

(xiv) reference in this Agreement to any time shall be to Eastern Time unless otherwise expressly provided herein.

(b) Notwithstanding anything to the contrary contained in the Disclosure Letters, in this Agreement or in the Ancillary Agreements, the information and disclosures contained in any Section of a Disclosure Letter shall be deemed to be (i) disclosed and incorporated by reference in each other Section of such Disclosure Letter as though fully set forth in such other Section to the extent the relevance of such information to such other Section is reasonably apparent on the face of such disclosure notwithstanding the omission of a reference or a cross-reference with respect thereto and notwithstanding any reference to a Section of such Disclosure Letter in this Agreement and (ii) further qualified and supplemented by any information and disclosures made available in the Florida Data Room. Certain items and matters are listed in the Disclosure Letters or in the Florida Data Room for informational purposes only and may not be required to be listed therein by the terms of this Agreement. In no event shall the listing of items or matters in a Disclosure Letter or in the Florida Data Room be deemed or interpreted to broaden, or otherwise expand the scope of, the representations and warranties or covenants and agreements contained in this Agreement. No reference to, or disclosure of, any item or matter in any Section of this Agreement, any Section of a Disclosure Letter or in any part of the Florida Data Room shall be construed as an admission or indication that such item or matter is material or that such item or matter is required to be referred to or disclosed in this Agreement, in such Disclosure Letter or in the Florida Data Room. Without limiting the foregoing, no reference to, or disclosure of, a possible breach or violation of any Contract, Law or Governmental Order shall be construed as an admission or indication that a breach or violation exists or has actually occurred.

ARTICLE II
THE TRANSACTIONS

Section 2.01 The TX Merger. To effectuate the TX Merger, at the Closing, SPAC and SPAC Newco shall execute an Agreement and Plan of Merger, in the form attached hereto as Exhibit K and SPAC shall file (i) with the Secretary of State of the State of Texas a certificate of merger (the “Texas Certificate of Merger”) in accordance with, and containing such information as is required by, Section 10.002 of the TBOC, and (ii) a certificate of merger in such form as required by the DGCL to be properly executed and acknowledged, and filed with the Secretary of State of the State of Delaware.  At the TX Merger Effective Time, SPAC shall merge with and into SPAC Newco, with SPAC Newco surviving the merger. The “TX Merger Effective Time” shall be that date on which the Texas Certificate of Merger is filed in the office of the Texas Secretary of State, and after satisfaction of the respective requirements of the applicable laws of Delaware and Texas prerequisite to such filings.

Section 2.02 The Merger. Immediately following the TX Merger Effective Time, upon the terms and subject to the satisfaction or written waiver (where permissible under applicable Law) of the conditions set forth in ARTICLE VIII, and in accordance with the applicable provisions of the TBOC, at the Effective Time and after giving effect to the Internal Reorganization and the Distribution, Merger Sub shall be merged with and into Florida (the “Merger”). As a result of the Merger, the separate corporate existence of Merger Sub shall cease and Florida shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).

Section 2.03 Closing. The closing (the “Closing”) of the Transactions shall take place at 8:00 a.m., Houston time, on the second (2nd) Business Day (unless another date is agreed to in writing by Florida and SPAC) following the satisfaction or written waiver (where permissible under applicable Law) of the conditions set forth in ARTICLE VIII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or written waiver (where permissible under applicable Law) of those conditions at the Closing).The Closing shall be held at the offices of Latham & Watkins LLP, 811 Main, Houston, Texas 77002 or shall take place remotely by electronic exchange of executed documents and signatures via e-mail or facsimile, or such other place as the parties shall agree, for the purpose of confirming the satisfaction or waiver, as the case may be, of the conditions set forth in ARTICLE VIII.

Section 2.04 Effective Time. On the terms and subject to the conditions of this Agreement, at the Closing, immediately following the TX Merger Effective Time, the applicable Parties shall cause the Merger to be consummated by filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Texas, in such form as is required by, and executed in accordance with, the relevant provisions of the TBOC (the date and time of such filing of the Certificate of Merger (or such later time as may be agreed by each of the parties hereto and specified in the Certificate of Merger) being the “Effective Time”). At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the TBOC.

Section 2.05 Organizational Documents of SPAC Newco.

(a) At the TX Merger Effective Time, (i) the articles of incorporation of SPAC Newco shall be amended and restated in its entirety as set forth on Exhibit H (the “SPAC Newco A&R Charter”), which shall be the articles of incorporation of SPAC Newco immediately following the Closing until thereafter changed or amended as provided therein or by applicable Law.

(b) Prior to the TX Merger Effective Time, SPAC Newco shall take all actions necessary to amend and restate the bylaws of SPAC Newco (as in effect immediately prior to the Texas Merger Effective Time) in their entirety as set forth on Exhibit G (the “SPAC Newco Bylaws”), effective as of immediately prior to the TX Merger Effective Time, which shall be the bylaws of SPAC Newco immediately following the Closing until thereafter changed or amended as provided therein or by applicable Law.

(c) Immediately after the Effective Time, SPAC Newco shall, subject to obtaining SPAC Stockholder Approval, adopt an omnibus incentive plan (the “SPAC Newco Omnibus Incentive Plan”), substantially in the form attached as Exhibit I hereto.

Section 2.06 Post-Closing Merger. Immediately following the Effective Time and prior to the effective time of the Split-Off, Florida shall merge with and into LLC Sub, with LLC Sub surviving such merger as a direct, wholly owned subsidiary of SPAC NewCo, pursuant to a merger agreement substantially in the form attached hereto as Exhibit L (the “LLC Sub Merger Agreement”). At the time of and immediately after the effective time of the LLC Sub Merger, SPAC NewCo shall own all of the issued and outstanding membership interest and other equity interests, if any, in LLC Sub and shall be the sole member of LLC Sub, and LLC Sub shall be treated as an entity disregarded as separate from SPAC NewCo for U.S. federal income tax purposes.

Section 2.07 Principal offices: Name; Trading Symbol. Immediately following the Closing, the principal offices of Florida and the Florida Subsidiaries shall be located in Houston, Texas. Effective as of the Effective Time, SPAC Newco shall change its name to a name to be determined by Florida prior to the Closing. On the day immediately following the Closing Date, SPAC Newco shall trade on the NYSE under a ticker symbol to be determined by Florida prior to the Closing.

ARTICLE III
EFFECT OF THE TRANSACTIONS

Section 3.01 Effect on Capital Stock.

(a) Merger Consideration Calculation. Not less than four (4) Business Days prior to the Effective Time, Florida shall deliver to SPAC written notice setting forth its good faith calculation of the Aggregate Closing Date Transaction Value and the Merger Consideration, with reasonable supporting documentation, to be received by the Florida Stockholder and/or its permitted assigns (the “Merger Consideration Calculation”). Following receipt of the Merger Consideration Calculation, SPAC and its Representatives shall be provided copies of, and have reasonable access to, the books, records and employees of Florida and Florida shall, upon SPAC’s reasonable request, make itself available to discuss with SPAC and its Representatives the supporting documentation provided by Florida to enable a thorough review of the Merger Consideration Calculation. Not less than two (2) Business Days after receipt of such Merger Consideration Calculation, SPAC shall provide to Florida any reasonable comments and questions about such Merger Consideration Calculation, and Florida shall consider and respond in good faith to such reasonable comments and questions. Florida will subsequently deliver a written notice setting forth the final Merger Consideration Calculation on or before the Closing, which shall be binding on all parties and shall be used by SPAC for purposes of issuing the Merger Consideration to the Florida Stockholder and/or its permitted assigns pursuant to this ARTICLE III, absent manifest error.

(b) Merger Consideration. At the Effective Time, by virtue of the Merger and without any action on the part of SPAC, SPAC Newco, Merger Sub, Florida or the holders of Florida Common Stock, all shares of Florida Common Stock issued and outstanding immediately prior to the Effective Time (all such shares of Florida Common Stock collectively, the “Shares”) shall be canceled and converted into the right to receive the Merger Consideration in accordance with the Merger Consideration Calculation, and each holder of certificates or book-entry shares which immediately prior to the Effective Time represented such Shares shall thereafter cease to have any rights with respect thereto except the right to receive the Merger Consideration, in each case to be issued or paid, without interest, in consideration therefor as provided in the Merger Consideration Calculation. Prior to the Closing, the Florida Stockholder shall deliver to SPAC a duly completed and executed letter of transmittal, in form and substance reasonably acceptable to each of Florida and SPAC, and, if applicable, one or more certificates representing the shares of Florida Common Stock owned by the Florida Stockholder. Notwithstanding the foregoing, in no event shall the modification of the Merger Consideration or the effects of the adjustments set forth in Section 3.04 result in the holders of Florida Common Stock immediately prior to the Effective Time holding less than 50.1% of the outstanding SPAC Common Stock following the Effective Time after giving effect to the Transactions.

(c) Cancellation of Certain Shares. At the Effective Time, by virtue of the Merger and without any action on the part of SPAC Newco, Merger Sub, Florida or the holders of the Florida Common Stock, each Share held in the treasury of Florida shall automatically be cancelled without any conversion thereof and no payment or distribution shall be made with respect thereto.

(d) Capital Stock of Merger Sub. At the Effective Time, by virtue of the Merger and without any action on the part of SPAC Newco, Merger Sub, Florida or the holders of the Florida Common Stock, each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $0.0001 per share, of the Surviving Corporation.

(e) No Withholding. All payments under this Agreement shall be made without deduction or withholding for any Tax.

Section 3.02 Stock Transfer Books. From and after the Effective Time, the stock transfer books of Florida shall be closed and there shall be no further registration of transfers of Shares thereafter on the records of Florida.

Section 3.03 No Appraisal Rights. In accordance with Section 10.354 of the TBOC, no appraisal rights shall be available to holders of Shares in connection with the Merger.

Section 3.04 Adjustment to Merger Consideration. Notwithstanding anything to the contrary contained herein, no fractional shares of SPAC Newco Class B Common Stock shall be issued pursuant to the terms of this Agreement and any such fractional share amount shall be rounded up to the nearest whole share.

Section 3.05 Payment of Expenses. On the Closing Date or within a reasonable amount of time thereafter, SPAC Newco shall pay or cause to be paid by wire transfer of immediately available funds from the Trust Account, (i) all accrued and unpaid SPAC Transaction Expenses, as set forth on a written statement to be delivered to Florida not less than two (2) Business Days prior to the Closing Date, including the financial advisor fees set forth on Section 3.05 of the SPAC Disclosure Letter, which shall include the respective amounts and wire transfer instructions for the payment thereof, and (ii) all accrued and unpaid Florida Transaction Expenses, as set forth on a written statement to be delivered to SPAC by or on behalf of Florida not less than two (2) Business Days prior to the Closing Date, which shall include the respective amounts and wire transfer instructions for the payment thereof.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF FLORIDA

Except as otherwise disclosed or identified in the Florida Disclosure Letter, Florida hereby represents and warrants to SPAC and Merger Sub as follows:

Section 4.01 Organization and Qualification. Florida is a corporation duly organized and validly existing under the laws of the State of Texas and has the corporate power and authority to own its properties and carry on its business as now being conducted. Florida has the necessary corporate power and authority to enter into this Agreement and the Separation Agreement, to carry out its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. Florida is duly licensed or qualified and in good standing (or equivalent status as applicable) in each jurisdiction in which the assets owned or leased by it or the character of its activities require it to be licensed or qualified or in good standing (or equivalent status as applicable), except where the failure to be so licensed or qualified has not had or would not, individually or in the aggregate, reasonably be expected to have a Florida Material Adverse Effect.

Section 4.02 Due Authorization.

(a) The execution and delivery by Florida of this Agreement, the Separation Agreement and each ancillary agreement hereto and thereto, the performance by Florida of its obligations hereunder and thereunder, and the consummation by Florida of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of Florida, except for such further action of the Florida Board required, if applicable, to establish the Record Date and the Distribution Date, and the effectiveness of the declaration of the Distribution by the Florida Board (which is subject to the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in the Separation Agreement). Each of this Agreement, the Separation Agreement and each ancillary agreement hereto or thereto has been or will be, as applicable, duly executed and delivered by Florida, and (assuming due authorization, execution and delivery by the other parties hereto) each of this Agreement, the Separation Agreement and each ancillary agreement hereto or thereto constitutes or will constitute, as applicable, a legal, valid and binding obligation of Florida, enforceable against Florida in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws relating to or affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity). Required Florida Stockholder Approval is the only vote or consent of the holders of any class or series of capital stock of Florida required to approve and adopt this Agreement and approve the transactions contemplated hereby.

(b) The Florida Board, by resolutions duly adopted at a meeting duly called and held and not subsequently rescinded or modified in any way, has approved, as applicable, this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby, including the Merger. The SpinCo Board, by unanimous written consent, has approved and declared the advisability of the Separation Agreement and the transactions contemplated thereby.

(c) The Florida Stockholder has delivered, and has not subsequently rescinded, revoked or modified in any way, the Written Consent approving the adoption of this Agreement and the transactions contemplated hereby, including the Merger, which Written Consent constitutes Required Florida Stockholder Approval.

Section 4.03 Capitalization.

(a) As of the date hereof, the authorized share capital of Florida consists of 2,000 shares of Florida Common Stock, 2,000 of which are issued and outstanding. As of the date hereof, no shares of Florida Common Stock are being held by Florida in its treasury. Except as set forth in this Section 4.03(a) or pursuant to the SPAC Newco Omnibus Incentive Plan, as of the date hereof, there are no other shares of Florida Common Stock or other equity interests of Florida authorized, reserved, issued or outstanding.

(b) (i) There are no options, warrants, convertible debt, other convertible instruments or other rights, agreements, arrangements or commitments of any character (A) relating to the issued or unissued capital stock of Florida; (B) obligating Florida to issue or sell any shares of capital stock of, or other equity interests in, Florida; (C) obligating Florida to issue, grant, extend or enter into any such option, warrant, right, agreement, arrangement or commitment; or (D) that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of shares of Florida Common Stock; and (ii) there are no outstanding contractual obligations of Florida to repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity interests in, Florida or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, Florida or any other Person. All outstanding shares of Florida Common Stock are, and all such shares of Florida Common Stock that may be issued prior to the Effective Time in accordance with the terms of this Agreement will be when issued, duly authorized, validly issued, fully paid and non-assessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any applicable Contracts or any provision of the certificate of incorporation or bylaws of Florida.

(c) There are no issued and outstanding bonds, debentures, notes or other Indebtedness of Florida having the right to vote (or convertible into or exercisable for securities having the right to vote) on any matters on which the Florida Stockholder is entitled to vote. Florida is not a party to any Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of, any share of Florida Common Stock.

(d) The copies of the certificate of incorporation and bylaws of Florida that were previously furnished or made available to SPAC are true, complete and correct copies of such documents as in effect on the date of this Agreement.

Section 4.04 Florida Subsidiaries.

(a) Each Florida Subsidiary has been duly formed or organized and is validly existing under the Laws of its jurisdiction of incorporation or organization and has the organizational power and authority to own, lease and operate its assets and properties and to conduct its business as it is now being conducted, in each case, except where the failure to be so licensed or qualified has not had or would not, individually or in the aggregate, be expected to have a Florida Material Adverse Effect. Each of the Florida Subsidiaries is duly licensed or qualified and in good standing (or equivalent status as applicable) as a foreign corporation (or other entity, if applicable) in each jurisdiction in which the assets owned or leased by it or the character of its activities require it to be licensed or qualified or in good standing (or equivalent status as applicable), except where the failure to be so licensed or qualified has not had or would not, individually or in the aggregate, be expected to have a Florida Material Adverse Effect.

(b) As of the Effective Time: (i) Florida will own, directly or indirectly, all equity interests in the Florida Subsidiaries in substantially the manner set forth on Section 4.04(b) of the Florida Disclosure Letter, in each case, free and clear of all Encumbrances other than Permitted Encumbrances and restrictions imposed by applicable securities Laws; (ii) all equity interests in the Florida Subsidiaries will have been duly authorized, validly issued, fully paid and non-assessable; and (iii) there will be no outstanding options, warrants, convertible debt, other convertible instruments or other rights, agreements, preemptive rights, subscription rights, or similar rights, or arrangements or commitments of any character (A) relating to the equity interests in the Florida Subsidiaries or (B) obligating any Florida Subsidiary to issue, grant, extend or enter into any such option, warrant, convertible debt, other convertible instrument or other right, agreement, arrangement or commitment.

(c) As of the Effective Time Florida will own, directly or indirectly, 31,350,625 Georgia Class B Shares and 31,350,625 Louisiana Class B Membership Interests, in each case, free and clear of all Encumbrances other than restrictions imposed by applicable securities Laws.

(d) Except for its interests Georgia, Louisiana and the Florida Subsidiaries, as of the Effective Time, Florida will not own, directly or indirectly, any capital stock of, or other equity or voting interest in, any Person.

Section 4.05 No Conflict. Assuming that all consents, approvals, authorizations and other actions described herein or set forth on Section 4.05 of the Florida Disclosure Letter have been obtained, all filings and notifications listed in Section 4.06 below or on Section 4.06 of the Florida Disclosure Letter have been made, any applicable waiting period has expired or been terminated under applicable antitrust Laws, and except as may result from any facts or circumstances relating solely to SPAC, SPAC Newco or its Affiliates, the execution, delivery and performance by Florida of this Agreement, the Separation Agreement and each ancillary agreement hereto and thereto does not or will not, as applicable: (i) violate, conflict with, or result in the breach of any provision of the certificate of incorporation or bylaws (or similar organizational documents) of Florida or the Florida Subsidiaries; (ii) conflict with or violate any Law or Governmental Order applicable to Florida or the Florida Subsidiaries or any of their respective properties or assets; (iii) conflict with, result in any breach of, constitute a default (or an event that, with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, acceleration or cancellation of, any Contract of the type described in Section 4.20 below to which Florida or the Florida Subsidiaries is a party or by which any of their respective material properties or assets is bound; or (iv) (A) result in the creation or the imposition of any Encumbrance (other than a Permitted Encumbrance) upon any of the properties, equity interests or assets of Florida or the Florida Subsidiaries or (B) result in the cancellation, modification, revocation or suspension of any license or permit, authorization or approval issued or granted by any Governmental Authority in respect of Florida or the Florida Subsidiaries or any of their respective properties or assets, except, in the case of clauses (ii) – (iv) of this Section 4.05, as would not materially and adversely affect the ability of Florida to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement and the Ancillary Agreements or that would not, individually or in the aggregate, reasonably be expected to have a Florida Material Adverse Effect.

Section 4.06 Governmental Consents and Approvals. The execution, delivery and performance by Florida of this Agreement and the Ancillary Agreements does not require any consent, approval, authorization or other order or declaration of, action by, filing with or notification to, any Governmental Authority, other than: (a) compliance with, and filings and clearances, consents, approvals or authorizations under, the HSR Act or any other applicable antitrust, competition, merger control or foreign investment Laws; (b) the filing and recordation of the Certificate of Merger with the Secretary of State of the State of Texas pursuant to Section 2.02; (c) consents, approvals, authorizations or other orders or declarations of, actions by, filings with, or notifications to, any Governmental Authority relating to the Internal Reorganization, including the disposition of shares of Florida Common Stock, and the registration of SPAC as a publicly traded corporation and as a holding company with the Gaming Regulatory Authorities; (d) consents, approvals, authorizations or other orders or declarations of, actions by, filings with, or notifications to, any Governmental Authority relating to the Applicable Gaming Laws or Liquor Laws; and (e) any license, consent, approval, authorization, permit, privilege or other order or declaration of, action by, filing with or notification to, any Governmental Authority, the absence of which would not prevent or materially delay the consummation by Florida of the transactions contemplated by this Agreement or the Ancillary Agreements or that would not, individually or in the aggregate, reasonably be expected to have a Florida Material Adverse Effect.

Section 4.07 Financial Information. Attached as Section 4.07 to the Florida Disclosure Letter are (a) the unaudited consolidated balance sheets of the Florida Entities (excluding the SplitCo Group) as of December 31, 2019 and the unaudited consolidated income statement of the Florida Entities (excluding the SplitCo Group) for the three months and the year ended December 31, 2019 (the “Florida Unaudited Financial Statements”) and (b) the preliminary unaudited consolidated balance sheets of the Florida Entities as of December 31, 2020 and the preliminary unaudited consolidated income statement of the Florida Entities (excluding the SplitCo Group) for the three months and year ended December 31, 2020 (the “Florida Preliminary Unaudited Financial Statements” and, together with the Florida Unaudited Financial Statements, the “Florida Financial Statements”). The Florida Financial Statements present fairly, in all material respects, the consolidated financial position, results of operations, operating income (loss), changes in equity and cash flows of the Florida Entities (excluding the SplitCo Group) as of the dates and for the periods indicated in such Florida Financial Statements in conformity with GAAP (except for the absence of footnotes and other presentation items, year-end adjustments and the adoption of ASC 842) and were derived from, and accurately reflect in all material respects, the books and records of the Florida Entities. There are no audited financial statements (including any audited consolidated balance sheets, income (loss) statements, statements of comprehensive income (loss), changes in equity and cash flows) for the Florida Entities with respect to the years ended December 31, 2019 and December 31, 2020. The Florida Financial Statements, when delivered by Florida for inclusion in the Registration Statement for filing with the SEC following the date of this Agreement in accordance with Section 7.01, will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC and the Securities Act in effect as of such date.

Section 4.08 Internal Controls. Florida and the Florida Subsidiaries maintain a system of internal accounting controls and procedures that is sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorization, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with U.S. GAAP and to maintain asset accountability for Florida’s and its Subsidiaries’ assets, (iii) access to material assets is permitted only in accordance with management’s general or specific authorization, (iv) the reporting of Florida’s and its Subsidiaries’ assets is compared with existing assets at regular intervals and (v) accounts, notes and other receivables are recorded accurately and reserves established against them based upon actual prior experience and in accordance with U.S. GAAP, and proper procedures are implemented for the collection thereof on a commercially reasonable basis. During the three (3) financial years ending on December 31, 2020, neither Florida nor any of its Subsidiaries (including their personnel and independent accountants of Florida or any of its Subsidiaries who participated in the preparation or review of Florida’s financial statements or the internal accounting controls) has identified or been made aware of any fraud, whether or not material, that involves management of Florida or any of its Subsidiaries or any of their personnel involved in financial reporting.

Section 4.09 Absence of Changes. Since September 30, 2020, (a) there has not occurred any Florida Material Adverse Effect and (b) except for any COVID-19 Measures or as contemplated by or permitted under this Agreement and the Ancillary Agreements, the Florida Entities have conducted their respective businesses in the ordinary course of business consistent with past practice in all material respects, and none of Florida or the Florida Subsidiaries has:

(a) sold, assigned, transferred or otherwise disposed of any (A) tangible material assets or properties (other than the sale or disposal of inventory or obsolete equipment) or (B) Florida Intellectual Property that are material to such businesses other than in the ordinary course of such businesses, in each case more for more than $5,000,000;

(b) adopted a plan of complete or partial liquidation, dissolution, merger, consolidation, recapitalization or other reorganization; or

(c) instituted or settled any proceeding that alleged or resulted in a settlement of at least $5,000,000.

Section 4.10 Undisclosed Liabilities. There is no liability, debt or obligation against Florida or the Florida Subsidiaries that would be required to be set forth or reserved for on a balance sheet of the Florida Entities (and the notes thereto) prepared in accordance with GAAP consistently applied and in accordance with past practice, except for liabilities and obligations (a) reflected or reserved for on the Florida Financial Statements or disclosed in the notes thereto, (b) that have arisen since the date of the most recent balance sheet included in the Florida Unaudited Financial Statements in the ordinary course of business consistent with past practice of the Florida Entities, (c) disclosed in the Florida Disclosure Letter, (d) arising under this Agreement or the Separation Agreement or as a result of the performance by Florida of its obligations hereunder or thereunder, (e) arising, directly or indirectly, in connection with the COVID-19 or SARS-CoV-2 virus (or any mutation or variation thereof or related health condition) or (f) that would not be material to the Florida Entities taken as a whole.

Section 4.11 Litigation. There is no Action by or against Florida or any Florida Subsidiary pending or, to the Knowledge of Florida, threatened by or before any Governmental Authority that has had or would, individually or in the aggregate, reasonably be expected to have a Florida Material Adverse Effect or that would prevent or materially delay the consummation by Florida of the transactions contemplated by this Agreement and the Ancillary Agreements.

Section 4.12 Information Supplied. The information supplied by Florida in writing specifically for inclusion or incorporation by reference in the Registration Statement and, if applicable, any other filing contemplated by Section 7.01, shall not: (a) (i) with respect to the Registration Statement, at the time the Registration Statement becomes effective under the Securities Act and (ii) with respect to any other filings contemplated by Section 7.01, at the time such other filings are made; (b) at the time of the Special Meeting; or (c) at the Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that notwithstanding the foregoing provisions of this Section 4.10, no representation or warranty is made by Florida with respect to information or statements made or incorporated by reference in the Registration Statement that were not supplied in writing by Florida for use therein.

Section 4.13 Compliance with Laws.

(a) Except where the failure to be, or to have been, in compliance with such Laws has not had or would not, individually or in the aggregate, reasonably be expected to be material to the Florida Entities, taken as a whole, the Florida Entities are, and since December 31, 2019 have been, in compliance with all applicable Laws. Neither Florida nor any Florida Subsidiary has received any written notice from any Governmental Authority regarding a violation of any applicable Law by Florida or any Florida Subsidiary at any time since December 31, 2019, which violation would, individually or in the aggregate, reasonably be expected to be material to the Florida Entities, taken as a whole.

(b) Since December 31, 2019, and except where the failure to be, or to have been, in compliance with such Laws has not had or would not, individually or in the aggregate, reasonably be expected to be material to the Florida Entities, taken as a whole, (i) there has been no action taken by Florida, the Florida Subsidiaries, or, to the Knowledge of Florida, any officer, director, manager, employee, agent or Representative of Florida or the Florida Subsidiaries, in each case, acting on behalf of Florida or the Florida Subsidiaries, in violation of any applicable Anti-Corruption Law, (ii) neither Florida nor any of the Florida Subsidiaries has been convicted of violating any Anti-Corruption Laws or subjected to any investigation by a Governmental Authority for violation of any applicable Anti-Corruption Laws, (iii) neither Florida nor any of the Florida Subsidiaries has conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any Governmental Authority regarding any alleged act or omission arising under or relating to any noncompliance with any Anti-Corruption Law and (iv) neither Florida nor any of the Florida Subsidiaries has received any written notice or citation from a Governmental Authority for any actual or potential noncompliance with any applicable Anti-Corruption Law.

(c) Since December 31, 2017, neither Florida nor any Florida Subsidiary is conducting or has conducted, directly or indirectly, any business (including, without limitation, sales, reselling, licensing or sub-licensing arrangements, funding, making payments, procuring, insurance or otherwise providing assistance or support in connection with operations, business or any other activity) with or for the direct or indirect benefit of or on behalf of a person or entity:

(i) named as a “specially designated national and blocked person” on the most current OFAC SDN List or with whom it would be prohibited for Florida or any Florida Subsidiary to engage in transactions or dealings under any of the sanctions programs of the United States administered by OFAC which would be applicable to the relevant transaction; or

(ii) which is the subject of or otherwise targeted by, or is located or organized in any country or territory that is subject to, any such sanctions which would be applicable to the relevant transaction.

Section 4.14 Licenses.

(a) Except as set forth on Section 4.14(a) of the Florida Disclosure Letter, each of the Florida Entities, as applicable, has obtained, and is in material compliance with, all Relevant Licenses necessary to conduct the Gaming Business and Primary Florida Business currently in operation and all Relevant Licenses or material Permits (including any Permit obtained in connection with any Liquor Laws) that are necessary to conduct the Gaming Business and Primary Florida Business currently in operation are in full force and effect and the Florida Entities are in material compliance with all Relevant Licenses.

(b) Subject to completion of any regulatory obligations resulting from, and obtaining all approvals necessary to consummate, the Transactions, no Relevant License or material Permit is liable to be varied, suspended or revoked as a result of the Closing.

(c) As of the date hereof, to Florida’s Knowledge and subject to any change of Law following after the date hereof, there is no fact or circumstance that is reasonably expected to cause any Relevant License or material Permit to be lapsed, terminated, invalidated, cancelled, revoked, suspended, subject to a variation or additional conditions during its current term or not to be renewed on terms which are no less advantageous to the relevant Florida Entity than the current terms of such Relevant License or material Permit, and each action necessary to be undertaken by the relevant Florida Entity and Relevant License or material Permit holders for the renewal or extension of each Relevant License or material Permit due to expire within three (3) months from the date hereof has been duly taken or will be timely taken.

(d) No Florida Entity has (i) made any application for any other license or registration from any Gaming Regulatory Authority that has not been issued, granted or given (for whatever reason) or (ii) withdrawn any such application.

(e) Where required to do so under Applicable Gaming Law or as requested by any Gaming Regulatory Authority, all relevant directors, officers, key executives and employees of any relevant Florida Entity (and contractors acting on behalf of any such Florida Entity) have applied for or obtained qualification or licensure which, if applicable, are in full force and effect.

(f) All material matters relating to the Gaming Business that are required to be notified to the relevant Gaming Regulatory Authority in accordance with Applicable Gaming Law and the terms and conditions of any Relevant License have been so notified.

(g) Since January 1, 2019, none of the Florida Entities nor, to Florida’s Knowledge, any of their Representatives, has done or omitted to do anything in breach of the Applicable Gaming Laws or Liquor Laws applicable to the Gaming Business or Primary Florida Business in any jurisdiction in which it holds a Relevant License, except where such breach or failure would not, individually or in the aggregate, reasonably be expected to have a Florida Material Adverse Effect or would not reasonably be expected to result in the revocation or suspension of such Relevant License.

(h) Since January 1, 2019, none of the Florida Entities nor, to Florida’s Knowledge, any of their Representatives has received a written notice from a Governmental Authority alleging that the Gaming Business or Primary Florida Business and/or IT Assets infringes or violates any Applicable Gaming Law or Liquor Laws in any material respect or is in breach of the terms of any Relevant License or that such Governmental Authority intends to pursue any review or investigation which could reasonably be expected to conclude with the imposition of any sanction on any Florida Entity or any of their respective Representatives and that would, individually or in the aggregate, reasonably be expected to have a Florida Material Adverse Effect.

(i) Since January 1, 2019: (i) to Florida’s Knowledge, each Florida Entity is and was in compliance in all material respects with all Applicable Gaming Laws or Liquor Laws; and (ii) the Gaming Business has been operated in all material respects in a manner customary for businesses similar to the Gaming Business in the relevant jurisdictions.

(j) No Florida Entity has received written notice of any actual or threatened proceedings with any Governmental Authority that would reasonably be expected to adversely affect any Relevant License used or held for use in the Gaming Business or Primary Florida Business in any material respect.

Section 4.15 Intellectual Property; IT; Data Security.

(a) Florida or a Florida Subsidiary owns, has a valid written license or otherwise possesses legally enforceable rights to use all Florida Intellectual Property, except for any such failures to own, be licensed or possess such Florida Intellectual Property that has not had or would not, individually or in the aggregate, reasonably be expected to have a Florida Material Adverse Effect.

(b) Except as set forth on Section 4.15(b) of the Florida Disclosure Letter, to Florida’s knowledge, there are no conflicts with, infringements, misappropriations, or other violations, of any material Florida Intellectual Property by any third party and the products, services and conduct of the businesses of the Florida Entities as currently conducted does not conflict with, infringe, misappropriate, or otherwise violate, any proprietary right of a Person, except for any such conflicts or infringements that has not had or would not, individually or in the aggregate, reasonably be expected to have a Florida Material Adverse Effect.

(c) Section 4.15(c) of the Florida Disclosure Letter sets forth a complete list of all material Marks that are Florida Owned Intellectual Property (“Florida Marks”). All Florida Marks and other Florida Owned Intellectual Property are owned by Florida and/or the Florida Subsidiaries, free and clear of Encumbrances of any nature, other than Permitted Encumbrances. All Florida Marks and other Florida Owned Intellectual Property that are subject to an application or registration, or other document issued by, filed with, or recorded by any Governmental Authority, have been maintained effective by the filing of all necessary filings, maintenance and renewals and timely payment of requisite fees.

(d) Section 4.15(d) of the Florida Disclosure Letter sets forth a complete list of all licenses, sublicenses and other agreements in which the Florida Entities have granted rights to any person to use the Florida Intellectual Property. Florida will not, as a result of the execution and delivery of this Agreement, the Separation Agreement or the performance of its obligations hereunder or thereunder, be in breach of any license, sublicense or other agreement relating to the Florida Intellectual Property.

(e) Except as would not, individually or in the aggregate, reasonably be expected to have a Florida Material Adverse Effect, Florida and each Florida Subsidiary have taken commercially reasonable measures to protect the confidentiality of all material confidential information of Florida and each Florida Subsidiary (and any confidential information owned by any person to whom Florida or any Florida Subsidiary has a written confidentiality obligation). No current or former, employee, contractor, or consultant of Florida or any of the Florida Subsidiaries has any right, title, or interest, in any material Florida Owned Intellectual Property. To Florida’s Knowledge, no Person is in violation of any written confidentiality agreements.

(f) Florida and each Florida Subsidiary owns or has the right to use all computer software currently used in and material to its business, except for any failures to own or have the right to use such software has not had or would not, individually or in the aggregate, reasonably be expected to have a Florida Material Adverse Effect.

(g) The consummation of the transactions contemplated hereby will not result in the loss or impairment of Florida’s or any Florida Subsidiary’s right to own or use any Florida Intellectual Property. Immediately subsequent to the Closing, the Florida Intellectual Property will be owned or available for use by Florida and each Florida Subsidiary on terms and conditions identical to those under which Florida and each Florida Subsidiary own or use the Florida Intellectual Property immediately prior to the Closing, without the payment of additional fees.

(h) Since January 1, 2019, the Florida Entities (i) have been in material compliance with all applicable Privacy and Security Requirements, (ii) have not experienced any material Security Breaches, and (iii) have not received any notices or complaints from any Person (including any Governmental Authority) regarding the unauthorized Processing of Protected Data or non-compliance with applicable Privacy and Security Requirements. The Florida Entities maintain systems and procedures to receive and effectively respond to complaints and, to the extent required by applicable Law, individual rights requests in connection with the Florida Entities’ Processing of Personal Data, and, to the extent required by applicable Law, the Florida Entities have complied with all such individual rights requests in all material respects. The Florida Entities do not engage in the sale, as defined by applicable Law, of Personal Data.

(i) The Florida Entities have valid and legal rights to Process all Protected Data that is Processed by or on behalf of the Florida Entities in connection with the use and/or operation of its products, services and business, and the execution, delivery, or performance of this Agreement will not affect these rights or violate any applicable Privacy and Security Requirements. The Florida Entities have implemented, and have required all third parties that receive Protected Data from or on behalf of any Florida Entities to implement, reasonable physical, technical and administrative safeguards consistent with industry standards that are designed to protect Protected Data from unauthorized access by any Person, and to ensure compliance in all material respects with all applicable Privacy and Security Requirements.

Section 4.16 Real Property.

(a) Section 4.16(a) of the Florida Disclosure Letter sets forth a complete and accurate list of the address (or other identifying description) of each parcel of Florida Leased Real Property, and the identity of the lessee of each such parcel of Florida Leased Real Property, that is material to the operation of the Primary Florida Business as currently conducted. Florida or one of the Florida Subsidiary has a valid and binding leasehold interest in each parcel of Florida Leased Real Property, free and clear of all Encumbrances, other than Permitted Encumbrances. The Florida Leased Real Property constitutes all of the leased real property used or held for use by the Florida Entities that is material to the operation of the Primary Florida Business. Neither Florida nor any Florida Subsidiary has subleased, licensed or otherwise granted to a third party any right to use or occupy all or any portion of the Florida Leased Real Property. Except as set forth in Section 4.16(a) of the Florida Disclosure Schedule: (i) neither Florida or any Florida Subsidiary, as applicable, has assigned, sublet, licensed, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the interest or estate created by the Florida Real Property Leases, nor has an agreement been entered into to do so, (ii) neither Florida or any Florida Subsidiary is in receipt of any notice of default pursuant to any Florida Real Property Lease that has not been waived or cured in writing, no rentals are past due and no fact, circumstance or condition exists that could be a default by any party under such Florida Real Property Lease or permit the termination or modification of or acceleration of rent under such Florida Real Property Lease, and (iii) the Closing will not affect the enforceability against any Person of such Florida Real Property Lease or the rights of the applicable lessee to the continued use and possession of the Florida Leased Real Property for the conduct of business as currently conducted, except, in the case of clauses (i) – (iii) of this Section 4.16, as would not be, or would not reasonably be expected to be, material to the Florida Entities, taken as a whole.

(b) Section 4.16(b) of the Florida Disclosure Letter sets forth a complete and accurate list of the address, parcel number and record title holder of each parcel of Florida Owned Real Property that is material to the operation of the Primary Florida Business as currently conducted. Florida or one of the Florida Subsidiaries has good, valid and marketable fee simple title in and to each parcel of Florida Owned Real Property, including all of the buildings, fixtures and improvements thereon and rights appurtenant thereto, free and clear of all Encumbrances, other than Permitted Encumbrances. The Florida Owned Real Property constitutes all of the owned real property used or held for use by the Florida Entities that is material to the operation of the Primary Florida Business. All buildings, structures, fixtures and other improvements located on the Florida Owned Real Property are in good condition and repair in all material respects, except for reasonable wear and tear and damage by casualty. There are no outstanding options, rights of first offer or rights of first refusal to purchase any such Florida Owned Real Property or any portion thereof or interest therein. Except as set forth on Section 4.16(b) of the Florida Disclosure Letter and other than pursuant to easements of record, neither Florida nor any Florida Subsidiary has leased, assigned, transferred, conveyed, mortgaged, licensed, deeded in trust, encumbered or granted any right to use or occupy all or any portion of a Florida Owned Real Property to a third party nor has an agreement been entered into to do so. There is no condemnation or other proceeding in eminent domain, pending or, to the Knowledge of Florida, threatened, affecting the Florida Owned Real Property or any portion thereof or interest therein. Neither Florida nor any of the Florida Subsidiaries is in receipt of any notice of default pursuant to any Encumbrance on any Florida Owned Real Property, nor does any condition exist that is or could be a default by any party under any Encumbrance. Florida or the Florida Subsidiaries’, as applicable, title to the Florida Owned Real Property is insured under valid and collectible title insurance policies. Neither Florida nor any of the Florida Subsidiaries has received any written notice of any material violation of any applicable zoning ordinance or other Law relating to the operation of the Florida Owned Real Property, and to the Knowledge of Florida, there is no action before any governmental entity pending to materially change the zoning or building ordinances or any other Law affecting the Florida Owned Real Property.

Section 4.17 Employee Benefit Matters.

(a) Section 4.17(a) of the Florida Disclosure Letter sets forth a complete list of each material Florida Benefit Plan. “Florida Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”), and any other plan, policy, program, arrangement or agreement providing compensation or benefits to any current or former director, officer, employee, independent contractor or other service provider (or any dependent or beneficiary thereof), in each case, that is maintained, sponsored or contributed to by Florida or any of the Florida Subsidiaries or under which Florida or any of the Florida Subsidiaries has or could reasonably be expected to have any material liability, including, without limitation, all employment, consulting, retention, severance, termination, change in control, collective bargaining, incentive, bonus, deferred compensation, retirement, pension, vacation, holiday, cafeteria, welfare, medical, disability, fringe benefit, profit-sharing, stock purchase, stock option, stock appreciation, phantom stock, restricted stock or other stock-based compensation plans, policies, programs, practices, arrangements or agreements, but not including any Multiemployer Plan or any plan, policy, program, arrangement or agreement that covers only former directors, officers, employees, independent contractors and service providers and with respect to which the Florida Entities have no remaining obligations or liabilities.

(b) With respect to each material Florida Benefit Plan, Florida has delivered or made available to SPAC correct and complete copies (or to the extent no copy exists, an accurate summary) of, if applicable, (i) the current plan document and any trust agreement, (ii) the most recent summary plan description, (iii) the most recent annual report on Form 5500 filed with the IRS (or, with respect to non-U.S. plans, any comparable annual or periodic report) and attached schedules (if applicable), (iv) the most recent actuarial valuation, and (v) the most recent determination or opinion letter issued by the IRS (or applicable comparable Governmental Authority).

(c) Except as would not, individually or in the aggregate, reasonably be expected to have a Florida Material Adverse Effect, each Florida Benefit Plan has been administered in compliance with its terms and all applicable Laws, including, without limitation, ERISA, the Affordable Care Act and the Code and all contributions required to be made under the terms of any Florida Benefit Plan as of the date this representation is made have been timely made or, if not yet due, have been properly reflected in accordance with GAAP. No Florida Benefit Plan provides post-employment health insurance benefits other than as required under Section 4980B of the Code.

(d) Except as set forth on Section 4.17(d) of the Florida Disclosure Letter, neither Florida nor any of the Florida Subsidiaries or ERISA Affiliates sponsored, maintained, contributed to or was required to contribute to, at any point during the six (6) year period prior to the date hereof, a multiemployer pension plan (as defined in Section 3(37) of ERISA) (a “Multiemployer Plan”) or other pension plan, in each case, regardless of whether or not it is subject to Title IV of ERISA. For purposes of this Agreement, “ERISA Affiliate” means any entity (whether or not incorporated) other than Florida or a Florida Subsidiary that, together with Florida or any Florida Subsidiary, is considered under common control and treated as one employer under Section 414(b), (c), (m) or (o) of the Code.

(e) Except as set forth on Section 4.17(e) of the Florida Disclosure Letter, neither the execution and delivery of this Agreement or the Separation Agreement by Florida nor the consummation of the transactions contemplated hereunder or thereunder (either alone or in combination with another event) will (i) result in any payment or benefit becoming due to any stockholder, director, officer or employee of Florida or any Florida Subsidiary, (ii) increase the amount of any compensation or benefits otherwise payable to any stockholder, director, officer or employee of Florida or any of the Florida Subsidiaries or (iii) result in the acceleration, vesting or funding of any payments to any director, officer or employee of Florida or the Florida Subsidiaries.

(f) No amount or benefit that could be, or has been, received (whether in cash or property or the vesting of property or the cancellation of Indebtedness) by any current or former employee, officer or director of Florida or any Florida Subsidiary who is a “disqualified individual” within the meaning of Section 280G of the Code could reasonably be expected to be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) as a result of the consummation of the transactions contemplated by this Agreement or the Separation Agreement.

(g) Except as would not, individually or in the aggregate, reasonably be expected to have a Florida Material Adverse Effect, each Florida Benefit Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code has been operated in compliance with Section 409A of the Code since January 1, 2005 or its inception (whichever is later), and all applicable regulations and notices issued thereunder. No Florida Benefit Plan provides for the gross-up of any Taxes imposed by Section 4999 or 409A of the Code.

(h) There have been no “prohibited transactions” within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA that are not otherwise exempt under Section 408 of ERISA and no breaches of fiduciary duty (as determined under ERISA) with respect to any Florida Benefit Plan. There is no proceeding (other than routine and uncontested claims for benefits) pending or, to the Knowledge of Florida, threatened, with respect to any Florida Benefit Plan or against the assets of any Florida Benefit Plan.

(i) With respect to each Florida Benefit Plan, no administrative investigation, audit or other administrative proceeding by the Department of Labor, the Internal Revenue Service or other Governmental Authority is pending or, to the Knowledge of Florida, threatened.

Section 4.18 Labor Matters.

(a) (i) Schedule 4.17(a)(i) lists each material collective bargaining agreement to which Florida or any of the Florida Subsidiaries is a party or otherwise bound, (ii) no labor union or organization, works council or group of employees of Florida or the Florida Subsidiaries has made a pending written demand to Florida for recognition or certification and (iii) there are no representation or certification proceedings or petitions seeking a representation proceeding pending or, to the Knowledge of Florida, threatened in writing to be brought or filed with the National Labor Relations Board or any other applicable labor relations authority.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Florida Material Adverse Effect, each of the Florida Entities has not been adjudged to have committed any unfair labor practice as defined by the National Labor Relations Board or received written notice of any unfair labor practice complaint against it pending before the National Labor Relations Board that remains unresolved.

(c) None of the Florida Entities has incurred any material liability or obligation under the Worker Adjustment and Retraining Notification Act of 1988 or any similar state or local Law that remains unsatisfied.

(d) Except as would not, individually or in the aggregate, reasonably be expected to have a Florida Material Adverse Effect, (i) none of the Florida Entities is delinquent in payments to any employees or former employees for any services or amounts required to be reimbursed or otherwise paid, and (ii) to the Knowledge of Florida, all employees of the Florida Entities are legally permitted to be employed by Florida or any of the Florida Subsidiaries in the jurisdiction in which such employees are employed in their current job capacities.

Section 4.19 Taxes. Except as has not had or would not, individually or in the aggregate, reasonably be expected to have a Florida Material Adverse Effect:

(a) All Tax Returns required by Law to be filed by Florida or the Florida Subsidiaries have been duly filed or a valid extension has otherwise been obtained.

(b) Neither Florida nor any of the Florida Subsidiaries (or any predecessor thereof) has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock (other than the Distribution or a transaction effected in connection therewith, including the Internal Reorganization) qualifying for tax-free treatment under Section 355 of the Code in the two (2) years prior to the date of this Agreement.

(c) Neither Florida nor any of the Florida Subsidiaries has been a party to any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(d) There are no Encumbrances with respect to Taxes on any of the assets of Florida or any of the Florida Subsidiaries, other than Permitted Encumbrances.

(e) Neither Florida nor any of the Florida Subsidiaries has any liability for the Taxes of any Person (other than Florida or the Florida Subsidiaries) (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), (ii) as a transferee or successor or (iii) by Contract (except, in each case, for any such agreements that are commercial contracts not primarily relating to Taxes).

(f) To the Knowledge of Florida, there are no facts, circumstances or plans that, either alone or in combination, could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment.

(g) Other than the representations and warranties set forth in Section 4.17, this Section 4.19 contains the exclusive representations and warranties of Florida with respect to Tax matters.

Section 4.20 Material Contracts.

(a) Section 4.20(a) of the Florida Disclosure Letter lists each of the following Contracts to which Florida or any Florida Subsidiary is a party or by which any of their respective properties or assets are bound (such Contracts being “Florida Material Contracts”) that, in each case, is in effect as of the date of this Agreement:

(i) Contracts for the purchase of products or for the receipt of services, the performance of which will extend over a period of one (1) year or more and which involved consideration or payments by Florida or any Florida Subsidiary in excess of $5,000,000 in the aggregate during the calendar year ended December 31, 2020, or which require consideration or payments by Florida or a Florida Subsidiary in excess of $5,000,000 in the aggregate during any future calendar year;

(ii) Contracts for the furnishing of products or services by Florida or any Florida Subsidiary, the performance of which will extend over a period of one (1) year or more and which involved consideration or payments to Florida or any Florida Subsidiary in excess of $5,000,000 in the aggregate during the calendar year ended December 31, 2020, or which require consideration or payments to Florida or any Florida Subsidiary in excess of $5,000,000 in the aggregate during any future calendar year;

(iii) Contracts concerning the establishment or operation of a partnership, joint venture or other similar entity that is not wholly owned, directly or indirectly, by Florida, but that is material to the business of the Florida Entities, taken as a whole;

(iv) Contracts (A) that (i) involve a settlement, standstill, co-existence, consent to use or similar obligation of Florida or any Florida Subsidiary to any other Person or of any other Person to Florida or any Florida Subsidiary relating to any claim or allegation of infringement, misappropriation or any other violation of Intellectual Property; (ii) grant Florida or any Florida Subsidiary a license to, option to, or right to use or exploit (including by means of a covenant not to sue) Intellectual Property owned or controlled by any other Person that is material to the operation of Florida’s or any Florida Subsidiary’s business or (iii) assign any Florida Intellectual Property developed by any other Person that is material to the operation of Florida’s or any Florida Subsidiary’s business, or (B) under which Florida or any Florida Subsidiary assigns or grants a license to, option to, or right to use or exploit (including by means of a covenant not to sue) any Intellectual Property, except, in each case of the foregoing clauses (A) and (B), (x) Contracts with customers entered into in the ordinary course of business consistent with past practice (other than (i) any such Contracts that are Restrictive Covenant Agreements, (ii) such Contracts the performance of which will extend over a period of one (1) year or more and that have fees greater than $5,000,000 in the aggregate during the calendar year ended December 31, 2020, or which require consideration or payments to Florida or any Florida Subsidiary in excess of $5,000,000 in the aggregate during any future calendar year, or (iii) such Contracts that are entered into on forms of Contract other than Florida’s or any Florida Subsidiary’s standard form of customer Contract, as applicable, without material modification of any provisions relating to any Florida Intellectual Property), (y) off-the-shelf, commercially available and “shrink-wrap” software licenses that have annual or total license fees of less than $5,000,000 in the three (3) years prior to the date hereof and (z) Contracts with former or current employees, independent contractors or consultants (collectively, other than such Contracts excluded under the foregoing clauses (x), (y) and (z), the “Florida IP Contracts”);

(v) the lease agreements, including all lease guaranties, subleases, licenses, easements and agreement for the leasing, use or occupancy, or otherwise granting a right in or relating to each parcel of Florida Leased Real Property that is material to the Gaming Business and/or the Primary Florida Business, taken as a whole (the “Florida Real Property Leases”);

(vi) Contracts for the furnishing of products or services by Florida or any Florida Subsidiary to any Governmental Authority that are material to the business of the Florida Entities, taken as a whole;

(vii) Contracts containing (A) a covenant materially restricting the ability of Florida or any Florida Subsidiary or their respective Affiliates to engage in any line of business in any geographic area or to compete with any Person, to market any product or to solicit customers; (B) a provision granting the other party “most favored nation” status or equivalent preferential pricing terms; or (C) a provision granting the other party exclusivity or similar rights in respect of the business of the Florida Entities, taken as a whole;

(viii) indentures, credit agreements, loan agreements and similar instruments pursuant to which Florida or any Florida Subsidiary has or will incur or assume any Indebtedness for borrowed money or has or will guarantee or otherwise become liable for any such Indebtedness of any other Person; and

(ix) material Contracts under which there has been imposed an Encumbrance (other than Permitted Encumbrances) on any of the assets, tangible or intangible, of Florida or any Florida Subsidiary.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Florida Material Adverse Effect, each Florida Material Contract is valid and binding on the Florida Entities, as applicable, and, to the Knowledge of Florida, the counterparty thereto, and is in full force and effect and enforceable against the Florida Entities, as applicable, subject to the effect of any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws relating to or affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity), except insofar as it has expired in accordance with its terms after the date hereof. Neither Florida nor any Florida Subsidiary is in breach of, or default under, nor has Florida or any Florida Subsidiary received any written notice of and no fact, circumstance or condition exists that is or could be a breach or violation of any Florida Material Contract to which it is a party, except for any breaches of, or defaults under, Florida Material Contracts as would not, individually or in the aggregate, reasonably be expected to have a Florida Material Adverse Effect.

Section 4.21 Environmental Matters. The Florida Entities are conducting their respective businesses in compliance in all material respects with Environmental Law; (ii) the Florida Entities have obtained, maintain in full force and effect, and are in compliance in all material respects with all Environmental Permits that are necessary to conduct their respective businesses as now conducted or to own, lease or operate their respective assets; (iii) the Florida Entities have not Released any Hazardous Materials that require any Remedial Action pursuant to Environmental Law or that would reasonably be expected to result in a material Liability to Florida or any of the Florida Subsidiaries; and (iv) there is no Action pending or, to the Knowledge of Florida, threatened, against Florida or any of the Florida Subsidiaries that relates to any violation or alleged violation of, or any Liability or alleged Liability under, any Environmental Law that would, individually or in the aggregate, reasonably be expected to result in a material cost or obligation to Florida or any of the Florida Subsidiaries.

Section 4.22 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement and the Ancillary Agreements based upon arrangements made by or on behalf of Florida or any of its Subsidiaries, for which SPAC or any of its subsidiaries would be liable.

Section 4.23 Affiliates. As of the Closing, after taking into account the effects of the Internal Reorganization and the Distribution, except (a) as contemplated by the Separation Agreement (and any other Contract or agreement referenced therein), (b) as set forth on Section 4.23 to the Florida Disclosure Letter and (c) in the case of any employee, officer or director, any employment or indemnification Contract, neither Florida nor the Florida Subsidiaries is a party to any Contract, transaction, agreement, arrangement or understanding with any (i) present or former executive officer or director of the Florida Entities, (ii) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of the capital stock or equity interests of Florida or any Florida Subsidiary or (iii) Affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 under the Exchange Act) of any of the foregoing (each of the foregoing, a “Florida Affiliate Agreement”).

Section 4.24 Sufficiency of Assets. The properties and assets of Florida and the Florida Subsidiaries, immediately after Closing, will include all material property, assets and rights (whether owned, leased or licensed) relating to, used in, dedicated to or otherwise necessary to conduct the Florida Business as currently conducted.

Section 4.25 No Additional Representations and Warranties. The representations and warranties made by Florida in this ARTICLE IV, the Ancillary Agreements and any statement or certificate contemplated by this Agreement are the exclusive representations and warranties made by Florida. Except for the representations and warranties contained in this ARTICLE IV, the Ancillary Agreements and any statement or certificate contemplated by this Agreement, neither Florida nor any of the Florida Subsidiaries nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Florida or any of the Florida Subsidiaries, to the accuracy or completeness of any information regarding the Florida Entities available to the other parties or their respective Representatives and expressly disclaims any such other representations or warranties. In particular, without limiting the foregoing, except for the representations and warranties in the Ancillary Agreements, neither Florida nor any of the Florida Subsidiaries nor any other Person makes or has made any representation or warranty to SPAC or Merger Sub with respect to (a) any financial projection, forecast, estimate, budget or prospect information relating to Florida or any of the Florida Subsidiaries or (b) any oral or, except for the representations and warranties made by Florida in this ARTICLE IV, the Ancillary Agreements and any statement or certificate contemplated by this Agreement, written information made available to SPAC or Merger Sub in the course of their evaluation of Florida, the negotiation of this Agreement or in the course of the Transactions.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF SPAC, SPAC NEWCO AND MERGER SUB

Except as otherwise disclosed or identified in (a) the SPAC SEC Documents filed with or furnished to the SEC prior to the date of this Agreement, but excluding any risk factor disclosure and disclosure of risks included in any “forward looking statements” disclaimer or any other statement included in such SPAC SEC Documents to the extent they are predictive or forward looking in nature; or (b) the SPAC Disclosure Letter, SPAC, SPAC Newco and Merger Sub, jointly and severally, hereby represent and warrant to Florida as follows:

Section 5.01 Organization and Qualification; Subsidiaries.

(a) SPAC is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The copies of the organizational documents of SPAC previously delivered by SPAC to Florida are true, correct and complete and are in effect as of the date of this Agreement. SPAC is in compliance in all material respects with all restrictions, covenants, terms and provisions set forth in its organizational documents. SPAC is duly licensed or qualified and in good standing (or equivalent status as applicable) as a foreign corporation in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where the failure to be so licensed or qualified or in good standing (or equivalent status as applicable) has not had or would not, individually or in the aggregate, reasonably be expected to have a SPAC Material Adverse Effect.

(b) Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of Delaware. Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated by this Agreement and prior to the Closing Date will have engaged in no other business activities. The copies of the certificate of incorporation and bylaws of Merger Sub that were previously furnished or made available to Florida are true, complete and correct copies of such documents as in effect on the date of this Agreement. Other than Merger Sub, SPAC has no other Subsidiaries or any equity or other interests in any other Person.

(c) SPAC Newco is a corporation duly organized, validly existing and in good standing under the Laws of the State of Texas, with all requisite corporate power and authority to enter into this Agreement, to carry on its business as presently conducted and to carry out its obligations hereunder and to consummate the transactions contemplated by this Agreement. SPAC Newco does not have any Subsidiaries or own, directly or indirectly, any capital stock or other equity interests in any Person.

Section 5.02 Due Authorization.

(a) Each of SPAC, SPAC Newco and Merger Sub has all requisite corporate or entity power and authority to execute and deliver this Agreement and each ancillary agreement to this Agreement to which it is a party and, in the case of SPAC, upon receipt of SPAC Stockholder Approval, to perform its respective obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the Ancillary Agreements to which they are a party by each of SPAC, SPAC Newco and Merger Sub and the consummation of the transactions contemplated hereby and thereby have been duly, validly and unanimously authorized by all requisite action, except for, in the case of SPAC, SPAC Stockholder Approval, and no other corporate or equivalent proceeding on the part of SPAC or Merger Sub is necessary to authorize this Agreement or the Ancillary Agreements or SPAC’s, SPAC Newco’s or Merger Sub’s performance hereunder or thereunder. This Agreement and each Ancillary Agreement has been or will be, duly and validly executed and delivered by each of SPAC, SPAC Newco and Merger Sub (as applicable) and, assuming due authorization and execution by each other party hereto and thereto, this Agreement constitutes, and each such ancillary agreement will constitute, a legal, valid and binding obligation of each of SPAC, SPAC Newco and Merger Sub, enforceable against each of SPAC, SPAC Newco and Merger Sub in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b) The affirmative vote of (i) holders of a majority of the outstanding shares of SPAC Class A Common Stock and SPAC Class B Common Stock, voting together as a single class, cast at a special meeting of the SPAC Stockholders (the “Special Meeting”) shall be required to approve the Transaction Proposal and TX Merger, (ii) holders of a majority of the outstanding shares of SPAC Class A Common Stock and SPAC Class B Common Stock, voting together as a single class, cast at the Special Meeting shall be required to approve the NYSE Proposal, (iii) (A) holders of a majority of the outstanding shares of SPAC Class A Common Stock and SPAC Class B Common Stock, voting together as a single class, and (B) holders of a majority of the outstanding shares of SPAC Class B Common Stock, voting separately as a single class, shall be required to approve the Amendment Proposal, and (iv) holders of a majority of the outstanding shares of SPAC Class A Common Stock and SPAC Class B Common Stock, voting together as a single class, cast at the Special Meeting shall be required to approve the SPAC Newco Omnibus Incentive Plan Proposal, in each case, assuming a quorum is present, to approve the Proposals (other than the SPAC Newco Omnibus Incentive Plan Proposal) are the only votes of any of SPAC’s capital stock necessary in connection with the entry into this Agreement by SPAC, and the consummation of the transactions contemplated hereby, including the Closing (the approval by SPAC Stockholders of all of the foregoing, collectively, “SPAC Stockholder Approval”).

(c) At a meeting duly called and held, the SPAC Board has unanimously: (i) determined that this Agreement and the transactions contemplated hereby are fair to, advisable and in the best interests of SPAC and its stockholders; (ii) determined that the fair market value of Florida is equal to at least 80% of the amount held in the Trust Account (less any deferred underwriting commissions and taxes payable on interest earned) as of the date hereof; (iii) approved the transactions contemplated by this Agreement as a Business Combination; and (iv) resolved to recommend to SPAC Stockholders the approval of each of the Proposals.

Section 5.03 Capitalization.

(a) As of the date hereof, the authorized capital stock of SPAC consists of (i) 380,000,000 shares of SPAC Class A Common Stock, 20,000,000 of which are issued and outstanding, (ii) 20,000,000 shares of SPAC Class B Common Stock, 5,000,000 of which are issued and outstanding, and (iii) 1,000,000 shares of preferred stock of SPAC, none of which are issued and outstanding. As of the date hereof, (x) 16,000,000 SPAC Warrants are issued and outstanding and (y) no shares of SPAC Common Stock are being held by SPAC in its treasury. All of the issued and outstanding shares of SPAC Common Stock and SPAC Warrants (i) have been duly authorized and validly issued and are fully paid and nonassessable, (ii) were issued in compliance in all material respects with applicable Law, (iii) were not issued in breach or violation of any preemptive rights or Contract and (iv) are fully vested and not otherwise subject to a substantial risk of forfeiture within the meaning of Code Section 83, except as disclosed in the SPAC SEC Documents with respect to certain SPAC Common Stock held by the Sponsor.

(b) Except for this Agreement, the SPAC Warrants and the Subscription Agreements, as of the date hereof, there are (i) no subscriptions, calls, options, warrants, rights or other securities convertible into or exchangeable or exercisable for shares of SPAC Common Stock or the equity interests of SPAC, or any other Contracts to which SPAC is a party or by which SPAC is bound obligating SPAC to issue or sell any shares of capital stock of, other equity interests in or debt securities of, SPAC, and (ii) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in SPAC. Except as disclosed in the SPAC SEC Documents or the organizational documents of SPAC, there are no outstanding contractual obligations of SPAC to repurchase, redeem or otherwise acquire any securities or equity interests of SPAC. There are no outstanding bonds, debentures, notes or other Indebtedness of SPAC having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which the SPAC Stockholders may vote. Except as disclosed in the SPAC SEC Documents, SPAC is not a party to any stockholders agreement, voting agreement or registration rights agreement relating to SPAC Common Stock or any other equity interests of SPAC. SPAC does not own any capital stock or any other equity interests in any other Person or has any right, option, warrant, conversion right, stock appreciation right, redemption right, repurchase right, agreement, arrangement or commitment of any character under which a Person is or may become obligated to issue or sell, or give any right to subscribe for or acquire, or in any way dispose of, any shares of the capital stock or other equity interests, or any securities or obligations exercisable or exchangeable for or convertible into any shares of the capital stock or other equity interests, of such Person. There are no securities or instruments issued by or to which the SPAC is a party containing anti-dilution or similar provisions that will be triggered by the consummation of the transactions contemplated by the Subscription Agreements that have not been or will not be waived on or prior to the Closing Date.

(c) As of the date hereof, the authorized share capital of Merger Sub consists of 100 shares of common stock, par value $0.0001 per share, all of which are issued and outstanding and beneficially held (and held of record) by SPAC as of the date of this Agreement.

(d) As of the date hereof, the authorized capital stock of SPAC Newco consists of (i) 100 shares of SPAC Newco Class A Common Stock, all of which are issued and outstanding and (ii) 100 shares of SPAC Newco Class B Common Stock, all of which are issued and outstanding. All of the SPAC Newco Common Stock is, and at the Effective Time will be, owned by SPAC, and there are (i) no other shares of capital stock or voting securities of SPAC Newco, (ii) no securities of SPAC Newco convertible into or exchangeable for shares of capital stock or voting securities of SPAC Newco and (iii) no options or other rights to acquire from SPAC Newco, and no obligations of SPAC Newco to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of SPAC Newco. SPAC Newco has not conducted any business prior to the date of this Agreement and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incidental to its formation and pursuant to this Agreement and the Transactions.

(e) Subject to approval of the Proposals, the shares of SPAC Newco Common Stock to be issued by SPAC Newco in connection with the Transactions, upon issuance in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable, and will not be subject to any preemptive rights of any other stockholder of SPAC and will be capable of effectively vesting in the Florida Stockholder title to all such securities, free and clear of all Encumbrances (other than Encumbrances arising pursuant to applicable securities Laws).

(f) Except as set forth in the organizational documents of SPAC, the Subscription Agreements, the Registration Rights Agreement and in connection with the Transactions, there are no registration rights, and there is no voting trust, proxy, rights plan, anti-takeover plan or other agreements or understandings to which SPAC is a party or by which SPAC is bound with respect to any ownership interests of SPAC.

Section 5.04 No Conflict. Assuming that all consents, approvals, authorizations and other actions described herein or set forth on Section 5.04 of the SPAC Disclosure Letter have been obtained, all filings and notifications listed in Section 5.05 below or on Section 5.05 of the SPAC Disclosure Letter have been made, any applicable waiting period has expired or been terminated under applicable antitrust Laws, and except as may result from any facts or circumstances relating solely to Florida or its Affiliates, the execution, delivery and performance by SPAC of this Agreement and the Ancillary Agreements does not or will not, as applicable, (a) violate, conflict with, or result in the breach of any provision of the certificate of incorporation or bylaws of SPAC and SPAC Newco; (b) conflict with or violate any Law or Governmental Order applicable to SPAC, SPAC Newco or any Subsidiary of SPAC; (c) conflict with, result in any breach of, constitute a default (or an event which, with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, acceleration or cancellation of, any SPAC Material Contract or any other Contract to which SPAC, SPAC Newco or any Subsidiary of SPAC is a party or by which any of their respective material properties or assets is bound; or (d) (i) result in the creation or the imposition of (x) any Encumbrance upon any assets of SPAC, SPAC Newco or any of its Subsidiaries (other than a Permitted Encumbrance); or (y) any Encumbrance upon any of the capital stock of SPAC, SPAC Newco or any of its Subsidiaries; or (ii) result in the cancellation, modification, revocation or suspension of any material license or permit, authorization or approval issued or granted by any Governmental Authority in respect of SPAC, SPAC Newco or any of its Subsidiaries, or any of their respective assets, except, in the case of clauses (b) - (d) of this Section 5.04, as would not materially and adversely affect the ability of SPAC or SPAC Newco to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement and the Ancillary Agreements or that would not, individually or in the aggregate, reasonably be expected to have a SPAC Material Adverse Effect.

Section 5.05 Governmental Consents and Approvals. The execution, delivery and performance by SPAC, SPAC Newco and Merger Sub of this Agreement and the Ancillary Agreements to which it is contemplated to be a party do not require any consent, approval, authorization or other order or declaration of, action by, filing with or notification to, any Governmental Authority, other than (a) compliance with, and filings and clearances, consents, approvals or authorizations under, the HSR Act or any other applicable antitrust, competition, merger control or foreign investment Laws; (b) the filing and recordation of the Certificate of Mergers with the Secretary of State of the State of Texas pursuant to Section 2.02 in connection with the Merger and TX Merger; (c) the filing with the SEC of the Registration Statement and such other compliance with the Exchange Act and the Securities Act as may be required in connection with the transactions contemplated by this Agreement; (d) compliance with the rules and regulations of the NYSE as required in connection with the transactions contemplated by this Agreement; (e) as a result of any facts or circumstances relating solely to Florida or any of its Affiliates; or (f) where the failure to obtain such consent, approval, authorization, order, declaration or action, or to make such filing or notification, would not prevent or materially delay the consummation by SPAC, SPAC Newco or Merger Sub of the transactions contemplated by this Agreement and the Ancillary Agreements or that would not, individually or in the aggregate, reasonably be expected to have a SPAC Material Adverse Effect.

Section 5.06 SEC Filings; Financial Information.

(a) SPAC has made available to Florida complete and correct copies of the SPAC SEC Documents. Since August 20, 2020, SPAC has filed with the SEC each report, statement, schedule or registration statement or other filing required by applicable Law to be filed by SPAC at or prior to the time so required. As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), each SPAC SEC Document complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act. As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), no SPAC SEC Document filed pursuant to the Exchange Act contained any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. No SPAC SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act, as of the date such registration statement or amendment became effective, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained (or incorporated by reference) in the SPAC SEC Documents (i) present fairly, in all material respects, the combined financial position of the SPAC Entities as of the dates thereof and the results of operations and cash flows of the SPAC Entities for the periods covered thereby (subject, in the case of unaudited statements, to normal and recurring year-end adjustments that have not had, and would not, individually or in the aggregate, reasonably be expected to have, a SPAC Material Adverse Effect); and (ii) were prepared in accordance with GAAP as applied by SPAC (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC).

(c) SPAC has timely filed all certifications and statements required by (i) Rule 13a-14 or Rule 15d-14 under the Exchange Act; or (ii) 18 U.S.C. Section 1350 (Section 906 of the Sarbanes-Oxley Act of 2002) with respect to all applicable SPAC SEC Documents. SPAC maintains disclosure controls and procedures required by Rule 13a-15 or Rule 15d-15 under the Exchange Act; such controls and procedures are effective to ensure that all material information concerning the SPAC Entities is made known on a timely basis to the individuals responsible for the preparation of SPAC’s SEC filings and other public disclosure documents. As used in this Section 5.06(c), the term “filed” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC. Neither SPAC (including any employee thereof) nor SPAC’s independent auditor has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by SPAC, (ii) any fraud, whether or not material, that involves SPAC’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by SPAC or (iii) any claim or allegation regarding any of the foregoing.

(d) SPAC maintains, and has maintained, a standard system of accounting established and administered in accordance with GAAP applied on a consistent basis. The SPAC Entities maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP applied on a consistent basis and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorizations; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(e) Assuming the accuracy of the representations and warranties of Florida in ARTICLE IV, upon the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, to the Knowledge of SPAC: (i) SPAC will not be insolvent; (ii) SPAC will not be left with unreasonably small capital for the operation of the business in which it is engaged or will be engaged following the Closing; and (iii) SPAC will not have incurred debts or other Liabilities beyond its ability to pay such debts or other Liabilities as they mature.

Section 5.07 Absence of Changes. Since the date of SPAC or SPAC Newco’s formation, (a) there has not been any change, development, condition, occurrence, event or effect relating to SPAC or SPAC Newco or its Subsidiaries that, individually or in the aggregate, resulted in or would, individually or in the aggregate, reasonably be expected to have SPAC Material Adverse Effect, and (b) except for any COVID-19 Measures or as contemplated by or permitted under this Agreement, the SPAC Entities have conducted their businesses in the ordinary course consistent with past practice in all material respects.

Section 5.08 Litigation. There are no pending or, to the knowledge of SPAC or SPAC Newco, threatened, Actions and, to the knowledge of SPAC or SPAC Newco, there are no pending or threatened investigations, in each case, against SPAC or SPAC Newco, or otherwise affecting SPAC or SPAC Newco or its assets, including any condemnation or similar proceedings, which, if determined adversely, could, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of SPAC, SPAC Newco or Merger Sub to enter into, perform its obligations under this Agreement and consummate the transactions hereunder. There is no unsatisfied judgment or any open injunction binding upon SPAC or SPAC Newco that could, individually or in the aggregate, reasonably be expected to have a SPAC Material Adverse Effect.

Section 5.09 Information Supplied. The information supplied by SPAC in writing specifically for inclusion or incorporation by reference in the Registration Statement and, if applicable, any other filing contemplated by Section 7.01, shall not: (a) (i) with respect to the Registration Statement, at the time the Registration Statement becomes effective under the Securities Act and (ii) with respect to any other filings contemplated by Section 7.01, at the time such other filings are made; (b) at the time of the Special Meeting; or (c) at the Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that SPAC makes no representations or warranties as to the information contained in or omitted from the Registration Statement in reliance upon and in conformity with information furnished in writing to SPAC by Florida specifically for inclusion in the Registration Statement. All documents that SPAC is responsible for filing with the SEC in connection with the transactions contemplated by this Agreement and the Ancillary Agreements will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

Section 5.10 Material Adverse Effect. Since the date of the latest Quarterly Report on Form 10-Q filed by SPAC with the SEC, there has not been any change, development, condition, occurrence, event or effect relating to SPAC that, individually or in the aggregate, resulted in, or would reasonably be expected to result in, a SPAC Material Adverse Effect.

Section 5.11 Compliance with Laws.

(a) Except where the failure to be, or to have been, in compliance with such Laws has not had or would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of SPAC, SPAC Newco or Merger Sub to enter into or perform its obligations under this Agreement and consummate the transactions hereunder, the SPAC Entities are, and since August 20, 2020 have been, in compliance in all material respects with all applicable Laws. Neither SPAC nor its Subsidiaries has received any written notice from any Governmental Authority of a violation of any applicable Law by SPAC or its Subsidiaries at any time since August 20, 2020, which violation would reasonably be expected to have a material adverse effect on the ability of SPAC, SPAC Newco or Merger Sub to enter into or perform its obligations under this Agreement and consummate the transactions hereunder.

(b) Since August 20, 2020, and except where the failure to be, or to have been, in compliance with such Laws has not had or would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of SPAC, SPAC Newco or Merger Sub to enter into or perform its obligations under this Agreement and consummate the transactions hereunder, (i) there has been no action taken by SPAC, its Subsidiaries, or, to the Knowledge of SPAC, any officer, director, manager, employee, agent or Representative of SPAC or its Subsidiaries, in each case, acting on behalf of SPAC or its Subsidiaries, in violation of any applicable Anti-Corruption Law, (ii) neither SPAC nor its Subsidiaries has been convicted of violating any Anti-Corruption Laws or subjected to any investigation by a Governmental Authority for violation of any applicable Anti-Corruption Laws, (iii) neither SPAC nor its Subsidiaries has conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any Governmental Authority regarding any alleged act or omission arising under or relating to any noncompliance with any Anti-Corruption Law and (iv) neither SPAC nor its Subsidiaries has received any written notice or citation from a Governmental Authority for any actual or potential noncompliance with any applicable Anti-Corruption Law.

Section 5.12 Title to Property. Except as set forth on Section 5.12 of the SPAC Disclosure Letter, neither SPAC nor any of its Subsidiaries (a) owns or leases any real or personal property or (b) is a party to any agreement or option to purchase any real property, personal property or other material interest therein.

Section 5.13 Employee Benefit Matters. Except as may be contemplated by the SPAC Newco Omnibus Incentive Plan Proposal, neither SPAC nor any of its Subsidiaries maintains, contributes to or has any obligation or liability, or could reasonably be expected to have any obligation or liability, under, any “employee benefit plan” as defined in Section 3(3) of ERISA or any other material, written plan, policy, program, arrangement or agreement (other than standard employment agreements that can be terminated at any time without severance or termination pay and upon notice of not more than 60 days or such longer period as may be required by applicable Law) providing compensation or benefits to any current or former director, officer, employee, independent contractor or other service provider, including, without limitation, all incentive, bonus, deferred compensation, vacation, holiday, cafeteria, medical, disability, stock purchase, stock option, stock appreciation, phantom stock, restricted stock or other stock-based compensation plans, policies, programs, practices or arrangements, but not including any plan, policy, program, arrangement or agreement that covers only former directors, officers, employees, independent contractors and service providers and with respect to which SPAC or any of its Subsidiaries has no remaining obligations or liabilities (collectively, the “SPAC Benefit Plans”) and neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement (either alone or in combination with another event) will (i) result in any material compensatory payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any stockholder, director, officer or employee of SPAC or any of its Subsidiaries, or (ii) result in the acceleration, vesting or creation of any rights of any stockholder, director, officer or employee of SPAC or any of its Subsidiaries to payments or benefits or increases in any existing payments or benefits or any loan forgiveness.

Section 5.14 Taxes. Except as has not had or would not, individually or in the aggregate, reasonably be expected to have a SPAC Material Adverse Effect,

(a) All Tax Returns required by Law to be filed by SPAC and SPAC Newco have been duly filed or a valid extension has otherwise been obtained.

(b) All Taxes owed by SPAC and SPAC Newco have been timely paid.

(c) Neither SPAC nor SPAC Newco is currently engaged in any audit or judicial proceeding with a Governmental Authority with respect to Taxes. Neither SPAC nor SPAC Newco has received any written notice from a Governmental Authority of a proposed deficiency of Taxes other than any such deficiencies that have since been resolved. There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, Taxes of SPAC or SPAC Newco, and no written request for any such waiver or extension is currently pending.

(d) Neither SPAC or SPAC Newco, nor any predecessor of the foregoing has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock (other than the Distribution or a transaction effected in connection therewith, including the Internal Reorganization) qualifying for tax-free treatment under Section 355 of the Code in the two (2) years prior to the date of this Agreement.

(e) Neither SPAC nor SPAC Newco has been a party to any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(f) Neither SPAC nor SPAC Newco has any liability for the Taxes of any Person (other than Florida or the Florida Subsidiaries) (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), (ii) as a transferee or successor or (iii) by Contract (except, in each case, for any such agreements that are commercial contracts not primarily relating to Taxes).

(g) SPAC and SPAC Newco are classified as corporations for U.S. federal income tax purposes.

(h) To the Knowledge of SPAC and SPAC Newco, there are no facts, circumstances or plans that, either alone or in combination, could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment.

(i) This Section 5.14 contains the exclusive representations and warranties of SPAC with respect to Tax matters.

Section 5.15 SPAC Material Contracts.

(a) Section 5.15(a) of the SPAC Disclosure Letter contains a listing of every “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) (other than confidentiality and non-disclosure agreements, this Agreement and the Subscription Agreements) to which, as of the date of this Agreement, SPAC or any of its Subsidiaries is a party or by which any of their respective assets are bound. True, correct and complete copies of the Contracts listed on Section 5.15(a) of the SPAC Disclosure Letter have been delivered to or made available to Florida or its agents or Representatives.

(b) Each Contract of a type required to be listed on Section 5.15(a) of the SPAC Disclosure Letter, whether or not set forth on Section 5.15(a) of the SPAC Disclosure Letter, was entered into at arm’s length and in the ordinary course of business consistent with past practice. Except for any Contract that has terminated or will terminate upon the expiration of the stated term thereof prior to the Closing Date, with respect to any Contract of the type described in Section 5.15(a), whether or not set forth on Section 5.15(a) of the SPAC Disclosure Letter, (i) such Contracts are in full force and effect and represent the legal, valid and binding obligations of the SPAC or any of its Subsidiaries to the extent a party thereto and, to the Knowledge of SPAC, represent the legal, valid and binding obligations of the other parties thereto, and, to the Knowledge of SPAC, are enforceable by SPAC or any of its Subsidiaries to the extent a party thereto in accordance with their terms, subject in all respects to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law), (ii) neither SPAC nor any of its Subsidiaries nor, to the Knowledge of SPAC, any other party thereto is in material breach of or material default (or would be in material breach, violation or default but for the existence of a cure period) under any such Contract, (iii) since August 20, 2020, neither SPAC nor any of its Subsidiaries has received any written or, to the Knowledge of SPAC, oral claim or notice of material breach of or material default under any such Contract, (iv) to the Knowledge of SPAC, no event has occurred which, individually or together with other events, would reasonably be expected to result in a material breach of or a material default under any such Contract by SPAC or any of its Subsidiaries to the extent a party thereto or, to the Knowledge of SPAC, any other party thereto (in each case, with or without notice or lapse of time or both) and (v) since August 20, 2020 through the date hereof, neither SPAC nor any of its Subsidiaries has received written notice from any other party to any such Contract that such party intends to terminate or not renew any such Contract.

Section 5.16 Valid Issuance. The shares of SPAC Newco Class A Common Stock and SPAC Newco Class B Common Stock issuable as Merger Consideration, when issued, sold and delivered pursuant to the SPAC Newco A&R Charter as well as in accordance with the terms of this Agreement, will be duly authorized and validly issued, fully paid and nonassessable and will be issued free and clear of any Encumbrances (other than such Encumbrances as contemplated under this Agreement, the Lockup Agreements and the Stockholders Agreement or created by the SPAC Newco A&R Charter or applicable securities Laws) or any preemptive rights.

Section 5.17 No Shareholder Rights Plan; No Antitakeover Law. As of the date of this Agreement, no “fair price,” “moratorium,” “control share acquisition” or other anti-takeover statute or similar domestic or foreign Law applies with respect to SPAC or any of its Subsidiaries in connection with this Agreement, the Merger, the issuance of the Merger Consideration or any of the other transactions contemplated hereby. As of the date of this Agreement, there is no stockholder rights plan, “poison pill” or similar anti-takeover agreement or plan in effect to which SPAC or any of its Subsidiaries is subject, party or otherwise bound.

Section 5.18 Financial Ability; Trust Account.

(a) As of the date hereof, there is at least two hundred million dollars ($200,000,000) held in a trust account (the “Trust Account”), maintained by Continental Stock Transfer & Trust Company, a New York corporation, acting as trustee (the “Trustee”), pursuant to the Investment Management Trust Agreement, dated August 20, 2020, by and between SPAC and the Trustee (the “Trust Agreement”). The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of SPAC and, to the Knowledge of SPAC, the Trustee, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity. The Trust Agreement has not been terminated, repudiated, rescinded, amended or supplemented or modified, in any respect, and, to the Knowledge of SPAC, no such termination, repudiation, rescission, amendment, supplement or modification is contemplated. To the Knowledge of SPAC, there are no side letters and there are no agreements, Contracts, arrangements or understandings, whether written or oral, with the Trustee or any other Person that would (i) cause the description of the Trust Agreement in the SPAC SEC Documents to be inaccurate or (ii) entitle any Person (other than any SPAC Stockholder who is a Redeeming Stockholder) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except in accordance with the Trust Agreement, the organizational documents of SPAC and SPAC’s final prospectus dated August 20, 2020 filed with the SEC on August 21, 2020. Amounts in the Trust Account are invested in United States Government securities or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended. SPAC has performed all material obligations required to be performed by it to date under, and is not in material default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. There are no Actions pending or, to the Knowledge of SPAC, threatened with respect to the Trust Account. Since August 20, 2020, SPAC has not released any money from the Trust Account (other than interest income earned on the principal held in the Trust Account as permitted by the Trust Agreement). As of the Effective Time, the obligations of SPAC to dissolve or liquidate pursuant to the organizational documents of SPAC shall terminate, and, as of the Effective Time, SPAC shall have no obligation whatsoever pursuant to the organizational documents of SPAC to dissolve and liquidate the assets of SPAC by reason of the consummation of the transactions contemplated hereby. Following the Effective Time, no SPAC Stockholder shall be entitled to receive any amount from the Trust Account except to the extent such SPAC Stockholder is a Redeeming Stockholder.

(b) As of the date hereof, assuming the accuracy of the representations and warranties of Florida herein and the compliance by Florida with its respective obligations hereunder, SPAC has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to SPAC on the Closing Date, subject to the right of the SPAC Stockholders to redeem their SPAC Class A Common Stock for cash in connection with the transactions contemplated hereby and in accordance with the organizational documents of SPAC.

(c) As of the date hereof, SPAC does not have, or have any present intention, agreement, arrangement or understanding to enter into or incur, any obligations with respect to or under any Indebtedness.

Section 5.19 Business Activities.

(a) Since its incorporation, SPAC has not conducted any business activities other than activities directed toward the accomplishment of a Business Combination. Except as set forth in the organizational documents of SPAC, there is no agreement, commitment or Governmental Order binding upon SPAC or to which SPAC is a party which has had or would reasonably be expected to have the effect of prohibiting or impairing any business practice of SPAC or any acquisition of property by SPAC or the conduct of business by SPAC as currently conducted or as contemplated to be conducted as of the Closing other than such effects, individually or in the aggregate, which have not had and would not reasonably be expected to have a material adverse effect on the ability of SPAC, SPAC Newco or Merger Sub to enter into, perform its obligations under this Agreement and consummate the transactions hereunder.

(b) SPAC does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the Transactions, SPAC has no interests, rights, obligations or liabilities with respect to, and is not party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or could reasonably be interpreted as constituting, a Business Combination.

(c) Except for (i) this Agreement and the agreements expressly contemplated hereby (including any agreements permitted by Section 6.02) and (ii) with respect to fees and expenses of SPAC’s legal, financial and other advisors, SPAC is not, and at no time has been, party to any Contract with any other Person that would require payments by SPAC in excess of one hundred thousand dollars ($100,000) monthly, two million dollars ($2,000,000) in the aggregate with respect to any individual Contract or more than three million dollars ($3,000,000) in the aggregate when taken together with all other Contracts with such Person (other than this Agreement and the agreements expressly contemplated hereby (including any agreements permitted by Section 6.02)).

(d) There is no liability, debt or obligation against SPAC or its Subsidiaries, except for liabilities and obligations (i) reflected or reserved for on SPAC’s consolidated balance sheet for the quarterly period ended September 30, 2020 or disclosed in the notes thereto (other than any such liabilities not reflected, reserved or disclosed as are not and would not be, in the aggregate, material to the SPAC Entities, taken as a whole) or (ii) that have arisen since the date of SPAC’s consolidated balance sheet for the quarterly period September 30, 2020 in the ordinary course of the operation of business of the SPAC Entities consistent with past practice (other than any such liabilities as are not and would not be, in the aggregate, material to the SPAC Entities, taken as a whole).

(e) Since its organization, neither Merger Sub nor SPAC Newco has conducted any business activities other than activities directed toward the accomplishment of the Merger and/or TX Merger. Except as set forth in Merger Sub or SPAC Newco’s organizational documents, there is no agreement, commitment, or Governmental Order binding upon Merger Sub or SPAC Newco or to which Merger Sub or SPAC Newco is a party which has had or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Merger Sub or SPAC Newco or any acquisition of property by Merger Sub or SPAC Newco or the conduct of business by Merger Sub or SPAC Newco as currently conducted or as contemplated to be conducted as of the Closing other than such effects, individually or in the aggregate, which have not had and would not reasonably be expected to have a material adverse effect on the ability of Merger Sub or SPAC Newco to enter into and perform its obligations under this Agreement.

(f) Merger Sub or SPAC Newco does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity.

(g) (i) Since the date of SPAC’s formation, there has not been any change, development, condition, occurrence, event or effect relating to the SPAC or its Subsidiaries that, individually or in the aggregate, resulted in, or would reasonably be expected to result in, a material adverse effect on the ability of SPAC or Merger Sub to enter into, perform its obligations under this Agreement and consummate the transactions hereunder and (ii) from September 30, 2020 through the date of this Agreement, the SPAC Entities have not taken any action that (A) would require the consent of Florida pursuant to Section 6.02 if such action had been taken after the date hereof or (B) is material to the SPAC Entities, taken as a whole.

(h) None of SPAC, SPAC Newco or Merger Sub or any of their respective Subsidiaries or Associates has an interest of five percent (5%) or greater in an entity that competes with Florida or any of its Subsidiaries in the gaming and casino industry. For purposes of this Section 5.19(h), “Associate” is defined pursuant to 16 C.F.R. § 801.1(d)(2).

Section 5.20 No Discussions. Other than discussions and negotiations relating to the Transactions and discussions with Florida and its Affiliates and Representatives with respect to the Transactions, SPAC, SPAC Newco and Merger Sub are not actively pursuing with any other Person (each a “Third Party Target”): (a) a sale or exclusive license of all or substantially all of any Third Party Target’s assets to SPAC, SPAC Newco or Merger Sub; (b) any merger, consolidation or other business combination transaction with respect to any Third Party Target; or (c) the direct or indirect acquisition (including by way of a tender or exchange offer) by SPAC, SPAC Newco or Merger Sub of beneficial ownership or a right to acquire beneficial ownership of shares representing a majority of the voting power of the then outstanding shares of capital stock of any Third Party Target.

Section 5.21 No Outside Reliance. Notwithstanding anything contained in this ARTICLE V or any other provision hereof, SPAC and its Affiliates and any of its and their respective directors, officers, employees, stockholders, partners, members or Representatives, acknowledge and agree that SPAC has made its own investigation of Florida and that neither Florida nor any of its Affiliates or any of their respective directors, officers, employees, stockholders, partners, members, agents or Representatives is making any representation or warranty whatsoever, express or implied, beyond those expressly given by Florida in ARTICLE IV or any certificate delivered in accordance with Section 8.02(a), including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of Florida or the Florida Subsidiaries. Without limiting the generality of the foregoing, it is understood that any cost estimates, financial or other projections or other predictions that may be contained or referred to in the Florida Disclosure Letter or elsewhere, as well as any information, documents or other materials (including any such materials contained in any “data room” (whether or not accessed by SPAC or its Representatives) or reviewed by SPAC pursuant to the Confidentiality Agreement) or management presentations that have been or shall hereafter be provided to SPAC or any of its Affiliates, agents or Representatives are not and will not be deemed to be representations or warranties of Florida, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing except as may be expressly set forth in ARTICLE IV or any certificate delivered in accordance with Section 8.02(a). Except as otherwise expressly set forth in this Agreement, SPAC understands and agrees that any assets, properties and business of the Florida Entities are furnished “as is”, “where is” and subject to and except as otherwise provided in the representations and warranties contained in ARTICLE IV or any certificate delivered in accordance with Section 8.02(a), with all faults and without any other representation or warranty of any nature whatsoever.

Section 5.22 NYSE Market Quotation. The issued and outstanding shares of SPAC Class A Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE under the symbol “FST.” SPAC is in compliance in all material respects with the rules of the NYSE and there is no action or proceeding pending or, to the knowledge of SPAC, threatened against SPAC by the NYSE, the Financial Industry Regulatory Authority or the SEC with respect to any intention by such entity to deregister the SPAC Class A Common Stock or terminate the listing of SPAC Class A Common Stock on the NYSE. None of SPAC or its Affiliates has taken any action in an attempt to terminate the registration of the SPAC Class A Common Stock or SPAC Warrants under the Exchange Act except as contemplated by this Agreement.

Section 5.23 Investment Company Act. Neither SPAC nor any of its Subsidiaries is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 5.24 Affiliate Agreements. Except as set forth on Section 5.24 of the SPAC Disclosure Letter, neither SPAC nor any of its Subsidiaries is a party to any transaction, agreement, arrangement or understanding with any (i) present or former executive officer or director of any of SPAC or any of its Subsidiaries, (ii) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of the capital stock or equity interests of any of SPAC or any of its Subsidiaries or (iii) Affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing (each of the foregoing, an “SPAC Affiliate Agreement”).

Section 5.25 PIPE Investment Amount; Subscription Agreements. SPAC has delivered to Florida true, correct and complete copies of each of the Subscription Agreements that have been executed as of the date hereof pursuant to which the Subscribers party thereto have committed, subject to the terms and conditions therein, to purchase shares of SPAC Class A Common Stock for cash or the retirement of Indebtedness of Florida in the aggregate for an aggregate amount equal to $1,240,000,000 (such amount together with amounts committed pursuant to Subscription Agreements executed after the date hereof, the “PIPE Investment Amount”). Each of the Subscription Agreements executed as of the date hereof are in full force and effect and are legal, valid and binding upon SPAC and the Subscribers party thereto, enforceable in accordance with their terms. None of the Subscription Agreements executed as of the date hereof have been withdrawn, terminated, amended or modified since the date of delivery hereunder and prior to the execution of this Agreement, and, to the knowledge of SPAC, as of the date of this Agreement no such withdrawal, termination, amendment or modification is contemplated, and as of the date of this Agreement the commitments contained in the Subscription Agreements executed as of the date hereof have not been withdrawn, terminated or rescinded by the Subscribers party thereto in any respect. As of the date hereof, there are no side letters or Contracts to which SPAC, SPAC Newco or Merger Sub is a party related to the provision or funding, as applicable, of the purchases contemplated by the Subscription Agreements executed as of the date hereof or the transactions contemplated hereby other than as expressly set forth in this Agreement, the Subscription Agreements executed as of the date hereof or any other agreement entered into (or to be entered into) in connection with the Transactions delivered to Florida. SPAC has fully paid any and all commitment fees or other fees required in connection with the Subscription Agreements executed as of the date hereof that are payable on or prior to the date hereof and will pay any and all such fees when and as the same become due and payable after the date hereof pursuant to the Subscription Agreements executed as of the date hereof. SPAC has, and to the Knowledge of SPAC, the Subscribers that have executed Subscription Agreements as of the date hereof have, complied with all of its obligations under the Subscription Agreements executed as of the date hereof. There are no conditions precedent or other contingencies related to the consummation of the purchases set forth in the Subscription Agreements executed as of the date hereof, other than as expressly set forth in the Subscription Agreements executed as of the date hereof. To the Knowledge of SPAC, as of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to (i) constitute a default or breach on the part of SPAC or the Subscribers party to Subscription Agreements executed as of the date hereof, (ii) assuming the conditions set forth in Section 8.01 and Section 8.02 will be satisfied, constitute a failure to satisfy a condition on the part of SPAC or the Subscriber party to a Subscription Agreement executed as of the date or (iii) assuming the conditions set forth in Section 8.01 and Section 8.02 will be satisfied result in any portion of the amounts to be paid by the Subscribers in accordance with the Subscription Agreements executed as of the date hereof being unavailable on the Closing Date. As of the date hereof, assuming the conditions set forth in Section 8.01 and Section 8.02 will be satisfied, SPAC has no reason to believe that any of the conditions to the consummation of the purchases under the Subscription Agreements executed as of the date hereof will not be satisfied, and, as of the date hereof, SPAC is not aware of the existence of any fact or event that would or would reasonably be expected to cause such conditions not to be satisfied.

Section 5.26 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or the Ancillary Agreements based upon arrangements made by or on behalf of SPAC or any of its Subsidiaries for which any of the Florida Entities would be liable.

Section 5.27 No Additional Representations and Warranties. The representations and warranties made by SPAC, SPAC Newco and Merger Sub in this ARTICLE V, the Ancillary Agreements and any statement or certificate contemplated by this Agreement are the exclusive representations and warranties made by SPAC and Merger Sub. Except for the representations and warranties contained in this ARTICLE V, the Ancillary Agreements and any statement or certificate contemplated by this Agreement, neither SPAC, SPAC Newco nor Merger Sub nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of SPAC, SPAC Newco or Merger Sub, to the accuracy or completeness of any information regarding SPAC, SPAC Newco or Merger Sub available to the other parties or their respective Representatives and expressly disclaim any such other representations or warranties. In particular, without limiting the foregoing, neither SPAC, SPAC Newco nor Merger Sub nor any other Person makes or has made any representation or warranty to Florida with respect to (a) any financial projection, forecast, estimate, budget or prospect information relating to SPAC, SPAC Newco or Merger Sub or (b) any oral or, except for the representations and warranties made by SPAC, SPAC Newco and Merger Sub in this ARTICLE V, the Ancillary Agreements and any statement or certificate contemplated by this Agreement, written information made available to the Florida in the course of its evaluation of SPAC, SPAC Newco and Merger Sub, the negotiation of this Agreement or in the course of the Transactions.

ARTICLE VI
CONDUCT OF BUSINESS PENDING THE MERGER

Section 6.01 Conduct of Florida Business Pending the Merger.

(a) Except as set forth on Section 6.01 of the Florida Disclosure Letter, as expressly contemplated by this Agreement or the Ancillary Agreements, as consented to by SPAC in writing (which consent shall not be unreasonably conditioned, withheld or delayed), or as may be required by Law (including COVID-19 Measures), from the date of this Agreement and until the earlier of the Closing Date and the date on which this Agreement is terminated pursuant to Section 9.01 (the “Interim Period”), Florida shall, and shall cause the Florida Subsidiaries to, (i) use its commercially reasonable efforts to conduct and operate its business in the ordinary course consistent with past practice, (ii) use commercially reasonable efforts to preserve intact the current business organization and ongoing businesses of the Florida Entities, and maintain the existing relations and goodwill of the Florida Entities with customers, suppliers, joint venture partners, distributors and creditors of the Florida Entities, (iii) use commercially reasonable efforts to keep available the services of their present officers, and (iv) use commercially reasonable efforts to maintain all insurance policies of the Florida Entities or substitutes therefor; provided, that, in the case of each of the preceding clauses (i)-(iv), during any period of full or partial suspension of operations related to the coronavirus (COVID-19) pandemic, Florida may, in connection with the coronavirus (COVID-19) pandemic, take such actions as are reasonably necessary (A) to protect the health and safety of Florida’s and the Florida Subsidiaries’ employees and other individuals having business dealings with Florida or the Florida Subsidiaries or (B) to respond to third-party supply or service disruptions caused by the coronavirus (COVID-19) pandemic, including, but not limited to any reasonable actions and omissions taken as a result of COVID-19 and the COVID-19 Measures, and any such actions taken (or not taken) as a result of, in response to, or otherwise related to the coronavirus (COVID-19) pandemic shall be deemed to be taken in the “ordinary course of business” for all purposes of this Section 6.01 and not be considered a breach of this Section 6.01; provided, further, that following any such suspension, to the extent that Florida or any of the Florida Subsidiaries took any actions pursuant to the immediately preceding proviso that caused deviations from its business being conducted in the ordinary course of business consistent with past practice, to resume conducting its business in the ordinary course of business consistent with past practice in all material respects as soon as reasonably practicable.

(b) Without limiting the generality of the foregoing, except as set forth on Section 6.01 of the Florida Disclosure Letter, as expressly contemplated by this Agreement or the Ancillary Agreements, as consented to by SPAC in writing (which consent shall not be unreasonably conditioned, withheld or delayed), or as may be required by Law (including COVID-19 Measures), Florida shall not, and Florida shall cause the Florida Subsidiaries not to, during the Interim Period:

(i) effect a material amendment to or restatement of the certificate of incorporation or bylaws (or similar organizational documents) of Florida or any of the Florida Subsidiaries;

(ii) enter into any material new line of business outside of the business currently conducted by the Florida Entities as of the date of this Agreement (it being understood that this Section 6.01(b)(ii) shall not restrict the Florida Entities from extending its business into new geographies);

(iii) sell, transfer, license, sublicense, covenant not to assert, lease, pledge or otherwise encumber or subject to any Encumbrance, abandon, cancel, let lapse or convey or dispose of any assets, properties or business of the Florida Entities (including Florida Intellectual Property and IT Assets), except for (i) dispositions of obsolete or worthless assets, (ii) sales of tangible inventory in the ordinary course of business and (iii) sales, abandonment, lapses of tangible assets or tangible items or tangible materials in an amount not in excess of $5,000,000 in the aggregate, other than (1) Permitted Encumbrances or (2) pledges and encumbrances on property and assets in the ordinary course of business and that would not, individually or in the aggregate, reasonably be expected to have a Florida Material Adverse Effect;

(iv) (a) effect any recapitalization, reclassification, split or other change in its capitalization, (b) authorize for issuance, issue, sell, transfer, pledge, encumber, dispose of or deliver any additional shares of its capital stock or securities convertible into or exchangeable for shares of its capital stock, or issue, sell, transfer, pledge, encumber or grant any right, option, restricted stock unit, stock appreciation right or other commitment for the issuance of shares of its capital stock, or split, combine or reclassify any shares of its capital stock or (c) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any shares of its capital stock or other equity interests;

(v) sell, transfer, pledge, encumber or dispose of any Georgia Class B Shares or any portion of the Louisiana Class B Membership Interests;

(vi) (i) fail to maintain its existence; or (ii) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Florida or any of the Florida Subsidiaries (other than the transactions contemplated by this Agreement, including the Internal Reorganization), as a result of which Florida or such Florida Subsidiary does not continue as the surviving entity;

(vii) change any method of accounting or accounting practice or policy used by Florida or the Florida Subsidiaries, other than such changes as are required by GAAP or a Governmental Authority;

(viii) fail to implement the Internal Reorganization consistent with its Steps Plan (as defined in the Separation Agreement), except as otherwise permitted under the terms of the Separation Agreement;

(ix) fail to take any action required to maintain any of its material insurance policies in force (except: (i) substitution of an insurance policy by an insurance policy with a substantially similar coverage, or (ii) if such policy covers any asset or matter that has been disposed or is no longer subsisting or applicable) or knowingly do anything to make any such policy of insurance void or voidable;

(x) enter into any Florida Affiliate Agreement, except as set forth in Section 6.01(b)(x) of the Florida Disclosure Letter, the Separation Agreement and any agreement contemplated thereby; or

(xi) announce an intention, enter into any formal or informal agreement or otherwise make a commitment, to do any of the foregoing.

Section 6.02 Conduct of SPAC Business Pending the Merger.

(a) During the Interim Period, except as set forth on Section 6.02 of the SPAC Disclosure Letter, as expressly contemplated by this Agreement or the Ancillary Agreements, as consented to by Florida in writing (which consent shall not be unreasonably conditioned, withheld or delayed), or as may be required by Law (including COVID-19 Measures), SPAC shall not, shall not permit any of its Subsidiaries to:

(i) change, modify or amend the Trust Agreement, the organizational documents of SPAC, the organizational documents of SPAC Newco, or the organizational documents of Merger Sub;

(ii) (A) make, declare, set aside or pay any dividends on, or make any other distribution (whether in cash, stock or property) in respect of any of its outstanding capital stock or other equity interests; (B) split, combine, reclassify or otherwise change any of its capital stock or other equity interests; or (C) other than the redemption of any shares of SPAC Class A Common Stock required by the Offer or as otherwise required by the organizational documents of SPAC in order to consummate the transactions contemplated hereby, repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, SPAC;

(iii) (a) effect any recapitalization, reclassification, split or other change in its capitalization, (b) authorize for issuance, issue, sell, transfer, pledge, encumber, dispose of or deliver any additional shares of its capital stock or securities convertible into or exchangeable for shares of its capital stock, or issue, sell, transfer, pledge, encumber or grant any right, option, restricted stock unit, stock appreciation right or other commitment for the issuance of shares of its capital stock, or split, combine or reclassify any shares of its capital stock or (c) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any shares of its capital stock or other equity interests;

(iv) (i) fail to maintain its existence; or (ii) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of SPAC or its Subsidiaries (other than the transactions contemplated by this Agreement);

(v) change any method of accounting or accounting practice or policy used by the SPAC Entities, other than such changes as are required by GAAP or a Governmental Authority; or

(vi) announce an intention, enter into any formal or informal agreement or otherwise make a commitment, to do any of the foregoing.

(b) During the Interim Period, SPAC shall, and shall cause its Subsidiaries to comply with, and continue performing under, as applicable, the organizational documents of SPAC, the Trust Agreement and all other agreements or Contracts to which SPAC or its Subsidiaries may be a party.

ARTICLE VII
ADDITIONAL AGREEMENTS

Section 7.01 Registration Statement; Special Meeting; SPAC Stockholder Approval.

(a) As promptly as practicable following the date of this Agreement (but in any event no later March 31, 2021), Florida Corp. shall provide to SPAC (i) the audited consolidated balance sheet of Florida as of December 31, 2018, December 31, 2019 and December 31, 2020, and the related audited consolidated statements of income and comprehensive loss, cash flows and stockholders’ equity of Florida for such years prepared in accordance with GAAP applied on a consistent basis throughout the covered periods and Regulation S-X, each audited in accordance with the auditing standards of the PCAOB, (ii) management’s discussion and analysis of financial condition and results of operations prepared in accordance with Item 303 of Regulation S-K with respect to the periods described in the foregoing periods and (iii) any unaudited consolidated balance sheets and the related audited consolidated statements of income and comprehensive loss, cash flows and stockholders’ equity of Florida that may be required to be included in the Registration Statement.

(b) As promptly as reasonably practicable following the date hereof, to the extent such filings are required by applicable Law in connection with the transactions contemplated by this Agreement: Florida, SPAC, SPAC Newco and Merger Sub shall jointly prepare, and SPAC shall file with the SEC, a Registration Statement in connection with the registration under the Securities Act of the shares of SPAC Newco Class A Common Stock and the proxy statement/prospectus as part of the Registration Statement and sent to the SPAC stockholders for SPAC Stockholder Approval in connection with the Special Meeting. Each of Florida, SPAC, SPAC Newco and Merger Sub shall use its reasonable best efforts to cause the Registration Statement to comply with the rules and regulations promulgated by the SEC. Each of SPAC and Florida shall furnish all information concerning it as may reasonably be requested by the other party in connection with such actions and the preparation of the Registration Statement. SPAC shall use its reasonable best efforts to cause the proxy statement/prospectus included in the Registration Statement to be mailed to the holders of SPAC Common Stock as promptly as practicable after the Registration Statement is declared effective under the Securities Act.

(c) Each of SPAC and Florida shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed), any response to comments of the SEC or its staff with respect to the Registration Statement and any amendment to the Registration Statement filed in response thereto. If SPAC or Florida becomes aware that any information contained in the Registration Statement shall have become false or misleading in any material respect or that the Registration Statement is required to be amended in order to comply with applicable Law, then (i) such party shall promptly inform the other parties and (ii) SPAC, on the one hand, and Florida, on the other hand, shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed) an amendment or supplement to the Registration Statement. SPAC and Florida shall use reasonable best efforts to cause the Registration Statement as so amended or supplemented, to be filed with the SEC and to be disseminated to the holders of shares of SPAC Common Stock, as applicable, in each case pursuant to applicable Law and subject to the terms and conditions of this Agreement and the organizational documents of SPAC. SPAC and Florida shall provide the other parties with copies of any written comments, and shall inform such other parties of any oral comments, that SPAC receives from the SEC or its staff with respect to the Registration Statement promptly after the receipt of such comments and shall give the other parties a reasonable opportunity to review and comment on any proposed written or oral responses to such comments prior to responding to the SEC or its staff.

(d) SPAC agrees to include provisions in the Registration Statement and to take reasonable action related thereto, with respect to (i) Merger and the adoption and approval of this Agreement (the “Transaction Proposal”), (ii) approval of the TX Merger, (iii) adoption and approval of the SPAC Newco A&R Charter in connection with the TX Merger (the “Amendment Proposal”) and each change to the SPAC Newco A&R Charter that is required to be separately approved, (iii) to the extent required by the NYSE listing rules, approval of the issuance of the Merger Consideration and the SPAC Class A Common Stock to be issued pursuant to the Subscription Agreements (the “NYSE Proposal”), (iv) the approval and adoption of the SPAC Newco Omnibus Incentive Plan (the “SPAC Newco Omnibus Incentive Plan Proposal”), (v) adjournment of the Special Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing proposals and (vi) approval of any other proposals reasonably agreed by SPAC and Florida to be necessary or appropriate in connection with the transaction contemplated hereby (the “Additional Proposal” and together with the Transaction Proposal, TX Merger, the Amendment Proposal, the NYSE Proposal and the SPAC Newco Omnibus Incentive Plan Proposal, the “Proposals”). Without the prior written consent of Florida, the Proposals shall be the only matters (other than procedural matters) which SPAC shall propose to be acted on by the SPAC Stockholders at the Special Meeting.

(e) SPAC shall use reasonable best efforts to, as promptly as practicable after the Registration Statement is declared effective under the Securities Act (i) establish the record date for, duly call, give notice of, convene and hold the Special Meeting in accordance with the DGCL for the purpose of obtaining SPAC Stockholder Approval, (ii) cause the proxy statement/prospectus included in the Registration Statement to be disseminated to SPAC’s stockholders in compliance with applicable Law and (iii) solicit proxies from the holders of SPAC Common Stock to vote in favor of each of the Proposals. SPAC shall, through the SPAC Board, recommend to the SPAC Stockholders that they approve the Proposals (the “SPAC Board Recommendation”) and shall include the SPAC Board Recommendation in such proxy statement/prospectus, subject to the provisions of this Section 7.01(e). Notwithstanding the foregoing provisions of this Section 7.01(e), (i) if on a date for which the Special Meeting is scheduled, SPAC has not received proxies representing a sufficient number of shares of SPAC Common Stock to obtain SPAC Stockholder Approval, whether or not a quorum is present, or (ii) if, as of the time for which the Special Meeting is originally scheduled, there are insufficient SPAC Common Stockholders to constitute a quorum necessary to conduct the business to be conducted at the Special Meeting, SPAC shall have the right to make one or more successive postponements or adjournments of the Special Meeting. SPAC shall solicit from the SPAC Stockholders proxies in favor of SPAC Stockholder Approval and shall take all other action reasonably necessary or advisable to secure SPAC Stockholder Approval. SPAC agrees that it shall not, prior to the termination of this Agreement, submit to a vote of the SPAC Stockholders any Competing Transaction.

Section 7.02 No Solicitation of Transactions.

(a) From the date of this Agreement until the earlier of (x) the Closing Date or (y) the date on which this Agreement is terminated, other than in connection with the Transactions, SPAC agrees that it shall not, and shall cause each of its Subsidiaries to not, authorize or (to the extent within its control) permit any of its directors, officers, employees, agents or Representatives (including investment bankers, attorneys and accountants), to, directly or indirectly, (i) initiate, solicit, facilitate, consider, make or encourage or otherwise facilitate the making of any offers or proposals related to, a Competing Transaction, (ii) enter into, engage in or continue any discussions or negotiations with respect to a Competing Transaction with, or provide any non-public information, data or access to employees to, any Person that has made, or that is considering making, a proposal with respect to a Competing Transaction, or (iii) enter into any agreement relating to a Competing Transaction. SPAC shall promptly (and in any event within one (1) Business Day) notify Florida orally and in writing after becoming aware of any submissions, proposals, offers or inquiries made with respect to a Competing Transaction. SPAC and its officers and directors shall, and shall instruct and cause its Representatives to, immediately cease and terminate all discussions and negotiations with any Person that may be ongoing with respect to a possible Competing Transaction, other than with respect to the Transactions.

(b) From the date of this Agreement until the earlier of (x) the Closing Date or (y) the date on which this Agreement is terminated, other than in connection with the Transactions, Florida agrees that it shall not, and shall cause each of its Subsidiaries to not, authorize or (to the extent within its control) permit any of its directors, officers, employees, agents or Representatives (including investment bankers, attorneys and accountants), to, directly or indirectly, (i) initiate, solicit, facilitate, consider, make or encourage or otherwise facilitate the making of any offers or proposals related to, an Acquisition Proposal, (ii) enter into, engage in or continue any discussions or negotiations with respect to an Acquisition Proposal with, or provide any non-public information, data or access to employees to, any Person that has made, or that is considering making, a proposal with respect to an Acquisition Proposal, or (iii) enter into any agreement relating to an Acquisition Proposal. Florida shall promptly (and in any event within one (1) Business Day) notify SPAC orally and in writing after becoming aware of any submissions, proposals, offers or inquiries made with respect to an Acquisition Proposal. Florida and its officers and directors shall, and shall instruct and cause its Representatives to, immediately cease and terminate all discussions and negotiations with any Person that may be ongoing with respect to a possible Acquisition Proposal, other than with respect to the Transactions.

Section 7.03 Access to Information.

(a) Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to Florida or the Florida Subsidiaries by third parties that may be in Florida’s or the Florida Subsidiaries’ possession from time to time, and except for any information which (x) relates to interactions with prospective buyers of Florida or the negotiation of this Agreement and the transactions contemplated hereby or (y) in the judgment of legal counsel of Florida would result in the loss of attorney-client privilege or other privilege from disclosure or would conflict with any applicable Law or confidentiality obligations to which Florida or any of the Florida Subsidiaries is bound, Florida shall, and shall cause the Florida Subsidiaries to, afford to SPAC and its Representatives reasonable access during the Interim Period, during normal business hours and with reasonable advance notice, in such manner as to not interfere with the normal operation of the Florida Entities, to all of their respective properties, books, projections, plans, systems, Contracts, commitments, Tax Returns, records, commitments, analyses and appropriate officers and employees of the Florida Entities, and shall furnish such Representatives with all financial and operating data and other information concerning the affairs of the Florida Entities that are in the possession of the Florida Entities as such Representatives may reasonably request; provided, that such access shall not include any unreasonably invasive or intrusive investigations or other testing, sampling or analysis of any properties, facilities or equipment of Florida or the Florida Subsidiaries without the prior written consent of Florida. The parties shall use commercially reasonable efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. All information obtained by SPAC and its Representatives under this Agreement shall be subject to the Confidentiality Agreement prior to the Effective Time.

(b) Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to SPAC or its Subsidiaries by third parties that may be in SPAC’s or its Subsidiaries’ possession from time to time, and except for any information which (x) relates to the negotiation of this Agreement and the transactions contemplated hereby or (y) in the judgment of legal counsel of SPAC would result in the loss of attorney-client privilege or other privilege from disclosure or would conflict with any applicable Law or confidentiality obligations to which SPAC or any of its Subsidiaries is bound, SPAC shall afford to Florida, its Affiliates and their respective Representatives reasonable access during the Interim Period, during normal business hours and with reasonable advance notice, in such manner as to not interfere with the normal operation of SPAC, to all of their respective properties, books, projections, plans, systems, Contracts, commitments, Tax Returns, records, commitments, analyses and appropriate officers and employees of SPAC, and shall furnish such Representatives with all financial and operating data and other information concerning the affairs of SPAC that are in the possession of SPAC as such Representatives may reasonably request. The parties shall use commercially reasonable efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. All information obtained by Florida, its Affiliates and their respective Representatives under this Agreement shall be subject to the Confidentiality Agreement prior to the Effective Time.

Section 7.04 Directors’ and Officers’ Indemnification.

(a) From and after the Effective Time, SPAC Newco agrees that it shall, and shall cause the Surviving Corporation to, indemnify and hold harmless each present and former directors, officers and employees of SPAC, SPAC Newco or any Florida Subsidiary against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that SPAC, SPAC Newco, Florida or any of the Florida Subsidiaries, as the case may be, would have been permitted under their applicable certificate of incorporation and bylaws in effect on the date hereof to indemnify such Person (including promptly advancing expenses as incurred to the fullest extent permitted under such certificate of incorporation and bylaws). SPAC Newco shall and shall cause SPAC and the Florida Subsidiaries (i) to maintain for a period of not less than six (6) years from the Effective Time provisions in their respective certificate of incorporation and bylaws (or similar organizational documents) concerning the indemnification and exculpation (including provisions relating to expense advancement) of SPAC, SPAC Newco and the Florida Subsidiaries’ respective former and current officers, directors, employees and agents that are no less favorable to those Persons than the provisions of the certificate of incorporation and bylaws of SPAC, SPAC Newco and the Florida Subsidiaries, as applicable, in each case, as of the date hereof and (ii) not to amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law.

(b) SPAC Newco shall procure (i) a prepaid, non-cancelable six (6)-year “tail” policy commencing on the Closing Date containing terms not less favorable than the terms of directors’ and officers’ liability insurance covering those Persons who are currently covered by the directors’ and officers’ liability insurance policies of SPAC and/or Florida or any of the Florida Subsidiaries with respect to matters existing or occurring at or prior to the Effective Time or (ii) an endorsement under SPAC Newco’s existing directors’ and officers’ liability insurance policy to provide such coverage. If any claim is asserted or made within such six (6)-year period, then any insurance required to be maintained under this Section 7.04 shall be continued in respect of such claim until the final disposition thereof.

(c) Notwithstanding anything contained in this Agreement to the contrary, this Section 7.04 shall survive the consummation of the transactions contemplated hereby and shall be binding, jointly and severally, on all successors and assigns of SPAC Newco, the Surviving Corporation and LLC Sub and are intended to be for the benefit of, and will be enforceable by, each present and former director and officer of SPAC, any Florida Subsidiary and his or her heirs and Representatives. In the event that SPAC Newco, the Surviving Corporation or LLC Sub or any of their respective successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of SPAC Newco, the Surviving Corporation or LLC Sub, as the case may be, shall succeed to the obligations set forth in this Section 7.04.

Section 7.05 Regulatory and Other Authorizations; Notices and Consents.

(a) Prior to the Effective Time, each party hereto shall, and shall cause its Affiliates to, use reasonable best efforts to (i) promptly obtain all authorizations, clearances, consents, Gaming Approvals, orders and approvals of all Governmental Authorities that may be or become necessary or advisable for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement and the Ancillary Agreements; (ii) cooperate fully with the other parties in promptly seeking to obtain all such authorizations, clearances, consents, Gaming Approvals, orders and approvals; and (iii) provide such other information and documents to any Governmental Authority as such Governmental Authority may reasonably request in connection herewith. SPAC shall pay (x) all applicable filing or notice fees required in connection with any notice or filing made with any Governmental Authority pursuant to this Section 7.05 and (y) all filing fees under the HSR Act and any other applicable antitrust, competition, merger control or foreign investment Laws with respect to the transactions contemplated by this Agreement and the Ancillary Agreements.

(b) Each party hereto agrees to, and shall cause its respective Affiliates to, make promptly, and no later than ten (10) Business Days after the date hereof unless mutually agreed otherwise by the parties, its respective filing, if necessary, pursuant to the HSR Act with respect to the transactions contemplated by this Agreement and the Ancillary Agreements. Each party further agrees that it will supply as promptly as practicable to the appropriate Governmental Authorities any additional information and documentary material that may be requested pursuant to the HSR Act. Each party hereto agrees to, and shall cause its respective Affiliates to, make as promptly as practicable its respective filings and notifications, if any, under any other applicable antitrust, competition, merger control or foreign investment Law and to supply as promptly as practicable to the appropriate Governmental Authorities any additional information and documentary material that may be requested pursuant to the applicable antitrust, competition, merger control or foreign investment Law.

(c) Without limiting the generality of the parties’ undertakings pursuant to Section 7.05(a) and (b), and notwithstanding anything in this Agreement to the contrary, SPAC shall, and shall cause each of its Affiliates to, use reasonable best efforts to avoid or eliminate each and every impediment under any antitrust, competition, merger control or foreign investment Law that may be asserted by any Governmental Authority or any other Person so as to enable the parties hereto to close the transactions contemplated hereby and by the Ancillary Agreements as promptly as practicable, and in any event prior to the Termination Date, including proposing, negotiating, committing to and effecting, by consent decree, hold separate orders or otherwise, the sale, divestiture or disposition of its assets, properties or businesses or of the assets, properties or businesses to be acquired by it pursuant hereto, and the entrance into such other arrangements, as are necessary or advisable in order to avoid the entry of, or the commencement of litigation seeking the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other Governmental Order in any Action, which would otherwise have the effect of materially delaying or preventing the consummation of the transactions contemplated hereby and by the Ancillary Agreements (“Antitrust Remedial Actions”); provided that the effectiveness of such Antitrust Remedial Action shall be contingent on the consummation of the Merger. In addition, SPAC shall, and shall cause its Affiliates to, defend through litigation on the merits and appeals any Action by any Governmental Authority or other Person in order to avoid entry of, or to have vacated or terminated, any Governmental Order (whether temporary, preliminary or permanent) that would materially delay or prevent the Closing prior to the Termination Date.

(d) Each party hereto shall promptly notify the other parties hereto of any communication it or any of its Representatives receives from the SEC, the United States Department of Justice or the Federal Trade Commission primarily relating to the Merger and permit the other parties to review in advance and provide comments (which shall be considered in good faith) on any proposed substantive communication by such party to any such Governmental Authority. None of the parties hereto shall agree to participate in any substantive meeting or teleconference with the SEC, the United States Department of Justice or the Federal Trade Commission in respect of any filings or investigation (including any settlement of an investigation) primarily relating to the Merger unless it consults with the other parties in advance and, to the extent permitted by such Governmental Authority, gives the other parties the opportunity to attend and participate at such meeting or teleconference. Each party hereto shall, and shall cause its Representatives to, coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other parties hereto may reasonably request in connection with the foregoing and in seeking the expiration or termination of any applicable waiting periods, including under the HSR Act. Each party hereto shall, and shall cause its Representatives to, provide each other with copies of all material correspondence, filings or communications between them or any of their respective Representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to the Merger; provided, however, that materials may be redacted (i) as necessary to comply with contractual requirements or applicable Law; and (ii) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns.

Section 7.06 Tax Matters.

(a) This Agreement is intended to constitute a “plan of reorganization” within the meaning of Treasury Regulations sections 1.368-2(g) and 1.368-3 and the parties hereto hereby adopt it as such. From and after the date of this Agreement, each party hereto shall use its reasonable best efforts to ensure the transactions contemplated by this Agreement and the Ancillary Agreements are treated consistent with the Intended Tax Treatment, and will not knowingly take any action, cause or permit any action to be taken, fail to take any action or cause any action to fail to be taken, which action or failure to act could prevent the Intended Tax Treatment.

(b) SPAC and Florida shall cooperate and use their respective reasonable best efforts in order for (i) Florida to obtain the opinion of Latham & Watkins LLP (“Florida Merger Tax Counsel”), substantially in form and substance as set forth in Section 7.06(b) of the Florida Disclosure Letter, dated as of the Closing Date to the effect that, on the basis of the facts and representations and assumptions set forth or referred to in such opinion and the Tax Representation Letters and on the assumption that the conclusion in clause (ii) of this Section 7.06(b) is correct, for U.S. federal income Tax purposes the Merger, taken together with the LLC Sub Merger, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code (“Florida Merger Tax Opinion”); and (ii) Florida to obtain the opinion of Florida Merger Tax Counsel or PricewaterhouseCoopers LLP (“Florida Distribution Tax Counsel”), in form and substance reasonably acceptable to Florida, dated as of the Closing Date, on the basis of the facts and representations and assumptions set forth or referred to in such opinion and the Tax Representation Letters, that (A) the Internal Contribution, taken together with the Distribution, more likely than not will constitute a reorganization within the meaning of Section 368(a) of the Code, (B) the Distribution more likely than not will qualify as a distribution to Florida’s shareholders pursuant to Sections 355 of the Code, (C) the Internal Split-Off Contribution, taken together with the Split-Off, more likely than not will qualify as a reorganization within the meaning of Section 368(a) of the Code and (D) the Split-Off more likely than not will qualify as a distribution under Section 355 of the Code (the “Florida Distribution Tax Opinions,” and together with the Florida Merger Tax Opinion, and any Tax opinions required to be filed with the SEC in connection with the filing of the Registration Statement, the “Florida Tax Opinions”).

(c) As a condition precedent to the rendering of the Florida Tax Opinions, SPAC, Florida, and their Affiliates, shall execute and deliver to Florida Merger Tax Counsel and Florida Distribution Tax Counsel the Tax Representation Letters as of (i) the Closing Date and (ii) the date for filing any Tax opinion required to be filed with the SEC in connection with the filing of the Registration Statement.

(d) Unless otherwise required by a final determination within the meaning of Section 1313(a) of the Code (or a similar determination under applicable state of local Law), all parties hereto shall file all United States federal, state and local Tax Returns in a manner consistent with the Intended Tax Treatment, and no party hereto shall take a position inconsistent with such treatment.

Section 7.07 Control of Other Party’s Business. Nothing contained in this Agreement shall give Florida, directly or indirectly, the right to control or direct any of the operations of SPAC, SPAC Newco or Merger Sub prior to the Closing. Nothing contained in this Agreement shall give SPAC, SPAC Newco or Merger Sub, directly or indirectly, the right to control or direct any of the operations of Florida or the Florida Subsidiaries prior to the Closing. Prior to the Closing, each of Florida, SPAC, SPAC Newco and Merger Sub shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective operations.

Section 7.08 Trust Account. Prior to or at the Closing (subject to the satisfaction or waiver of the conditions set forth in ARTICLE VIII), SPAC shall make appropriate arrangements to cause the funds in the Trust Account to be disbursed in accordance with the Trust Agreement for the following: (a) the redemption of any shares of SPAC Class A Common Stock in connection with the Offer; (b) the payment of the SPAC Transaction Expenses and the Florida Transaction Expenses, in each case pursuant to Section 3.05, and (c) the balance of the assets in the Trust Account, if any, after payment of the amounts required under the foregoing clauses (a) and (b), to be disbursed to SPAC.

Section 7.09 No Claim Against the Trust Account. Florida acknowledges that SPAC is a blank check company with the power and privileges to effect a merger, asset acquisition, reorganization or similar business combination involving Florida and one or more businesses or assets, and Florida has read SPAC’s final prospectus, dated August 20, 2020 and filed with the SEC (File No. 333-240333) on August 21, 2020, and other SPAC SEC Documents, the organizational documents of SPAC and the Trust Agreement, and understands that SPAC has established the Trust Account described therein for the benefit of SPAC’s public stockholders containing the proceeds of its initial public offering (the “IPO”) and that disbursements from the Trust Account are available only: (a) to the SPAC Stockholders in the event they elect to redeem their SPAC Class A Common Stock in connection with the consummation of the Business Combination or in connection with an extension of its deadline to consummate a Business Combination, (b) to the SPAC Stockholders if SPAC fails to consummate a Business Combination within twenty four (24) months after the closing of the IPO, subject to extension by an amendment to SPAC’s organizational documents, (c) with respect to any interest earned on the amounts held in the Trust Account, amounts necessary to pay for any taxes and up to $100,000 in dissolution expenses or (d) to SPAC after or concurrently with the consummation of a Business Combination. Florida hereby agrees (on its own behalf and on behalf of its Subsidiaries, Affiliates (including, to the extent applicable, parallel or subsequent investment funds or management vehicles) and each of its and their employees, agents, representatives, affiliates, equityholders and any other person or entity acting on its behalf (collectively, “Related Parties”)), that it does not now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to this Agreement or the Ancillary Agreements, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (collectively, the “Released Claims”). Florida on behalf of itself and its Related Parties hereby irrevocably waives any Released Claims that Florida or any of its Related Parties may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of this Agreement or the Ancillary Agreements). Florida agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by SPAC and its Related Parties to induce SPAC to enter into this Agreement and the Ancillary Agreements, and Florida further intends and understands such waiver to be valid, binding and enforceable against Florida and each of its Related Parties under applicable Law. To the extent Florida or any of its Related Parties commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to SPAC or its Related Parties, which proceeding seeks, in whole or in part, monetary relief against SPAC or its Related Parties, Florida hereby acknowledges and agrees that Florida’s and its Related Parties’ sole remedy shall be against funds held outside of the Trust Account and that such claim shall not permit Florida or its Related Party (or any person claiming on any of their behalves or in lieu of any of them) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein. Florida waives any past, present or future claim of any kind against, and any right to access, the Trust Account, any trustee of the Trust Account and SPAC to collect from the Trust Account any monies that may be owed to them by SPAC or any of its Affiliates for any reason whatsoever, and will not seek recourse against the Trust Account at any time for any reason whatsoever. This Section 7.09 shall survive the termination of this Agreement for any reason.

Section 7.10 SPAC NYSE Listing.

(a) From the date hereof through the Closing, SPAC shall use reasonable best efforts to ensure SPAC remains listed as a public company on, and for shares of SPAC Class A Common Stock to be listed on, the NYSE.

(b) Prior to the Closing, SPAC and Florida shall use reasonable best efforts to cause the shares of SPAC Newco Class A Common Stock to be issued in connection with the Transactions to be approved for listing on the NYSE under the ticker symbol to be mutually agreed upon in writing by the Parties, including by submitting prior to the Closing an initial listing application with the NYSE (the “NYSE Listing Application”), with respect to such shares, subject to official notice of issuance. Each of SPAC and Florida shall promptly furnish all information concerning itself and its Affiliates as may be reasonably requested by the other party and shall otherwise reasonably assist and cooperate with the other party in connection with the preparation, filing and distribution of the NYSE Listing Application. SPAC and Florida will use their respective reasonable best efforts to (i) cause the NYSE Listing Application, when filed, to comply in all material respects with all legal requirements applicable thereto, (ii) respond as promptly as reasonably practicable to and resolve all comments received from the NYSE or its staff concerning the NYSE Listing Application and (iii) have the NYSE Listing Application approved by the NYSE as promptly as practicable after such filing. No submission of, or amendment or supplement to, the NYSE Listing Application, or response to NYSE comments with respect thereto, will be made by SPAC or Florida, as applicable, without the other party’s prior consent (which shall not be unreasonably withheld, conditioned or delayed) and without providing such other party a reasonable opportunity to review and comment thereon.

(c) Each of SPAC and Florida will promptly notify the other Parties upon the receipt of any comments from the NYSE or any request from the NYSE for amendments or supplements to the NYSE Listing Application and will, as promptly as practicable after receipt thereof, provide the other with copies of all material correspondence between it and its Representatives, on the one hand, and the NYSE, on the other hand, and all written comments with respect to the NYSE Listing Application received from the NYSE and advise the other on any oral comments with respect to the NYSE Listing Application received from the NYSE. SPAC will advise Florida, promptly after SPAC receives notice thereof, of the time of the approval of the NYSE Listing Application and the approval of the shares of SPAC Newco Class A Common Stock to be issued in connection with the Transactions for listing on the NYSE, subject only to official notice of issuance.

Section 7.11 SPAC Public Filings. From the date hereof through the Closing, SPAC will keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable securities Laws.

Section 7.12 PIPE Financing. Unless otherwise approved in writing by Florida, SPAC shall not permit any amendment or modification to be made to, any waiver (in whole or in part) of, or provide consent to modify (including consent to termination), any provision or remedy under, or any replacements of, any of the Subscription Agreements if such amendment, modification, waiver, remedy or replacement (i) would materially delay the occurrence of the Closing, (ii) reduces the aggregate amount of proceeds to be received by SPAC upon the consummation of the transactions contemplated by the Subscription Agreements, (iii) adds or imposes new conditions or amends the existing conditions to the consummation of the transactions contemplated by the Subscription Agreements or (iv) is adverse to the interests of Florida, in each case, in any material respect. In the event that any portion of the proceeds contemplated to be received by SPAC upon the consummation of the transactions contemplated by the Subscription Agreements become unavailable on the terms and conditions contemplated in each Subscription Agreement, regardless of the reason therefor, and such unavailable proceeds are required to fund the transactions contemplated by this Agreement on the Closing Date, SPAC will (i) as promptly as practicable following the occurrence of such event, use its commercially reasonable efforts to obtain alternative financing (the “Alternative Financing”) (in an amount sufficient, when taken together with any then-available proceeds contemplated by the Subscriptions Agreements and available cash of SPAC, to consummate the transactions contemplated by this Agreement) on terms not less favorable in the aggregate to SPAC than those contained in each Subscription Agreement that the Alternative Financing would replace from the same or other sources and which do not include any incremental conditionality to the consummation of such Alternative Financing that are more onerous to SPAC and Florida (in each case, in the aggregate) than the conditions set forth in each Subscription Agreement (as applicable) in effect as of the date of this Agreement and (ii) immediately notify Florida of such unavailability and the reason therefor. Upon receiving such notification, Florida will use its commercially reasonable efforts to assist SPAC in obtaining Alternative Financing.

Section 7.13 Section 16 Matters. Prior to the Effective Time, the parties hereto shall take all steps as may be required to cause any acquisitions of SPAC Common Stock resulting from the transactions contemplated by this Agreement by each officer or director who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect SPAC, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 7.14 SPAC Director and Officer Appointments. Except as otherwise agreed in writing by Florida and SPAC prior to the Closing, conditioned upon the occurrence of the Closing, and subject to the terms of the Stockholders Agreement and the organizational documents of SPAC and any limitation imposed under applicable Laws and NYSE listing requirements, SPAC shall take all actions necessary or appropriate to cause the individuals determined in Florida’s discretion between the date of this Agreement and the Closing Date to be elected as officers of SPAC or members of the SPAC Board, as applicable, effective as of the Closing, in each case to serve in such capacity in accordance with the terms of the organizational documents of SPAC. On the Closing Date, SPAC shall enter into customary indemnification agreements reasonably satisfactory to Florida with the individuals determined by Florida, which indemnification agreements shall continue to be effective following the Closing.

Section 7.15 Confidentiality; Material Non-Public Information.

(a) The terms of the Confidentiality Agreement, dated as of October 24, 2020 (the “Confidentiality Agreement”), between Florida and SPAC, are hereby incorporated herein by reference and shall continue in full force and effect until the Closing and shall survive the Closing and remain in full force and effect until their expiration in accordance with the terms of the Confidentiality Agreement. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement shall nonetheless continue in full force and effect in accordance with its terms.

(b) Nothing provided to SPAC or Florida or their respective Representatives pursuant to Section 7.02(b) shall in any way amend or diminish the parties’ obligations under the Confidentiality Agreement. Each of SPAC and Florida acknowledges and agrees that any Confidential Data made available to such party or its Representatives pursuant to Section 7.02(b) or otherwise by the other party or any of its Representatives shall be subject to the terms and conditions of the Confidentiality Agreement.

(c) Each of Florida, its Affiliates and their Representatives acknowledge that it may possess material nonpublic information about SPAC, and agree that while in possession of such material nonpublic information, none of Florida, its Affiliates and their Representatives shall, directly or indirectly, acquire, offer or propose to acquire, agree to acquire, sell or transfer or offer or propose to sell or transfer any securities of SPAC, communicate such information to any other Person, take any action with respect to SPAC, or cause or encourage any Person to do any of the foregoing.

Section 7.16 Change of Name; Ticker Symbol. SPAC and Florida shall use commercially reasonable efforts to effect the change in name and ticker symbol set forth in Section 2.07, with effect as of the Effective Time.

Section 7.17 Public Announcements. None of the parties to this Agreement shall make, or cause to be made, any press release or public announcement in respect of this Agreement or the Ancillary Agreements or the transactions contemplated hereby and thereby or otherwise communicate with any news media regarding such matters without the prior written consent of the other parties hereto, unless such press release or public announcement is required by Law or applicable stock exchange regulation, in which case the parties to this Agreement shall, to the extent practicable, consult with each other as to the timing and contents of any such press release, public announcement or communication.

Section 7.18 Support of Transaction. Without limiting any covenant contained in Section 6.02 or ARTICLE VII, SPAC and Florida shall, and shall cause their respective Subsidiaries to, (a) use reasonable efforts to obtain all material consents and approvals of third parties that any of SPAC, Florida or its Affiliates are required to obtain in order to consummate the Transactions and (b) take such other action as may be reasonably necessary or as another party hereto may reasonably request to satisfy the conditions of ARTICLE VIII (including the use of reasonable efforts to enforce SPAC’s rights under the Subscription Agreements) or otherwise to comply with this Agreement and to consummate the Transactions as soon as practicable.

Section 7.19 Further Actions.

(a) Except as otherwise expressly provided in this Agreement, the parties hereto shall, and shall cause their respective Affiliates to, use their respective reasonable best efforts to take, or cause to be taken, all appropriate action, to do, or cause to be done, and to assist and cooperate with the other parties hereto in doing, all things necessary, proper or advisable under applicable Law (other than with respect to the matters covered in Section 7.05) to execute and deliver the Ancillary Agreements and such other documents and other papers as may be required to carry out the provisions of this Agreement and to consummate and make effective the transactions contemplated by this Agreement, including, but not limited to, (a) using commercially reasonable efforts to assemble, prepare and file any information (and, as needed, to supplement such information) as may be reasonably necessary to obtain as promptly as practicable all governmental and regulatory consents (including any Gaming Approvals) required to be obtained in connection with the Transactions and (b) use commercially reasonable efforts to obtain all material consents and approvals of third parties that any of SPAC, the Florida Entities, or their respective Affiliates are required to obtain in order to consummate the Transactions. Prior to the Closing, Florida shall keep SPAC reasonably informed of the status of the Internal Reorganization, including Florida’s progress in obtaining any necessary third-party consents, Gaming Approvals or approvals of Governmental Authorities and shall reasonably consult with SPAC regarding the terms of any arrangement established pursuant to Section 2.4 of the Separation Agreement.

(b) Subject to the applicable terms of the Separation Agreement and the Split-Off Agreement, from time to time after the Closing, without additional consideration, each party hereto shall, and shall cause its Affiliates to, execute and deliver such further instruments and take such other action as may be necessary or is reasonably requested by another party hereto to make effective the transactions contemplated by this Agreement, the Separation Agreement and the Split-Off Agreement, including, for the avoidance of doubt, any and all actions necessary or reasonably requested to effect the LLC Sub Merger and the Split-Off following the Effective Time.

Section 7.20 SPAC Newco Omnibus Incentive Plan.  Prior to the Closing Date, SPAC shall, subject to approval by the SPAC Stockholders, approve and adopt the SPAC Newco Omnibus Incentive Plan.

Section 7.21 Takeover Statutes.  If any “fair price,” “moratorium,” “control share acquisition,” “business combination” or other form of antitakeover Law shall become applicable to the transactions contemplated hereby, SPAC, SPAC Newco, Merger Sub and their respective boards of directors shall use all reasonable efforts to grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby.

Section 7.22 Defense of Litigation.  SPAC shall promptly notify Florida in writing, and keep Florida reasonably apprised of, any Action brought by stockholders of SPAC or in the name of SPAC against SPAC and/or its directors or officers relating to the transactions contemplated by this Agreement, including the Merger; provided that, prior to the Effective Time, SPAC shall not compromise, settle, come to an arrangement regarding or agree to compromise, settle or come to an arrangement regarding any Action arising or resulting from the transactions contemplated by this Agreement or consent to the same, without the prior written consent of Florida (such consent not to be unreasonably withheld, conditioned or delayed). In the event that any Action is not settled, costs of defense and liability (including settlement) will be reasonably agreed upon by SPAC and Florida and included as a SPAC Transaction Expense.

ARTICLE VIII
CONDITIONS TO THE MERGER

Section 8.01 Conditions to the Obligations of Each Party. The respective obligations of the parties hereto to consummate the Merger are subject to the satisfaction or written waiver (where permissible under applicable Law) at or prior to the Effective Time of each of the following conditions:

(a) Internal Reorganization and Distribution. The Internal Reorganization and the Distribution shall have been consummated in all material respects in accordance with the Separation Agreement (as amended prior to Closing in accordance with this Agreement).

(b) Registration Statement; Listing. The (i) Registration Statement shall have been declared effective under the Securities Act, no stop order suspending the effectiveness of the Registration Statement shall be in effect, and no proceedings for purposes of suspending the effectiveness of the Registration Statement shall have been initiated or be threatened by the SEC and (ii) shares of SPAC Newco Class A Common Stock to be issued (A) upon conversion or exchange of the Class B Common Stock issued as the Merger Consideration, (B) to the Subscribers pursuant to the Subscription Agreements (or to any provider of Alternative Financing) and (C) in connection with the TX Merger, shall have been approved for listing on the NYSE, subject only to official notice of issuance.

(c) Offer Completion. The Offer shall have been completed in accordance with the terms hereof, the articles of incorporation of SPAC and the Registration Statement.

(d) Net Tangible Assets. SPAC shall have at least five million one dollars ($5,000,001) at the Effective Time, and for the avoidance of doubt, after giving effect to other payments, of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) remaining after giving effect to all required payments to the Redeeming Stockholders following completion of the Transactions, including the Offer.

(e) SPAC Stockholder Approval. SPAC Stockholder Approval shall have been obtained.

(f) Competition Law Approvals. All applicable waiting periods (and any extensions thereof) under the HSR Act with respect to the transactions contemplated by this Agreement and the Ancillary Agreements shall have expired or been terminated and all consents, clearances, authorizations, orders and approvals required under the antitrust, competition, merger control or foreign investment Laws identified on Section 8.01(f) of the Florida Disclosure Letter shall have been obtained.

(g) Gaming Approvals. All Relevant Licenses required to consummate the Transactions and operate the Florida Entities and their businesses in the ordinary course as contemplated from and after the Closing shall have been obtained.

(h) No Order. There shall not be in effect any Law or any Governmental Order issued by a Governmental Authority of competent jurisdiction that enjoins or makes illegal the consummation of the Merger, the Internal Reorganization or the Distribution.

Section 8.02 Conditions to the Obligations of SPAC, SPAC Newco and Merger Sub. The obligations of SPAC, SPAC Newco and Merger Sub to consummate the TX Merger and Merger are subject to the satisfaction or written waiver (where permissible under applicable Law) at or prior to the Effective Time of each of the following additional conditions:

(a) Representations, Warranties and Covenants. (i) The representations and warranties of Florida contained in this Agreement (A) set forth in Section 4.01, Section 4.02, Section 4.04 and Section 4.22 shall be true and correct in all material respects as though such representations and warranties had been made on and as of the Closing Date (other than Section 4.02(c) and Section 4.04(c)(i) which shall be true and correct in all respects); (B) set forth in Section 4.03 shall be true and correct as though such representations and warranties had been made on and as of the Closing Date except for de minimis deviations; and (C) otherwise set forth in ARTICLE IV (1) that are qualified by a “Florida Material Adverse Effect” qualification shall be true and correct in all respects as so qualified as though such representations and warranties had been made on and as of the Closing Date; and (2) that are not qualified by a “Florida Material Adverse Effect” qualification shall be true and correct as though such representations and warranties had been made on and as of the Closing Date, except for such failures to be true and correct as would not, individually or in the aggregate, have a Florida Material Adverse Effect (except to the extent such representations and warranties are, by their terms, made as of a specific date, in which case such representations and warranties shall be true and correct in the manner set forth in the foregoing clauses (A), (B) or (C), as applicable, as of such date); (ii) the covenants and agreements contained in this Agreement and the Separation Agreement to be complied with by Florida on or prior to the Closing shall have been complied with in all material respects (except for the covenants set forth in Section 6.01, which shall have been complied with in all respects except for de minimis deviations); and (iii) SPAC shall have received a certificate of Florida signed by a duly authorized representative thereof dated as of the Closing Date certifying the matters set forth in clauses (i) and (ii) above.

(b) Florida Material Adverse Effect. Since the date of this Agreement, there shall not have been a Florida Material Adverse Effect.

(c) Separation Documents. Florida shall have entered into each applicable ancillary agreement to the Separation Agreement and each such agreement shall be in full force and effect, and to the extent applicable, performed the covenants to be performed by Florida thereunder prior to the Closing in all material respects.

(d) Ancillary Agreements. SPAC shall have received executed counterparts from the Florida Stockholder to each of the Stockholders Agreement and the Registration Rights Agreement.

(e) FIRPTA Matters. Florida shall have delivered to SPAC a statement described in Treasury Regulations section 1.1445-2(c)(3)(i), dated within thirty (30) days prior to the Closing Date and in a form reasonably acceptable to SPAC, certifying that the interests of Florida are not U.S. real property interests.

(f) Merger Consideration Calculation. Florida shall have delivered to SPAC the Merger Consideration Calculation in accordance with Section 3.01(a).

Section 8.03 Conditions to the Obligations of Florida. The obligations of Florida to consummate the Merger are subject to the satisfaction or written waiver (where permissible under applicable Law) at or prior to the Effective Time of each of the following additional conditions:

(a) Representations, Warranties and Covenants. (i) The representations and warranties of SPAC, SPAC Newco and Merger Sub contained in this Agreement (A) set forth in Section 5.01, Section 5.02 and Section 5.26 shall be true and correct in all material respects as though such representations and warranties had been made on and as of the Closing Date; (B) set forth in Section 5.03 shall be true and correct as though such representations and warranties had been made on and as of the Closing Date except for de minimis deviations; and (C) otherwise set forth in ARTICLE V (1) that are qualified by a “SPAC Material Adverse Effect” qualification shall be true and correct in all respects as so qualified as though such representations and warranties had been made on and as of the Closing Date; and (2) that are not qualified by a “SPAC Material Adverse Effect” qualification shall be true and correct as though such representations and warranties had been made on and as of the Closing Date, except for such failures to be true and correct as would not, individually or in the aggregate, have a SPAC Material Adverse Effect (except to the extent such representations and warranties are, by their terms, made as of a specific date, in which case such representations and warranties shall be true and correct in the manner set forth in the foregoing clauses (A), (B) or (C), as applicable, as of such date); (ii) the covenants and agreements contained in this Agreement to be complied with by SPAC and Merger Sub on or prior to the Closing shall have been complied with in all material respects (except for the covenants set forth in Section 6.02, which shall have been complied with in all respects except for de minimis deviations); and (iii) Florida shall have received a certificate of SPAC signed by a duly authorized representative thereof dated as of the Closing Date certifying the matters set forth in clauses (i) and (ii) above.

(b) SPAC Material Adverse Effect. Since the date of this Agreement, there shall not have been a SPAC Material Adverse Effect.

(c) Ancillary Agreements. Florida shall have received executed counterparts from SPAC and Sponsor to the Stockholders Agreement and from SPAC to the Registration Rights Agreement.

(d) Tax Opinions. Florida shall have received (i) the Florida Merger Tax Opinion from Florida Merger Tax Counsel and (ii) the Florida Distribution Tax Opinion from Florida Distribution Tax Counsel, each of which shall not have been withdrawn or modified in any material respect.

(e) Resignations. The directors and executive officers of SPAC listed on Section 8.03(e) of the SPAC Disclosure Letter shall have been removed from their respective positions or tendered their irrevocable resignations, in each case effective as of the Effective Time.

ARTICLE IX
TERMINATION

Section 9.01 Termination. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Effective Time, as follows:

(a) by either SPAC or Florida, if the Closing shall not have occurred by the date that is nine (9) months after the date hereof (the “Termination Date”) by giving written notice of such extension to the other party; provided, further, that the right to terminate this Agreement under this Section 9.01(a) shall not be available to any party hereto whose action or failure to fulfill any obligation under this Agreement or the Separation Agreement shall have been the primary cause of the failure of the Closing to occur on or prior to such date;

(b) by either SPAC or Florida, in the event that any Governmental Authority of competent jurisdiction shall have issued a Governmental Order that permanently enjoins the consummation of the TX Merger, the Merger, the Internal Reorganization or the Distribution and such Governmental Order shall have become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 9.01(b) shall not be available to any party whose action or failure to fulfill any obligation under this Agreement has been the primary cause of the issuance of such Governmental Order;

(c) by either SPAC or Florida, if at the Special Meeting (including any adjournment, continuation or postponement thereof) SPAC Stockholder Approval shall not have been obtained;

(d) by Florida, if there has been a breach of any representation, warranty, covenant or other agreement made by SPAC, SPAC Newco or Merger Sub, or any such representation and warranty shall have become untrue or inaccurate after the date of this Agreement, in each case which breach, untruth or inaccuracy (i) would reasonably be expected to result in Section 8.03(a) not being satisfied as of the Closing Date (a “Terminating SPAC Breach”), and (ii) shall not have been cured within thirty (30) days after written notice from Florida of such Terminating SPAC Breach is received by Florida (such notice to describe such Terminating SPAC Breach in reasonable detail), or which breach, untruth or inaccuracy, by its nature, cannot be cured prior to the Termination Date; provided, that Florida is not then in material breach of any of the representations, warranties, covenants or other obligations under this Agreement, which breach would give rise to a failure of a condition set forth in Section 8.02(a);

(e) by SPAC, if there has been a breach of any representation, warranty, covenant or other agreement made by Florida or the Florida Subsidiaries in this Agreement, or any such representation and warranty shall have become untrue or inaccurate after the date of this Agreement, in each case which breach, untruth or inaccuracy (i) would reasonably be expected to result in Section 8.02(a) not being satisfied as of the Closing Date (a “Terminating Florida Breach”), and (ii) shall not have been cured within thirty (30) days after written notice from SPAC of such Terminating Florida Breach is received by Florida (such notice to describe such Terminating Florida Breach in reasonable detail), or which breach, untruth or inaccuracy, by its nature, cannot be cured prior to the Termination Date; provided, that SPAC, SPAC Newco and Merger Sub are not then in material breach of any of their respective representations, warranties, covenants or other obligations under this Agreement, which breach would give rise to a failure of a condition set forth in Section 8.03(a); or

(f) by the written consent of the parties hereto.

Section 9.02 Effect of Termination. In the event of the valid termination of this Agreement pursuant to Section 8.01, written notice thereof shall be given to the other parties hereto, specifying the provision or provisions hereof pursuant to which such termination shall have been made, and this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any party hereto or their respective Representatives; provided that no such termination shall relieve any party from liability for fraud committed prior to such termination or for any willful and material breach prior to such termination of any of its representations, warranties, covenants or agreements set forth in this Agreement; provided, further, that Section 7.08, Section 7.15, this Section 9.02 and ARTICLE X shall survive any termination of this Agreement and remain in full force and effect.

ARTICLE X
GENERAL PROVISIONS

Section 10.01 Non-Survival of Representations, Warranties, Covenants and Agreements. The representations, warranties, covenants and agreements in this Agreement and in any certificate or instrument delivered pursuant hereto shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 9.01, as the case may be, except for those covenants and agreements contained in this Agreement that by their terms are to be performed in whole or in part after the Effective Time (or survive termination of this Agreement, as applicable, pursuant to Section 9.02 hereof).

Section 10.02 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by a nationally recognized overnight courier service, or by email (with a confirmatory copy sent by a nationally recognized overnight courier service) to the respective parties hereto at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

(a)	if to Florida:

Fertitta Entertainment, Inc.

1510 West Loop South

Houston, TX 77027

Attn: Steven L. Scheinthal, General Counsel

Email: sscheinthal@ldry.com

with a copy to (which shall not constitute notice):

Latham & Watkins LLP

811 Main Street, Suite 3700

Houston, TX 77002

Attn: Marc D. Jaffe

Ian D. Schuman

Ryan J. Maierson

Nick S. Dhesi

Email: marc.jaffe@lw.com

ian.schuman@lw.com

ryan.maierson@lw.com

nick.dhesi@lw.com

(b)	if to SPAC, SPAC Newco or Merger Sub:

SPAC

3 Minetta Street

New York, NY 10012

Attn:  Sandy Beall and Garrett Schreiber

Email: sandy@Beallinvestmentpartners.com and gs@andvest.co

with a copy to (which shall not constitute notice):

Winston & Strawn LLP

200 Park Avenue

New York, NY 10166

Attn: Brad Vaiana and Jason Osborn

Email: BVaiana@winston.com and JOsborn@winston.com

Section 10.03 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

Section 10.04 Entire Agreement. This Agreement, the Disclosure Letters, the Ancillary Agreements and the Confidentiality Agreement constitute the entire agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, among the parties hereto with respect to the subject matter hereof and thereof.

Section 10.05 Assignment. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. Any attempted assignment in violation of the terms of this Section 10.05 shall be null and void, ab initio.

Section 10.06 Amendment. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in an instrument in writing signed by the parties hereto and which makes reference to this Agreement. The approval of this Agreement by the stockholders of any of the parties shall not restrict the ability of the board of directors of any of the parties to terminate this Agreement in accordance with Section 9.01 or to cause such party to enter into an amendment to this Agreement pursuant to this Section 10.06.

Section 10.07 Waiver. Any party to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of the other parties; (b) waive any inaccuracies in the representations and warranties of the other parties contained herein or in any document delivered by the other parties pursuant to this Agreement; or (c) waive compliance with any of the agreements of the other parties or conditions to such obligations contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the parties to be bound thereby. Notwithstanding the foregoing, no failure or delay by any party hereto in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or future exercise of any other right hereunder. Any waiver of any term or condition hereof shall not be construed as a waiver of any subsequent breach or as a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement.

Section 10.08 No Third-Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of, and be enforceable by, only the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to, or shall confer upon, any other Person any right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement, other than Section 7.04 (which is intended to be for the benefit of the Persons covered thereby and may be enforced by such Persons).

Section 10.09 Specific Performance. The parties hereto acknowledge and agree that the parties hereto would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached and that any non-performance or breach of this Agreement by any party hereto could not be adequately compensated by monetary damages alone and that the parties hereto would not have any adequate remedy at law. Accordingly, in addition to any other right or remedy to which any party hereto may be entitled, at law or in equity (including monetary damages), such party shall to the fullest extent permitted by Law be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches of any of the provisions of this Agreement, without posting any bond or other undertaking. Without limiting the generality of the foregoing, the parties hereto agree that each party shall be entitled to enforce specifically the other parties’ obligations to consummate the transactions contemplated by this Agreement (including the obligation to consummate the Closing and the SPAC Share Issuance, if the conditions set forth in ARTICLE VIII have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing) or waived (where permissible under applicable Law)). The prevailing party in any proceeding brought to enforce this Agreement shall be entitled to an award of its reasonable costs and expenses, including, without limitation, attorneys’ fees. The parties hereto agree that they will not contest the appropriateness of specific performance as a remedy.

Section 10.10 Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Texas, without giving effect to the conflicts of laws principles thereof that might lead to the application of laws other than the Laws of the State of Texas. All Actions that, directly or indirectly, arise out of or relate to this Agreement shall be heard and determined exclusively in any Texas state or United States federal court in Harris County, Texas; provided, however, that if such court does not have jurisdiction over such Action, such Action shall be heard and determined exclusively in any Texas state court or United States federal court sitting in the State of Texas. Consistent with the preceding sentence, each of the parties hereto hereby (a) submits to the exclusive jurisdiction of any federal or state court sitting in the State of Texas for the purpose of any Action brought by any party hereto that, directly or indirectly, arises out of or relates to this Agreement; (b) agrees that service of process in such Action will be validly effected by sending notice in accordance with Section 10.02; (c) irrevocably waives and releases, and agrees not to assert by way of motion, defense, or otherwise, in or with respect to any such Action, any claim that (i) such Action is not subject to the subject matter jurisdiction of at least one of the above-named courts; (ii) its property is exempt or immune from attachment or execution in the State of Texas; (iii) such Action is brought in an inconvenient forum; (iv) that the venue of such Action is improper; or (v) this Agreement or the transactions contemplated by this Agreement may not be enforced in or by any of the above-named courts; and (d) agrees not to move to transfer any such Action to a court other than any of the above-named courts.

Section 10.11 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION OR LIABILITY, DIRECTLY OR INDIRECTLY, ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH OF THE PARTIES HERETO HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY SUCH ACTION OR LIABILITY, SEEK TO ENFORCE THE FOREGOING WAIVER; AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 10.11.

Section 10.12 Counterparts. This Agreement may be executed and delivered (including by facsimile or other means of electronic transmission, such as by electronic mail in “pdf” form) in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. In the event that any signature is delivered by facsimile transmission or any other form of electronic delivery, such signature shall create a valid and binding obligation of the party executing this Agreement (or on whose behalf this Agreement is executed) with the same force and effect as if such signature page were an original thereof.

Section 10.13 Interpretation. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

Section 10.14 Headings and Captions. The headings, subheadings and captions contained in this Agreement are included for convenience of reference only, and in no way define, limit or describe the scope of this Agreement or the intent of any provision hereof.

[Signature pages follow]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first written above by its respective officers thereunto duly authorized.

FERTITTA ENTERTAINMENT, INC.

/s/ Tilman J. Fertitta
Name:	Tilman J. Fertitta
Title:	Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first written above by its respective officers thereunto duly authorized.

FAST ACQUISITION CORP.

/s/ Sandy Beall
Name:	Sandy Beall
Title:	Chief Executive Officer

FAST MERGER CORP.

/s/ Sandy Beall
Name:	Sandy Beall
Title:	President

FAST MERGER SUB INC.

/s/ Sandy Beall
Name:	Sandy Beall
Title:	President

[Signature Page to Agreement and Plan of Merger]

Exhibit A

Form of Separation Agreement

Final Form

SEPARATION AND DISTRIBUTION AGREEMENT

by and between

FERTITTA ENTERTAINMENT, INC.

and

[NEW LOUISIANA I]

Dated as of [ ● ], 2021

Schedules

Schedule 1.1(14)	Designated Florida Subsidiaries
Schedule 1.1(63)(i)	SpinCo Subsidiaries
Schedule 1.1(63)(vii)	Other SpinCo Assets
Schedule 2.2(b)	Intercompany Agreements
Schedule 2.4(a)	Third Party Consents

Exhibits

Exhibit A	Restructuring Steps Memo

Index of Defined Terms

Defined Term	Section
Action	1.1(1)
Additional Insured Members	2.8(a)
Affiliate	1.1(2)
Agreement	Preamble
Ancillary Agreement	1.1(3)
Appointed Representative	7.1(a)
Assets	1.1(4)
Assume	2.1(b)(iii)
Board	Recitals
Business Day	1.1(5)
Claiming Party	5.4(b)
Closing	1.1(6)
Code	1.1(7)
Confidential Information	1.1(8)
Confidentiality Agreement	1.1(9)
Consents	1.1(10)
Contract	1.1(11)
control	1.1(12)
Conveyance and Assumption Instruments	1.1(13)
Designated Florida Subsidiaries	1.1(14)
Direct Claim	5.4(a)(ii)
Disclosure Letters	1.1(15)
Distribution	Recitals
Distribution Date	1.1(16)
Distribution Effective Time	1.1(17)
Exchange Act	1.1(18)
Expenses	8.5
Florida	Preamble
Florida Assets	1.1(19)
Florida Business	1.1(20)
Florida Cash and Cash Equivalents	1.1(21)
Florida Claim	5.3
Florida Common Stock	1.1(21)
Florida Designees	1.1(23)
Florida Facilities	1.1(24)
Florida Group	1.1(25)
Florida Indemnitees	1.1(26)
Florida Liabilities	1.1(27)
Florida Marks	1.1(28)
Gaming Approvals	1.1(29)
Governmental Authority	1.1(30)
Group	1.1(31)
Indebtedness	1.1(32)

Indemnifiable Losses	1.1(33)
Indemnifying Party	1.1(34)
Indemnitee	1.1(35)
Indemnity Payment	5.5(a)
Insurance Proceeds	1.1(36)
Intellectual Property	1.1(37)
Intercompany Account	1.1(38)
Intercompany Agreement	1.1(39)
Internal Contribution	1.1(40)
Internal Reorganization	1.1(41)
Law	1.1(42)
Liabilities	1.1(43)
Marks	1.1(44)
Merger	Recitals
Merger Agreement	Recitals
Merger Effective Time	1.1(45)
Merger Sub	Recitals
Organizational Documents	1.1(46)
Partial Payoff	Recitals
Party	Preamble
Person	1.1(47)
Policies	1.1(48)
Prime Rate	1.1(49)
Privilege	6.7(a)
Privileged Information	6.7(a)
Record Date	1.1(50)
Record Holders	1.1(51)
Registered	1.1(52)
Representatives	1.1(53)
Restructuring Steps Memo	1.1(54)
Retained Florida Information	1.1(55)
Retained SpinCo Information	1.1(56)
SEC	1.1(57)
Securities Act	1.1(58)
Separation	Recitals
Separation Agreement Disputes	7.1(b)
Shared Contract	1.1(59)
Shared Information	1.1(60)
Shared Policies	2.8(a)
Shared Policy Separation Date	2.8(b)
Software	1.1(61)
SPAC	Recitals
SPAC Stockholder Approval	1.1(62)
Specified Consent	2.4(a)
SpinCo	Preamble
SpinCo Assets	1.1(63)

SpinCo Business	1.1(64)
SpinCo Cash and Cash Equivalents	1.1(65)
SpinCo Claim	5.2
SpinCo Common Unit	1.1(66)
SpinCo Contractor	1.1(67)
SpinCo Designees	1.1(68)
SpinCo Employee	1.1(69)
SpinCo Facilities	1.1(70)
SpinCo Group	1.1(71)
SpinCo Indemnitees	1.1(72)
SpinCo Liabilities	1.1(73)
Split-Off	Recitals
Split-Off Effective Time	1.1(74)
SplitCo	Recitals
SplitCo Assets	1.1(75)
SplitCo Business	1.1(76)
SplitCo Group	1.1(77)
SplitCo Liabilities	1.1(78)
Subsidiary	1.1(79)
Tax	1.1(80)
Tax Benefit	1.1(81)
Tax Contest	1.1(82)
Tax Matters Agreement	1.1(83)
Tax Records	1.1(84)
Tax Return	1.1(85)
Term Loan Agreement	Recitals
Third Party	1.1(86)
Third Party Claim	5.4(b)
Third Party Proceeds	5.5(a)
Trade Secrets	1.1(87)
Transaction Agreement	1.1(88)
Transfer	2.1(b)(i)
Transferred Leased Real Property	1.1(89)
Transferred Owned Real Property	1.1(90)

SEPARATION AND DISTRIBUTION AGREEMENT

This SEPARATION AND DISTRIBUTION AGREEMENT (this “Agreement”), dated as of [ ●], 2021, is entered into by and between FERTITTA ENTERTAINMENT, INC., a Texas corporation (“Florida”), and [NEW LOUISIANA I], a Texas limited liability company and a wholly owned subsidiary of Florida (“SpinCo”). “Party” or “Parties” means Florida or SpinCo, individually or collectively, as the case may be. Each capitalized term used and not defined herein has the meaning set forth in Section 1.1.

W I T N E S E T H:

WHEREAS, as of the date hereof, Florida, acting together with its Subsidiaries, is engaged, directly and indirectly, in the SpinCo Business and the Florida Business;

WHEREAS, SpinCo is a newly incorporated, wholly owned, direct subsidiary of Florida and has been incorporated for the purpose of effecting the transactions contemplated by this Agreement;

WHEREAS, the Board of Directors of Florida (the “Board”) has determined that it is appropriate, desirable and in the best interests of Florida and its shareholders to separate the SpinCo Business from the Florida Business (the “Separation”);

WHEREAS, prior to the Separation, the Parties intend to effect the Internal Reorganization, which shall include the Internal Contribution;

WHEREAS, pursuant to that certain Agreement and Plan of Merger, dated as of February 1, 2021 (the “Merger Agreement”), among FAST Acquisition Corp., a Delaware corporation (“SPAC”), FAST Merger Corp., a Texas corporation and wholly owned subsidiary of SPAC (“SPAC Newco”), FAST Merger Sub Inc., a Texas corporation and wholly owned subsidiary of SPAC Newco (“Merger Sub”), and Florida, following the Distribution and prior to the Split-Off, Merger Sub will merge with and into Florida (the “Merger”), with Florida surviving and continuing as the surviving corporation in the Merger, and shares of Florida Common Stock will be converted into the right to receive shares of Class B Common Stock, par value $0.0001 per share, of SPAC on the terms and subject to the conditions set forth in the Merger Agreement;

WHEREAS, upon the terms and subject to the conditions set forth in this Agreement and to effect the Separation and the Merger, Florida desires to reorganize the SpinCo Business so that it is conducted through SpinCo and its Subsidiaries;

WHEREAS, in connection with the reorganization of the SpinCo Business, Florida desires to Transfer, or cause the other members of the Florida Group to Transfer, to the members of the SpinCo Group all SpinCo Assets, and to assign, or cause the other members of the Florida Group to assign, all SpinCo Liabilities, and the members of the SpinCo Group desire to receive such SpinCo Assets and Assume such SpinCo Liabilities;

WHEREAS, to implement the Separation, following the Internal Reorganization and upon the terms and conditions set forth in this Agreement, at the Distribution Effective Time, Florida will distribute, without consideration, all of the then outstanding SpinCo Common Units to Florida’s shareholders by way of a pro rata dividend (the “Distribution”);

WHEREAS, it is a condition to the Merger that, prior to the Merger Effective Time, the Internal Reorganization and the Distribution shall have been completed in all material respects in accordance with this Agreement;

WHEREAS, the Parties intend that (a) the Internal Contribution, taken together with the Distribution, will constitute a reorganization within the meaning of Section 368(a) of the Code, (b) the Distribution will qualify as a distribution to Florida’s shareholders pursuant to Section 355 of the Code, and (c) this Agreement will constitute a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3;

WHEREAS, Landry’s E/C Gaming, Inc., a Delaware corporation (“SplitCo”) is a wholly owned, direct subsidiary of Landry’s LLC, a Delaware limited liability company and wholly owned, indirect subsidiary of Florida;

WHEREAS, in connection with the Internal Reorganization, Florida desires to Transfer, or cause the other members of the Florida Group to Transfer, to SplitCo all SplitCo Assets, and to assign, or cause the other members of the Florida Group to assign, all SplitCo Liabilities, and the members of the SplitCo Group desire to receive such SplitCo Assets and Assume such SplitCo Liabilities, as further described in the Split-Off Agreement (collectively, the “Split-Off”);

WHEREAS, the members of the Florida Group are guarantors to that certain Credit Agreement, dated as of October 4, 2016, by and among Landry’s Gaming, LLC, Georgia, LLC, the guarantors party thereto, the lenders party thereto and Jefferies Finance LLC, as agent for the lenders party thereto (as amended, supplanted or otherwise modified from time to time, the “Term Loan Agreement”);

WHEREAS, the provisions of the Term Loan Agreement require a partial repayment (the “Partial Payoff”) of the outstanding principal amount thereunder, including accrued and unpaid interests thereon, prior to the sale or transfer of the assets held by the Florida Group;

WHEREAS, the Split-Off shall be completed pursuant to the Split-Off Agreement as of the Split-Off Effective Time, which shall occur after the Merger Effective Time and the Partial Payoff; and

WHEREAS, the Parties intend in this Agreement, the Ancillary Agreements and the Restructuring Steps Memo attached hereto to set forth the principal arrangements between them regarding the Internal Reorganization and the Distribution.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements, provisions and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound, the Parties hereby agree as follows:

Article I

DEFINITIONS AND INTERPRETATION

Section 1.1 General. As used in this Agreement, the following terms shall have the following meanings:

(1) “Action” has the meaning set forth in the Merger Agreement.

(2) “Affiliate” has the meaning set forth in the Merger Agreement.

(3) “Ancillary Agreement” means the Tax Matters Agreement and each of the Conveyance and Assumption Instruments.

(4) “Assets” means all rights, title and ownership interests in and to all rights, properties, claims, Contracts, records, businesses or assets (including goodwill), wherever located (including in the possession of vendors or other third parties or elsewhere), of every kind, character and description, whether real, personal or mixed, tangible or intangible, whether accrued, contingent or otherwise, in each case, whether or not recorded or reflected on the books and records or financial statements of any Person. Except as otherwise specifically set forth herein or in the Tax Matters Agreement, the rights and obligations of the Parties with respect to Taxes shall be governed by the Tax Matters Agreement and, therefore, Tax assets (including any Tax items, attributes or rights to receive any Tax Benefit) shall not be treated as Assets governed by this Agreement.

(5) “Business Day” has the meaning set forth in the Merger Agreement.

(6) “Closing” has the meaning set forth in the Merger Agreement.

(7) “Code” means the Internal Revenue Code of 1986, as amended.

(8) “Confidential Information” has the meaning set forth in the Confidentiality Agreement.

(9) “Confidentiality Agreement” has the meaning set forth in the Merger Agreement.

(10)   “Consents” means any consents, waivers, notices, reports or other filings to be obtained from or made, including with respect to any Contract, or any registrations, licenses, permits, authorizations to be obtained from, or approvals from, or notification requirements to, any Third Parties, including any Governmental Authority.

(11)   “Contract” has the meaning set forth in the Merger Agreement.

(12)   “control” (including the terms “controlled by” and “under common control with”) has the meaning set forth in the Merger Agreement.

(13)   “Conveyance and Assumption Instruments” means, collectively, such instruments of Transfer or other Contracts, including related local asset transfer agreements or intellectual property assignment agreements, and other documents entered into prior to the Distribution Effective Time and as may be necessary to effect the Transfer of Assets and the Assumption of Liabilities in the manner contemplated by this Agreement, or otherwise relating to, arising out of or resulting from the transactions contemplated by this Agreement, in such form or forms as the applicable Parties agree.

(14)   “Designated Florida Subsidiaries” means the Subsidiaries of Florida that are identified on Schedule 1.1(14).

(15)   “Disclosure Letters” has the meaning set forth in the Merger Agreement.

(16)   “Distribution Date” means the date on which the Distribution occurs.

(17)   “Distribution Effective Time” means the time established by the Board as the effective time of the Distribution on the Distribution Date.

(18)   “Exchange Act” has the meaning set forth in the Merger Agreement.

(19)   “Florida Assets” means (a) any and all Assets that are owned, used or held, at or prior to the Distribution Effective Time, by Florida or any other member of the Florida Group, but in each case excluding the SpinCo Assets, and (b) any and all Assets that are acquired or otherwise become Assets of the Florida Group after the Distribution Effective Time, including in the case of each of (a) and (b):

(i) all interests in the capital stock of, or any other equity interests in, the Designated Florida Subsidiaries;

(ii) all insurance policies of the Florida Group, including binders and claims and rights thereunder and all prepaid insurance premiums;

(iii) (A) all Contracts to which any member of the Florida Group is a party or by which any such member’s Assets is bound, in each case, as of immediately prior to the Distribution Effective Time that is exclusively related to the Florida Business and any rights or claims arising thereunder and (B) subject to Section 2.5, the rights and benefits of the Shared Contracts that relates to the Florida Business;

(iv)   the Florida Cash and Cash Equivalents;

(v) all other Assets expressly identified in any Ancillary Agreement or any Conveyance and Assumption Instrument as Assets to be retained by any member of the Florida Group;

(vi)   any and all SplitCo Assets;

(vii) all other Assets not expressly covered in clauses (i) through (vi) of this definition of Florida Assets that are primarily related to, used in or held for use in the Florida Business; and (viii)   all other Assets not expressly covered in clauses (i) through (vii) of this definition of Florida Assets that are owned, in whole or in part, by any member of the Florida Group, but not owned in part by any member of the SpinCo Group immediately prior to the Distribution Date (after giving effect to the Internal Reorganization)

(20)   “Florida Business” means (a) those businesses, operations and activities (whether or not such businesses, operations or activities are or have been terminated, divested or discontinued) as conducted at any time prior to the Distribution Effective Time by Florida or a member of the Florida Group, and (b) those entities or businesses acquired or established by or for any member of the Florida Group after the Distribution Effective Time.

(21)   “Florida Cash and Cash Equivalents” means any and all cash and cash equivalents, including checks, commercial paper, treasury bills, cash on deposit and over-the-counter bank deposits, in each case, held or maintained by Golden Nugget, LLC and its Subsidiaries immediately prior to the Distribution Effective Time.

(22)   “Florida Common Stock” means the common stock, par value $0.01 per share, of Florida.

(23)   “Florida Designees” means any and all entities (including corporations, general or limited partnerships, trusts, joint ventures, unincorporated organizations, limited liability entities or other entities) designated by Florida and that will be members of the Florida Group as of immediately prior to the Distribution Effective Time.

(24)   “Florida Facilities” means any and all real property owned or leased by a member of the Florida Group that does not constitute SpinCo Facilities.

(25)   “Florida Group” means (a) prior to the Distribution Effective Time, Florida and each of the Designated Florida Subsidiaries and (b) from and after the Distribution Effective Time, Florida and each Person that is then a Subsidiary of Florida. For the avoidance of doubt, for purposes of this Agreement and the Ancillary Agreements, the SplitCo Group shall be deemed to be a part of the Florida Group.

(26)   “Florida Indemnitees” means Florida, each other member of the Florida Group, and all Persons who are or have been stockholders, directors, partners, managers, managing members, officers, agents or employees of any member of the Florida Group (in each case, in their respective capacities as such) (excluding any stockholder of Florida), together with their respective heirs, executors, administrators, successors and assigns.

(27)   “Florida Liabilities” means each of the following Liabilities, whether presently in existence or arising after the date of this Agreement, but in each case excluding the SpinCo Liabilities:

(i) any and all Liabilities that are expressly contemplated by any Ancillary Agreement or any Conveyance and Assumption Instrument as Liabilities to be Assumed or retired by any member of the Florida Group;

(ii) any and all Liabilities to the extent relating to, arising out of or resulting from the conduct of the Florida Business, as conducted at any time prior to, on or after the Distribution Date (including any Liability relating to, arising out of or resulting from any act or failure to act by any directors, officers, partners, managers, employees or agents of any member of the Florida Group in the conduct of the Florida Business (whether or not such act or failure to act is or was within such Person’s authority));

(iii) any and all Liabilities to the extent relating to, arising out of or resulting from the conduct of any business by any member of the Florida Group at any time on or after the Distribution Date (including any Liability relating to, arising out of or resulting from any act or failure to act by any directors, officers, partners, managers, employees or agents of any member of the Florida Group (whether or not such act or failure to act is or was within such Person’s authority));

(iv)   any and all Liabilities to the extent relating to, arising out of or resulting from any Florida Asset, whether arising before, on or after the Distribution Date;

(v) all Liabilities arising directly or indirectly from Actions to the extent relating to the Florida Assets, the Florida Business or any Florida Liability, including in respect of any alleged tort, breach of Contract, violation or noncompliance with Law or any licenses, permits, registrations, approvals and authorizations, whether arising prior to, on or after the Distribution Date; and

(vi)   any and all SplitCo Liabilities.

(28)   “Florida Marks” means all Marks owned by any member of the Florida Group, but excludes any Marks owned by any member of the SpinCo Group.

(29)   “Gaming Approvals” has the meaning set forth in the Merger Agreement.

(30)   “Governmental Authority” has the meaning set forth in the Merger Agreement.

(31)   “Group” means (a) with respect to Florida, the Florida Group, (b) with respect to SpinCo, the SpinCo Group, and (c) with respect to SplitCo, the SplitCo Group, as the context requires.

(32)   “Indebtedness” has the meaning set forth in the Merger Agreement.

(33)   “Indemnifiable Losses” means any and all Liabilities, including damages, losses, deficiencies, obligations, penalties, judgments, settlements, claims, payments, fines and other costs and expenses of any and all Actions and demands, assessments, judgments, settlements and compromises relating thereto and the reasonable costs and expenses of attorneys’, accountants’, consultants’ and other professionals’ fees and expenses incurred in the investigation or defense thereof or the enforcement of rights hereunder; provided, however, that in no event shall “Indemnifiable Losses” include (i) punitive damages, except to the extent awarded by a court of competent jurisdiction or arbitral tribunal in connection with a Third Party Claim or (ii) consequential, special or indirect damages, including loss of future profits, revenue or income, diminution in value or loss of business reputation or opportunity, unless (A) such damages were the reasonably foreseeable result of the action or omission giving rise to such damages or (B) such damages have been awarded by a court of competent jurisdiction or arbitral tribunal in connection with a Third Party Claim.

(34)   “Indemnifying Party” means, with respect to any Direct Claim or Third Party Claim, the Party which is or may be required pursuant to Article V to make indemnification pursuant such claim.

(35)   “Indemnitee” means, with respect to any Direct Claim or Third Party Claim, the Florida Indemnitee or SpinCo Indemnitee, as the case may be, with respect to which such claim is made hereunder.

(36)   “Insurance Proceeds” means those monies (a) received by an insured from a Third Party insurance carrier or (b) paid by a Third Party insurance carrier on behalf of an insured, in either case net of any applicable deductible or retention.

(37)   “Intellectual Property” has the meaning set forth in the Merger Agreement.

(38)   “Intercompany Account” means any receivable, payable or loan between any member of the Florida Group, on the one hand, and any member of the SpinCo Group, on the other hand, except for any such receivable, payable or loan that expressly arises pursuant to any Transaction Agreement.

(39)   “Intercompany Agreement” means any Contract between any member of the Florida Group, on the one hand, and any member of the SpinCo Group, on the other hand.

(40)   “Internal Contribution” has the meaning set forth in the Restructuring Steps Memo.

(41)   “Internal Reorganization” means the allocation and transfer or assignment of assets and liabilities in accordance with the terms of this Agreement, including by means of the Conveyance and Assumption Instruments, resulting in (a) the SpinCo Group owning and operating the SpinCo Business, and (b) the Florida Group continuing to own and operate the Florida Business, in each case, in accordance with the Restructuring Steps Memo.

(42)   “Law” has the meaning set forth in the Merger Agreement.

(43)   “Liabilities” means any and all indebtedness, liabilities, costs, expenses, interest and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, known or unknown, reserved or unreserved, or determined or determinable, including those arising under any Law, Action, whether asserted or unasserted, or order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority and those arising under any Contract or any fines, damages or equitable relief which may be imposed and including all costs and expenses related thereto. Except as otherwise specifically set forth herein or in the Tax Matters Agreement, the rights and obligations of the Parties with respect to Taxes shall be governed by the Tax Matters Agreement and, therefore, Taxes shall not be treated as Liabilities governed by this Agreement.

(44)   “Marks” has the meaning set forth in the Merger Agreement.

(45)   “Merger Effective Time” means the effective time of the Merger in accordance with the terms and conditions set forth in the Merger Agreement.

(46)   “Organizational Documents” means with respect to any Person that is not a natural person, the articles or certificate of incorporation or formation, memorandum of incorporation, by-laws, limited partnership agreement, partnership agreement, or limited liability company agreement, as applicable, or such other governing or organizational documents of such Person.

(47)   “Person” has the meaning set forth in the Merger Agreement.

(48)   “Policies” means insurance policies and insurance contracts of any kind (other than life and benefits policies or contracts), including primary, excess and umbrella policies, commercial general liability policies, fiduciary liability, directors and officers liability, automobile, aircraft, property and casualty, workers’ compensation and employee dishonesty insurance policies and bonds, together with the rights, benefits and privileges thereunder.

(49)   “Prime Rate” mean means the “prime rate” as published in The Wall Street Journal, Eastern Edition.

(50)   “Record Date” means the time and date to be determined by the Board as the record date for determining the holders of shares of Florida Common Stock entitled to receive SpinCo Common Units in the Distribution.

(51)   “Record Holders” means holders of record of Florida Common Stock on the Record Date.

(52)   “Registered” means issued by, registered or filed with, renewed by or the subject of a pending application before any Governmental Authority or Internet domain name registrar.

(53)   “Representatives” has the meaning set forth in the Merger Agreement.

(54)   “Restructuring Steps Memo” means the restructuring steps memo as set forth in Exhibit A, as amended, supplemented or modified by mutual agreement of the Parties.

(55)   “Retained Florida Information” means, to the extent in the possession of SpinCo or any member of the SpinCo Group and not delivered to Florida in accordance with the terms of this Agreement, (a) all business records to the extent related to the Florida Business, including the corporate or limited liability company minute books and related stock records of the members of the Florida Group, information and records used to demonstrate compliance with applicable Law and any other compliance records related to the Florida Business, (b) all financial and property Tax Records of the members of the Florida Group and (c) all other books, records, ledgers, files, documents, correspondence, lists, plats, drawings, photographs, product literature, equipment test records, advertising and promotional materials, distribution lists, customer lists, supplier lists, studies, reports, operating, production and other manuals, manufacturing and quality control records and procedures, research and development files, accounting and business books, records, files, documentation and materials, including all books and records related to the registered Intellectual Property of Florida, in all cases whether in paper, microfilm, microfiche, computer tape or disc, magnetic tape or any other form, in each case, to the extent related to the operation of the Florida Business prior to the Distribution Effective Time.

(56)   “Retained SpinCo Information” means, to the extent in the possession of Florida or any member of the Florida Group and not delivered to SpinCo in accordance with the terms of this Agreement, (a) all business records to the extent related to the SpinCo Business, including the corporate or limited liability company minute books and related stock records of the members of the SpinCo Group, information and records used to demonstrate compliance with applicable Law and any other compliance records related to the SpinCo Business, (b) all financial and property Tax Records of the members of the SpinCo Group and (c) all other books, records, ledgers, files, documents, correspondence, lists, plats, drawings, photographs, product literature, equipment test records, advertising and promotional materials, distribution lists, customer lists, supplier lists, studies, reports, operating, production and other manuals, manufacturing and quality control records and procedures, research and development files, accounting and business books, records, files, documentation and materials, including all books and records related to the Intellectual Property of SpinCo, in all cases whether in paper, microfilm, microfiche, computer tape or disc, magnetic tape or any other form, in each case, to the extent related to the operation of the SpinCo Business prior to the Distribution Effective Time.

(57)   “SEC” has the meaning set forth in the Merger Agreement.

(58)   “Securities Act” has the meaning set forth in the Merger Agreement.

(59)   “Shared Contract” means any Contract entered into prior to the Distribution Effective Time to which Florida or any of its Subsidiaries is a party that relates to both (a) the SpinCo Business and (b) the Florida Business.

(60)   “Shared Information” means (a) all information provided by any member of the SpinCo Group to a member of the Florida Group prior to the Distribution Effective Time, and (b) any information in the possession or under the control of either Group that relates to the operation of the SpinCo Business prior to the Distribution Effective Time and that a member of the other Group reasonably needs (i) to comply with reporting, disclosure, filing or other requirements imposed on the requesting Party (including under applicable securities and Tax Laws) by a Governmental Authority having jurisdiction over the requesting Party, (ii) for use in any other judicial, regulatory, administrative or other proceeding or in order to satisfy audit, accounting, claims, regulatory, litigation or other similar requirements, in each case other than claims or allegations that one Party to this Agreement has against the other, (iii) subject to the foregoing clause (ii) above, to comply with its obligations under any Transaction Agreement, or (iv) to the extent such information and cooperation is necessary to comply with such reporting, filing and disclosure obligations, for the preparation of financial statements or completing an audit, and as reasonably necessary to conduct the ongoing businesses of Florida or SpinCo, as the case may be.

(61)   “Software” has the meaning set forth in the Merger Agreement.

(62)   “SPAC Stockholder Approval” has the meaning set forth in the Merger Agreement.

(63)   “SpinCo Assets” means the following Assets:

(i) all interests in the capital stock of, or any other equity interests in, the Subsidiaries of Florida set forth on Schedule 1.1(63)(i), that are contemplated to be owned (directly or indirectly) by SpinCo immediately prior to the Distribution Effective Time in accordance with the Restructuring Steps Memo;

(ii) all insurance policies of the SpinCo Group, including binders and claims and rights thereunder and all prepaid insurance premiums;

(iii) (A) all Contracts to which any member of the SpinCo Group is a party or by which any such member’s Assets is bound, in each case, as of immediately prior to the Distribution Effective Time that is exclusively related to the SpinCo Business and any rights or claims arising thereunder and (B) subject to Section 2.5, the rights and benefits of the Shared Contracts that relates to the SpinCo Business;

(iv)   the SpinCo Cash and Cash Equivalents;

(v) any and all bank accounts, brokerage accounts and lock boxes, in each case, owned or maintained by any member of the SpinCo Group, including any other third-party deposit arrangements;

(vi)   all Assets expressly identified in any Ancillary Agreement or any Conveyance and Assumption Instrument as Assets to be acquired by any member of the SpinCo Group;

(vii) all other Assets not expressly covered in clauses (i) through (vi) of this definition of SpinCo Assets that are primarily related to, used in or held for use in the SpinCo Business, including those Assets identified on Schedule 1.1(63)(vii) (the “Other SpinCo Assets”); and

(viii)   all other Assets not expressly covered in clauses (i) through (vii) of this definition of SpinCo Assets that are owned, in whole or in part, by any member of the SpinCo Group, but not owned in part by any member of the Florida Group immediately prior to the Distribution Date (after giving effect to the Internal Reorganization).

(64)   “SpinCo Business” means those businesses, operations and activities (whether or not such businesses, operations or activities are or have been terminated, divested or discontinued) as conducted at any time (a) prior to the Distribution Effective Time, by Florida or any of its Subsidiaries, other than the Florida Business, and (b) after the Distribution Effective Time, by any member of the SpinCo Group.

(65)   “SpinCo Cash and Cash Equivalents” means any and all cash and cash equivalents, including checks, commercial paper, treasury bills, cash on deposit and over-the-counter bank deposits, in each case, held or maintained by Florida or any of its Subsidiaries, but excluding the Florida Cash and Cash Equivalents immediately prior to the Distribution Effective Time.

(66)   “SpinCo Common Units” means the common units of SpinCo representing limited liability company interests in SpinCo.

(67)   “SpinCo Contractor” means any individual consultant or independent contractor of a member of the Florida Group who is performing services primarily related to the SpinCo Business.

(68)   “SpinCo Designees” means any and all entities (including corporations, general or limited partnerships, trusts, joint ventures, unincorporated organizations, limited liability entities or other entities) designated by SpinCo and that will be members of the SpinCo Group as of immediately prior to the Distribution Effective Time.

(69)   “SpinCo Employee” means any individual who is either actively employed by, or on a short-term leave of absence (including maternity, paternity, family, sick, short-term disability leave, qualified military service under the Uniformed Services Employment and Reemployment Rights Act of 1994, and leave under the Family Medical Leave Act and other approved leaves) from, a member of the SpinCo Group and who is performing services primarily related to the SpinCo Business.

(70)   “SpinCo Facilities” means any and all real property owned or leased by Florida or any of its Subsidiaries prior to the Distribution Effective Time that is allocated to any member of the SpinCo Group pursuant to this Agreement, including any Transferred Leased Real Property and Transferred Owned Real Property.

(71)   “SpinCo Group” means (a) prior to the Distribution Effective Time, SpinCo and each Person that will be a Subsidiary of SpinCo immediately following the Distribution Effective Time and (b) on and after the Distribution Effective Time, SpinCo and each Person that is a Subsidiary of SpinCo.

(72)   “SpinCo Indemnitees” means SpinCo, each other member of the SpinCo Group and each of their respective successors and assigns, and all Persons who are or have been stockholders, directors, partners, managers, managing members, officers, agents or employees of any member of the SpinCo Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns.

(73)   “SpinCo Liabilities” means each of the following Liabilities, whether presently in existence or arising after the date of this Agreement, but in each case excluding the Florida Liabilities:

(i) any and all Liabilities that are expressly contemplated by any Ancillary Agreement or any Conveyance and Assumption Instrument as Liabilities to be Assumed or retired by any member of the SpinCo Group;

(ii) any and all Liabilities to the extent relating to, arising out of or resulting from the conduct of the SpinCo Business, as conducted at any time prior to, on or after the Distribution Date (including any Liability relating to, arising out of or resulting from any act or failure to act by any directors, officers, partners, managers, employees or agents of any member of the SpinCo Group in the conduct of the SpinCo Business (whether or not such act or failure to act is or was within such Person’s authority));

(iii) any and all Liabilities to the extent relating to, arising out of or resulting from the conduct of any business by any member of the SpinCo Group at any time on or after the Distribution Date (including any Liability relating to, arising out of or resulting from any act or failure to act by any directors, officers, partners, managers, employees or agents of any member of the SpinCo Group (whether or not such act or failure to act is or was within such Person’s authority));

(iv)   any and all Liabilities to the extent relating to, arising out of or resulting from any SpinCo Asset, whether arising before, on or after the Distribution Date; and

(v) all Liabilities arising directly or indirectly from Actions to the extent relating to the SpinCo Assets, the SpinCo Business or any SpinCo Liability, including in respect of any alleged tort, breach of Contract, violation or noncompliance with Law or any licenses, permits, registrations, approvals and authorizations, whether arising prior to, on or after the Distribution Date.

(74)   “Split-Off Effective Time” means the time established by the Board as the effective time of the Split-Off, which, for the avoidance of doubt, shall occur after the Merger Effective Time.

(75)   “SplitCo Assets” has the meaning set forth in the Split-Off Agreement.

(76)   “SplitCo Business” has the meaning set forth in the Split-Off Agreement.

(77)   “SplitCo Group” has the meaning set forth in the Split-Off Agreement.

(78)   “SplitCo Liabilities” has the meaning set forth in the Split-Off Agreement.

(79)   “Subsidiary” has the meaning set forth in the Merger Agreement.

(80)   “Tax” or “Taxes” has the meaning set forth in the Merger Agreement.

(81)   “Tax Benefit” means any refund, credit, or other item that causes reduction in otherwise required liability for Taxes.

(82)   “Tax Contest” means an audit, review, examination, contest, litigation, investigation or any other administrative or judicial proceeding with the purpose or effect of redetermining Taxes (including any administrative or judicial review of any claim for refund).

(83)   “Tax Matters Agreement” means the Tax Matters Agreement entered into prior to the Distribution Effective Time by and between Florida and SpinCo.

(84)   “Tax Records” means any (i) Tax Returns, (ii) Tax Return workpapers, (iii) documentation relating to any Tax Contests, and (iv) any other books of account or records (whether or not in written, electronic or other tangible or intangible forms and whether or not stored on electronic or any other medium) maintained or required to be maintained under the Code or other applicable Tax Laws or under any record retention agreement with any Governmental Authority, in each case filed or required to be filed with respect to or otherwise relating to Taxes.

(85)   “Tax Return” has the meaning set forth in the Merger Agreement.

(86)   “Third Party” means any Person other than the Parties or any of their respective Subsidiaries.

(87)   “Trade Secrets” has the meaning set forth in the Merger Agreement.

(88)   “Transaction Agreement” means each of this Agreement, the Merger Agreement, the Tax Matters Agreement and all Conveyance and Assumption Instruments.

(89)   “Transferred Leased Real Property” means the real property leased by Florida or any of its Subsidiaries as tenant scheduled pursuant to Section 4.16(a) of the Merger Agreement, together with all fixtures and improvements thereon.

(90)   “Transferred Owned Real Property” means the real property owned or purported to be owned by Florida or any of its Subsidiaries scheduled pursuant to Section 4.16(b) of the Merger Agreement, together with all fixtures and improvements thereon.

Section 1.2 References; Interpretation. In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(a) when a reference is made in this Agreement to Article, Section, Exhibit and Schedule such reference is to an Article and Section of, and Exhibit and Schedule to, this Agreement;

(b) the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(c) whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”;

(d) the words “hereof,” “hereby,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(e) the word “extent” in the phrase “to the extent,” when used in this Agreement, means the degree to which a subject or other theory extends and such phrase shall not mean “if”;

(f)   all terms defined in this Agreement have the defined meanings when used in any certificate or other document delivered or made available pursuant hereto, unless otherwise defined therein;

(g) references to “day” or “days” are to calendar days unless Business Days are specified;

(h) the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;

(i) references to a Person are also to its successors and permitted assigns;

(j) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is not a Business Day, the period in question shall end on the next succeeding Business Day;

(k) references to sums of money are expressed in lawful currency of the United States of America, and “$” refers to U.S. dollars;

(l) references to any “statute” or “regulation” are to such statute or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of any statute, include any rules and regulations promulgated under such statute) and to any “section of any statute or regulation” include any successor to such section;

(m)   the word “or” shall not be exclusive and has the inclusive meaning represented by the phrase “and/or”;

(n) reference in this Agreement to any time shall be to Eastern Time unless otherwise expressly provided herein; and

(o) references in this Agreement to “Florida” shall also be deemed to refer to the applicable member of the Florida Group, references to “SpinCo” shall also be deemed to refer to the applicable member of the SpinCo Group and, in connection therewith, any references to actions or omissions to be taken, or refrained from being taken, as the case may be, by Florida or SpinCo shall be deemed to require Florida or SpinCo, as the case may be, to cause the applicable members of the Florida Group or the SpinCo Group, respectively, to take, or refrain from taking, any such action.

Article II
THE SEPARATION

Section 2.1 Restructuring; Transfer of Assets; Assumption of Liabilities.

(a) Internal Reorganization. At or prior to the Distribution Effective Time, to the extent not already completed, each of Florida and SpinCo shall, and shall cause their respective Subsidiaries to, take such steps (which may include transfers of shares or other equity interests, formation of new entities or declarations of dividends) as may be required to effect the Internal Reorganization in accordance with the Restructuring Steps Memo and the terms of this Agreement. For the avoidance of doubt, the Restructuring Steps Memo shall take precedence in the event of any conflict between the terms of this Article II and the Restructuring Steps Memo, and any transfers of assets or liabilities made pursuant to this Agreement or any Ancillary Agreement after the Distribution Effective Time shall be deemed to have been made prior to the Distribution Effective Time consistent with the Restructuring Steps Memo.

(b) Transfer of Assets and Assumption of Liabilities. Except as otherwise expressly provided in this Agreement or in any Ancillary Agreement, and except to the extent previously effected pursuant to the Internal Reorganization, upon the terms and subject to the conditions set forth in this Agreement, effective as of immediately prior to the Distribution Effective Time:

(i) Transfer of SpinCo Assets. Florida shall, and shall cause the applicable members of the Florida Group to, contribute, assign, transfer, convey and deliver (“Transfer”) to SpinCo or the applicable SpinCo Designees, and SpinCo or such SpinCo Designees shall accept from Florida and the applicable members of the Florida Group, all of Florida’s and each such Florida Group member’s respective right, title and interest in and to all SpinCo Assets held by Florida or a member of the Florida Group (it being understood that if any SpinCo Asset shall be held by a Person all of the outstanding equity of which is included in the SpinCo Assets to be Transferred pursuant to this Section 2.1(b)(i), such SpinCo Asset may be considered to be so Transferred to SpinCo or the applicable SpinCo Designee as a result of the Transfer of all of the equity interests in such Person from Florida or the applicable member(s) of the Florida Group to SpinCo or the applicable SpinCo Designee).

(ii) Transfer of Florida Assets. SpinCo shall, and shall cause the applicable members of the SpinCo Group to, Transfer to Florida or the applicable Florida Designees, and Florida or such Florida Designees shall accept from SpinCo and the applicable members of the SpinCo Group, all of SpinCo’s and such SpinCo Group member’s respective right, title and interest in and to all Florida Assets held by SpinCo or a member of the SpinCo Group (it being understood that if any Florida Asset shall be held by a Person all of the outstanding equity of which is included in the Florida Assets to be Transferred pursuant to this Section 2.1(b)(ii), such Florida Asset may be considered to be so Transferred to Florida as a result of the Transfer of all of the equity interests in such Person from SpinCo or the applicable member(s) of the SpinCo Group to Florida or the applicable Florida Designee).

(iii) Assumption of Liabilities. (A) Florida shall, or shall cause another member of the Florida Group to, Transfer to SpinCo or the applicable SpinCo Designees, and SpinCo shall, or shall cause another member of the SpinCo Group to, accept, assume (or, as applicable, retain) and perform, discharge and fulfill, in accordance with their respective terms (“Assume”), all of the SpinCo Liabilities and (B) SpinCo shall, or shall cause another member of the SpinCo Group to, Transfer to Florida or the applicable Florida Designees, and Florida shall, or shall cause another member of the Florida Group to, Assume all of the Florida Liabilities, in each case regardless of (1) when or where such Liabilities arose or arise, (2) where or against whom such Liabilities are asserted or determined, (3) whether such Liabilities arise from or are alleged to arise from negligence, gross negligence, recklessness, violation of Law, willful misconduct, bad faith, fraud or misrepresentation by any member of the Florida Group or the SpinCo Group, as the case may be, or any of their past or present respective directors, officers, employees, or agents, (4) which Person is named in any Action associated with any Liability and (5) whether the facts on which such Liabilities are based occurred prior to, on or after the date hereof.

(c) In the event that at any time or from time to time (whether prior to, at or after the Distribution Effective Time), any member of the Florida Group or the SpinCo Group is the owner of, receives or otherwise comes to possess any Asset (including the receipt of payments made pursuant to Contracts and proceeds from accounts receivable) or Liability that is allocated to any Person that is a member of the other Group pursuant to this Agreement or any Ancillary Agreement (except in the case of any acquisition of Assets from the other Party for value subsequent to the Distribution Effective Time), such member of the Florida Group or the SpinCo Group, as applicable, shall promptly Transfer, or cause to be Transferred, such Asset or Liability to the Person so entitled thereto or responsible therefor at no cost or expense to the Group that is properly entitled to or responsible for such Asset or Liability pursuant to the terms of this Agreement; provided, however, that the provisions of this Section 2.1(c) are not intended to, and shall not, be deemed to constitute an authorization by any Party to permit the others to accept service of process on its behalf, and no Party is or shall be deemed to be the agent of any other Party for service of process purposes. Prior to any such Transfer, such Asset or Liability shall be held in accordance with Section 2.4(c).

(d) In furtherance of the Separation (including the Internal Reorganization), subject to the provisions of Section 2.4, Florida shall, and shall cause the applicable members of the Florida Group and the applicable members of the SpinCo Group to, execute and deliver prior to the Distribution Effective Time all Conveyance and Assumption Instruments as may be necessary to effect the Internal Reorganization and the Transfers of the SpinCo Assets, the SpinCo Liabilities, the Florida Assets and the Florida Liabilities, as applicable, in accordance with the terms of this Agreement. The Parties agree that each Conveyance and Assumption Instrument shall be in a form consistent with the terms and conditions of this Agreement or the applicable Ancillary Agreement(s) with such provisions as are required by applicable Law in the jurisdiction in which the relevant Assets or Liabilities are located.

(e) Florida hereby waives compliance by itself and each and every member of the Florida Group with the requirements and provisions of any “bulk-sale” or “bulk transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the Transfer or sale of any or all of the Florida Assets to Florida or any member of the Florida Group.

(f) SpinCo hereby waives compliance by itself and each and every member of the SpinCo Group with the requirements and provisions of any “bulk-sale” or “bulk transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the Transfer or sale of any or all of the SpinCo Assets to SpinCo or any member of the SpinCo Group.

Section 2.2 Intercompany Accounts and Intercompany Agreements.

(a) Each Intercompany Account shall be satisfied, settled or otherwise terminated by the relevant members of the Florida Group and the SpinCo Group no later than the Distribution Effective Time with no further liability of any member of either the SpinCo Group or the Florida Group with respect thereto by (i) one or a related series of distributions of or contributions to capital, (ii) payment by the relevant obligor to the relevant obligee or (iii) dividends or a combination of the foregoing, in each case as determined by Florida.

(b) Except as contemplated by the Transaction Agreements or the Restructuring Steps Memo or as set forth on Schedule 2.2(b), each Intercompany Agreement and all rights and obligations of the members of the SpinCo Group with respect thereto shall be terminated at or prior to the Distribution Effective Time, with no further Liability of any member of the SpinCo Group with respect thereto.

Section 2.3 Limitation of Liability. Except as provided in this Section 2.3 and in Article V, neither Florida nor SpinCo nor any member of their respective Groups shall have any Liability to the other or any member of its Group based upon, arising out of or resulting from any agreement, arrangement, course of dealing or understanding existing on or prior to the Distribution Effective Time, other than pursuant to (i) any Transaction Agreement or (ii) any other Contract entered into in connection herewith or in order to consummate the transactions contemplated by the Transaction Agreements, and any such Liability, whether or not in writing, that is not reflected in any Transaction Agreement or other agreement entered into in connection with the transactions contemplated by the Transaction Agreements or in order to consummate the transactions contemplated by the Transaction Agreements, is hereby irrevocably cancelled, released and waived effective as of the Distribution Effective Time. No such terminated agreement, arrangement, course of dealing or understanding (including any provision thereof that purports to survive termination) shall be of any further force or effect after the Distribution Effective Time. For the avoidance of doubt, this Section 2.3 will not alter or limit the Parties’ respective rights or obligations under the Ancillary Agreements.

Section 2.4 Specified Consents.

(a) The Parties shall, as promptly as practicable after the date hereof and for a period of twelve (12) months following the Distribution Date, cooperate with each other and use their respective commercially reasonable efforts to obtain: (i) the Transfer or reissuance to SpinCo or a member of the SpinCo Group of all licenses, permits, registrations, approvals and authorizations of any member of the SpinCo Group or the Florida Group issued or granted by any Governmental Authority prior to the Distribution Effective Time to the extent required to operate the SpinCo Business following the Distribution Date in the same manner as currently conducted by Florida and its Subsidiaries; (ii) all Consents of any landlord under any Transferred Leased Real Property required to consummate the Separation or the Distribution; and (iii) Consents from the Third Parties identified on Schedule 2.4(a) and such other material Consents as may be reasonably requested by Florida after the date hereof, provided, in the case of any such Consent requested by Florida, that (A) such Consent is required to be obtained in connection with the Separation or the Merger, and (B) the failure to obtain such Consent would result in the loss of a monetary benefit by SpinCo or would otherwise adversely affect the SpinCo Business following the Distribution (each, a “Specified Consent”); provided further, that no Party nor any of their respective Subsidiaries shall be required to make any payment, incur any Liability or offer or grant any accommodation (financial or otherwise) to any Third Party, in each case, that is not otherwise required to be made by the applicable Party or any of its Subsidiaries pursuant to the terms of any existing Contract (including any requirements for the securing or posting of any bonds, letters of credit or similar instruments, or the furnishing of any guarantees), to obtain any such Consent. For the avoidance of doubt, the required efforts and responsibilities of the Parties to seek the regulatory approvals or clearances contemplated by antitrust, competition or trade regulation filings, Gaming Approvals and SPAC Stockholder Approval shall be governed by the Merger Agreement.

(b) If and to the extent that any Specified Consent with respect to any SpinCo Asset, SpinCo Liability, Florida Asset or Florida Liability has not been obtained prior to the Distribution Effective Time, then notwithstanding any other provision hereof, the Transfer to the SpinCo Group of any such SpinCo Asset or SpinCo Liability, or to the Florida Group of any such Florida Asset or Florida Liability, shall, unless the Parties shall mutually otherwise determine, be automatically deemed deferred, and any such purported Transfer or Assumption shall be null and void until such time as all legal impediments are removed or such Consent has been obtained or made. Notwithstanding the foregoing, any such Asset or Liability shall continue to constitute a SpinCo Asset, a SpinCo Liability, an Florida Asset or an Florida Liability, as applicable, and be subject to Section 2.4(c). If and when the legal or contractual impediments the presence of which caused the deferral of Transfer of any Asset or Liability pursuant to this Section 2.4(b) are removed or any Consents the absence of which caused the deferral of Transfer of any Asset or Liability pursuant to this Section 2.4(b) are obtained, the Transfer of the applicable Asset or Liability shall be effected promptly without further consideration in accordance with the terms of this Agreement or the applicable Ancillary Agreement(s) and shall, to the extent possible without the imposition of any undue cost on any Party and to the fullest extent permitted by Law, be deemed to have become effective as of the Distribution Effective Time. The obligations set forth in this Section 2.4(b) shall terminate on the twelve (12) month anniversary of the Distribution Date or, if earlier with respect to any Contract, upon the expiration of the term of the Contract (without any obligation to renew or extend).

(c) If the Transfer of any Asset or Liability intended to be Transferred is not consummated prior to or at the Distribution Effective Time as a result of the provisions of Section 2.4(b) or for any other reason (including any misallocated transfers subject to Section 2.1(c)), then, insofar as reasonably possible (taking into account any applicable restrictions or considerations, in each case relating to the contemplated Tax treatment of the transactions contemplated hereby) and to the extent permitted by applicable Law, the Person retaining such Asset or Liability, as the case may be, (i) shall thereafter hold such Asset or Liability, as the case may be, in trust for the use and benefit and burden of the Person entitled thereto (and at such Person’s sole expense) until the consummation of the Transfer thereof (or as otherwise determined by the Parties); and (ii) with respect to any deferred Assets or Liabilities, use reasonable best efforts to develop and implement mutually acceptable arrangements to place the Person entitled to receive such Asset or Liability, insofar as reasonably possible, in substantially the same position as if such Asset or Liability had been Transferred as contemplated hereby and so that all the benefits and burdens relating to such Asset or Liability, including possession, use, risk of loss, potential for gain, dominion, ability to enforce the rights under or with respect to and control and command over such Asset or Liability, are to inure from and after the Distribution Effective Time to the applicable member or members of the Florida Group or the SpinCo Group entitled to the receipt of such Asset or required to Assume such Liability. In furtherance of the foregoing, the Parties agree that to the fullest extent permitted by Law, (x) as of the Distribution Effective Time, each applicable member of Florida Group and the SpinCo Group shall be deemed to have acquired complete and sole beneficial ownership over all of the Assets, together with all rights, powers and privileges incident thereto, and shall be deemed to have Assumed in accordance with the terms of this Agreement all of the Liabilities, and all duties, obligations and responsibilities incident thereto, which such Person is entitled to acquire or required to Assume pursuant to the terms of this Agreement and (y) each of Florida and SpinCo shall, and shall cause the members of its respective Group to, (A) treat for all Tax purposes the deferred Assets as Assets having been Transferred to and owned by the Person entitled to such Assets not later than the Distribution Effective Time, (B) treat for all Tax purposes the deferred Liabilities as having been Assumed by the Person intended to be subject to such Liabilities not later than the Distribution Effective Time, and (C) neither report nor take any Tax position (on a Tax Return or otherwise) inconsistent with such treatment (unless required by a change in applicable Tax Law or good faith resolution of a Tax Contest). The obligations set forth in this Section 2.4(c) shall terminate on the twelve (12) month anniversary of the Distribution Date or, if earlier with respect to any Contract, upon the expiration of the term of the Contract (without any obligation to renew or extend). Any Person retaining an Asset or a Liability due to the deferral of the Transfer of such Asset or Liability, as the case may be, shall not be required, in connection with the foregoing, to make any payments, incur any Liability or offer or grant any accommodation (financial or otherwise, regardless of any provision to the contrary in any underlying Contract, including any requirements for the securing or posting of any bonds, letters of credit or similar instruments, or the furnishing of any guarantees) to any Third Party, except to the extent that the Person entitled to the Asset or responsible for the Liability, as applicable, agrees to reimburse and make whole the Person retaining an Asset or a Liability, to such Person’s reasonable satisfaction, for any payment or other accommodation made by the Person retaining an Asset or a Liability at the request of the Person entitled to the Asset or responsible for the Liability. Notwithstanding the foregoing in this Section 2.4(c), each of Florida and SpinCo agrees that in the event that any Third Party requests that the Party holding such Asset or Liability make a payment or offer or grant an accommodation to obtain a Consent and the other Party provides notice in writing to the Party holding such Asset or Liability that such other Party does not agree to reimburse or make whole the Party holding such Asset or Liability in connection therewith, the other Party shall not be entitled to the benefits of the provisions in, and the Party holding such Asset or Liability will not be obligated to take any efforts under, this Section 2.4(c) in respect of any SpinCo Asset, SpinCo Liability, Florida Asset or Florida Liability, as the case may be, which Transfer is subject to such Consent.

Section 2.5 Treatment of Shared Contracts. Unless the Parties otherwise agree or the benefits of any Contract described in this Section 2.5 are expressly conveyed to the applicable Group pursuant to this Agreement or an Ancillary Agreement, any Shared Contract shall be assigned in relevant part to the applicable member(s) of the applicable Group, if so assignable, or appropriately amended prior to, on or after the Distribution Effective Time, so that each Party or the member of its Group shall, as of the Distribution Effective Time, be entitled to the rights and benefits, and shall assume the related portion of any Liabilities, inuring to its respective Business; provided, however, that (i) in no event shall any member of any Group be required to assign (or amend) any Shared Contract in its entirety or to assign a portion of any Shared Contract which is not assignable (or cannot be amended) by its terms (including any terms imposing consents or conditions on an assignment where such consents or conditions have not been obtained or fulfilled) and (ii) if any Shared Contract cannot be so partially assigned by its terms or otherwise, or cannot be amended, or if such assignment or amendment would impair the benefit the Parties thereto derive from such Shared Contract or if the Parties mutually agree to maintain the Shared Contracts consistent with past practices, then the Parties shall, and shall cause each of the members of their respective Groups, from and after the Distribution Effective Time and until the earlier of (x) the two (2) year anniversary of the Distribution Effective Time and (y) such time as a partial assignment or amendment of such Shared Contract as contemplated by this Section 2.5 is effected, to, take such other reasonable and permissible actions (including by providing prompt notice to the applicable member of the other Group with respect to any relevant claim of Liability or other relevant matters arising in connection with a Shared Contract so as to allow such applicable member of the other Group the ability to exercise any applicable rights under such Shared Contract) to cause a member of the SpinCo Group or the Florida Group, as the case may be, to receive the rights and benefits of that portion of each Shared Contract that relates to the SpinCo Business or the Florida Business, as the case may be (in each case, to the extent so related), as if such Shared Contract had been assigned to (or amended to allow) a member of the applicable Group pursuant to this Section 2.5, and to bear the burden of the corresponding Liabilities (including any costs, fees or expenses arising under such Shared Contract and any other Liabilities that may arise by reason of such arrangement), as if such Liabilities had been assumed by a member of the applicable Group pursuant to this Section 2.5.

Section 2.6 Disclaimer of Representations and Warranties.

(a) EACH OF FLORIDA (ON BEHALF OF ITSELF AND EACH MEMBER OF THE FLORIDA GROUP) AND SPINCO (ON BEHALF OF ITSELF AND EACH MEMBER OF THE SPINCO GROUP) UNDERSTANDS AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH HEREIN, IN THE MERGER AGREEMENT OR ANY OTHER TRANSACTION AGREEMENT, AND EXCEPT IN THE CASE OF FRAUD WITH RESPECT TO THE MATTERS SPECIFICALLY ADDRESSED IN ARTICLE IV OR ARTICLE V OF THE MERGER AGREEMENT OR IN THIS AGREEMENT OR THE ANCILLARY AGREEMENTS, NO PARTY TO ANY SUCH AGREEMENT IS REPRESENTING OR WARRANTING IN ANY WAY, AND HEREBY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES, AS TO THE CONDITION OR THE VALUE OF ANY ASSETS OR BUSINESSES OR THE AMOUNT OF ANY LIABILITIES TRANSFERRED OR ASSUMED AS CONTEMPLATED HEREBY OR THEREBY, AS TO ANY CONSENTS REQUIRED IN CONNECTION HEREWITH OR THEREWITH, AS TO THE FREEDOM FROM ANY SECURITY INTERESTS OF ANY ASSETS OR LIABILITIES, AS TO NONINFRINGEMENT, VALIDITY OR ENFORCEABILITY CONCERNING ANY ASSETS, OR AS TO THE ABSENCE OF ANY DEFENSES OR RIGHT OF SETOFF OR FREEDOM FROM COUNTERCLAIM WITH RESPECT TO ANY ACTION OR OTHER ASSET, INCLUDING ACCOUNTS RECEIVABLE, OR AS TO THE LEGAL SUFFICIENCY OF ANY CONTRIBUTION, ASSIGNMENT, DOCUMENT, CERTIFICATE OR INSTRUMENT DELIVERED HEREUNDER OR UNDER ANY TRANSACTION AGREEMENT TO CONVEY TITLE TO ANY ASSET OR THING OF VALUE UPON THE EXECUTION, DELIVERY AND FILING HEREOF OR THEREOF. EXCEPT AS MAY EXPRESSLY BE SET FORTH HEREIN, THE MERGER AGREEMENT OR IN ANY OTHER TRANSACTION AGREEMENT, ALL SUCH ASSETS ARE BEING TRANSFERRED ON AN “AS IS, WHERE IS” BASIS (AND, IN THE CASE OF ANY REAL PROPERTY, BY MEANS OF A QUITCLAIM OR SIMILAR FORM DEED OR CONVEYANCE) AND THE RESPECTIVE TRANSFEREES SHALL BEAR THE ECONOMIC AND LEGAL RISKS THAT (I) ANY CONVEYANCE SHALL PROVE TO BE INSUFFICIENT TO VEST IN THE TRANSFEREE GOOD TITLE, FREE AND CLEAR OF ANY SECURITY INTEREST AND (II) ANY NECESSARY CONSENTS ARE NOT OBTAINED OR THAT ANY REQUIREMENTS OF LAWS OR JUDGMENTS ARE NOT COMPLIED WITH.

(b) Each of Florida (on behalf of itself and each member of the Florida Group) and SpinCo (on behalf of itself and each member of the SpinCo Group) further understands and agrees that if the disclaimer of express or implied representations and warranties contained in Section 2.6(a) is held unenforceable or is unavailable for any reason under the Laws of any jurisdiction outside the United States or if, under the Laws of a jurisdiction outside the United States, both Florida or any member of the Florida Group, on the one hand, and SpinCo or any member of the SpinCo Group, on the other hand, are jointly or severally liable for any Florida Liability or any SpinCo Liability, then the Parties intend that, notwithstanding any provision to the contrary under the Laws of such non-U.S. jurisdictions, the provisions of the Transaction Agreements (including the disclaimer of all representations and warranties, allocation of Liabilities among the Parties and their respective Subsidiaries, releases, indemnification and contribution of Liabilities) shall to the fullest extent permitted by Law prevail for any and all purposes among the Parties and their respective Subsidiaries.

Section 2.7 Cash Management. From the date of this Agreement until the Distribution, Florida and its Subsidiaries shall be entitled to use, retain or otherwise dispose of all cash generated by the SpinCo Business and the SpinCo Assets or otherwise held by any member of the SpinCo Group.

Section 2.8 Insurance.

(a) With respect to any Policy in effect on or before the Distribution Effective Time that is owned by a member of the Florida Group or the SpinCo Group, as applicable, under which a member of the other Group is named as an additional insured (the “Additional Insured Members” and such Policies, collectively, the “Shared Policies” and each, a “Shared Policy”), the applicable member(s) of the Florida Group or the SpinCo Group, as applicable, shall continue to own the Shared Policies.

(b) From and after the Distribution Effective Time, the Florida Group or the SpinCo Group, as applicable, shall (i) use best efforts to maintain the Shared Policies in full force and effect until the two (2) year anniversary of the Distribution Effective Time (the “Shared Policy Separation Date”), (ii) enable the Additional Insured Members to pursue any applicable claims for events occurring prior to the Shared Policy Separation Date pursuant to the terms of the applicable Shared Policy in effect at the time of such event and (iii) enable the Additional Insured Members to recover insurance proceeds under the terms of such Shared Policies (including recovery of such insurance proceeds after the Shared Policy Separation Date) to the extent that such Additional Insured Members have suffered damages in respect of such event.

(c) From and after the Distribution Effective Time, Florida (or any member of the Florida Group) or SpinCo (or any member of the SpinCo Group), as applicable, shall not, without the prior written consent of the other Party, amend, commute, terminate, buy-out, extinguish liability under or otherwise modify any Shared Policies in a manner that would adversely affect any rights of any Additional Insured Member thereunder.

(d) At the request of Florida or SpinCo, as applicable, the other Group shall pay its equitable share of the premiums required under the terms of the respective Shared Policies in respect of the periods from and after the Distribution Effective Time and until the Shared Policy Separation Date. The portion of such premiums under the Shared Policies to be attributable to the Florida Business or the SpinCo Business, as applicable, and paid by such Group shall be determined by a certified actuary professional mutually agreed upon by the Parties or as otherwise determined by the Parties in good faith.

(e) Prior to the Distribution Effective Time, at the request of Florida or SpinCo, as applicable, the other Party shall promptly cause any member of the requesting Party’s Group to be named as an additional insured under any Policy owned by any member of the other Group.

(f)   Nothing contained in this Section 2.8 shall be construed to be an attempted assignment of or a change to any part of the ownership of the Shared Policies or shall be construed to waive any right or remedy of any member of the Florida Group or the SpinCo Group, as applicable, in respect of the Shared Policies owned by such Group.

(g) The Parties agree to use (and cause the members of their respective Groups to use) their commercially reasonable efforts to cooperate with respect to the various matters related to the Shared Policies contemplated by this Section 2.8.

Section 2.9 Ancillary Agreements. In furtherance of the Separation, at or prior to the Distribution Effective Time, each Party agrees that, from the date hereof through the Distribution Effective Time, it shall cooperate fully and negotiate in good faith with the other Parties in finalizing the Ancillary Agreements. Prior to the Distribution Effective Time, the Parties shall use their respective commercially reasonable efforts to engage in separation and integration planning with respect to the SpinCo Business; provided that no Party shall be required to take any such actions to the extent they would reasonably be expected to (A) jeopardize, or result in the loss or waiver of, any attorney-client or other legal privilege, (B) contravene any applicable Law, fiduciary duty or Third Party Contract or (C) result in the loss of protection of any proprietary information or Trade Secrets of such Party.

Section 2.10   Issuance of SpinCo Common Units(a). On or before the Distribution Date, in connection with the Transfer of the SpinCo Assets and the Assumption of the SpinCo Liabilities as provided in this Agreement, SpinCo will issue and deliver to Florida a number of SpinCo Common Units in book-entry form in an amount equal to the difference of (i) [●]1, minus (ii) the number of SpinCo Common Units held by Florida immediately prior to such issuance.

Article III
THE DISTRIBUTION

Section 3.1 Distribution.

(a) The Board of Directors of Florida (or a committee of the Board of Directors of Florida acting pursuant to delegated authority), in accordance with all applicable Laws and the Organizational Documents of Florida, shall set the Record Date and the Distribution Date, and shall declare, pay and otherwise effectuate the Distribution, in accordance with all applicable Laws, the Organizational Documents of Florida and any procedures established by Florida at the direction of the Board of Directors of Florida (or an authorized committee thereof).

1 Note to Draft: Total number of SpinCo Common Units to be distributed to shareholders of Florida.

(b) On the Distribution Date, all SpinCo Common Units held by Florida as of immediately prior to the Distribution Effective Time shall be distributed to the Record Holders on a pro rata basis, where each Record Holder shall receive a number of SpinCo Common Units equal to the number of SpinCo Common Units held by Florida as of immediately prior to the Distribution Effective Time, multiplied by a fraction, the numerator of which is the number of shares of Florida Common Stock held by the Record Holder on the Record Date and the denominator of which is the total number of shares of Florida Common Stock outstanding on the Record Date (excluding treasury shares held by Florida).

(c) No Party, nor any of its Affiliates, shall be liable to any Person in respect of any SpinCo Common Units, or distributions in respect thereof, that are delivered to a public official in accordance with the provisions of any applicable escheat, abandoned property or similar applicable Law.

Section 3.2 Conditions to Distribution. The obligation of Florida to consummate the Distribution is subject to the prior or simultaneous satisfaction or, to the extent permitted by applicable Law, waiver in accordance with the Merger Agreement of each of the conditions to the obligation of the parties to the Merger Agreement to consummate the Merger and effect the other transactions contemplated by the Merger Agreement (other than those conditions that by their nature are to be satisfied contemporaneously with or immediately following the Distribution). Notwithstanding anything in this Agreement to the contrary, the Parties agree that the Distribution Effective Time shall occur on the same date as the Closing, as determined in accordance with the applicable terms and conditions of the Merger Agreement.

Article IV
CERTAIN COVENANTS

Section 4.1 Further Assurances. Subject to the terms and conditions of this Agreement, each Party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other Parties in doing or causing to be done, all things necessary, proper or advisable under applicable Laws to consummate the transactions contemplated hereby as soon as practicable after the date hereof and as may be otherwise required to consummate and make effective the transactions contemplated by this Agreement and the Split-Off Agreement.

Section 4.2 Removal of Florida Assets.

(a) Except as may be otherwise agreed to by the Parties, all tangible SpinCo Assets that are located at any Florida Facilities shall be delivered by the applicable member of the Florida Group, prior to the Distribution Effective Time or as promptly thereafter as practicable, to the applicable SpinCo Facility, at Florida’s expense.

(b) Except as may be otherwise agreed to by the Parties, all tangible Florida Assets that are located at any SpinCo Facilities shall be moved as promptly as practicable after the Distribution Effective Time from such facilities, at Florida’s expense and, following the Distribution Effective Time, in a manner so as not to unreasonably interfere with the operations of any member of the SpinCo Group and to not cause damage to such SpinCo Facility, and such member of the SpinCo Group shall provide reasonable access to such SpinCo Facility to effectuate such movement.

Section 4.3 Florida Marks. SpinCo agrees that, except as set forth in this Section 4.3, after the Distribution Effective Time, (a) the SpinCo Group will have no right, title, interest, license or any other right whatsoever in the Florida Marks and that no member of the Florida Group will have assigned such right, title, interest, license or other right to SpinCo or the SpinCo Group and (b) each member of the SpinCo Group will cease and discontinue any and all uses of Florida Marks immediately upon the Distribution Effective Time; provided that, for a period of six (6) months following the Distribution Date, the SpinCo Group shall have the right to continue to use the marketing and promotional materials, invoices, business cards, schedules, displays, signs, stationery, technical guidelines, product manuals, packing materials and other supplies and similar materials, that were previously created and included in the SpinCo Assets and that incorporate the Florida Marks, in the manner such materials were used in the SpinCo Business prior to the Distribution Date.

Article V
INDEMNIFICATION

Section 5.1 Release of Pre-Distribution Claims.

(a) Except as provided in Section 5.1(b), effective as of the Distribution Effective Time:

(i) Florida, for itself and each member of the Florida Group and, to the extent permitted by Law, all Persons who at any time prior to the Distribution Effective Time were directors, officers, partners, managers, agents or employees of any member of the Florida Group (in their respective capacities as such), in each case, together with their respective heirs, executors, administrators, successors and assigns, does hereby remise, release and forever discharge the SpinCo Indemnitees from any and all Liabilities, whether at Law or in equity (including any right of contribution), whether arising under any Contract, by operation of Law or otherwise, in each case, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Distribution Effective Time, including in connection with the Separation and the Distribution and any of the other transactions contemplated hereunder and under the Transaction Agreements. Without limitation, the foregoing release includes a release of any rights and benefits with respect to such Liabilities that Florida and each member of the Florida Group, and their respective successor and assigns, now has or in the future may have conferred upon them by virtue of any statute or common law principle which provides that a general release does not extend to claims which a party does not know or suspect to exist in its favor at the time of executing the release, if knowledge of such claims would have materially affected such party’s settlement with the obligor. In this connection, Florida hereby acknowledges that it is aware that factual matters now unknown to it may have given or may hereafter give rise to Liabilities that are presently unknown, unanticipated and unsuspected, and it further agrees that this release has been negotiated and agreed upon in light of that awareness and it nevertheless hereby intends to release the SpinCo Indemnitees from the Liabilities described in the first sentence of this Section 5.1(a)(i).

(ii) SpinCo, for itself and each member of the SpinCo Group and, to the extent permitted by Law, all Persons who at any time prior to the Distribution Effective Time were directors, officers, partners, managers, agents or employees of any member of the SpinCo Group (in their respective capacities as such), in each case, together with their respective heirs, executors, administrators, successors and assigns, does hereby remise, release and forever discharge the Florida Indemnitees from any and all Liabilities, whether at Law or in equity (including any right of contribution), whether arising under any Contract, by operation of Law or otherwise, in each case, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Distribution Effective Time, including in connection with the Separation and the Distribution and any of the other transactions contemplated hereunder and under the Transaction Agreements. Without limitation, the foregoing release includes a release of any rights and benefits with respect to such Liabilities that SpinCo and each member of the SpinCo Group, and their respective successor and assigns, now has or in the future may have conferred upon them by virtue of any statute or common law principle which provides that a general release does not extend to claims which a party does not know or suspect to exist in its favor at the time of executing the release, if knowledge of such claims would have materially affected such party’s settlement with the obligor. In this connection, SpinCo hereby acknowledges that it is aware that factual matters now unknown to it may have given or may hereafter give rise to Liabilities that are presently unknown, unanticipated and unsuspected, and it further agrees that this release has been negotiated and agreed upon in light of that awareness and it nevertheless hereby intends to release the Florida Indemnitees from the Liabilities described in the first sentence of this Section 5.1(a)(ii).

(b) Nothing contained in Section 5.1(a) shall:

(i) limit or otherwise affect any Person’s rights or obligations pursuant to or contemplated by, or ability to enforce, any Transaction Agreement, in each case in accordance with its terms, including (A) the obligation of SpinCo to Assume and satisfy the SpinCo Liabilities, (B) the obligation of Florida to Assume and satisfy the Florida Liabilities, (C) the obligations of Florida and its applicable Affiliates to Transfer the SpinCo Assets in accordance with this Agreement, (D) the obligations of SpinCo and its applicable Affiliates to Transfer the Florida Assets in accordance with this Agreement or (E) the obligations of Florida and SpinCo to perform their respective obligations and indemnify each other under this Agreement, including pursuant to this Article V, the Merger Agreement and the other Transaction Agreements;

(ii) apply to any Liability the release of which would result in the release of any Person other than a Person expressly released pursuant to Section 5.1(a);

(iii) release any Person from, or waive any rights under, any Liability provided in or resulting from any Contract to which any member of the SpinCo Group, on the one hand, and any Florida Group, on the other hand, is a party, that does not terminate as of the Distribution Date in accordance with Section 2.3; or

(iv)   release any SpinCo Employee or SpinCo Contractor from any Contract with any member of the Florida Group to the extent related to any Florida Asset.

(c) Following the Distribution Effective Time, Florida shall not, and shall cause each other member of the Florida Group not to, make any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution, recovery or any indemnification, against SpinCo or any of its Affiliates, or any other Person released with respect to any Liabilities released pursuant to Section 5.1(a)(i). Following the Distribution Effective Time, SpinCo shall not, and shall cause each of its controlled Affiliates not to, make any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution, recovery or any indemnification, against Florida or any of its Affiliates, or any other Person released with respect to any Liabilities released pursuant to Section 5.1(a)(ii).

Section 5.2 Indemnification by Florida. Without limiting the indemnity provisions of any other Ancillary Agreements, from and after the Distribution Effective Time, Florida shall and shall cause the other members of the Florida Group, on a joint and several basis, to indemnify, defend (or, where applicable, pay the defense costs for) and hold harmless the SpinCo Indemnitees from and against, and shall reimburse such SpinCo Indemnitees with respect to, any and all Indemnifiable Losses of the SpinCo Indemnitees to the extent arising out of, resulting from or related to (without duplication): (a) the Florida Liabilities, including the failure of any member of the Florida Group to Assume any such Florida Liabilities, and (b) any breach by Florida or any other member of the Florida Group of any obligations to be performed by such Persons pursuant to this Agreement subsequent to the Distribution Effective Time, in each which case any such indemnification claims shall be made hereunder (each, a “SpinCo Claim”).

Section 5.3 Indemnification by SpinCo. Without limiting the indemnity provisions of any other Ancillary Agreements, from and after the Distribution Effective Time, SpinCo shall, and shall cause each of the other members of the SpinCo Group, on a joint and several basis, to indemnify, defend (or, where applicable, pay the defense costs for) and hold harmless the Florida Indemnitees from and against, and shall reimburse such Florida Indemnitees with respect to, any and all Indemnifiable Losses of the Florida Indemnitees to the extent arising out of, resulting from or related to (without duplication): (a) the SpinCo Liabilities, including the failure of any member of the SpinCo Group to Assume any such SpinCo Liabilities, and (b) any breach by SpinCo or any other member of the SpinCo Group of any obligations to be performed by such Persons pursuant to this Agreement subsequent to the Distribution Effective Time, in each which case any such indemnification claims shall be made hereunder (each, a “Florida Claim”).

Section 5.4 Procedures for Indemnification.

(a) Direct Claims. Other than with respect to Third Party Claims, which shall be governed by Section 5.4(b):

(i) if a SpinCo Indemnitee has made a determination that it is or may be entitled to indemnification in respect of any SpinCo Claim, the SpinCo Indemnitee shall so notify Florida as promptly as reasonably possible after becoming aware of the existence of such SpinCo Claim; and

(ii) if a Florida Indemnitee has made a determination that it is or may be entitled to indemnification in respect of any Florida Claim, the Florida Indemnitee shall so notify SpinCo as promptly as reasonably possible after becoming aware of the existence of such Florida Claim (any such claim made pursuant to Section 5.4(a)(i) or this Section 5.4(a)(ii), a “Direct Claim”).

Each such notice shall be in writing and shall describe in reasonable detail the basis for the claim for indemnification hereunder and set forth, to the extent known, the estimated amount of Indemnifiable Losses for which indemnification may be sought hereunder relating to such claim and, to the extent practicable, the method of computation thereof; provided, however, that the failure to provide (or delay in providing) such written notice shall not release the Indemnifying Party from any of its obligations except and solely to the extent the Indemnifying Party shall have been actually prejudiced as a result of such failure or delay.

(b) Third Party Claims. If an Indemnitee receives notice or otherwise learns of the assertion by any Third Party of any claim or demand or of the commencement by any Third Party of any Action as to which an Indemnifying Party may be obligated to provide indemnification pursuant to this Agreement (a “Third Party Claim”), Florida (on behalf of the Florida Indemnitees) or SpinCo (on behalf of the SpinCo Indemnitees), as applicable (such claimant, the “Claiming Party”), shall notify the Indemnifying Party of the Third Party Claim in writing and in reasonable detail describing the basis for any claim for indemnification hereunder and including copies of all notices and documents received by the Claiming Party (and any or all of its Indemnitees) from Third Parties relating to the Third Party Claim (subject to any bona fide claims of attorney-client privilege) promptly (and in any event with twenty (20) days after receipt by such Indemnitee of written notice of the Third Party Claim); provided, however, that the failure to provide notice of any such Third Party Claim pursuant to this sentence shall not release the Indemnifying Party from any of its obligations except and solely to the extent the Indemnifying Party shall have been actually prejudiced as a result of such failure. Thereafter, the Claiming Party shall deliver to the Indemnifying Party, promptly (and in any event within five (5) Business Days) after the receipt thereof by the Claiming Party (or any of its Indemnitees), copies of any and all additional written notices and documents (including court papers) received by the Claiming Party (or any of its Indemnitees) from Third Parties relating to the Third Party Claim, subject to any bona fide claims of attorney-client privilege.

(c) Subject to the provisions of this Section 5.4(c), the Indemnifying Party has the right, exercisable by written notice to the Claiming Party within thirty (30) days after receipt of notice from the Claiming Party pursuant to Section 5.4(b), to assume and conduct the defense (including settlement) of such Third Party Claim in accordance with the limits set forth in this Agreement with counsel selected by the Indemnifying Party and reasonably acceptable to the applicable Indemnitees. If the Indemnifying Party does not assume the defense of a Third Party Claim in accordance with this Section 5.4(c), the Indemnitee may defend the Third Party Claim. If the Indemnifying Party has assumed the defense of a Third Party Claim as provided in this Section 5.4(c), the Indemnifying Party shall not be liable for any legal expenses subsequently incurred by the Indemnitee in connection with the defense of the Third Party Claim; provided, however, that if (i) in the reasonable judgment of the Indemnitee, after consultation with outside counsel, there exists a conflict of interest between the Indemnifying Party and the applicable Indemnitee(s) in the defense of such Third Party Claim by the Indemnifying Party, (ii) the party making such Third Party Claim is a Governmental Authority with regulatory or other authority over the Indemnitee or any of its material assets, (iii) the Third Party Claim seeks injunctive or other nonmonetary relief that, if granted, would reasonably be expected to have a material and adverse effect on the Indemnitee’s business or (iv) the Indemnifying Party fails to take reasonable steps necessary to defend diligently such Third Party Claim, in each case, the Indemnitee may assume its own defense, and the Indemnifying Party shall be liable for all reasonable costs or expenses paid or incurred in connection with such defense. The Indemnifying Party or the Indemnitee, as the case may be, has the right to participate in (but, subject to the prior sentence, not control), at its own expense, the defense of any Third Party Claim that the other Person is defending as provided in this Agreement. The Indemnifying Party, if it has assumed the defense of any Third Party Claim as provided in this Agreement, may not, without the prior written consent of the Indemnitee, consent to a settlement or compromise of, or the entry of any judgment arising from, any such Third Party Claim that (A) does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnitee of a complete release from all liability in respect of such Third Party Claim, (B) provides for injunctive or other nonmonetary relief affecting the Indemnitee or any of its Affiliates, or for monetary relief with respect to which the Indemnitee and its Affiliates are not entitled to indemnification under this Agreement, or (C) in the reasonable opinion of the Indemnitee, would otherwise materially and adversely affect the Indemnitee or any of its Affiliates. The Indemnitee may consent to a settlement or compromise of, or the entry of any judgment arising from, any Third Party Claim, the defense of which has not been assumed by the Indemnifying Party, only with the prior written consent of the Indemnifying Party, not to be unreasonably withheld, conditioned or delayed.

(d) The Claiming Party and the Indemnifying Party shall (and the Claiming Party shall cause the applicable Indemnitee(s) to) make reasonably available to each other and their respective agents and representatives all relevant information available to them that are necessary or appropriate for the defense of any Third Party Claim, subject to any bona fide claims of attorney-client privilege, and each of the Indemnifying Party and the Claiming Party shall use its reasonable efforts to assist, and to cause the employees and counsel of such party to assist, in the defense of such Third Party Claim. If a Party asserts its right to participate in the defense of any Third Party Claim, the Party controlling the defense and investigation of such Third Party Claim shall act in good faith and reasonably consult and cooperate with the Indemnitee or the Indemnifying Party, as the case may be, in connection with any appearances, briefs, arguments and proposals made or submitted by or on behalf of any party in connection with the Third Party Claim (including considering in good faith all reasonable additions, deletions or changes suggested by the Indemnitee or the Indemnifying Party, as the case may be, in connection any filings made with any Governmental Authority or proposals to the Third Party claimant in connection therewith).

(e) With respect to any Third Party Claim that implicates both Parties in any material respect due to the allocation of Liabilities, responsibilities for management of defense and related indemnities pursuant to this Agreement or any of the Transaction Agreements, the Parties agree to use commercially reasonable efforts to cooperate fully and maintain a joint defense (in a manner that, to the extent reasonably practicable, will preserve for all Parties any Privilege with respect thereto).

(f)   The provisions of this Section 5.4 (other than this Section 5.4(f)) and Section 5.7 shall not apply to Taxes (Taxes being governed by the Tax Matters Agreement).

Section 5.5 Indemnification Obligations Net of Insurance Proceeds and Other Amounts.

(a) Any recovery by any Party (including any of its Indemnitees) for any Indemnifiable Loss subject to indemnification pursuant to this Article V shall be calculated (i) net of Insurance Proceeds actually received by such Party (or any of its Indemnitees) with respect to any Indemnifiable Loss and (ii) net of any proceeds actually received by such Party (or any of its Indemnitees) from any Third Party with respect to any such Liability corresponding to the Indemnifiable Loss (“Third Party Proceeds”), in the case of (i) and (ii) net of the costs of collection thereof and any increase in premium attributable thereto under applicable Third Party Policies. Accordingly, the amount which any Indemnifying Party is required to pay pursuant to this Article V to any Indemnitee pursuant to this Article V shall be reduced by any Insurance Proceeds or Third Party Proceeds theretofore actually recovered by or on behalf of the Indemnitee corresponding to the related Indemnifiable Loss. If an Indemnitee receives a payment required by this Agreement from an Indemnifying Party corresponding to any Indemnifiable Loss (an “Indemnity Payment”) and subsequently receives Insurance Proceeds or Third Party Proceeds, then the Indemnitee shall pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payment received over the amount of the Indemnity Payment that would have been due if the Insurance Proceeds or Third Party Proceeds had been received, realized or recovered before the Indemnity Payment was made.

(b) Insurers and Other Third Parties Not Relieved. The Parties hereby agree that an insurer or other Third Party that would otherwise be obligated to pay any amount shall not be relieved of the responsibility with respect thereto or have any subrogation rights with respect thereto by virtue of any provision contained in this Agreement or any Transaction Agreement, and that no insurer or any other Third Party shall be entitled to a “windfall” (e.g., a benefit they would not otherwise be entitled to receive, or the reduction or elimination of an insurance coverage obligation that they would otherwise have, in the absence of the indemnification or release provisions) by virtue of any provision contained in this Agreement or any Transaction Agreement. Each Party shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to collect or recover, or allow the Indemnifying Party to collect or recover, or cooperate with each other in collecting or recovering, any Insurance Proceeds that may be collectible or recoverable respecting the Liabilities for which indemnification may be available under this Article V. Notwithstanding the foregoing, an Indemnifying Party may not delay making any Indemnity Payment required under the terms of this Agreement, or otherwise satisfying any indemnification obligation, pending the outcome of any Actions to collect or recover Insurance Proceeds, and an Indemnitee need not attempt to collect any Insurance Proceeds prior to making a claim for indemnification or receiving any Indemnity Payment otherwise owed to it under this Agreement or any Transaction Agreement.

Section 5.6 Contribution. If the indemnification provided for in this Article V is unavailable for any reason to an Indemnitee (other than failure to provide notice with respect to any Third Party Claims in accordance with Section 5.4(b)) in respect of any Indemnifiable Loss, then the Indemnifying Party shall, in accordance with this Section 5.6, contribute to the Indemnifiable Losses incurred, paid or payable by such Indemnitee as a result of such Indemnifiable Loss in such proportion as is appropriate to reflect the relative fault of SpinCo and each other member of the SpinCo Group, on the one hand, and Florida and each other member of the Florida Group, on the other hand, in connection with the circumstances which resulted in such Indemnifiable Loss. Solely for purposes of determining relative fault pursuant to this Section 5.6: (i) any fault associated with the conduct of the Florida Business prior to the Distribution Effective Time shall be deemed to be allocated to Florida and the other members of the Florida Group, and no such fault shall be deemed to be the fault of SpinCo or any other member of the SpinCo Group; and (ii) any fault associated with the conduct of the SpinCo Business prior to the Distribution Effective Time shall be deemed to be the fault of SpinCo and the other members of the SpinCo Group, and no such fault shall be deemed to be the fault of Florida or any other member of the Florida Group.

Section 5.7 Additional Matters; Survival of Indemnities.

(a) The agreements contained in this Article V shall remain operative and in full force and effect, regardless of (i) any investigation made by or on behalf of any Indemnitee; and (ii) the knowledge by the Indemnitee of Indemnifiable Losses for which it might be entitled to payment hereunder. The agreements contained in this Article V shall survive the Distribution.

(b) The rights and obligations of each Party and their respective Indemnitees under this Article V shall survive (i) the sale or other Transfer by any Party or its respective Subsidiaries of any Assets or businesses or the assignment by it of any Liabilities and (ii) any merger, consolidation, business combination, sale of all or substantially all of the Assets, restructuring, recapitalization, reorganization or similar transaction involving either Party or any of its Subsidiaries.

(c) The Parties intend and hereby agree that this Article V sets forth the exclusive remedy of the Parties and the parties to the Conveyance and Assumption Instruments, as applicable, following the Distribution Effective Time for any Liabilities arising out of any breach of the covenants or agreements contained in this Agreement (including with respect to Indemnifiable Losses arising out of, resulting from or related to Florida Liabilities or SpinCo Liabilities, as the case may be) or any Conveyance and Assumption Instrument, except that nothing contained in this Section 5.7(c) shall impair any right of any Person (i) to specific performance under this Agreement or (ii) to equitable relief as provided in Section 8.17, in any other Transaction Agreement or in the Split-Off Agreement. In furtherance of the foregoing, each Party hereby waives, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action it may have against the other Parties in connection herewith or any Conveyance and Assumption Instrument or arising under or based upon any Law other than the right to seek indemnity pursuant to this Article V and the right to seek the relief described in clauses (i) or (ii) of the preceding sentence. Each Party shall cause its Representatives to comply with this Section 5.7(c).

(d) Any amounts payable pursuant to this Article V shall be paid without duplication, and in no event shall any party be indemnified or receive contribution under different provisions of any Transaction Agreement for the same Liabilities.

(e) Any amount to be paid or reimbursed by an Indemnifying Party (or a member of such Party’s Group) to an Indemnitee pursuant to this Article V shall be paid in accordance with the procedures set forth in Section 8.11.

(f) From and after the Distribution Effective Time, with respect to any Action where Florida or SpinCo (or any member of such other Party’s Group) is a defendant, when and if requested by such Party, the other Party shall use commercially reasonable efforts to petition the applicable court or tribunal to remove the requesting Party as a defendant to the extent that such Action relates solely to Assets or Liabilities that the other Party (or any member of such other Party’s Group) has been allocated pursuant to Article II, and the other Party shall cooperate and assist in any required communication with any plaintiff or other related Third Party.

(g) No Party hereto shall have any right to set off any losses (including Indemnifiable Losses) under this Article V against any payments to be made by such Party pursuant to this Agreement or any other agreement between the Parties, including the Merger Agreement or any of the Ancillary Agreements.

(h) Notwithstanding anything herein to the contrary, nothing in this Article V is intended to provide any rights of indemnification in respect of any other Transaction Agreement.

Article VI
PRESERVATION OF RECORDS; ACCESS TO INFORMATION;
CONFIDENTIALITY; PRIVILEGE

Section 6.1 Generally.

(a) Other than in circumstances in which indemnification is sought pursuant to Article V (in which event the provisions of Article V shall govern) or for matters related to provision of Tax Records (in which event the provisions of the Tax Matters Agreement shall govern), and subject to appropriate restrictions for Privileged Information or Confidential Information, from and after the Distribution Effective Time and until the later of (x) the sixth anniversary of the Distribution Effective Time and (y) the expiration of the relevant statute of limitations period, if applicable, and subject to compliance with the terms of the Transaction Agreements, upon the prior written reasonable request (i) by Florida or SpinCo for Shared Information or (ii) by (A) SpinCo for Retained SpinCo Information or (B) Florida for Retained Florida Information, the applicable Party shall use commercially reasonable efforts to provide, as soon as reasonably practicable following the receipt of such request, appropriate access or, to the extent such information is reasonably practicable to identify and extract, copies of such information in the possession or control of such applicable Party or any of its Affiliates, but only to the extent such requested information is not already in the possession or control of the requesting Party or any of its Affiliates; provided, that in connection with the provision of information under this Section 6.1(a), Florida shall be entitled to redact any portion of the Retained SpinCo Information to the extent related to any matter other than the SpinCo Business, and SpinCo shall be entitled to redact any portion of the Retained Florida Information to the extent related to any matter other than the Florida Business; provided further, that in the event that any Shared Information, Retained SpinCo Information or Retained Florida Information, as the case may be, constitutes Privileged Information, the Parties shall use commercially reasonable efforts to provide such access to such information in a manner that would not reasonably be expected to violate any such privilege. Each of Florida and SpinCo agree to make their respective personnel available during regular business hours to discuss the information exchanged pursuant to this Article VI.

(b) Each of Florida and SpinCo shall inform their respective Representatives who have or have access to the other Party’s Confidential Information or other information provided pursuant to this Article VI of their obligation to hold such information confidential in accordance with the provisions of this Agreement.

(c) Nothing in this Article VI shall require any Party to violate any agreement with any Third Party regarding the confidentiality of confidential and proprietary information relating to that Third Party or its business; provided, however, that in the event that a Party would be required under this Section 6.1 to disclose any such information, such Party shall use commercially reasonable efforts to seek to obtain such Third Party’s written consent to the disclosure of such information and to otherwise disclose any such information in a manner that would not reasonably be expected to violate such agreement.

(d) Neither Florida nor SpinCo will have any Liability to the other Party in the event that any information exchanged or provided pursuant to this Agreement that is an estimate or forecast, or that is based on an estimate or forecast, is found to be inaccurate in the absence of willful misconduct by the providing Person.

Section 6.2 Financial Statements and Accounting. Without limitation of Section 6.1, from the Distribution Effective Time until the completion of each Party’s audit for the fiscal year ending December 31, 2021 (and for a reasonable period of time afterwards as required by Law for Florida to prepare consolidated financial statements or complete a financial statement audit for any period during which the financial results of the SpinCo Group were consolidated with those of Florida), each of Florida and SpinCo agrees to provide reasonable assistance and, subject to Section 6.6, reasonable access to its properties, books and records, other information and personnel, and to use its commercially reasonable efforts to cooperate with the other Party’s requests, in each case to enable, to the extent applicable, (i) such other Party to meet its timetable for dissemination of its earnings releases, financial statements and management’s assessment of the effectiveness of its disclosure controls and procedures and its internal control over financial reporting in accordance with Items 307 and 308, respectively, of Regulation S-K, to the extent applicable, (ii) such other Party’s accountants to timely complete their review of the quarterly financial statements and audit of the annual financial statements of such other Party, including, to the extent applicable to such Party, its auditor’s audit of its internal control over financial reporting and management’s assessment thereof in accordance with Section 404 of the Sarbanes-Oxley Act of 2002 and the SEC’s and Public Company Accounting Oversight Board’s rules and auditing standards thereunder and (iii) such other Party to respond to any written request or official comment from a Governmental Authority, including in connection with responding to a comment letter from the SEC; provided, that in connection with this clause (iii), each Party shall provide reasonable access on the terms set forth in this Section 6.2 for a period of three (3) years following the Distribution Date.

Section 6.3 Witness Services. At all times from and after the Distribution Effective Time, each of Florida and SpinCo shall use its commercially reasonable efforts to make available to the other Party, upon reasonable written request, its and its Subsidiaries’ officers, directors, employees and agents (taking into account the business demands of such individuals) as witnesses to the extent that (i) such Persons may reasonably be required to testify in connection with the prosecution or defense of any Action in which the requesting Party may from time to time be involved (except for claims, demands or Actions in which one or more members of one Group is adverse to one or more members of the other Group) and (ii) there is no conflict in the Action between the requesting Party and the other Party. A Party providing a witness to the other Party under this Section 6.3 shall be entitled to receive from the recipient of such witness services, upon the presentation of invoices therefor, payments for such amounts, relating to supplies, disbursements and other out-of-pocket expenses (which shall not include the costs of salaries and benefits of employees who are witnesses or any pro rata portion of overhead or other costs of employing such employees which would have been incurred by such employees’ employer regardless of the employees’ service as witnesses), as may be reasonably incurred and properly paid under applicable Law.

Section 6.4 Reimbursement. Except as otherwise set forth in the Merger Agreement or any Ancillary Agreement, the Party requesting information or services pursuant to this Article VI agrees to reimburse the other Party for the reasonable out-of-pocket costs, if any, actually incurred in connection with delivering such information or services, to the extent that such costs are incurred for the benefit of the requesting Party.

Section 6.5 Retention of Information. Each Party agrees to use its commercially reasonable efforts to retain all information that relates to the operations of the SpinCo Business in its respective possession or control at the Distribution Effective Time in accordance with the policies of Florida as in effect on the Distribution Date (or such other policies as may be adopted by either Party in good faith thereafter, provided, that each Party shall notify the other Party of any such change). No Party shall destroy, or permit any of its Subsidiaries to destroy, any information which the other Parties may have the right to obtain pursuant to this Agreement prior to the end of the retention period set forth in such Party’s retention policies without first using its commercially reasonable efforts to notify the other Parties of the proposed destruction and giving the other Parties the opportunity to take possession or make copies of such information prior to such destruction. Notwithstanding the foregoing, the Tax Matters Agreement will govern the retention of Tax Returns, schedules and work papers and all material records or other documents relating thereto.

Section 6.6 Confidentiality.

(a) From and after the Distribution Effective Time, Florida shall not, and shall cause each member of the Florida Group and its and their respective Representatives not to, directly or indirectly, without the prior written consent of SpinCo, disclose to any Third Party (other than to each other and their respective Representatives who need to know the information and who are advised of the confidential nature of such information) any Confidential Information related to the SpinCo Business; provided, that the foregoing restrictions shall not (i) apply to any information generally available to the public (other than as a result of disclosure in violation of this Section 6.6(a)) or (ii) prohibit disclosure required by applicable Law so long as, to the extent legally permissible, Florida or such member of the Florida Group provides SpinCo with reasonable prior written notice of such disclosure and a reasonable opportunity to contest such disclosure at SpinCo’s sole expense. From and after the Distribution Effective Time, Florida shall, and shall cause each member of the Florida Group and its and their respective Representatives to, use such Confidential Information related to the SpinCo Business only in connection with the purpose for which such Confidential Information was retained by Florida or such member of the Florida Group in accordance with this Agreement, and for no other reason (and only for so long as such purpose continues to be applicable to Florida or such member of the Florida Group).

(b) From and after the Distribution Effective Time, SpinCo shall not, and shall cause each other member of the SpinCo Group and its and their respective Representatives not to, directly or indirectly, without the prior written consent of Florida, disclose to any Third Party (other than to each other and their respective Representatives who need to know the information and who are advised of the confidential nature of such information) any Confidential Information related to the Florida Business; provided, that the foregoing restrictions shall not (i) apply to any information generally available to the public (other than as a result of disclosure in violation of this Section 6.6(b)) or (ii) prohibit disclosure required by applicable Law so long as, to the extent legally permissible, SpinCo or such member of the SpinCo Group provides Florida with reasonable prior written notice of such disclosure and a reasonable opportunity to contest such disclosure at Florida’s sole expense. From and after the Distribution Effective Time, SpinCo shall, and shall cause each other member of the SpinCo Group and its and their respective Representatives to, use such Confidential Information related to the Florida Business only in connection with the purpose for which such Confidential Information was retained by SpinCo or such member of the SpinCo Group in accordance with this Agreement, and for no other reason (and only for so long as such purpose continues to be applicable to SpinCo or such member of the SpinCo Group).

(c) For the avoidance of doubt and notwithstanding any other provision of this Section 6.6, (i) the sharing of Privileged Information shall be governed solely by Section 6.7, and (ii) information that is subject to any confidentiality provision or other disclosure restriction in any Ancillary Agreement shall be governed by the terms of such Ancillary Agreement.

Section 6.7 Privilege Matters.

(a) Pre-Distribution Services. The Parties recognize that legal and other professional services that have been and will be provided prior to the Distribution Effective Time have been and will be rendered for the collective benefit of each of the members of the Florida Group and the SpinCo Group, and, to the fullest extent permitted by Law, that each of the members of the Florida Group and the SpinCo Group should be deemed to be the client with respect to such pre-Distribution services for the purposes of asserting all privileges, immunities or other protections from disclosure which may be asserted under applicable Law, including attorney-client privilege, business strategy privilege, joint defense privilege, common interest privilege and protection under the work-product doctrine (“Privilege”). To the fullest extent permitted by Law, Florida and SpinCo shall have a shared Privilege with respect to all information subject to Privilege (“Privileged Information”) which relates to such pre-Distribution services. For the avoidance of doubt, Privileged Information within the scope of this Section 6.7(a) includes, but is not limited to, services rendered by legal counsel retained or employed by any Florida or SpinCo (or any member of such Party’s respective Group), including outside counsel and in-house counsel.

(b) Post-Distribution Services. The Parties recognize that legal and other professional services will be provided following the Distribution Effective Time to each of Florida and SpinCo. The Parties further recognize that certain of such post-Distribution services will be rendered solely for the benefit of Florida or SpinCo, as the case may be, while other such post-Distribution services may be rendered with respect to Actions or other matters which involve both Florida and SpinCo. To the fullest extent permitted by Law, with respect to such post- Distribution services and related Privileged Information, the Parties agree as follows:

(i) All Privileged Information relating to any claims, proceedings, litigation, disputes or other matters which involve both Florida and SpinCo shall be subject to a shared Privilege among the Parties involved in the claims, proceedings, litigation, disputes or other matters at issue; and

(ii) Except as otherwise provided in Section 6.7(b)(i), Privileged Information relating to post-Distribution services provided solely to one of Florida or SpinCo shall not be deemed shared between the Parties; provided, that the foregoing shall not be construed or interpreted to restrict the right or authority of the Parties (x) to enter into any further agreement, not otherwise inconsistent with the terms of this Agreement, concerning the sharing of Privileged Information or (y) otherwise to share Privileged Information without waiving any Privilege which could be asserted under applicable Law.

(c) The Parties agree as follows regarding all Privileged Information with respect to which the Parties shall have a shared Privilege under Section 6.7(a) or (b):

(i) Subject to Section 6.7(c)(iii) and (iv), neither Florida nor SpinCo may waive, or allege or purport to waive, any Privilege which could be asserted under any applicable Law, and in which the other Party has a shared Privilege, without the written consent of the other Party;

(ii) If a dispute arises between or among the Parties or their respective Subsidiaries regarding whether a Privilege should be waived to protect or advance the interest of any Party, each Party agrees that it shall negotiate in good faith, shall endeavor to minimize any prejudice to the rights of the other Party and each of Florida and SpinCo, on behalf of themselves and their respective Group, specifically agrees that it shall not withhold consent to waive for any purpose except to protect its own legitimate interests;

(iii) If, within fifteen (15) days of receipt by the requesting Party of written objection, the Parties have not succeeded in negotiating a resolution to any dispute regarding whether a Privilege should be waived, and the requesting Party determines that a Privilege should nonetheless be waived to protect or advance its interest, the requesting Party shall provide the objecting Party fifteen (15) days’ written notice prior to effecting such waiver. Each Party specifically agrees that failure within fifteen (15) days of receipt of such notice to commence proceedings in accordance with Article VIII to enjoin such waiver under applicable Law shall be deemed full and effective consent to such waiver, and the Parties agree that any such Privilege shall not be waived by either party under the final determination of such dispute in accordance with Article VIII; and

(iv)  In the event of any litigation or dispute between the Parties, or any members of their respective Groups, either Florida or SpinCo, on behalf of themselves and their respective Group, may waive a Privilege in which the other Party or member of such Group has a shared Privilege, without obtaining the consent of the other Party; provided, that such waiver of a shared Privilege shall to the fullest extent permitted by Law be effective only as to the use of Privileged Information with respect to the litigation or dispute between the Parties and/or the applicable members of their respective Groups, and shall not operate as a waiver of the shared Privilege with respect to third parties.

(d) The transfer of all information pursuant to this Agreement is made in reliance on the agreement of Florida or SpinCo as set forth in Section 6.6 and this Section 6.7(d), to maintain the confidentiality of Privileged Information and to assert and maintain any applicable Privilege. The access to Privileged Information being granted pursuant to Section 6.1 and Section 6.2, the agreement to provide witnesses and individuals pursuant to Section 6.3, the furnishing of notices and documents and other cooperative efforts contemplated by Section 5.4 and the transfer of Privileged Information between the Parties and their respective Subsidiaries pursuant to this Agreement shall not be deemed a waiver of any Privilege that has been or may be asserted under this Agreement or otherwise.

Section 6.8 Ownership of Information. Any Confidential Information or Privileged Information owned by one Party or any of its Subsidiaries that is provided to a requesting Party pursuant to this Article VI shall be deemed to remain the property of the providing Party. Unless expressly set forth herein, nothing contained in this Agreement shall be construed as granting a license or other rights to any Party with respect to any such Confidential Information or Privileged Information, whether by implication, estoppel or otherwise.

Section 6.9 Other Agreements. The rights and obligations granted under this Article VI are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange or confidential treatment of information set forth in any Transaction Agreement.

Article VII
DISPUTE RESOLUTION

Section 7.1 Dispute Resolution Procedures.

(a) Each Party shall appoint a representative who shall be responsible for administering this dispute resolution provision (the “Appointed Representative”). The Appointed Representative shall have the authority to resolve any such disputes.

(b) Except as otherwise provided in this Agreement or in any Ancillary Agreement, in the event of a controversy, dispute or claim arising out of, in connection with, or in relation to the interpretation, performance, nonperformance, validity, termination or breach of this Agreement or any Ancillary Agreement or otherwise arising out of, or in any way related to, this Agreement or any Ancillary Agreement or the transactions contemplated hereby or thereby (collectively, the “Separation Agreement Disputes”), the Appointed Representatives shall negotiate in good faith for a reasonable period of time to settle such Separation Agreement Dispute; provided, however, that: (i) such reasonable period shall not, unless otherwise agreed to by the relevant Parties in writing, exceed twenty (20) days from the time of receipt by a Party of written notice of such Separation Agreement Dispute; and (ii) the relevant employees from both Parties with knowledge and interest in the dispute shall first have tried to resolve the differences between the Parties. Nothing said or disclosed, nor any document produced, in the course of any negotiations, conferences and discussions in connection with efforts to settle an Separation Agreement Dispute that is not otherwise independently discoverable shall be offered or received as evidence or used for impeachment or for any other purpose, but shall be considered as to have been disclosed for settlement purposes.

Article VIII
MISCELLANEOUS

Section 8.1 Entire Agreement; Construction. This Agreement, the Disclosure Letters, the other Transaction Agreements, the Conveyance and Assumption Instruments and the Confidentiality Agreement constitute the entire agreement of the Parties with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, among the Parties with respect to the subject matter hereof and thereof. If there is a conflict between any provision of this Agreement and a provision in any of the other Transaction Agreements (other than the Merger Agreement), the provision of this Agreement shall control unless (i) with respect to any Ancillary Agreement other than the Tax Matters Agreement, as specifically provided otherwise in this Agreement or in such other Ancillary Agreement or (ii) with respect to the Tax Matters Agreement, the provision relates to matters addressed by the Tax Matters Agreement, in which case the Tax Matters Agreement shall control. If there is a conflict between any provision of this Agreement and a provision in the Merger Agreement, the provision of the Merger Agreement shall control. Notwithstanding any other provision of this Agreement or any Ancillary Agreement, the Tax Matters Agreement shall exclusively govern all matters related to Taxes (including allocations thereof) addressed.

Section 8.2 Transaction Agreements. Except as expressly set forth herein, this Agreement is not intended to address, and should not be interpreted to address, the matters specifically and expressly covered by the Merger Agreement, the Split-Off Agreement or the Ancillary Agreements.

Section 8.3 Counterparts. This Agreement may be executed and delivered (including by facsimile or other means of electronic transmission, such as by electronic mail in “pdf” form) in two or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. In the event that any signature is delivered by facsimile transmission or any other form of electronic delivery, such signature shall create a valid and binding obligation of the party executing this Agreement (or on whose behalf this Agreement is executed) with the same force and effect as if such signature page were an original thereof.

Section 8.4 Survival of Agreements. Except as otherwise contemplated by this Agreement or any Transaction Agreement, all covenants and agreements of the Parties contained in this Agreement and each Transaction Agreement shall survive the Distribution Effective Time and remain in full force and effect in accordance with their applicable terms.

Section 8.5 Expenses. Except as otherwise provided in this Agreement, including Section 2.4 and Article V, or any other Transaction Agreement, each Party shall bear its own fees, costs and expenses (collectively, the “Expenses”), in each case, incurred in connection with the preparation, execution, delivery and implementation of this Agreement, including the Separation and the Distribution, and the consummation of the transactions contemplated hereby.

Section 8.6 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by a nationally recognized overnight courier service, or by email (with a confirmatory copy sent by a nationally recognized overnight courier service) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 8.6):

If to Florida, or to SpinCo prior to the Distribution Effective Time:

Florida, Inc.

1510 West Loop South

Houston, TX 77027

Attention: Steven L. Scheinthal, General Counsel

Email: sscheinthal@ldry.com

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

811 Main Street, Suite 3700

Houston, TX 77002

Attention:	Marc D. Jaffe

Ian D. Schuman

Ryan J. Maierson

Nick S. Dhesi

Email:	marc.jaffe@lw.com

ian.schuman@lw.com

ryan.maierson@lw.com

ramnik.dhesi@lw.com

If to SpinCo after the Distribution Effective Time:

[New Louisiana I]
1510 West Loop South
Houston, TX 77027
Attention: Steven L. Scheinthal, General Counsel
Email: sscheinthal@ldry.com

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

811 Main Street, Suite 3700

Houston, TX 77002

Attention:	Marc D. Jaffe

Ian D. Schuman

Ryan J. Maierson

Nick S. Dhesi

Email:	marc.jaffe@lw.com

ian.schuman@lw.com

ryan.maierson@lw.com

ramnik.dhesi@lw.com

Any notice to Florida shall be deemed notice to all members of the Florida Group, and any notice to SpinCo shall be deemed notice to all members of the SpinCo Group.

Section 8.7 Amendment and Waivers.

(a) This Agreement may be amended or modified in whole or in part, only by (i) a duly authorized agreement in an instrument in writing signed by the Parties and which makes reference to this Agreement or (ii) by a waiver in accordance with Section 8.7(b).

(b) Any Party may (a) extend the time for the performance of any of the obligations or other acts of the other Parties; (b) waive any inaccuracies in the representations and warranties of the other parties contained herein or in any document delivered by the other Parties pursuant to this Agreement; or (c) waive compliance with any of the agreements of the other Parties or conditions to such obligations contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Parties to be bound thereby. Notwithstanding the foregoing, no failure or delay by any party hereto in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or future exercise of any other right hereunder. Any waiver of any term or condition hereof shall not be construed as a waiver of any subsequent breach or as a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement.

Section 8.8 Termination. This Agreement shall terminate without further action at any time before the Distribution Effective Time upon termination of the Merger Agreement. If terminated, no party hereto shall have any Liability of any kind to the other parties or any other Person on account of this Agreement, except as provided in the Merger Agreement.

Section 8.9 Assignment. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. Any attempted assignment in violation of the terms of this Section 8.9 shall be null and void, ab initio.

Section 8.10   Successors and Assigns. The provisions of this Agreement and the obligations and rights hereunder shall be binding upon, inure to the benefit of and be enforceable by (and against) the Parties and their respective successors and permitted assigns.

Section 8.11   Payment Terms.

(a) Except as otherwise expressly provided to the contrary in this Agreement or in any Transaction Agreement, any amount to be paid or reimbursed by a Party (where applicable, or a member of such Party’s Group) to another Party (where applicable, or a member of such other Party’s Group) under this Agreement shall be paid or reimbursed hereunder within sixty (60) days after presentation of an invoice or a written demand therefor, in either case setting forth, or accompanied by, reasonable documentation or other reasonable explanation supporting such amount.

(b) Except as set forth in Article V or as expressly provided to the contrary in this Agreement or in any Transaction Agreement, any amount not paid when due pursuant to this Agreement (and any amount billed or otherwise invoiced or demanded and properly payable that is not paid within sixty (60) days of such bill, invoice or other demand) shall bear interest at a rate per annum equal to the Prime Rate, from time to time in effect, plus two percent (2%), calculated for the actual number of days elapsed, accrued from the date on which such payment was due up to the date of the actual receipt of payment.

(c) Without the consent of the party receiving any payment under this Agreement specifying otherwise, all payments to be made by either Florida or SpinCo under this Agreement shall be made in U.S. dollars. Except as expressly provided herein, any amount which is not expressed in U.S. dollars shall be converted into U.S. dollars by using the exchange rate published on Bloomberg at 5:00 pm, Eastern time, on the day before the relevant date, or in The Wall Street Journal, Eastern Edition, on such date if not so published on Bloomberg. Except as expressly provided herein, in the event that any Indemnity Payment required to be made hereunder or under any Transaction Agreement may be denominated in a currency other than U.S. dollars, the amount of such payment shall be converted into U.S. dollars on the date in which notice of the claim is given to the Indemnifying Party.

Section 8.12   Subsidiaries. Each of the Parties shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Subsidiary of such Party or by any Person that becomes a Subsidiary of such Party at or after the Distribution Effective Time, in each case to the extent such Subsidiary remains a Subsidiary of the applicable Party.

Section 8.13   Third Party Beneficiaries. Except (i) as provided in Article V relating to Indemnitees and for the releases under Section 5.1 of any Person as provided therein and (ii) as specifically provided in any Transaction Agreement or in the Split-Off Agreement, this Agreement shall be binding upon and inure solely to the benefit of, and be enforceable by, only the Parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to, or shall confer upon, any other Person any right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement.

Section 8.14   Exhibit and Schedules. The Exhibit and Schedules shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein. Subject to the prior written consent of the other Parties, each Party shall be entitled to update the Schedules from and after the date hereof until the Distribution Effective Time.

Section 8.15 Governing Law. This Agreement and any Separation Agreement Dispute shall be governed by and construed in accordance with the Laws of the State of Texas, without giving effect to the conflicts of laws principles thereof that might lead to the application of Laws other than the Laws of the State of Texas. All Actions that, directly or indirectly, arise out of or relate to this Agreement shall be heard and determined exclusively in any Texas state court or United States federal court sitting in Harris County, Texas; provided, however, that if such court does not have jurisdiction over such Action, such Action shall be heard and determined exclusively in any Texas state court or United States federal court sitting in the State of Texas. Consistent with the preceding sentence, each of the Parties hereby (a) submits to the exclusive jurisdiction of any federal or state court sitting in the State of Texas for the purpose of any Action brought by any party hereto that, directly or indirectly, arises out of or relates to this Agreement; (b) agrees that service of process in such Action will be validly effected by sending notice in accordance with Section 8.6; (c) irrevocably waives and releases, and agrees not to assert by way of motion, defense, or otherwise, in or with respect to any such Action, any claim that (i) such Action is not subject to the subject matter jurisdiction of at least one of the above-named courts; (ii) its property is exempt or immune from attachment or execution in the State of Texas; (iii) such Action is brought in an inconvenient forum; (iv) that the venue of such Action is improper; or (v) this Agreement or the transactions contemplated by this Agreement may not be enforced in or by any of the above-named courts; and (d) agrees not to move to transfer any such Action to a court other than any of the above-named courts.

Section 8.16   Waiver of Jury Trial. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION OR LIABILITY, DIRECTLY OR INDIRECTLY, ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH OF THE PARTIES HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY SUCH ACTION OR LIABILITY, SEEK TO ENFORCE THE FOREGOING WAIVER; AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.16.

Section 8.17  Specific Performance. The Parties acknowledge and agree that the Parties would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached and that any non-performance or breach of this Agreement by any Party could not be adequately compensated by monetary damages alone and that the Parties would not have any adequate remedy at law. Accordingly, in addition to any other right or remedy to which any Party may be entitled, at law or in equity (including monetary damages), such Party shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking. The Parties agree that they will not contest the appropriateness of specific performance as a remedy.

Section 8.18 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties.

Section 8.19  Interpretation. The Parties have participated jointly in the negotiation and drafting of this Agreement. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted.

Section 8.20  No Duplication; No Double Recovery. Nothing in this Agreement or any Transaction Agreement is intended to confer to or impose upon any Party a duplicative right, entitlement, obligation or recovery with respect to any matter arising out of the same facts and circumstances (including with respect to the rights, entitlements, obligations and recoveries that may arise out of one or more of Section 5.2, Section 5.3 and Section 5.4).

Section 8.21  No Admission of Liability. The allocation of Assets and Liabilities herein (including on the Schedules hereto) is solely for the purpose of allocating such Assets and Liabilities between Florida and SpinCo and is not intended as an admission of liability or responsibility for any alleged Liabilities vis-à-vis any Third Party, including with respect to the Liabilities of any non-wholly owned subsidiary of Florida or SpinCo.

Section 8.22  Headings and Captions. The headings, subheadings and captions contained in this Agreement are included for convenience of reference only, and in no way define, limit or describe the scope of this Agreement or the intent of any provision hereof.

Section 8.23  Plan of Reorganization. This Agreement is intended to be, and is hereby adopted as, a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3.

[Signature page follows.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

FERTITTA ENTERTAINMENT, INC.

By:
Name:
Title:

[NEW LOUISIANA I]

By:
Name:
Title:

[Signature Page to Separation and Distribution Agreement]

Exhibit A

RESTRUCTURING STEPS MEMO

Ex A-1

Exhibit B

Form of Subscription Agreement

CONFIDENTIAL

SUBSCRIPTION AGREEMENT

This SUBSCRIPTION AGREEMENT (this “Subscription Agreement”) is entered into on [●], 2021, by and among FAST Acquisition Corp., a Delaware corporation (the “Company”), [●], a newly formed Texas corporation that is a wholly owned subsidiary of the Company (“Newco”) and the undersigned subscriber (“Subscriber”).

WHEREAS, the Company has entered into a Merger Agreement with Fertitta Entertainment, Inc., a Texas corporation (“FEI”), and the other parties thereto, dated as of [●], 2021, providing for the combination of the Company and FEI (the “Merger Agreement” and the transactions contemplated by the Merger Agreement, the “Transaction”);

WHEREAS, in connection with the Transaction, Subscriber desires to subscribe for and purchase from the Company, immediately prior to the consummation of the Transaction, that number of shares of the Company’s Class A common stock, par value $0.0001 per share (the “Common Stock”), the Subscribed Shares (as defined below) for a purchase price of $10.00 per share (the “Per Share Price” and the aggregate of such Per Share Price for all Subscribed Shares being referred to herein as the “Purchase Price”), and the Company desires to issue and sell to Subscriber the Subscribed Shares in consideration of the payment of the Purchase Price by or on behalf of Subscriber to the Company;

WHEREAS, concurrently with the execution of this Subscription Agreement, the Company is entering into subscription agreements (the “Other Subscription Agreements” and together with the Subscription Agreement, the “Subscription Agreements”) with certain other investors (the “Other Subscribers” and together with Subscriber, the “Subscribers”), which are on substantially the same terms as the terms of this Subscription Agreement, pursuant to which such Subscribers have agreed to purchase on the closing date of the Transaction (the “Closing Date”), inclusive of the Subscribed Shares, an aggregate amount of up to [●] shares of Common Stock, at the Per Share Price;

WHEREAS, pursuant to that certain Merger Agreement, (i) the Company, will merge with and into Newco, with Newco surviving the merger, and (ii) FEI will merge with and into a newly formed Texas corporation that is wholly owned subsidiary of Newco, with FEI surviving the Merger as a wholly owned subsidiary of Newco (the “Mergers”); and

WHEREAS, in connection with the Mergers and immediately following the consummation of the transactions contemplated by the Subscription Agreements, each share of the common stock of the Company (including each share of Common Stock) will be exchanged for one share of Class A common stock, par value $0.0001 per share of Newco (collectively, the “Newco Common Stock”).

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants, and subject to the conditions, herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1. Subscription. Subject to the terms and conditions hereof, at the Closing (as defined below), Subscriber hereby agrees to subscribe for and purchase, and the Company hereby agrees to issue and sell to Subscriber, upon the payment of the Purchase Price, the Subscribed Shares (such subscription and issuance, the “Subscription”). As used herein, the term “Subscribed Shares” means (a) prior to the consummation of the Mergers, the number of shares of Common Stock set forth on the signature page hereto, and (b) following the Mergers, the number of shares of Newco Common Stock to be received by the Subscriber by virtue of the Mergers in respect of such shares of Common Stock.

2. Closing.

a. The consummation of the Subscription contemplated hereby (the “Closing”) shall occur on the Closing Date immediately prior to, and is contingent upon, the consummation of the Transaction.

b. At least five (5) Business Days (as defined below) before the anticipated Closing Date, the Company shall deliver written notice to Subscriber (the “Closing Notice”) specifying (i) the anticipated Closing Date and (ii) the wire instructions for delivery of the Purchase Price to the Company. No later than two (2) Business Days prior to the Closing Date, Subscriber shall deliver to the Company such information as is reasonably requested in the Closing Notice in order for the Company to issue the Subscribed Shares to Subscriber, including, without limitation, the legal name of the person in whose name the Subscribed Shares are to be issued. No later than two (2) Business Days prior to the Closing Date, Subscriber shall deliver the Purchase Price for the Subscribed Shares by wire transfer of United States dollars in immediately available funds to the account specified by the Company in the Closing Notice, such funds to be held by the Company in escrow until the Closing. Upon satisfaction (or, if applicable, waiver) of the conditions set forth in this Section 2, the Company shall deliver to Subscriber (i) at the Closing, the Subscribed Shares in book entry form, free and clear of any liens or other restrictions (other than those arising under state or federal securities laws), in the name of Subscriber (or its nominee in accordance with its delivery instructions), and (ii) as promptly as practicable after the Closing, evidence from the Company’s transfer agent of the issuance to Subscriber of the Subscribed Shares on and as of the Closing Date. Notwithstanding the foregoing two sentences, for any Subscriber that informs the Company (1) that it is an investment company registered under the Investment Company Act of 1940, as amended or (2) that it is advised by an investment adviser subject to regulation under the Investment Advisers Act of 1940, as amended, then, in lieu of the settlement procedures in the foregoing two sentences, the following shall apply: such Subscriber shall deliver at 8:00 a.m. New York City time on the Closing Date (or as soon as practicable following receipt of evidence from the Company’s transfer agent of the issuance to Subscriber of the Subscribed Shares on and as of the Closing Date) the Purchase Price for the Subscribed Shares by wire transfer of United States dollars in immediately available funds to the account specified by the Company in the Closing Notice against delivery by the Company to Subscriber of the Subscribed Shares in book entry form, free and clear of any liens or other restrictions (other than those arising under state or federal securities laws), in the name of Subscriber (or its nominee in accordance with its delivery instructions) or to a custodian designated by Subscriber, as applicable, and evidence from the Company’s transfer agent of the issuance to Subscriber of the Subscribed Shares on and as of the Closing Date. If the consummation of the Transaction does not occur within two (2) Business Days after the anticipated Closing Date specified in the Closing Notice, unless otherwise agreed to in writing by the Company and the Subscriber, the Company shall promptly (but in no event later than one (1) Business Day thereafter) return the funds so delivered by Subscriber to the Company by wire transfer in immediately available funds to the account specified by Subscriber, and any book entries representing the Subscribed Shares shall be deemed cancelled. Notwithstanding such return or cancellation. (x) a failure to close on the anticipated Closing Date shall not, by itself, be deemed to be a failure of any of the conditions to Closing set forth in this Section 2(b) to be satisfied or waived on or prior to the Closing Date, and (y) unless and until this Subscription Agreement is terminated in accordance with Section 6, Subscriber shall remain obligated (A) to redeliver funds to the Company following the Company’s delivery to Subscriber of a new Closing Notice and (B) to consummate the Closing upon satisfaction of the conditions set forth in this Section 2. For the purposes of this Subscription Agreement, “Business Day” means any day other than a Saturday, Sunday or a day on which the Federal Reserve Bank of New York is closed.

c. The Closing shall be subject to the satisfaction or valid waiver by the Company, on the one hand, or the Subscriber, on the other, of the conditions that, on the Closing Date:

(i) no suspension of the qualification of the Subscribed Shares for offering or sale or trading in any jurisdiction, or initiation or threatening of any proceedings for any of such purposes, shall have occurred;

(ii) all conditions precedent to the closing of the Transaction set forth in the Merger Agreement, including the approval of the Company’s stockholders, shall have been satisfied or waived, and the closing of the Transaction shall be scheduled to occur concurrently with or immediately following the Closing; and

(iii) no governmental authority (including any gaming authority) shall have enacted, issued, promulgated, enforced or entered any judgment, order, law, rule or regulation (whether temporary, preliminary or permanent) which is then in effect and has the effect of making consummation of the transactions contemplated hereby illegal or otherwise restraining or prohibiting consummation of the transactions contemplated hereby; and no such governmental authority shall have instituted or threatened in writing a proceeding seeking to impose any such restraint or prohibition.

d. The obligation of the Company to consummate the Closing shall be subject to the satisfaction or valid waiver by the Company of the additional conditions that, on the Closing Date:

(i) all representations and warranties of Subscriber contained in this Subscription Agreement shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Subscriber Material Adverse Effect (as defined below), which representations and warranties shall be true in all respects) at and as of the Closing Date; and

(ii) Subscriber shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by it at or prior to the Closing.

e. The obligation of Subscriber to consummate the Closing shall be subject to the satisfaction or valid waiver by Subscriber of the additional conditions that, on the Closing Date:

(i) all representations and warranties of the Company contained in this Subscription Agreement shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Company Material Adverse Effect (as defined below), which representations and warranties shall be true in all respects) at and as of the Closing Date;

(ii) the Company shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by it at or prior to the Closing; and

(iii) there shall have been no amendment, waiver or modification to the Merger Agreement that materially and adversely affects (x) the economic benefits that Subscriber would reasonably expect to receive under this Subscription Agreement, except to the extent consented to in writing by Subscriber, or (y) the Company.

f. Prior to or at the Closing, Subscriber shall deliver to the Company all such other information as is reasonably requested in order for the Company to issue the Subscribed Shares to Subscriber, including a duly completed and executed Internal Revenue Service Form W-9 or appropriate Form W-8.

3. Company Representations and Warranties. The Company represents and warrants to Subscriber that:

a. Each of the Company and Newco (i) is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, (ii) has the requisite power and authority to own, lease and operate its properties, to carry on its business as it is now being conducted and to enter into and, in the case of the Company, perform its obligations under this Subscription Agreement, and (iii) is duly licensed or qualified to conduct its business and, if applicable, is in good standing under the laws of each jurisdiction (other than its jurisdiction of incorporation) in which the conduct of its business or the ownership of its properties or assets requires such license or qualification, except, with respect to the foregoing clause (iii), where the failure to be in good standing would not reasonably be expected to have a Company Material Adverse Effect. For purposes of this Subscription Agreement, a “Company Material Adverse Effect” means an event, change, development, occurrence, condition or effect with respect to the Company and its subsidiaries, taken together as a whole (on a consolidated basis), that, individually or in the aggregate, would be reasonably expected to have a material adverse effect on the Company’s business, properties, financial condition, stockholders’ equity or results of operations or materially affects the validity of the Subscribed Shares or the legal authority or ability of the Company to consummate the transactions contemplated hereby, including the issuance and sale of the Subscribed Shares.

b. The Subscribed Shares have been duly authorized and, when issued and delivered to Subscriber against full payment therefor in accordance with the terms of this Subscription Agreement, will be validly issued, fully paid and non-assessable and will not have been issued in violation of any preemptive or similar rights created under the Company’s organizational documents or the laws of its jurisdiction of incorporation.

c. This Subscription Agreement has been duly executed and delivered by each of the Company and Newco, and assuming the due authorization, execution and delivery of the same by Subscriber, this Subscription Agreement shall constitute the valid and legally binding obligation of the Company and Newco, respectively, enforceable against each of the Company and Newco in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors generally and by the availability of equitable remedies.

d. Assuming the accuracy of the representations and warranties of Subscriber, the execution and delivery of this Subscription Agreement, the issuance and sale of the Subscribed Shares and the compliance by the Company with all of the provisions of this Subscription Agreement and the consummation of the transactions contemplated herein will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of the Company pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which the Company is a party or by which the Company is bound or to which any of the property or assets of the Company is subject; (ii) the organizational documents of the Company; or (iii) any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over the Company or any of its properties that, in the case of clauses (i) and (iii), would reasonably be expected to have a Company Material Adverse Effect.

e. Assuming the accuracy of the representations and warranties of the Subscriber, the Company is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority, self-regulatory organization (including the New York Stock Exchange) or other person in connection with the execution, delivery and performance of this Subscription Agreement (including, without limitation, the issuance of the Subscribed Shares), other than (i) filings required by applicable state securities laws, (ii) the filing of the Registration Statement (as defined below) pursuant to Section 5, (iii) other required filings with the Securities and Exchange Commission (the “Commission”) relating to the Transaction, (iv) those required by the New York Stock Exchange, including with respect to obtaining stockholder approval, if applicable, (v) those required to consummate the Transaction as provided under the Merger Agreement, (vi) the filing of notification under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, if applicable, (vii) any filings required by any relevant gaming authority and (viii) the failure of which to obtain would not reasonably be expected to have a Company Material Adverse Effect.

f. As of their respective dates, all reports, statements, schedules, prospectuses, proxy statements, registration statements and other documents required to be filed by the Company with the Commission prior to the date of this Subscription Agreement (the “SEC Reports”) complied in all material respects with the requirements of the Securities Act of 1933, as amended (the “Securities Act”) and the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations of the Commission promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Company has timely filed each SEC Report since its initial registration of the Common Stock with the Commission. The financial statements of the Company included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing and fairly present in all material respects the financial position of the Company as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, year-end audit adjustments. There are no material outstanding or unresolved comments in comment letters from the Staff of the Commission with respect to any of the SEC Reports.

g. As of the date hereof, the authorized share capital of the Company consists of 380,000,000 shares of Common Stock, 20,000,000 shares of Class B common stock, par value $0.0001 per share (“Class B Common Stock”), and 1,000,000 preferred shares, par value $0.0001 per share (“Preferred Shares”). As of the date hereof: (i) 20,000,000 shares of Common Stock, 5,000,000 shares of Class B Common Stock and no Preferred Shares were issued and outstanding; (ii) 16,000,000 warrants, each exercisable to purchase one share of Common Stock at $11.50 per share (“Warrants”), were issued and outstanding, including 6,000,000 private placement warrants; and (iii) no Common Stock was subject to issuance upon exercise of outstanding options. No Warrants are exercisable on or prior to the Closing. All (i) issued and outstanding Common Stock has been duly authorized and validly issued, is fully paid and non-assessable and is not subject to preemptive rights and (ii) outstanding Warrants have been duly authorized and validly issued, are fully paid and are not subject to preemptive rights. As of the date hereof, except as set forth above and pursuant to (i) the Other Subscription Agreements, and (ii) the Merger Agreement, there are no outstanding options, warrants or other rights to subscribe for, purchase or acquire from the Company any Common Stock or other equity interests in the Company (collectively, “Equity Interests”) or securities convertible into or exchangeable or exercisable for Equity Interests. As of the date hereof, the Company has no subsidiaries and does not own, directly or indirectly, interests or investments (whether equity or debt) in any person, whether incorporated or unincorporated. There are no stockholder agreements, voting trusts or other agreements or understandings to which the Company is a party or by which it is bound relating to the voting of any Equity Interests, other than (A) the letter agreements entered into by the Company in connection with the Company’s initial public offering on August 20, 2020 pursuant to which the Company’s sponsor and the Company’s executive officers and independent directors agreed to vote in favor of any proposed Business Combination (as defined therein), which includes the Transaction, and (B) as contemplated by the Merger Agreement. Except as described in the SEC Reports, there are no securities or instruments issued by or to which the Company is a party containing anti-dilution or similar provisions that will be triggered by the issuance of (i) the Subscribed Shares or (ii) the shares to be issued pursuant to any Other Subscription Agreement.

h. Except for such matters as have not had and would not reasonably be expected to have a Company Material Adverse Effect, there is no (i) suit, action, proceeding or arbitration before a governmental authority or arbitrator pending, or, to the knowledge of the Company, threatened in writing against the Company or (ii) judgment, decree, injunction, ruling or order of any governmental authority or arbitrator outstanding against the Company.

i. The issued and outstanding shares of Common Stock are registered pursuant to Section 12(b) of the Exchange Act, and are listed for trading on the New York Stock Exchange under the symbol “FST.” There is no suit, action, proceeding or investigation pending or, to the knowledge of the Company, threatened against the Company by the New York Stock Exchange or the Commission with respect to any intention by such entity to deregister the shares of Common Stock or prohibit or terminate the listing of the shares of Common Stock on the New York Stock Exchange. The Company has taken no action that is designed to terminate the registration of the shares of Common Stock under the Exchange Act.

j. Upon consummation of the Transaction, the issued and outstanding shares of Newco Common Stock will be registered pursuant to Section 12(b) of the Exchange Act and will be listed for trading on the New York Stock Exchange.

k. Assuming the accuracy of Subscriber’s representations and warranties set forth in Section 4 of this Subscription Agreement, no registration under the Securities Act is required for the offer and sale of the Subscribed Shares by the Company to Subscriber.

l. Neither the Company nor any person acting on its behalf has engaged or will engage in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with any offer or sale of the Subscribed Shares. The Subscribed Shares are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws.

m. The Company is in compliance with all applicable laws, except where such non-compliance would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect. The Company has not received any written communication, from a governmental authority that alleges that the Company is not in compliance with or is in default or violation of any applicable law, except where such non-compliance, default or violation would not be reasonably expected to have a Company Material Adverse Effect.

n. Other than the Other Subscription Agreements, the Company has not entered into any side letter or similar agreement with any Subscriber in connection with such Subscriber’s direct or indirect investment in the Company, and no Other Subscription Agreement includes terms and conditions that are materially more advantageous to any such other Subscriber than Subscriber hereunder. The Other Subscription Agreements have not been amended in any material respect following the date of this Subscription Agreement and reflect the same Per Share Price and terms that are no more favorable in any material respect to such Subscriber thereunder than the terms of this Subscription Agreement.

o. Except for the Placement Agent (as defined below), no broker or finder is entitled to any brokerage or finder’s fee or commission solely in connection with the sale of the Subscribed Shares to Subscriber.

p. The Company is not, and immediately after receipt of payment for the Subscribed Shares will not be, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

q. The Company acknowledges and agrees that, notwithstanding anything herein to the contrary, the Subscribed Shares may be pledged by Subscriber in connection with a bona fide margin agreement, which shall not be deemed to be a transfer, sale or assignment of the Subscribed Shares hereunder, and Subscriber effecting a pledge of Subscribed Shares shall not be required to provide Company with any notice thereof or otherwise make any delivery to Company pursuant to this Agreement. Company hereby agrees to execute and deliver such documentation as a pledgee of the Subscribed Shares may reasonably request in connection with a pledge of the Subscribed Shares to such pledgee by Subscriber.

4. Subscriber Representations and Warranties. Subscriber represents and warrants to the Company that:

a. Subscriber (i) is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and (ii) has the requisite power and authority to enter into and perform its obligations under this Subscription Agreement.

b. This Subscription Agreement has been duly executed and delivered by Subscriber, and assuming the due authorization, execution and delivery of the same by the Company, this Subscription Agreement shall constitute the valid and legally binding obligation of Subscriber, enforceable against Subscriber in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors generally and by the availability of equitable remedies.

c. Assuming the accuracy of the representations and warranties of the Company in this Subscription Agreement, the execution and delivery of this Subscription Agreement, the purchase of the Subscribed Shares and the compliance by Subscriber with all of the provisions of this Subscription Agreement and the consummation of the transactions contemplated herein will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of Subscriber pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which Subscriber is a party or by which Subscriber is bound or to which any of the property or assets of Subscriber is subject; (ii) the organizational documents of Subscriber; or (iii) any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over Subscriber or any of its properties that, in the case of clauses (i) and (iii), would reasonably be expected to have, individually or in the aggregate, a Subscriber Material Adverse Effect. For purposes of this Subscription Agreement, a “Subscriber Material Adverse Effect” means an event, change, development, occurrence, condition or effect with respect to Subscriber that would reasonably be expected to have a material adverse effect on Subscriber’s ability to consummate the transactions contemplated hereby, including the purchase of the Subscribed Shares.

d. Subscriber (i) is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) or an “accredited investor” (within the meaning of Rule 501(a) under the Securities Act) satisfying the applicable requirements set forth on Annex A, (ii) is acquiring the Subscribed Shares only for its own account and not for the account of others, or if Subscriber is subscribing for the Subscribed Shares as a fiduciary or agent for one or more investor accounts, Subscriber has full investment discretion with respect to each such account, and the full power and authority to make the acknowledgements, representations and agreements herein on behalf of each owner of each such account, and (iii) is not acquiring the Subscribed Shares with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act (and has provided the Company with the requested information on Annex A following the signature page hereto). Subscriber is not an entity formed for the specific purpose of acquiring the Subscribed Shares and is an “institutional account” as defined in FINRA Rule 4512(c).

e. Subscriber understands that the Subscribed Shares are being offered in a transaction not involving any public offering within the meaning of the Securities Act and that the Subscribed Shares have not been registered under the Securities Act. Subscriber understands that the Subscribed Shares may not be resold, transferred, pledged or otherwise disposed of by Subscriber absent an effective registration statement under the Securities Act, except (i) to the Company or a subsidiary thereof, (ii) pursuant to an applicable exemption from the registration requirements of the Securities Act (including, without limitation, a private resale pursuant to the so-called “Section 4(a)(1½)”), or (iii) an ordinary course pledge such as a broker lien over account property generally and, in each of cases (i)-(iii), in accordance with any applicable securities laws of the states and other jurisdictions of the United States, and as a result of these transfer restrictions, Subscriber may not be able to readily resell the Subscribed Shares and may be required to bear the financial risk of an investment in the Subscribed Shares for an indefinite period of time. Subscriber acknowledges and agrees that the Subscribed Shares will not be eligible for offer, resale, transfer, pledge or disposition pursuant to Rule 144 promulgated under the Securities Act until at least one year from the Closing Date. Subscriber understands that it has been advised to consult legal counsel prior to making any offer, resale, pledge or transfer of any of the Subscribed Shares. Subscriber acknowledges and agrees that, at the time of issuance, the certificate or book entry position representing the Subscribed Shares will bear or reflect, as applicable, a legend substantially similar to the following:

“THIS SECURITY WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM. THE HOLDER OF THIS SECURITY AGREES THAT THIS SECURITY MAY BE OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED, ONLY (I) PURSUANT TO ANY EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, (II) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, OR (III) TO THE COMPANY, IN EACH OF CASES (I) THROUGH (III) IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES.”

f. Subscriber understands and agrees that Subscriber is purchasing the Subscribed Shares directly from the Company. Subscriber further acknowledges that there have not been, and Subscriber hereby agrees that it is not relying on, any representations, warranties, covenants or agreements made to Subscriber by the Company, Newco, the Placement Agent, any of their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives, any other party to the Transaction or any other person or entity, expressly or by implication, other than those representations, warranties, covenants and agreements of the Company set forth in this Subscription Agreement. Subscriber acknowledges that certain information provided by the Company was based on projections, and such projections were prepared based on assumptions and estimates that are inherently uncertain and are subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the projections.

g. In making its decision to purchase the Subscribed Shares, Subscriber has relied solely upon independent investigation made by Subscriber. Subscriber acknowledges and agrees that Subscriber has received such information as Subscriber deems necessary in order to make an investment decision with respect to the Subscribed Shares, including with respect to the Company, Newco and the Transaction (including FEI and its respective subsidiaries (collectively, the “Acquired Companies”)). Subscriber represents and agrees that Subscriber and Subscriber’s professional advisor(s), if any, have had the full opportunity to ask such questions, receive such answers and obtain such information as Subscriber and such undersigned’s professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Subscribed Shares. Subscriber acknowledges and agrees that neither Jefferies LLC, acting as placement agent to the Company (the “Placement Agent”), nor any affiliate of the Placement Agent has provided Subscriber with any information or advice with respect to the Subscribed Shares nor is such information or advice necessary or desired. Neither the Placement Agent nor any of its affiliates has made or makes any representation as to the Company, Newco or the Acquired Companies or the quality or value of the Subscribed Shares and the Placement Agent and any of its respective affiliates may have acquired non-public information with respect to the Company, Newco or the Acquired Companies which Subscriber agrees need not be provided to it. Neither the Placement Agent nor any of its representatives has any responsibility with respect to the completeness or accuracy of any information or materials furnished to such Subscriber in connection with the transactions contemplated hereby. In connection with the issuance of the Subscribed Shares to Subscriber, neither the Placement Agent nor any of its affiliates has acted as a financial advisor or fiduciary to Subscriber.

h. Subscriber became aware of this offering of the Subscribed Shares solely by means of direct contact between Subscriber and the Company, or their respective representatives or affiliates, or by means of contact from the Placement Agent and the Subscribed Shares were offered to Subscriber solely by direct contact between Subscriber and the Company, or their respective representatives or affiliates. Subscriber did not become aware of this offering of the Subscribed Shares, nor were the Subscribed Shares offered to Subscriber, by any other means. Subscriber acknowledges that the Company represents and warrants that the Subscribed Shares (i) were not offered by any form of general solicitation or general advertising and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws.

i. Subscriber acknowledges that it is aware that there are substantial risks incident to the purchase and ownership of the Subscribed Shares. Subscriber has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Subscribed Shares, and Subscriber has had an opportunity to seek, and has sought, such accounting, legal, business and tax advice as Subscriber has considered necessary to make an informed investment decision.

j. Subscriber has adequately analyzed and fully considered the risks of an investment in the Subscribed Shares and determined that the Subscribed Shares are a suitable investment for Subscriber and that Subscriber is able at this time and in the foreseeable future to bear the economic risk of a total loss of Subscriber’s investment in the Company. Subscriber acknowledges specifically that a possibility of total loss exists.

k. Subscriber understands and agrees that no federal or state agency has passed upon or endorsed the merits of the offering of the Subscribed Shares or made any findings or determination as to the fairness of this investment.

l. Subscriber is not (i) a person or entity named on the List of Specially Designated Nationals and Blocked Persons administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) or in any Executive Order issued by the President of the United States and administered by OFAC (“OFAC List”), or a person or entity prohibited by any sanctions program by OFAC, the United Nations Security Council, the European Union, Her Majesty’s Treasury of the United Kingdom, or other relevant sanctions authority (collectively, “Sanctions”), (ii) a Designated National as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515, or (iii) a non-U.S. shell bank or providing banking services indirectly to a non-U.S. shell bank. Subscriber agrees to provide law enforcement agencies, if requested thereby, such records as required by applicable law, provided that Subscriber is permitted to do so under applicable law. Subscriber represents that, if it is a financial institution subject to the Bank Secrecy Act (31 U.S.C. Section 5311 et seq.), as amended by the USA PATRIOT Act of 2001 and its implementing regulations (collectively, the “BSA/PATRIOT Act”), Subscriber maintains policies and procedures reasonably designed to comply with applicable obligations under the BSA/PATRIOT Act. Subscriber also represents that, to the extent required, it maintains policies and procedures reasonably designed for the screening of its investors against Sanctions, including the OFAC List. Subscriber further represents and warrants that, to the extent required, it maintains policies and procedures reasonably designed to ensure that the funds held by Subscriber and used to purchase the Subscribed Shares were legally derived.

m. Subscriber does not have, as of the date hereof, and during the 30-day period immediately prior to the date hereof such Subscriber has not entered into, any “put equivalent position” as such term is defined in Rule 16a-1 under the Exchange Act or short sale positions with respect to the securities of the Company. Notwithstanding the foregoing, in the case of a Subscriber that is a multi-managed investment vehicle or an owner of a separate account whereby separate portfolio managers manage separate portions of such Subscriber’s assets and the portfolio managers have no direct knowledge of the investment decisions made by the portfolio managers managing other portions of such Subscriber’s assets, the representation set forth above shall only apply with respect to the portion of assets managed by the portfolio manager that made the investment decision to purchase the Subscribed Shares covered by this Agreement.

n. If Subscriber is an employee benefit plan that is subject to Title I of ERISA, a plan, an individual retirement account or other arrangement that is subject to section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”) or an employee benefit plan that is a governmental plan (as defined in section 3(32) of ERISA), a church plan (as defined in section 3(33) of ERISA), a non-U.S. plan (as described in section 4(b)(4) of ERISA) or other plan that is not subject to the foregoing but may be subject to provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code, or an entity whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each, a “Plan”) subject to the fiduciary or prohibited transaction provisions of ERISA or section 4975 of the Code, Subscriber represents and warrants that (i) neither the Company nor, to Subscriber’s knowledge, any of the Company’s affiliates (the “Transaction Parties”) has acted as the Plan’s fiduciary, or has been relied on for advice, with respect to its decision to acquire and hold the Subscribed Shares, and none of the Transaction Parties shall at any time be relied upon as the Plan’s fiduciary with respect to any decision to acquire, continue to hold or transfer the Subscribed Shares and (ii) the acquisition and holding of the Subscribed Shares will not result in a non-exempt prohibited transaction under ERISA or Section 4975 of the Code.

o. Subscriber at the Closing will have sufficient funds to pay the Purchase Price pursuant to Section 2(b).

p. Subscriber agrees that, notwithstanding Section 8(i), the Placement Agent may rely upon the representations and warranties made by Subscriber to the Company in this Subscription Agreement.

q. No foreign person (as defined in 31 C.F.R. Part 800.224) in which the national or subnational governments of a single foreign state have a substantial interest (as defined in 31 C.F.R. Part 800.244) will acquire a substantial interest in the Company as a result of the purchase and sale of Subscribed Shares hereunder such that a declaration to the Committee on Foreign Investment in the United States would be mandatory under 31 C.F.R. Part 800.401, and no foreign person will have control (as defined in 31 C.F.R. Part 800.208) over the Company from and after the Closing as a result of the purchase and sale of Subscribed Shares hereunder.

r. Neither the due diligence investigation conducted by the Subscriber in connection with making its decision to acquire the Subscribed Shares nor any representations and warranties made by the Subscriber herein shall modify, amend or affect the Subscriber’s right to rely on the truth, accuracy and completeness of the Company’s representations and warranties contained herein.

s. HSR Act; Gaming Approvals. If applicable, in connection with the Transaction, the Subscriber shall (i) comply promptly but in no event later than 10 Business Days after the date hereof with all applicable notification and reporting requirements pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) and (ii) promptly file and obtain approvals from all Gaming Regulatory Authorities that may be necessary to effectuate the Transaction. If applicable, Subscriber shall use its reasonable best efforts to furnish to the Company or FEI, as applicable, as promptly as reasonably practicable all information required for any notification or filing to be made pursuant to the HSR Act or to any Gaming Regulatory Authority in connection with the Transaction. If applicable, Subscriber shall request early termination of all applicable waiting periods under the HSR Act with respect to the Transaction and shall use its reasonable best efforts to (i) cooperate in good faith with the relevant authorities; (ii) substantially comply with any information or document requests; and (iii) obtain the termination or expiration of all waiting periods under the HSR Act, in each case, in connection with the Transaction. For the purpose of this paragraph, “Gaming Regulatory Authority” means the competent governmental authority in Louisiana, Michigan, Mississippi, Nevada, New Jersey and Pennsylvania and any other governmental authority in any other state that the Company identifies to Subscriber that regulate gambling, betting and gaming activities (if any) in those jurisdictions, including (for the avoidance of doubt) the Nevada Gaming Control Board and the Nevada Gaming Commission, New Jersey Casino Control Commission, Mississippi Gaming Commission, Louisiana Gaming Control Board, Michigan Gaming Control Board and Pennsylvania Gaming Control Board.

5. Registration of Subscribed Shares.

a. Newco agrees that, within fifteen (15) Business Days after Closing Date (the “Filing Deadline”), it will file with the Commission (at Newco’s sole cost and expense) a registration statement registering the resale of the Subscribed Shares (including the prospectus in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and material incorporated by reference in such registration statement, the “Registration Statement”), and Newco shall use its commercially reasonable efforts to have the Registration Statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) sixty (60) calendar days (or ninety (90) calendar days if the Commission notifies Newco that it will “review” the Registration Statement) following the Closing Date and (ii) the 5th Business Day after the date Newco is notified (orally or in writing, whichever is earlier) by the Commission that the Registration Statement will not be “reviewed” or will not be subject to further review (such earlier date, the “Effectiveness Deadline”), provided, that if such day falls on a Saturday, Sunday or other day that the Commission is closed for business, the Effectiveness Deadline shall be extended to the next Business Day on which the Commission is open for business. Newco will use its commercially reasonable efforts to provide a draft of the Registration Statement to the undersigned for review at least two (2) Business Days in advance of filing the Registration Statement; provided that, for the avoidance of doubt, in no event shall Newco be required to delay or postpone the filing of such Registration Statement as a result of or in connection with Subscriber’s review. Unless otherwise agreed to in writing by the Subscriber, the Subscriber shall not be identified as a statutory underwriter in the Registration Statement unless requested by the Commission or another regulatory agency; provided, that if the Commission or another regulatory agency requests that a Subscriber be identified as a statutory underwriter in the Registration Statement, Subscriber will have the opportunity to withdraw from the Registration Statement upon its prompt written request to Newco. Notwithstanding the foregoing, if the Commission prevents Newco from including any or all of the shares proposed to be registered under the Registration Statement due to limitations on the use of Rule 415 of the Securities Act for the resale of the Subscribed Shares by the applicable stockholders or otherwise, such Registration Statement shall register for resale such number of Subscribed Shares which is equal to the maximum number of Subscribed Shares as is permitted by the Commission. In such event, the number of Subscribed Shares to be registered for each selling stockholder named in the Registration Statement shall be reduced pro rata among all such selling stockholders. The undersigned agrees to disclose its beneficial ownership, as determined in accordance with Rule 13d-3 of the Exchange Act, of Subscribed Shares to Newco (or its successor) upon request to assist Newco in making the determination described above. Newco’s obligations to include the Subscribed Shares in the Registration Statement are contingent upon Subscriber furnishing in writing to Newco such information regarding Subscriber, the securities of Newco held by Subscriber and the intended method of disposition of the Subscribed Shares as shall be reasonably requested by Newco to effect the registration of the Subscribed Shares, and Subscriber shall execute such documents in connection with such registration as Newco may reasonably request that are customary of a selling stockholder in similar situations, including providing that Newco shall be entitled to postpone and suspend the use of the Registration Statement during any customary blackout or similar period or as permitted hereunder, provided that Subscriber shall not in connection with the foregoing be required to execute any lock-up or similar agreement or otherwise be subject to any contractual restriction on the ability to transfer the Subscribed Shares. In the case of the registration effected by Newco pursuant to this Subscription Agreement, Newco shall, upon reasonable request, inform Subscriber as to the status of such registration. Subscriber shall not be entitled to use the Registration Statement for an underwritten offering of Subscribed Shares. For purposes of this Section 5, “Subscribed Shares” shall include the Subscribed Shares acquired pursuant to this Subscription Agreement and any other equity security of Newco issued or issuable with respect to the Subscribed Shares by way of share split, dividend, distribution, recapitalization, merger, exchange, replacement or similar event or otherwise. For purposes of clarification, any failure by Newco to file the Registration Statement by the Filing Deadline or to effect such Registration Statement by the Effectiveness Deadline shall not otherwise relieve Newco of its obligations to file or effect the Registration Statement set forth in this Section 5.

b. Newco agrees that, except for such times as Newco is permitted hereunder to suspend the use of the prospectus forming part of a Registration Statement, Newco will use its commercially reasonable efforts to cause such Registration Statement to remain continuously effective with respect to Subscriber until the earlier of (i) three (3) years from the issuance of the Subscribed Shares, (ii) the date on which all of the Subscribed Shares shall have been sold, and (iii) the first date on which the undersigned can sell all of its Subscribed Shares under Rule 144 of the Securities Act without limitation as to the manner of sale or the amount of such securities that may be sold and without the requirement for Newco to be in compliance with the current public information required under Rule 144(c)(1) (or Rule 144(i)(2), if applicable). At its expense, Newco shall:

(i) advise Subscriber within five (5) Business Days (A) when a Registration Statement or any amendment thereto has been filed with the Commission and when such Registration Statement or any post-effective amendment thereto has become effective; (B) of the issuance by the Commission of any stop order suspending the effectiveness of any Registration Statement or the initiation of any proceedings for such purpose; (C) of the receipt by Newco of any notification with respect to the suspension of the qualification of the Subscribed Shares included therein for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and (D) subject to the provisions in this Subscription Agreement, of the occurrence of any event that requires the making of any changes in any Registration Statement or prospectus included therein so that, as of such date, the statements therein are not misleading and do not omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading.

Notwithstanding anything to the contrary set forth herein, Newco shall not, when so advising Subscriber of such events, provide Subscriber with any material, nonpublic information regarding Newco other than to the extent that providing notice to Subscriber of the occurrence of the events listed in (A) through (D) above may be deemed to constitute material, nonpublic information regarding Newco;

(ii) use its commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of any Registration Statement as soon as reasonably practicable;

(iii) upon the occurrence of any event contemplated above, except for such times as Newco is permitted hereunder to suspend, and has suspended, the use of a prospectus forming part of a Registration Statement, Newco shall use its commercially reasonable efforts to as soon as reasonably practicable prepare a post-effective amendment to such Registration Statement or a supplement to the related prospectus, or file any other required document so that, as thereafter delivered to purchasers of the Subscribed Shares included therein, such prospectus will not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(iv) use its commercially reasonable efforts to cause all Subscribed Shares to be listed on each securities exchange or market, if any, on which the shares of Newco Class A Common Stock have been listed;

(v) use its commercially reasonable efforts (A) to take all other steps necessary to effect the registration of the Subscribed Shares contemplated hereby and (B) with a view to making available to Subscriber the benefits of Rule 144 or any similar rule or regulation of the Commission that may permit Subscriber to sell the Subscribed Shares to the public without registration, for so long as the Subscriber holds the Subscribed Shares to (I) make and keep public information available, as those terms are understood and defined in Rule 144, (II) file all reports and other materials required to be filed by the Exchange Act so long as Newco remains subject to such requirements and the filing of such reports and other documents is required for the applicable provisions of Rule 144, and (III) furnish to Subscriber, promptly upon reasonable written request, (x) a written statement by Newco, if true, that it has complied with the reporting requirements of Rule 144, the Securities Act and the Exchange Act and (y) such other information as may reasonably be requested to enable Subscriber to sell the Subscribed Shares under Rule 144 without registration; and

(vi) if the Subscribed Shares are in the opinion of counsel to Newco, eligible for removal of the restrictive legend in Section 4(e), then at the Subscriber’s request, Newco shall request its transfer agent to remove any remaining restrictive legend set forth on such shares.

c. Notwithstanding anything to the contrary contained herein, Newco may delay or postpone filing of such Registration Statement and from time to time require Subscriber not to sell under the Registration Statement or suspend the use of any such Registration Statement if it determines that in order for the Registration Statement to not contain a material misstatement or omission, an amendment thereto would be needed, or if the negotiation or consummation of a transaction by Newco or its subsidiaries is pending or an event has occurred, which negotiation, consummation or event, Newco’s board of directors reasonably believes, upon the advice of legal counsel, would require additional disclosure by Newco in the Registration Statement of material information that Newco has a bona fide business purpose for keeping confidential and the non-disclosure of which in the Registration Statement would be expected, in the reasonable determination of Newco’s board of directors, upon the advice of legal counsel, to cause the Registration Statement to fail to comply with applicable disclosure requirements (each such circumstance, a “Suspension Event”); provided, that, (i) Newco shall not so delay filing or so suspend the use of the Registration Statement for a period of more than forty five (45) consecutive days, or for more than a total of ninety (90) days, or on more than two (2) occasions, in each case in any three hundred sixty (360)-day period and (ii) Newco shall use commercially reasonable efforts to make such registration statement available for the sale by Subscriber of such securities as soon as practicable thereafter. Upon receipt of any written notice from Newco (which notice shall not contain any material non-public information regarding Newco) of the happening of any Suspension Event during the period that the Registration Statement is effective or if as a result of a Suspension Event the Registration Statement or related prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made (in the case of the prospectus) not misleading, Subscriber agrees that (i) it will immediately discontinue offers and sales of the Subscribed Shares under the Registration Statement (excluding, for the avoidance of doubt, sales conducted pursuant to Rule 144) until Subscriber receives copies of a supplemental or amended prospectus (which Newco agrees to promptly prepare) that corrects the misstatement(s) or omission(s) referred to above and receives notice that any post-effective amendment has become effective or unless otherwise notified by Newco that it may resume such offers and sales, and (ii) it will maintain the confidentiality of any information included in such written notice delivered by Newco unless otherwise required by law or subpoena. If so directed by Newco, Subscriber will deliver to Newco or, in Subscriber’s sole discretion destroy, all copies of the prospectus covering the Subscribed Shares in Subscriber’s possession; provided, however, that this obligation to deliver or destroy all copies of the prospectus covering the Subscribed Shares shall not apply (i) to the extent Subscriber is required to retain a copy of such prospectus (a) in order to comply with applicable legal, regulatory, self-regulatory or professional requirements or (b) in accordance with a bona fide pre-existing document retention policy or (ii) to copies stored electronically on archival servers as a result of automatic data back-up.

d. The Company shall, notwithstanding any termination of this Subscription Agreement, indemnify, defend and hold harmless Subscriber (to the extent a seller under the Registration Statement), the officers, directors, agents, partners, members, managers, stockholders, affiliates, employees and investment advisers of Subscriber, each person who controls Subscriber (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) and the officers, directors, partners, members, managers, stockholders, agents, affiliates, employees and investment advisers of each such controlling person, to the fullest extent permitted by applicable law, from and against any and all losses, claims, damages, liabilities, costs (including, without limitation, reasonable attorneys’ fees) and expenses (collectively, “Losses”), as incurred, that arise out of or are based upon (i) any untrue or alleged untrue statement of a material fact contained (or incorporated by reference) in the Registration Statement, or arising out of or relating to any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus or form of prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading, or (ii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act or any state securities law or any rule or regulation thereunder, in connection with the performance of its obligations under this Section 5, except to the extent, but only to the extent, that such untrue statements, alleged untrue statements, omissions or alleged omissions are based solely upon information regarding Subscriber furnished in writing to the Company by Subscriber expressly for use therein. The Company shall notify Subscriber promptly of the institution, threat or assertion of any proceeding arising from or in connection with the transactions contemplated by this Section 5 of which the Company is aware. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of an indemnified party and shall survive the transfer of the Subscribed Shares by Subscriber. Notwithstanding the forgoing, the Company’s indemnification obligations shall not apply to amounts paid in settlement of any Losses or action if such settlement is effected without the prior written consent of the Company (which consent shall not be unreasonably withheld or delayed).

e. Subscriber shall, severally and not jointly with any Other Subscriber, indemnify and hold harmless the Company, its directors, officers, agents and employees, each person who controls the Company (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), and the directors, officers, agents or employees of such controlling persons, to the fullest extent permitted by applicable law, from and against all Losses, as incurred, arising out of or are based upon any untrue or alleged untrue statement of a material fact contained in any Registration Statement, or arising out of or relating to any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus, or any form of prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading to the extent, but only to the extent, that such untrue statements or omissions are based solely upon information regarding Subscriber furnished in writing to the Company by Subscriber expressly for use therein. In no event shall the liability of Subscriber be greater in amount than the dollar amount of the net proceeds received by Subscriber upon the sale of the Subscribed Shares giving rise to such indemnification obligation. Notwithstanding the forgoing, Subscriber’s indemnification obligations shall not apply to amounts paid in settlement of any Losses or action if such settlement is effected without the prior written consent of Subscriber (which consent shall not be unreasonably withheld or delayed).

f. If the indemnification provided under this Section 5 from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be subject to the limitations set forth in this Section 6 and deemed to include any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 5(f) from any person who was not guilty of such fraudulent misrepresentation. Each indemnifying party’s obligation to make a contribution pursuant to this Section 5(f) shall be individual, not joint and several, and in no event shall the liability of Subscriber hereunder exceed the net proceeds received by Subscriber upon the sale of the Subscribed Shares giving rise to such indemnification obligation.

g. Subscriber hereby agrees that neither it, nor any person or entity acting on its behalf or pursuant to any understanding with it, shall execute any short sales or engage in other similar or equivalent hedging transactions of any kind with respect to securities of the Company during the period commencing on the date of this Subscription Agreement through the Closing (or such earlier termination of this Subscription Agreement). Notwithstanding the foregoing, in the case of a Subscriber that is a multi-managed investment vehicle or an owner of a separate account whereby separate portfolio managers manage separate portions of such Subscriber’s assets and the portfolio managers have no direct knowledge of the investment decisions made by the portfolio managers managing other portions of such Subscriber’s assets, the restriction set forth above shall only apply with respect to the portion of assets managed by the portfolio manager that made the investment decision to purchase the Subscribed Shares covered by this Agreement.

6. Termination. This Subscription Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof, upon the earlier to occur of (a) such date and time as the Merger Agreement is terminated in accordance with its terms, (b) upon the mutual written agreement of the Company, Newco and the Subscriber to terminate this Subscription Agreement, (c) if, on the Closing Date of the Transaction, any of the conditions to Closing set forth in Section 2 of this Subscription Agreement have not been satisfied as of the time required hereunder to be so satisfied or waived by the party entitled to grant such waiver and, as a result thereof, the transactions contemplated by this Subscription Agreement are not consummated or (d) the date that is twelve (12) months after the date hereof; provided, that nothing herein will relieve any party from liability for any willful breach hereof prior to the time of termination, and each party will be entitled to any remedies at law or in equity to recover reasonable and documented out-of-pocket losses, liabilities or damages arising from such breach. The Company shall notify Subscriber of the termination of the Merger Agreement promptly after the termination thereof.

7. Trust Account Waiver. Subscriber hereby acknowledges that the Company has established a trust account (the “Trust Account”) containing the proceeds of its initial public offering (the “IPO”) and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of the Company’s public stockholders and certain other parties (including the underwriters of the IPO). For and in consideration of the Company entering into this Subscription Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Subscriber hereby irrevocably waives any and all right, title, interest or claim of any kind it has or may have in the future as a result of, or arising out of, this Subscription Agreement, in or to any monies held in the Trust Account, and agrees not to seek recourse or make or bring any action, suit, claim or other proceeding against the Trust Account as a result of, or arising out of, this Subscription Agreement, regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability; provided however, that nothing in this Section 7 shall be deemed to limit any Subscriber’s right to distributions from the Trust Account in accordance with the Company’s amended and restated certificate of incorporation in respect of Common Stock of the Company acquired by any means other than pursuant to this Subscription Agreement, or shall serve to limit or prohibit the Subscriber’s right to pursue a claim against the Company for legal relief against assets held outside the Trust Account, for specific performance or other equitable relief, or shall serve to limit or prohibit any claims that the Subscriber may have in the future against Company’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such funds).

8. Miscellaneous.

a. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (i) when delivered personally to the recipient, (ii) when sent, if sent by electronic mail or facsimile (if provided), during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next Business Day, (iii) one Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid), or (iv) four (4) Business Days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and, in each case, addressed to the intended recipient at its address specified on the signature page hereof or to such electronic mail address or address as subsequently modified by written notice given in accordance with this Section 8(a). A courtesy electronic copy of any notice sent by methods (i), (iii), or (iv) above shall also be sent to the recipient via electronic mail if provided in the applicable signature page hereof or to an electronic mail address as subsequently modified by written notice given in accordance with this Section 8(a).

b. Subscriber acknowledges that the Company and Newco will rely on the acknowledgments, understandings, agreements, representations and warranties contained in this Subscription Agreement. Prior to the Closing, Subscriber agrees to promptly notify the Company if it becomes aware that any of the acknowledgments, understandings, agreements, representations and warranties of Subscriber set forth herein are no longer accurate in all material respects. The Company and Newco acknowledge that Subscriber will rely on the acknowledgments, understandings, agreements, representations and warranties contained in this Subscription Agreement. Prior to the Closing, the Company agrees to promptly notify Subscriber if it becomes aware that any of the acknowledgments, understandings, agreements, representations and warranties of the Company or Newco set forth herein are no longer accurate in all material respects.

c. Each of the Company, Newco and Subscriber is irrevocably authorized to produce this Subscription Agreement or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby.

d. Each party shall pay all of its own expenses in connection with this Subscription Agreement and the transactions contemplated herein.

e. Neither this Subscription Agreement nor any rights that may accrue to Subscriber hereunder (other than the Subscribed Shares acquired hereunder, if any, and Subscriber’s rights under Section 5 hereof with respect to such Subscribed Shares) may be transferred or assigned. Neither this Subscription Agreement nor any rights that may accrue to the Company hereunder may be transferred or assigned (provided, that, for the avoidance of doubt, the Company may transfer the Subscription Agreement and its rights hereunder solely in connection with the consummation of the Transaction and exclusively to another entity under the control of, or under common control with, the Company). Notwithstanding the foregoing, Subscriber may assign its rights and obligations under this Subscription Agreement to one or more of its affiliates (including other investment funds or accounts managed or advised by the investment manager who acts on behalf of the Subscriber) or, with the Company’s prior written consent, to another person, provided that no such assignment shall relieve Subscriber of its obligations hereunder if any such assignee fails to perform such obligations, unless the Company has given its prior written consent to such relief.

f. All of the agreements, representations and warranties made by each party hereto in this Subscription Agreement shall survive the Closing.

g. The Company and Newco may request from Subscriber such additional information as the Company or Newco may reasonably deem necessary to evaluate the eligibility of Subscriber to acquire the Subscribed Shares and to register the Subscribed Shares for resale, and Subscriber shall promptly provide such information as may be reasonably requested, to the extent readily available and to the extent consistent with its internal policies and procedures, provided that the Company agrees to keep such information confidential, except to the extent required to be included in the Registration Statement. Subscriber acknowledges that the Company and Newco may file a copy of this Subscription Agreement with the Commission as an exhibit to a periodic report or a registration statement of the Company or Newco, as applicable.

h. This Subscription Agreement may not be amended, modified, waived or terminated (other than pursuant to the terms of Section 6 above) except by an instrument in writing, signed by each of the parties hereto.

i. This Subscription Agreement constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof. This Subscription Agreement shall not confer any rights or remedies upon any person other than the parties hereto and their respective permitted successors and assigns.

j. Except as otherwise provided herein, this Subscription Agreement shall be binding upon, and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives, and permitted assigns, and the agreements, representations, warranties, covenants and acknowledgments contained herein shall be deemed to be made by, and be binding upon, such heirs, executors, administrators, successors, legal representatives and permitted assigns.

k.  If any provision of this Subscription Agreement shall be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Subscription Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect.

l. This Subscription Agreement may be executed and delivered in one or more counterparts (including by facsimile or electronic mail or in.pdf) and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document. All counterparts so executed and delivered shall be construed together and shall constitute one and the same agreement.

m. This Subscription Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other person; provided, however, that the Placement Agent may rely on the representations, warranties, agreements and covenants of the Company and Newco contained in this Subscription Agreement and may rely on the representations and warranties of the respective Subscribers contained in this Subscription Agreement as if such representations, warranties, agreements, and covenants, as applicable, were made directly to the Placement Agent.

n. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Subscription Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Subscription Agreement and to enforce specifically the terms and provisions of this Subscription Agreement, this being in addition to any other remedy to which such party is entitled at law, in equity, in contract, in tort or otherwise.

o. This Subscription Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to the principles of conflicts of laws that would otherwise require the application of the law of any other state.

p. EACH PARTY AND ANY PERSON ASSERTING RIGHTS AS A THIRD PARTY BENEFICIARY HEREBY WAIVES ITS RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OR RELATED TO THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY PARTY AGAINST ANY OTHER PARTY OR ANY AFFILIATE OF ANY OTHER SUCH PARTY, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS OR OTHERWISE. THE PARTIES AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS SUBSCRIPTION AGREEMENT OR ANY PROVISION HEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS SUBSCRIPTION AGREEMENT.

q. The parties agree that all disputes, legal actions, suits and proceedings arising out of or relating to this Subscription Agreement must be brought exclusively in the Court of Chancery of the state of Delaware and any state appellate court therefrom within the state of Delaware (or, if the Court of Chancery of the state of Delaware declines to accept jurisdiction over a particular matter, any federal court within the state of Delaware or, in the event each federal court within the state of Delaware declines to accept jurisdiction over a particular matter, any state court within the state of Delaware) (collectively the “Designated Courts”). Each party hereby consents and submits to the exclusive jurisdiction of the Designated Courts. No legal action, suit or proceeding with respect to this Subscription Agreement may be brought in any other forum. Each party hereby irrevocably waives all claims of immunity from jurisdiction and any objection which such party may now or hereafter have to the laying of venue of any suit, action or proceeding in any Designated Court, including any right to object on the basis that any dispute, action, suit or proceeding brought in the Designated Courts has been brought in an improper or inconvenient forum or venue. Each of the parties also agrees that delivery of any process, summons, notice or document to a party hereof in compliance with Section 8(a) of this Subscription Agreement shall be effective service of process for any action, suit or proceeding in a Designated Court with respect to any matters to which the parties have submitted to jurisdiction as set forth above.

r. This Subscription Agreement may only be enforced against, and any claim, action, suit or other legal proceeding based upon, arising out of, or related to this Subscription Agreement, or the negotiation, execution or performance of this Subscription Agreement, may only be brought against the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party.

s. The Company shall, by 9:00 a.m., New York City time, on the first (1st) Business Day immediately following the date of this Subscription Agreement, issue one or more press releases or file with the Commission a Current Report on Form 8-K (collectively, the “Disclosure Document”) disclosing, to the extent not previously publicly disclosed, all material terms of the transactions contemplated hereby (and by the Other Subscription Agreements), the Transaction and any other material, nonpublic information that the Company has provided to Subscriber at any time prior to the filing of the Disclosure Document. From and after the issuance of the Disclosure Document, to the Company’s knowledge, Subscriber shall not be in possession of any material, non-public information received from the Company or any of its officers, directors or employees or the Placement Agent, and the Subscriber shall no longer be subject to any confidentiality or similar obligations under any current agreement, whether written or oral, with the Company or any of its officers, directors or employees or the Placement Agent, relating to the transactions contemplated by this Subscription Agreement. Except with the express written consent of Subscriber and unless prior thereto the Subscriber shall have executed a written agreement regarding the confidentiality and use of such information, the Company shall not, and shall cause its officers, directors, employees and agents, not to, provide Subscriber with any material, non-public information regarding the Company or the Transaction from and after the filing of the Disclosure Document. Notwithstanding the foregoing, the Company shall not, and shall instruct its representatives, including the Placement Agent and its respective affiliates not to, publicly disclose the name of Subscriber or any affiliate or investment adviser of Subscriber, or include the name of Subscriber or any affiliate or investment adviser of Subscriber in any press release or in any filing with the Commission or any regulatory agency or trading market, without the prior written consent (including by e-mail) of Subscriber, except as required by the federal securities laws, rules or regulations and to the extent such disclosure is required by other laws, rules or regulations, at the request of the staff of the Commission or regulatory agency or under the New York Stock Exchange regulations, in which case the Company shall provide Subscriber with prior written notice (including by e-mail) of such permitted disclosure, and shall reasonably consult with Subscriber regarding such disclosure. Subscriber will promptly provide any information reasonably requested by the Company for any regulatory application or filing made or approval sought in connection with the Transaction (including filings with the Commission).

t. If Subscriber is a Massachusetts Business Trust, a copy of the Agreement and Declaration of Trust of Subscriber or any affiliate thereof is on file with the Secretary of State of the Commonwealth of Massachusetts and notice is hereby given that the Subscription Agreement is executed on behalf of the trustees of Subscriber or any affiliate thereof as trustees and not individually and that the obligations of the Subscription Agreement are not binding on any of the trustees, officers or stockholders of Subscriber or any affiliate thereof individually but are binding only upon Subscriber or any affiliate thereof and its assets and property.

u. The obligations of Subscriber under this Subscription Agreement are several and not joint with the obligations of any Other Subscriber or any other investor under the Other Subscription Agreements, and Subscriber shall not be responsible in any way for the performance of the obligations of any Other Subscriber under this Subscription Agreement or any other investor under the Other Subscription Agreements. The decision of Subscriber to purchase Subscribed Shares pursuant to this Subscription Agreement has been made by Subscriber independently of any Other Subscriber or any other investor and independently of any information, materials, statements or opinions as to the business, affairs, operations, assets, properties, liabilities, results of operations, condition (financial or otherwise) or prospects of the Company or any of its subsidiaries which may have been made or given by any Other Subscriber or investor or by any agent or employee of any Other Subscriber or investor, and neither Subscriber nor any of its agents or employees shall have any liability to any Other Subscriber or investor (or any other person) relating to or arising from any such information, materials, statements or opinions. Nothing contained herein or in any Other Subscription Agreement, and no action taken by Subscriber or investor pursuant hereto or thereto, shall be deemed to constitute the Subscriber and other investors as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Subscriber and other investors are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by the this Subscription Agreement and the Other Subscription Agreements. Subscriber acknowledges that no Other Subscriber has acted as agent for the Subscriber in connection with making its investment hereunder and no Other Subscriber will be acting as agent of the Subscriber in connection with monitoring its investment in the Subscribed Shares or enforcing its rights under this Subscription Agreement. Subscriber shall be entitled to independently protect and enforce its rights, including without limitation the rights arising out of this Subscription Agreement, and it shall not be necessary for any Other Subscriber or investor to be joined as an additional party in any proceeding for such purpose.

v. Each party hereto agrees for the express benefit of the Placement Agent, its affiliates and its representatives that:

(i) Neither Jefferies LLC (as Placement Agent) nor any of its affiliates or any of its representatives (1) has any duties or obligations other than those specifically set forth herein or in the engagement letter, dated as of December 15, 2020, among the Company and Jefferies LLC (the “Engagement Letter”); (2) shall be liable for any improper payment made in accordance with the information provided by the Company; (3) makes any representation or warranty, or has any responsibilities as to the validity, accuracy, value or genuineness of any information, certificates or documentation delivered by or on behalf of the Company pursuant to this Subscription Agreement or in connection with any of the transactions contemplated herein; or (4) shall be liable (x) for any action taken, suffered or omitted by any of them in good faith and reasonably believed to be authorized or within the discretion or rights or powers conferred upon it by this Subscription Agreement or (y) for anything which any of them may do or refrain from doing in connection with this Subscription Agreement, except for such party’s own gross negligence, willful misconduct or bad faith.

(ii) The Placement Agent, its affiliates and its representatives shall be entitled to (1) rely on, and shall be protected in acting upon, any certificate, instrument, opinion, notice, letter or any other document or security delivered to any of them by or on behalf of the Company, and (2) be indemnified by the Company for acting as Placement Agent hereunder pursuant the indemnification provisions set forth in the Engagement Letter.

[Signature pages follow.]

IN WITNESS WHEREOF, each of the Company and Subscriber has executed or caused this Subscription Agreement to be executed by its duly authorized representative as of the date first set forth above.

FAST ACQUISITION CORP.

By:
Name:
Title:

Address for Notices:

3 Minetta Street
New York, New York 10012

[NEWCO]

By:
Name:
Title:

Address for Notices:

[3 Minetta Street
New York, New York 10012]

SUBSCRIBER:

Print Name:

By:
Name:
Title:

Address for Notices:

Name in which shares are to be registered:

Number of Subscribed Shares subscribed for:	______________________

Price Per Subscribed Share:	$10.00

Aggregate Purchase Price:	$____________________

You must pay the Purchase Price by wire transfer of United States dollars in immediately available funds to the account of the Company specified by the Company in the Closing Notice.

Annex A

ELIGIBILITY REPRESENTATIONS OF SUBSCRIBER

This Annex A should be completed by Subscriber
and constitutes a part of the Subscription Agreement.

A.	QUALIFIED INSTITUTIONAL BUYER STATUS (Please check the box, if applicable)

☐	Subscriber is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act).

** OR **

B.	ACCREDITED INVESTOR STATUS (Please check the box)

☐	Subscriber is an “accredited investor” (within the meaning of Rule 501(a) under the Securities Act) and has marked and initialed the appropriate box below indicating the provision under which it qualifies as an “accredited investor.”

** AND **

C.	AFFILIATE STATUS (Please check the applicable box)

SUBSCRIBER:

☐ is:

☐ is not:

an “affiliate” (as defined in Rule 144 under the Securities Act) of the Company or acting on behalf of an affiliate of the Company.

Rule 501(a), in relevant part, states that an “accredited investor” shall mean any person who comes within any of the below listed categories, or who the issuer reasonably believes comes within any of the below listed categories, at the time of the sale of the securities to that person. Subscriber has indicated, by marking and initialing the appropriate box(es) below, the provision(s) below which apply to Subscriber and under which Subscriber accordingly qualifies as an institutional “accredited investor.”

☐	Any bank, registered broker or dealer, insurance company, registered investment company, business development company, small business investment company, private business development company, or rural business investment company;

☐	Any investment adviser registered pursuant to section 203 of the Investment Advisers Act or registered pursuant to the laws of a state;

☐	Any investment adviser relying on the exemption from registering with the Commission under section 203(l) or (m) of the Investment Advisers Act;

☐	Any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has total assets in excess of $5,000,000;

☐	Any employee benefit plan within the meaning of Title I of the Employee Retirement Income Security Act of 1974 (“ERISA”), if (i) the investment decision is made by a plan fiduciary, as defined in section 3(21) of ERISA, which is either a bank, a savings and loan association, an insurance company, or a registered investment adviser, (ii) the employee benefit plan has total assets in excess of $5,000,000 or, (iii) such plan is a self-directed plan, with investment decisions made solely by persons that are “accredited investors”;

☐	Any (i) corporation, limited liability company or partnership, (ii) Massachusetts or similar business trust, or (iii) organization described in section 501(c)(3) of the Internal Revenue Code, in each case that was not formed for the specific purpose of acquiring the securities offered and that has total assets in excess of $5,000,000;

☐	Any trust, with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the securities offered, whose purchase is directed by a sophisticated person as described in Section 230.506(b)(2)(ii) of Regulation D under the Securities Act;

☐	Any entity, other than an entity described in the categories of “accredited investors” above, not formed for the specific purpose of acquiring the securities offered, owning investments in excess of $5,000,000;

☐	Any “family office,” as defined under the Investment Advisers Act that satisfies all of the following conditions: (i) with assets under management in excess of $5,000,000, (ii) that is not formed for the specific purpose of acquiring the securities offered, and (iii) whose prospective investment is directed by a person who has such knowledge and experience in financial and business matters that such family office is capable of evaluating the merits and risks of the prospective investment;

☐	Any “family client,” as defined under the Investment Advisers Act, of a family office meeting the requirements in the previous paragraph and whose prospective investment in the issuer is directed by such family office pursuant to the previous paragraph; or

☐	Any entity in which all of the equity owners are “accredited investors”.

[Specify which tests: ]

☐	Any director, executive officer, or general partner of the issuer of the securities being offered or sold, or any director, executive officer, or general partner of a general partner of that issuer;

☐	Any natural person whose individual net worth, or joint net worth with that person’s spouse or spousal equivalent, exceeds $1,000,000. For purposes of calculating a natural person’s net worth: (a) the person’s primary residence shall not be included as an asset; (b) indebtedness that is secured by the person’s primary residence, up to the estimated fair market value of the primary residence at the time of the sale of securities, shall not be included as a liability (except that if the amount of such indebtedness outstanding at the time of sale of securities exceeds the amount outstanding 60 days before such time, other than as a result of the acquisition of the primary residence, the amount of such excess shall be included as a liability); and (c) indebtedness that is secured by the person’s primary residence in excess of the estimated fair market value of the primary residence at the time of the sale of securities shall be included as a liability;

☐	Any natural person who had an individual income in excess of $200,000 in each of the two most recent years or joint income with that person’s spouse or spousal equivalent in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year;

☐	Any natural person holding in good standing one or more professional certifications or designations or credentials from an accredited educational institution that the Commission has designated as qualifying an individual for accredited investor status; or

☐	Any natural person who is a “knowledgeable employee,” as defined in the Investment Company Act, of the issuer of the securities being offered or sold where the issuer would be an investment company, as defined in section 3 of such act, but for the exclusion provided by either section 3(c)(1) or section 3(c)(7) of such act.

Exhibit C

Form of Sponsor Agreement

Execution Version

February 1, 2021

FAST Acquisition Corp.

3 Minetta Street

New York, NY 10012

Fertitta Entertainment, Inc.

1510 West Loop South

Houston, TX 77027

Re:	Sponsor Agreement

Ladies and Gentlemen:

This letter (this “Sponsor Agreement”) is being delivered to you in accordance with that certain Agreement and Plan of Merger, dated as of the date hereof (as amended, supplemented, restated or otherwise modified from time to time, the “Merger Agreement”), by and among FAST Acquisition Corp., a Delaware corporation (“SPAC”), Fertitta Entertainment, Inc., a Texas corporation (the “Company”), FAST Merger Corp., a Texas corporation (“Newco”) and FAST Merger Sub Inc., a Texas corporation (“Merger Sub”), pursuant to which, among other things, SPAC will be merged with and into Newco (the “Texas Merger”) and Merger Sub shall be merged with and into the Company (the “Merger” and, together with the Texas Merger, the “Mergers” and together with the other transactions contemplated by the Merger Agreement the “Business Combination”), and hereby amends and restates in its entirety that certain letter, dated August 20, 2020, from, FAST Sponsor, LLC, a Delaware limited liability company (the “Sponsor”), and the undersigned individuals, each of whom is a member of the SPAC’s board of directors and/or management team (each, an “Insider” and collectively, the “Insiders”), to SPAC (the “Prior Letter Agreement”). Certain capitalized terms used herein are defined in paragraph 6 hereof. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement.

The Sponsor and certain Insiders are currently, and as of the Closing will be, the record owners of all of the outstanding Founder Shares and outstanding Private Placement Warrants, with the Sponsor and Insider’s ownership as of the date hereof detailed on Schedule A hereto.

In order to induce the Company, Newco and SPAC to enter into the Merger Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Sponsor and each Insider hereby agrees with SPAC and, at all times prior to the earlier of any valid termination of the Merger Agreement or the consummation of the transactions contemplated by the Merger Agreement, the Company as follows:

1.	The Sponsor and each Insider irrevocably agrees that it, he or she shall:

(a)	vote any Common Stock owned by it, him or her (all such Common Stock, the “Covered Shares”) in favor of the Business Combination and each other proposal related to the Business Combination included on the agenda for the special meeting of stockholders relating to the Business Combination;

(b)	when such meeting of stockholders is held, appear at such meeting or otherwise cause the Covered Shares to be counted as present thereat for the purpose of establishing a quorum;

(c)	vote (or execute and return an action by written consent), or cause to be voted at such meeting (or validly execute and return and cause such consent to be granted with respect to), all of such Covered Shares against any Business Combination Proposal and any other action that would reasonably be expected to impede, interfere with, delay, postpone or adversely affect the Merger or any of the other transactions contemplated by the Merger Agreement, result in a breach of any covenant, representation or warranty or other obligation or agreement of SPAC, Newco or Merger Sub under the Merger Agreement, result in any of the conditions set forth in Article VIII of the Merger Agreement not being fulfilled, result in a breach of any covenant, representation or warranty or other obligation or agreement of the Sponsor or the Insiders contained in this Sponsor Agreement or change in any manner the dividend policy or capitalization of, including the voting rights of, any class of capital stock of SPAC;

(d)	vote (or execute and return an action by written consent), or cause to be voted at such meeting, or validly execute and return and cause such consent to be granted with respect to, all of such Covered Shares against any change in business, management or board of directors of SPAC (other than in connection with the Business Combination and the other proposals related to the Business Combination); and

(e)	not redeem any Covered Shares owned by it, him or her in connection with such stockholder approval.

Prior to any valid termination of the Merger Agreement, the Sponsor and each Insider shall take, or cause to be taken, all actions and shall do, or cause to be done, all things reasonably necessary under applicable Laws to consummate the Business Combination and the other transactions contemplated by the Merger Agreement on the terms and subject to the conditions set forth therein.

The obligations of the Sponsor specified in this paragraph 1 shall apply whether or not the Merger or any action described above is recommended by the board of directors of SPAC.

2.	The Sponsor and each Insider hereby agrees and acknowledges that: (a) SPAC and, prior to any valid termination of the Merger Agreement, the Company may be irreparably injured in the event of a breach by the Sponsor or any Insider of its, his or her obligations under paragraphs 1 and 3, as applicable, of this Sponsor Agreement (b) monetary damages may not be an adequate remedy for such breach and (c) the non-breaching party shall be entitled to injunctive relief, in addition to any other remedy that such party may have in law or in equity, in the event of such breach.

3.	Lock-Up.

(a)	The Sponsor and each Insider agrees that it, he or she shall not Transfer any Founder Shares until the earlier of (A) one year after the completion of the Business Combination and (B) subsequent to the Business Combination, (x) if the last sale price of Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Business Combination or (y) the date on which Newco completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of Newco’s stockholders having the right to exchange their shares of Class A Common Stock for cash, securities or other property (the “Founder Shares Lock-up Period”).

(b)	The Sponsor and each Insider agrees that it, he or she shall not Transfer any Private Placement Warrants (or any shares of Class A Common Stock issued or issuable upon the exercise of the Private Placement Warrants), until 30 days after the completion of the Business Combination (the “Private Placement Warrants Lock-up Period” and, together with the Founder Shares Lock-up Period, the “Lock-up Periods”).

(c)	Notwithstanding the provisions set forth in paragraphs 3(a) and 3(b), Transfers of the Founder Shares, Private Placement Warrants and shares of Class A Common Stock issued or issuable upon the exercise or conversion of the Private Placement Warrants, in each case, that are held by the Sponsor, any Insider or any of their permitted transferees (that have complied with this paragraph 3(c)), are permitted (i) to SPAC’s officers or directors, any affiliate or family member of any of SPAC’s officers or directors or any affiliate of the Sponsor or to any member(s) of the Sponsor or any of their affiliates; (ii) in the case of an individual, by gift to a member of such individual’s immediate family or to a trust, the beneficiary of which is a member of such individual’s immediate family, an affiliate of such individual or to a charitable organization; (iii) in the case of an individual, by virtue of laws of descent and distribution upon death of such individual; (iv) in the case of an individual, pursuant to a qualified domestic relations order; (v) by private transfers or transfers made in connection with any contingent forward purchase agreement or similar arrangement or in connection with the consummation of the Business Combination at prices no greater than the price at which the shares or warrants were originally purchased; (vi) by virtue of the laws of the State of Delaware or the Sponsor’s limited liability company agreement upon dissolution of the Sponsor, (vii) in the event of Newco’s liquidation, merger, capital stock exchange or other similar transaction which results in all of Newco’s stockholders having the right to exchange their shares of common stock for cash, securities or other property subsequent to the completion of the Business Combination; provided, however, that in the case of clauses (i) through (v), these permitted transferees must enter into a written agreement with SPAC or Newco, as applicable, agreeing to be bound by the transfer restrictions herein and the other restrictions contained in this Agreement (including provisions relating to voting, the Trust Account and liquidating distributions).

4.	Sponsor Forfeiture. The Sponsor hereby acknowledges and agrees that, immediately prior to the Effective Time, the Sponsor shall automatically be deemed to irrevocably transfer without further consideration to SPAC, and surrender and forfeit for no consideration, 2,000,000 Founder Shares (the “Forfeited Securities”) and that from and after such time the Forfeited Securities shall be deemed to be cancelled and no longer outstanding.

5.	The Sponsor and each Insider has full right and power, without violating any agreement to which it is bound (including, without limitation, any non-competition or non-solicitation agreement with any employer or former employer), to enter into this Sponsor Agreement.

6.	As used herein, (i) “Beneficially Own” has the meaning ascribed to it in Section 13(d) of the Exchange Act; (ii) “Founder Shares” shall mean the outstanding shares of Class B Common Stock and the shares of Class A Common Stock issuable upon conversion of such shares of Class B Common Stock in connection with the Closing; (iii) “Transfer” shall mean the (a) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations promulgated thereunder, with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b); (iv) “Class A Common Stock” shall mean the Class A common stock, par value $0.0001 per share, of (A) SPAC prior to the Business Combination and (B) Newco following the Business Combination,; (v) “Class B Common Stock” shall mean the Class B common stock, par value $0.0001 per share, of SPAC; (vi) “Common Stock” shall mean the Class A Common Stock and the Class B Common Stock; (vii) “Private Placement Warrants” shall mean the SPAC Warrants that the Sponsor purchased for an aggregate purchase price $6,000,000, or $1.00 per SPAC Warrant, in a private placement that occurred simultaneously with the consummation of SPAC’s initial public offering, pursuant to which the Sponsor is entitled to purchase up to 6,000,000 shares of Class A Common Stock, which warrants will be assumed by Newco in connection with the Closing; and (viii) “Business Combination Proposal” means any action to initiate, solicit, facilitate, consider, make or encourage or otherwise facilitate the making of any offers or proposals related to, a Competing Transaction, enter into, engage in or continue any discussions or negotiations with respect to a Competing Transaction with, or provide any non-public information, data or access to employees to, any Person that has made, or that is considering making, a proposal with respect to a Competing Transaction or enter into any agreement relating to a Competing Transaction.

7.	This Sponsor Agreement and the other agreements referenced herein constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby, including, without limitation, with respect to the Sponsor, each Insider and the Prior Letter Agreement. This Sponsor Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by SPAC and the other parties charged with such change, amendment, modification or waiver, it being acknowledged and agreed that the Company’s execution of such an instrument will not be required after any valid termination of the Merger Agreement.

8.	No party hereto may, except as set forth herein, assign either this Sponsor Agreement or any of its rights, interests or obligations hereunder, other than in conjunction with transfers permitted by paragraph 3, without the prior written consent of the other parties (except that, following any valid termination of the Merger Agreement, no consent from the Company shall be required). Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Sponsor Agreement shall be binding on the Sponsor, each Insider, SPAC and the Company and their respective successors, heirs, personal representatives and assigns and permitted transferees.

9.	Nothing in this Sponsor Agreement shall be construed to confer upon, or give to, any person or corporation other than the parties hereto any right, remedy or claim under or by reason of this Sponsor Agreement or of any covenant, condition, stipulation, promise or agreement hereof. All covenants, conditions, stipulations, promises and agreements contained in this Sponsor Agreement shall be for the sole and exclusive benefit of the parties hereto and their successors, heirs, personal representatives and assigns and permitted transferees.

10.	This Sponsor Agreement may be executed in any number of original, electronic or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

11.	This Sponsor Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Sponsor Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Sponsor Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

12.	This Sponsor Agreement, and all claims or causes of action based upon, arising out of, or related to this Sponsor Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Texas, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction. Any Action based upon, arising out of or related to this Sponsor Agreement or the transactions contemplated hereby may be brought in federal and state courts located in Harris County in the State of Texas, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Sponsor Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this paragraph. The prevailing party in any such Action (as determined by a court of competent jurisdiction) shall be entitled to be reimbursed by the non-prevailing party for its reasonable expenses, including reasonable attorneys’ fees, incurred with respect to such Action. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS SPONSOR AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

13.	Any notice, consent or request to be given in connection with any of the terms or provisions of this Sponsor Agreement shall be in writing and shall be sent or given in accordance with the terms of Section 10.02 of the Merger Agreement to the applicable party at its principal place of business.

14.	This Sponsor Agreement shall automatically terminate on the expiration of the Lock-up Periods. In the event of a valid termination of the Merger Agreement, this Sponsor Agreement shall be of no force and effect and shall revert to the Prior Letter Agreement. No such termination or reversion shall relieve the Sponsor, each Insider, SPAC or the Company from any liability resulting from a breach of this Sponsor Agreement occurring prior to such termination or reversion.

15.	The Sponsor and each Insider hereby represents and warrants (severally and not jointly as to itself, himself or herself only) to SPAC and the Company as follows: (a) if such Person is not an individual, it is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized, and the execution, delivery and performance of this Sponsor Agreement and the consummation of the transactions contemplated hereby are within such Person’s corporate, limited liability company or other powers and have been duly authorized by all necessary corporate, limited liability company or other actions on the part of the Sponsor; (b) if such Person is an individual, such Person has full legal capacity, right and authority to execute and deliver this Sponsor Agreement and to perform his or her obligations hereunder; (c) this Sponsor Agreement has been duly executed and delivered by such Person and, assuming due authorization, execution and delivery by the other parties to this Sponsor Agreement, this Sponsor Agreement constitutes a legally valid and binding obligation of such Person, enforceable against such Person in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies); (d) the execution and delivery of this Sponsor Agreement by such Person does not, and the performance by such Person of his, her or its obligations hereunder will not, (i) if such Person is not an individual, conflict with or result in a violation of the organizational documents of such Person, or (ii) require any consent or approval that has not been given or other action that has not been taken by any third party (including under any Contract binding upon such Person or such Person’s Founder Shares or Private Placement Warrants, as applicable), in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by such Person of his, her or its obligations under this Sponsor Agreement; (e) there are no Actions pending against such Person or, to the knowledge of such Person, threatened against such Person, before (or, in the case of threatened Actions, that would be before) any arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by such Person of its, his or her obligations under this Sponsor Agreement; (f) except for the fees described on Section 3.05 of the SPAC Disclosure Letter, no financial advisor, investment banker, broker, finder or other similar intermediary is entitled to any fee or commission from such Person, SPAC, any of its Subsidiaries or any of their respective Affiliates in connection with the Merger Agreement or this Sponsor Agreement or any of the respective transactions contemplated thereby and hereby, in each case, based upon any arrangement or agreement made by or, to the knowledge of such Person, on behalf of such Person, for which Newco, the Company or any of their respective Affiliates would have any obligations or liabilities of any kind or nature following the consummation of the Business Combination; (g) such Person has had the opportunity to read the Merger Agreement and this Sponsor Agreement and has had the opportunity to consult with its tax and legal advisors; (h) such Person has not entered into, and shall not enter into, any agreement that would restrict, limit or interfere with the performance of such Person’s obligations hereunder; (i) such Person has good title to all such Founder Shares and Private Placement Warrants set forth opposite such Person’s name on Schedule A, and there exist no Encumbrances or any other limitation or restriction (including, without limitation, any restriction on the right to vote, sell or otherwise dispose of such Founder Shares or Private Placement Warrants (other than transfer restrictions under the Securities Act)) affecting any such Founder Shares or Private Placement Warrants, other than pursuant to (i) this Sponsor Agreement, (ii) the certificate of incorporation of SPAC, (iii) the Merger Agreement, (iv) the Registration Rights Agreement, dated as of August 20, 2020, by and among SPAC, the Sponsor and certain security holders party thereto (the “Registration Rights Agreement”), or (v) any applicable securities laws; (j) the Founder Shares and Private Placement Warrants identified on Schedule A are the only Founder Shares or Private Placement Warrants owned of record or Beneficially Owned by the Sponsor and the Insiders as of the date hereof, and none of such Founder Shares or Private Placement Warrants is subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Founder Shares or Private Placement Warrants, except as provided in this Sponsor Agreement; and (k) solely with respect to the Sponsor, immediately prior to the Effective Time and prior to the forfeiture of the Forfeited Securities: (i) all of the Forfeited Securities will be owned by the Sponsor and (ii) the Sponsor has, as of the date hereof and immediately prior to giving effect to the transactions occurring on the Closing Date, valid, good and marketable title to such Forfeited Securities, free and clear of all Encumbrances (other than Encumbrances pursuant to this Agreement, the Merger Agreement, the certificate of incorporation of SPAC, the Registration Rights Agreement or any Ancillary Agreement and transfer restrictions under applicable Laws or the organizational documents of SPAC).

16.	Subject to the terms and conditions of this Sponsor Agreement, (a) the Sponsor hereby unconditionally and irrevocably agrees to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by paragraph 4 and (b) from the date hereof until the earlier of the Closing and the valid termination of the Merger Agreement, the Sponsor shall not enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of the Forfeited Securities.

17.	If, and as often as, (a) there are any changes in SPAC, the Founder Shares or the Private Placement Warrants by way of stock split, stock dividend, combination or reclassification, or through merger, consolidation, reorganization, recapitalization or business combination, or by any other similar means that result in the Sponsor acquiring new shares of Common Stock, SPAC Warrants or any other equity securities of SPAC, (b) the Sponsor purchases or otherwise acquires beneficial ownership of any shares of Common Stock or SPAC Warrants or other equity securities of SPAC after the date of this Sponsor Agreement or (c) the Sponsor acquires the right to vote or share in the voting of any shares of Common Stock or other equity securities of SPAC after the date of this Sponsor Agreement (such shares of Common Stock, SPAC Warrants or other equity securities of SPAC, collectively the “New Securities”), then, in each case, (i) such New Securities acquired or purchased by the Sponsor shall be subject to the terms of this Sponsor Agreement to the same extent as if they constituted the shares of Common Stock or SPAC Warrants owned by the Sponsor as of the date hereof and (ii) if applicable, equitable adjustment shall be made to the provisions of this Sponsor Agreement as may be required so that the rights, privileges, duties and obligations hereunder shall continue with respect to SPAC, SPAC’s successor or the surviving entity of such transaction, as applicable, the Founder Shares and SPAC Warrants, including the Private Placement Warrants, each as so changed.

18.	Each of the parties hereto agrees to execute and deliver hereafter any further document, agreement or instrument of assignment, transfer or conveyance as may be necessary or desirable to effectuate the purposes hereof and as may be reasonably requested in writing by another party hereto.

[Signature Page Follows]

Sincerely,

FAST SPONSOR, LLC

Name:	William Douglas Jacob
Title:	Manager

William Douglas Jacob

Sandy Beall

Kevin Reddy

Garrett Schreiber

Todd Higgins

Kimberly Grant

Ramin Arani

Alice Eilliot

Sanjay Chadda

Steve Kassin

Acknowledged and Agreed:

FAST ACQUISITION CORP.

By:
Name: Sandy Beall
Title: Chief Executive Officer

Acknowledged and Agreed:

FERTITTA ENTERTAINMENT, INC.

By:
Name: Tilman J. Fertitta
Title: Chief Executive Officer

Schedule A

Sponsor Ownership of Securities

Sponsor	Founder Shares	Private Placement Warrants
FAST Sponsor, LLC	5,000,000	6,000,000
Total	5,000,000	6,000,000

Exhibit D

Form of Registration Rights Agreement

Execution Version

AMENDED AND RESTATED

REGISTRATION RIGHTS AGREEMENT

THIS AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT (as the same may be amended, supplemented, restated or otherwise modified from time to time in accordance with the terms hereof, this “Agreement”), dated as of February 1, 2021, is made and entered into by and among:

(i) FAST Acquisition Corp., a Delaware corporation (“SPAC”);

(ii) FAST Sponsor, LLC, a Delaware limited liability company (“Sponsor”);

(iii) FAST Merger Corp., a Texas corporation and direct, wholly-owned Subsidiary of SPAC (the “Company”); and

(iv)  Tilman J. Fertitta, the sole stockholder of Fertitta Entertainment, Inc., a Texas corporation (“Legacy Florida”) (the “Florida Stockholder” and, together with Sponsor and any person or entity who hereafter becomes a party to this Agreement pursuant to Section 5.2 of this Agreement, a “Holder” and collectively the “Holders”).

RECITALS

WHEREAS, SPAC and Sponsor are party to that certain Registration Rights Agreement, dated as of August 20, 2020 (the “Original RRA”);

WHEREAS, contemporaneously with the execution and delivery of this Agreement, SPAC, the Company and Legacy Florida are entering into that certain Agreement and Plan of Merger, dated as of February 1, 2021 (the “Merger Agreement”) with FAST Merger Sub Inc., a Texas corporation and direct, wholly owned subsidiary of SPAC (“Merger Sub”), (i) SPAC will merge (the “TX Merger”) with and into the Company, with the Company surviving the TX Merger and (ii) Merger Sub, a Texas corporation and a direct, wholly owned subsidiary of the Company, will merge (the “Merger” and together with the “Texas Merger,” the “Mergers”) with and into Legacy Florida, with Legacy Florida surviving the Merger as a wholly owned subsidiary of the Company;

WHEREAS, immediately prior to the effective time of the Texas Merger (the “Effective Time”), the Company shall, subject to obtaining the requisite approval of SPAC’s stockholders, adopt the amended and restated certificate of formation (the “A&R Charter”), which, among other things, will set forth certain rights and privileges of the Common Stock;

WHEREAS, following the closing of the Mergers, (i) Sponsor will beneficially own shares of Class A Common Stock (as defined herein) and (ii) the Florida Stockholder will beneficially own shares of Class B Common Stock; and

WHEREAS, in anticipation of the consummation of the transactions contemplated by the Merger Agreement (the “Closing”), SPAC and Sponsor desire to amend and restate the Original RRA in its entirety as set forth herein, and SPAC, the Company and the Holders desire to enter into this Agreement on the date hereof, to be effective upon the Closing, pursuant to which the Company shall grant the Holders certain registration rights with respect to the Registrable Securities (as defined herein) on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

Article I
DEFINITIONS

1.1  Definitions. The terms defined in this Article I shall, for all purposes of this Agreement, have the respective meanings set forth below:

“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Chief Executive Officer of the Company or the Board, after consultation with counsel to the Company, (i) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading, (ii) would not be required to be made at such time if the Registration Statement were not being filed, declared effective or used, as the case may be, and (iii) the Company has a bona fide business purpose for not making such information public.

“Action” shall mean any demand, action, claim, suit, countersuit, arbitration, inquiry, subpoena, case, litigation, proceeding or investigation (whether civil, criminal, administrative or investigative) by or before any court or grand jury, any Governmental Authority or any arbitration or mediation tribunal.

“Agreement” shall have the meaning given in the Preamble hereto.

“A&R Charter” shall have the meaning given in the Recitals hereto.

“Board” means the board of directors of the Company.

“Block Trade” shall have the meaning given in Section 2.4.

“Charter” shall mean the certificate of formation of the Company in effect immediately prior to the adoption of the A&R Charter.

“Class A Common Stock” shall mean the Class A Common Stock, par value $0.0001 per share, of the Company.

“Class B Common Stock” shall mean the Class B Common Stock, par value $0.0001 per share, of the Company.

“Closing” shall have the meaning given in the Recitals hereto.

“Closing Date” shall have the meaning given in the Merger Agreement.

“Commission” shall mean the Securities and Exchange Commission.

“Common Stock” shall mean the Class A Common Stock and the Class B Common Stock.

“Company” shall have the meaning given in the Recitals hereto and includes the Company’s successors by recapitalization, merger, consolidation, spin-off, reorganization or similar transaction.

“Demanding Holder” shall have the meaning given in Section 2.1.4.

“Effective Time” shall have the meaning given in the Recitals hereto.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.

“FINRA” shall mean the Financial Industry Regulatory Authority Inc.

“Florida Stockholder” shall have the meaning given in the Preamble hereto.

“Form S-1 Shelf” shall have the meaning given in Section 2.1.1.

“Form S-3 Shelf” shall have the meaning given in Section 2.1.1.

“Governmental Authority” shall mean any nation or government, any state, municipality or other political subdivision thereof and any entity, body, agency, commission, department, board, bureau, arbitral panel or court, whether domestic, foreign, multinational, or supranational exercising executive, legislative, judicial, regulatory, self-regulatory or administrative functions of or pertaining to government and any executive official thereof.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“Holder” and “Holders” shall have the meaning given in the Preamble hereto, for so long as such person or entity holds any Registrable Securities.

“Holder Information” shall have the meaning given in Section 4.1.2.

“Law” shall mean any applicable U.S. or non-U.S. federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, income Tax treaty, Governmental Order, requirement or rule of law (including common law) or other binding directives promulgated, issued, entered into or taken by any Governmental Authority.

“Legacy Florida” shall have the meaning given in the Preamble hereto.

“Lockup Agreements” shall mean (i) the Lockup Agreement, dated as of February 1, 2021, by and between SPAC and Newco, on the one hand, and the Florida Stockholder, on the other hand, and (ii) the letter agreement, dated February 1, 2021, by and between SPAC, Legacy Florida, Sponsor and certain officers and the members of the board of directors of the SPAC, as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Lockup Period” or “Lockup Periods” shall have the meaning given in the respective Lockup Agreement.

“Maximum Number of Securities” shall have the meaning given in Section 2.1.5.

“Merger” shall have the meaning given in the Recitals hereto.

“Merger Agreement” shall have the meaning given in the Recitals hereto.

“Merger Sub” shall have the meaning given in the Recitals hereto.

“Minimum Takedown Threshold” shall have the meaning given in Section 2.1.4.

“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus or necessary to make the statements in a Registration Statement or Prospectus (in the case of a Prospectus, in the light of the circumstances under which they were made) not misleading.

“Original RRA” shall have the meaning given in the Recitals hereto.

“Permitted Transferees” shall mean any person or entity to whom a Holder of Registrable Securities is permitted to transfer such Registrable Securities prior to the expiration of the Lockup Period pursuant to the A&R Charter and the Lockup Agreements to which such Holder is a party.

“Piggyback Registration” shall have the meaning given in Section 2.2.1.

“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

“Registrable Security” shall mean (a) any outstanding shares of Class A Common Stock held by a Holder immediately following the Closing (including shares of Class A Common Stock issued upon the conversion of the former shares of Class B common stock of the SPAC at Closing, shares of Common Stock issuable to the Florida Stockholder in connection with the Merger pursuant to the terms of the Merger Agreement), (b) any shares of Class A Common Stock issued or issuable upon the conversion or exchange of the Company’s Class B Common Stock following the Closing in accordance with the A&R Charter, (c) any warrants or any shares of Common Stock that may be acquired by Holders upon the exercise of a warrant or other right to acquire Common Stock held by a Holder immediately following the Closing, (d) any shares of Common Stock or warrants to purchase shares of Common Stock (including any shares of Common Stock issued or issuable upon the exercise of any such warrant) of the Company otherwise acquired or owned by a Holder following the date hereof to the extent that such securities are “restricted securities” (as defined in Rule 144) or are otherwise held by an “affiliate” (as defined in Rule 144) of the Company, and (e) any other equity security of the Company or any of its subsidiaries issued or issuable with respect to any securities referenced in clause (a), (b), (c) or (d) above by way of a stock dividend or stock split or in connection with a recapitalization, merger, consolidation, spin-off, reorganization or similar transaction; provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities upon the earliest to occur of: (A) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement by the applicable Holder; (B) such securities shall have been otherwise transferred, new certificates or book entry statements for such securities not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of such securities shall not require registration under the Securities Act; (C) such securities shall have ceased to be outstanding; (D) such securities may be sold without registration pursuant to Rule 144 or any successor rule promulgated under the Securities Act (but with no volume or other restrictions or limitations including as to manner or timing of sale); and (E) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.

“Registration” shall mean a registration effected by preparing and filing a registration statement, prospectus or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registration Expenses” shall mean the expenses of a Registration, including, without limitation, the following:

(A)  all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any national securities exchange on which the Common Stock is then listed;

(B)  fees and expenses of compliance with securities or blue sky laws;

(C)  printing, messenger, telephone and delivery expenses;

(D)  reasonable fees and disbursements of counsel for the Company; and

(E)  reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration.

“Registration Statement” shall mean any registration statement that covers Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

“Requesting Holders” shall have the meaning given in Section 2.1.5.

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

“Shelf” shall mean the Form S-1 Shelf, the Form S-3 Shelf or any Subsequent Shelf Registration, as the case may be.

“Shelf Registration” shall mean a registration of securities pursuant to a registration statement filed with the Commission in accordance with and pursuant to Rule 415 promulgated under the Securities Act (or any successor rule then in effect).

“SPAC” shall have the meaning given in the Preamble hereto.

“Sponsor” shall have the meaning given in the Preamble hereto.

“Subsequent Shelf Registration” shall have the meaning given in Section 2.1.2.

“Texas Merger Agreement” shall have the meaning given in the Merger Agreement.

“Transfer” shall mean the (a) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).

“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal and not as part of such dealer’s market-making activities.

“Underwritten Offering” shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

“Underwritten Shelf Takedown” shall have the meaning given in Section 2.1.4.

“Withdrawal Notice” shall have the meaning given in Section 2.1.6.

Article II
REGISTRATIONS AND OFFERINGS

2.1  Shelf Registration.

2.1.1  Filing. The Company shall file within 30 days of the Closing Date, and use commercially reasonable efforts to cause to be declared effective as soon as practicable thereafter, a Registration Statement for a Shelf Registration on Form S-1 (the “Form S-1 Shelf”) or, if the Company is eligible to use a Registration Statement on Form S-3, a Shelf Registration on Form S-3 (the “Form S-3 Shelf”), in each case, covering the resale of all the Registrable Securities (determined as of two business days prior to such filing) on a delayed or continuous basis. Such Shelf shall provide for the resale of the Registrable Securities included therein pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. The Company shall maintain a Shelf in accordance with the terms hereof, and shall prepare and file with the SEC such amendments, including post-effective amendments, and supplements as may be necessary to keep a Shelf continuously effective, available for use and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. In the event the Company files a Form S-1 Shelf, the Company shall use its commercially reasonable efforts to convert the Form S-1 Shelf (and any Subsequent Shelf Registration) to a Form S-3 Shelf as soon as practicable after the Company is eligible to use Form S-3.

2.1.2  Subsequent Shelf Registration. If any Shelf ceases to be effective under the Securities Act for any reason at any time while Registrable Securities are still outstanding, the Company shall, subject to Section 3.4, use its commercially reasonable efforts to as promptly as is reasonably practicable cause such Shelf to again become effective under the Securities Act (including obtaining the prompt withdrawal of any order suspending the effectiveness of such Shelf), and shall use its commercially reasonable efforts to as promptly as is reasonably practicable amend such Shelf in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Shelf or file an additional registration statement as a Shelf Registration (a “Subsequent Shelf Registration”) registering the resale of all Registrable Securities (determined as of two business days prior to such filing), and pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. If a Subsequent Shelf Registration is filed, the Company shall use its commercially reasonable efforts to (i) cause such Subsequent Shelf Registration to become effective under the Securities Act as promptly as is reasonably practicable after the filing thereof (it being agreed that the Subsequent Shelf Registration shall be an automatic shelf registration statement (as defined in Rule 405 promulgated under the Securities Act) if the Company is a well-known seasoned issuer (as defined in Rule 405 promulgated under the Securities Act) at the most recent applicable eligibility determination date) and (ii) keep such Subsequent Shelf Registration continuously effective, available for use and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. Any such Subsequent Shelf Registration shall be on Form S-3 to the extent that the Company is eligible to use such form. Otherwise, such Subsequent Shelf Registration shall be on another appropriate form.

2.1.3  Additional Registerable Securities. In the event that any Holder holds Registrable Securities that are not registered for resale on a delayed or continuous basis, the Company, upon written request of the Sponsor, shall promptly use its commercially reasonable efforts to cause the resale of such Registrable Securities to be covered by either, at the Company’s option, any then available Shelf (including by means of a post-effective amendment) or by filing a Subsequent Shelf Registration and cause the same to become effective as soon as practicable after such filing and such Shelf or Subsequent Shelf Registration shall be subject to the terms hereof; provided, however, that the Company shall only be required to cause such Registrable Securities to be so covered twice per calendar year for the Sponsor.

2.1.4  Requests for Underwritten Shelf Takedowns. At any time and from time to time when an effective Shelf is on file with the Commission, the Sponsor (in such case, a “Demanding Holder”) may request to sell all or any portion of its Registrable Securities in an Underwritten Offering or other coordinated offering that is registered pursuant to the Shelf (each, an “Underwritten Shelf Takedown”); provided that the Company shall only be obligated to effect an Underwritten Shelf Takedown if such offering shall include Registrable Securities proposed to be sold by the Demanding Holder with a total offering price reasonably expected to exceed, in the aggregate, $30 million (the “Minimum Takedown Threshold”). All requests for Underwritten Shelf Takedowns shall be made by giving written notice to the Company, which shall specify the approximate number of Registrable Securities proposed to be sold in the Underwritten Shelf Takedown. Subject to Section 2.4.4, the Company shall have the right to select the Underwriters for such offering (which shall consist of one or more reputable nationally recognized investment banks), subject to the Demanding Holder’s prior approval (which shall not be unreasonably withheld, conditioned or delayed). The Sponsor may demand not more than two (2) Underwritten Shelf Takedowns pursuant to this Section 2.1.4 in any 12-month period. Notwithstanding anything to the contrary in this Agreement, the Company may effect any Underwritten Offering pursuant to any then effective Registration Statement, including a Form S-3, that is then available for such offering.

2.1.5  Reduction of Underwritten Offering. If the managing Underwriter or Underwriters in an Underwritten Shelf Takedown, in good faith, advises the Company, the Demanding Holder and the Holders requesting piggy back rights pursuant to this Agreement with respect to such Underwritten Shelf Takedown (the “Requesting Holders”) (if any) in writing that the dollar amount or number of Registrable Securities that the Demanding Holder and the Requesting Holders (if any) desire to sell, taken together with all other shares of Class A Common Stock or other equity securities that the Company desires to sell and all other shares of Class A Common Stock or other equity securities, if any, that have been requested to be sold in such Underwritten Offering pursuant to separate written contractual piggy-back registration rights held by any other stockholders, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Offering, before including any shares of Common Stock or other equity securities proposed to be sold by Company or by other holders of Common Stock or other equity securities, the Registrable Securities of the Demanding Holder and the Requesting Holders (if any) (pro rata based on the respective number of Registrable Securities that such Demanding Holder and Requesting Holder (if any) has requested be included in such Underwritten Shelf Takedown and the aggregate number of Registrable Securities that the Demanding Holder and Requesting Holders have requested be included in such Underwritten Shelf Takedown) that can be sold without exceeding the Maximum Number of Securities.

2.1.6  Withdrawal. Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used for marketing such Underwritten Shelf Takedown, the Demanding Holder initiating an Underwritten Shelf Takedown shall have the right to withdraw from such Underwritten Shelf Takedown for any or no reason whatsoever upon written notification (a “Withdrawal Notice”) to the Company and the Underwriter or Underwriters (if any) of its intention to withdraw from such Underwritten Shelf Takedown, and such Underwritten Shelf Takedown shall not be counted as a demand for an Underwritten Shelf Takedown under Section 2.1.4 hereof; provided that the Requesting Holders may elect to have the Company continue an Underwritten Shelf Takedown if the Minimum Takedown Threshold would still be satisfied by the Registrable Securities proposed to be sold in the Underwritten Shelf Takedown. Following the receipt of any Withdrawal Notice, the Company shall promptly forward such Withdrawal Notice to any other Holders that had elected to participate in such Underwritten Shelf Takedown. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with an Underwritten Shelf Takedown prior to its withdrawal under this Section 2.1.6. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Shelf Takedown prior to its withdrawal under this Section 2.1.6.

2.2  Piggyback Registration.

2.2.1  Piggyback Rights. Subject to Section 2.4.3, if any Holder proposes to conduct a registered offering of, or if the Company proposes to file a Registration Statement under the Securities Act with respect to the Registration of, equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, for the account of one or more stockholders of the Company (or by one or more stockholders of the Company including, without limitation, an Underwritten Shelf Takedown pursuant to Section 2.1 hereof), other than a Registration Statement (or any registered offering with respect thereto) (i) filed in connection with any employee stock option or other benefit plan, (ii) pursuant to a Registration Statement on Form S-4 (or similar form that relates to a transaction subject to Rule 145 under the Securities Act or any successor rule thereto), (iii) for an offering of debt that is convertible into equity securities of the Company, (iv) for a dividend reinvestment plan or (v) for a rights offering, then the Company shall give written notice of such proposed offering to all of the Holders of Registrable Securities as soon as practicable but not less than ten (10) days before the anticipated filing date of such Registration Statement or, in the case of an Underwritten Offering pursuant to a Shelf Registration, the date of the applicable “red herring” prospectus or prospectus supplement used for marketing such offering, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (B) offer to all of the Holders of Registrable Securities the opportunity to include in such registered offering such number of Registrable Securities as such Holders may request in writing within five (5) days after receipt of such written notice (such registered offering, a “Piggyback Registration”). Subject to Section 2.2.2, the Company shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and, if applicable, shall use its commercially reasonable efforts to cause the managing Underwriter or Underwriters of such Piggyback Registration to permit the Registrable Securities requested by the Holders pursuant to this Section 2.2.1 to be included therein on the same terms and conditions as any similar securities of the Company included in such registered offering and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. The inclusion of any Holder’s Registrable Securities in a Piggyback Registration shall be subject to such Holder’s agreement to enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering. For the avoidance of doubt, Piggyback Registration shall not be available where the Company proposes to conduct a registered offering of, or if the Company proposes to file a Registration Statement under the Securities Act solely with respect to the Registration of, equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, to be issued by the Company on a primary basis.

2.2.2  Reduction of Piggyback Registration. If the managing Underwriter or Underwriters in an Underwritten Offering that is to be a Piggyback Registration, in good faith, advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of shares of Class A Common Stock or other equity securities that the Company desires to sell, if any, taken together with (i) the shares of Class A Common Stock or other equity securities, if any, as to which Registration or a registered offering has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Holders of Registrable Securities hereunder, (ii) the Registrable Securities as to which registration has been requested pursuant to Section 2.2 hereof, and (iii) the shares of Class A Common Stock or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggy-back registration rights of other stockholders of the Company, exceeds the Maximum Number of Securities, then:

(a)  if the Registration or registered offering is pursuant to a request by persons or entities other than the Holders of Registrable Securities, then the Company shall include in any such Registration or registered offering (A) first, the shares of Common Stock or other equity securities, if any, of such requesting persons or entities, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.2.1, pro rata, based on the respective number of Registrable Securities that each Holder has requested be included in such Underwritten Offering and the aggregate number of Registrable Securities that the Holders have requested to be included in such Underwritten Offering, which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the shares of Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the shares of Common Stock or other equity securities for the account of other persons or entities that the Company is obligated to register pursuant to separate written contractual arrangements with such persons or entities, which can be sold without exceeding the Maximum Number of Securities; and

(b)  if the Registration or registered offering is pursuant to a request by Holder(s) of Registrable Securities pursuant to Section 2.1 hereof, then the Company shall include in any such Registration or registered offering securities in the priority set forth in Section 2.1.5.

2.2.3  Piggyback Registration Withdrawal. Any Holder of Registrable Securities (other than the Demanding Holder, whose right to withdrawal from an Underwritten Shelf Takedown, and related obligations, shall be governed by Section 2.1.6) shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration or, in the case of a Piggyback Registration pursuant to a Shelf Registration, the filing of the applicable “red herring” prospectus or prospectus supplement with respect to such Piggyback Registration used for marketing such transaction. The Company (whether on its own good faith determination or as the result of a request for withdrawal by persons pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration (which, in no circumstance, shall include the Shelf) at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement (other than Section 2.1.6), the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this Section 2.2.3.

2.2.4  Unlimited Piggyback Registration Rights. For purposes of clarity, subject to Section 2.1.6, any Piggyback Registration effected pursuant to Section 2.2 hereof shall not be counted as a demand for an Underwritten Shelf Takedown under Section 2.1.4 hereof.

2.3  Market Stand-off. In connection with any Underwritten Offering of equity securities of the Company (other than a Block Trade), each Holder given an opportunity to participate in the Underwritten Offering pursuant to the terms of this Agreement agrees that it shall not Transfer any shares of Common Stock or other equity securities of the Company (other than those included in such offering pursuant to this Agreement), without the prior written consent of the Company, during the 90-day period beginning on the date of pricing of such offering or such shorter period during which the Company agrees not to conduct an underwritten primary offering of Common Stock, except in the event the Underwriters managing the offering otherwise agree by written consent. Each Holder agrees to execute a customary lock-up agreement in favor of the Underwriters to such effect (in each case on substantially the same terms and conditions as all such Holders).

2.4  Block Trades. Notwithstanding any other provision of Article II, but subject to Sections 2.3 and 3.4, if the Holders desire to effect a Block Trade, the Holders shall provide written notice to the Company at least five (5) business days prior to the date such Block Trade will commence. As promptly as reasonably practicable, the Company shall use its reasonable best efforts to facilitate such Block Trade. The Holders shall use reasonable best efforts to work with the Company and the Underwriter(s) (including by disclosing the maximum number of Registrable Securities proposed to be the subject of such Block Trade) in order to facilitate preparation of the Registration Statement, Prospectus and other offering documentation related to the Block Trade and any related due diligence and comfort procedures.

Article III
COMPANY PROCEDURES

3.1  General Procedures. In connection with any Shelf and/or Underwritten Shelf Takedown, the Company shall use its commercially reasonable efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall, as expeditiously as possible:

3.1.1  prepare and file with the Commission as soon as practicable a Registration Statement with respect to such Registrable Securities and use its reasonable best efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities have ceased to be Registrable Securities;

3.1.2  prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be reasonably requested by any Holder that holds at least five (5.0%) percent of the Registrable Securities registered on such Registration Statement or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus;

3.1.3  prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Holders of Registrable Securities included in such Registration, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or the legal counsel for any such Holders may request in order to facilitate the disposition of the Registrable Securities owned by such Holders;

3.1.4  prior to any public offering of Registrable Securities (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request (or provide evidence satisfactory to such Holders that the Registrable Securities are exempt from such registration or qualification) and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

3.1.5  cause all such Registrable Securities to be listed on each national securities exchange on which similar securities issued by the Company are then listed;

3.1.6  provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

3.1.7  advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its reasonable best efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

3.1.8  at least five (5) days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus (or such shorter period of time as may be necessary in order to comply with the Securities Act, the Exchange Act, and the rules and regulations promulgated under the Securities Act or Exchange Act, as applicable), furnish a copy thereof to each seller of such Registrable Securities or its counsel (excluding any exhibits thereto and any filing made under the Exchange Act that is to be incorporated by reference therein);

3.1.9  notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.4 hereof;

3.1.10  permit a representative of the Holders, the Underwriters, if any, and any attorney or accountant retained by such Holders or Underwriter to participate, at each such person’s own expense, in the preparation of the Registration Statement, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, attorney or accountant in connection with the Registration; provided, however, that such representatives or Underwriters agree to confidentiality arrangements reasonably satisfactory to the Company, prior to the release or disclosure of any such information;

3.1.11  obtain a “comfort” letter from the Company’s independent registered public accountants in the event of an Underwritten Offering or other coordinated offering that is registered pursuant to a Registration Statement, in customary form and covering such matters of the type customarily covered by “comfort” letters as the managing Underwriter or other similar type of sales agent or placement agent may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Holders;

3.1.12  on the date the Registrable Securities are delivered for sale pursuant to such Registration, obtain an opinion, dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the Holders, the placement agent or sales agent, if any, and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the Holders, placement agent, sales agent, or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters, and reasonably satisfactory to a majority-in-interest of the participating Holders;

3.1.13  in the event of any Underwritten Offering or other coordinated offering that is registered pursuant to a Registration Statement, enter into and perform its obligations under an underwriting agreement, sales agreement or placement agreement, in usual and customary form, with the managing Underwriter, sales agent or placement agent of such offering;

3.1.14  make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule then in effect);

3.1.15  if the Registration involves the Registration of Registrable Securities involving gross proceeds in excess of $30 million with respect to an Underwritten Offering pursuant to Section 2.1.4, use its reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in such Underwritten Offering;

3.1.16  otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the Holders, in connection with such Registration; and

3.1.17  upon request of a Holder, the Company shall (i) authorize the Company’s transfer agent to remove any legend on share certificates of such Holder’s Common Stock restricting further transfer (or any similar restriction in book entry positions of such Holder) if such restrictions are no longer required by the Securities Act or any applicable state securities laws or any agreement with the Company to which such Holder is a party, including if such shares subject to such a restriction have been sold on a Registration Statement, (ii) request the Company’s transfer agent to issue in lieu thereof shares of Common Stock without such restrictions to the Holder upon, as applicable, surrender of any stock certificates evidencing such shares of Common Stock, or to update the applicable book entry position of such Holder so that it no longer is subject to such a restriction, and (iii) use commercially reasonable efforts to cooperate with such Holder to have such Holder’s shares of Common Stock transferred into a book-entry position at The Depository Trust Company, in each case, subject to delivery of customary documentation, including any documentation required by such restrictive legend or book-entry notation.

Notwithstanding the foregoing, the Company shall not be required to provide any documents or information to an Underwriter or other sales agent or placement agent if such Underwriter or other sales agent or placement agent has not then been named with respect to the applicable Underwritten Offering or other coordinated offering that is registered pursuant to a Registration Statement.

3.2  Registration Expenses. The Registration Expenses of all Registrations shall be borne by the Company; provided, however, that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ or agents’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing the Holders.

3.3  Requirements for Participation in Registration Statement; Underwritten Offerings. Notwithstanding anything in this Agreement to the contrary, if any Holder does not provide the Company with its requested Holder Information, the Company may exclude such Holder’s Registrable Securities from the applicable Registration Statement or Prospectus if the Company determines, based on the advice of counsel, that such information is necessary to effect the registration and such Holder continues thereafter to withhold such information. No person may participate in any Underwritten Offering or other coordinated offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such person (i) agrees to sell such person’s securities on the basis provided in any arrangements approved by the Company and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting or other agreements and other customary documents as may be reasonably required under the terms of such arrangements. The exclusion of a Holder’s Registrable Securities as a result of this Section 3.3 shall not affect the registration of the other Registrable Securities to be included in such Registration.

3.4  Suspension of Sales; Adverse Disclosure; Restrictions on Registration Rights.

3.4.1  Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until it has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as practicable after the time of such notice), or until it is advised in writing by the Company that the use of the Prospectus may be resumed.

3.4.2  If the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would (a) require the Company to make an Adverse Disclosure, (b) require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control, or (c) in the good faith judgment of the majority of the Board, be seriously detrimental to the Company and the majority of the Board concludes as a result that it is essential to defer such filing, initial effectiveness or continued use at such time, the Company may, upon giving prompt written notice of such action to the Holders, delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time determined in good faith by the Company to be necessary for such purpose. In the event the Company exercises its rights under this Section 3.4.2, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities.

3.5  Reporting Obligations. As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly furnish the Holders with true and complete copies of all such filings; provided that any documents publicly filed or furnished with the Commission pursuant to the Electronic Data Gathering, Analysis and Retrieval System shall be deemed to have been furnished or delivered to the Holders pursuant to this Section 3.5. The Company further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell shares of Common Stock held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule then in effect). Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.

Article IV
INDEMNIFICATION AND CONTRIBUTION

4.1  Indemnification.

4.1.1  The Company agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers, directors and agents and each person who controls such Holder (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and out-of-pocket expenses (including without limitation reasonable outside attorneys’ fees) resulting from any untrue or alleged untrue statement of material fact contained in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information or affidavit so furnished in writing to the Company by such Holder expressly for use therein.

4.1.2  In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus (the “Holder Information”) and, to the extent permitted by law, shall indemnify the Company, its directors, officers and agents and each person who controls the Company (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and out-of-pocket expenses (including without limitation reasonable outside attorneys’ fees) resulting from any untrue or alleged untrue statement of material fact contained in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of the Company.

4.1.3  Any person entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

4.1.4  The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person of such indemnified party and shall survive the transfer of securities. The Company and each Holder of Registrable Securities participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event the Company’s or such Holder’s indemnification is unavailable for any reason.

4.1.5  If the indemnification provided under Section 4.1 hereof from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and out-of-pocket expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and out-of-pocket expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this Section 4.1.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in Sections 4.1.1, 4.1.2 and 4.1.3 above, any legal or other fees, charges or out-of-pocket expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 4.1.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this Section 4.1.5. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 4.1.5 from any person who was not guilty of such fraudulent misrepresentation.

Article V
MISCELLANEOUS

5.1  Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service or (iv) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows. Any notice or communication under this Agreement must be addressed, if to the Company, to 1510 West Loop South, Houston, TX 77027, Attention: Steven L. Scheinthal, Email: sscheinthal@ldry.com, and, if to any Holder, at such Holder’s address or facsimile number as set forth in the Company’s books and records. Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective thirty (30) days after delivery of such notice as provided in this Section 5.1.

5.2  Assignment; No Third Party Beneficiaries.

5.2.1  This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part.

5.2.2  A Holder may assign or delegate such Holder’s rights, duties or obligations under this Agreement, in whole or in part, to any person to whom it transfers Registrable Securities; provided that such Registrable Securities remain Registrable Securities following such transfer and such person agrees to become bound by the terms and provisions of this Agreement.

5.2.3  No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice of such assignment as provided in Section 5.1 hereof and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement).

5.2.4  Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. Any attempted assignment in violation of the terms of this Section 5.2 shall be null and void, ab initio.

5.2.5  This Agreement shall not confer any rights or benefits on any persons that are not parties hereto, other than as expressly set forth in this Agreement and Section 5.2 hereof.

5.3  Captions. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

5.4  Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. In the event that any signature is delivered by facsimile transmission or any other form of electronic delivery, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such signature page were an original thereof.

5.5  Severability. In the event that any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

5.6  Governing Law. This Agreement, the rights and duties of the parties hereto, any disputes (whether in contract, tort or statute), and the legal relations between the parties arising hereunder shall be governed by and interpreted and enforced in accordance with the laws of the State of Texas without reference to its conflicts of laws provisions.

5.7  Jurisdiction. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement shall be brought against any of the parties in the State of Texas, and each of the parties hereby consents to the exclusive jurisdiction of such court (and of the appropriate appellate courts) in any such suit, action or proceeding and waives any objection to venue laid therein. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.

5.8  WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT.

5.9  Amendments and Modifications. Upon the written consent of (a) the Company, (b) Sponsor and (c) the Holders of a majority of the total Registrable Securities, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that in the event any such waiver, amendment or modification would be disproportionate and adverse in any material respect to the material rights or obligations hereunder of a Holder, the written consent of such Holder will also be required. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

5.10  Termination of Existing Registration Rights. The registration rights granted under this Agreement shall supersede any registration, qualification or similar rights of the Holders with respect to any shares or securities of SPAC, the Company or Legacy Florida granted under any other agreement, including, but not limited to, the Original RRA, and any of such preexisting registration, qualification or similar rights and such agreements shall be terminated and of no further force and effect.

5.11  Term. This Agreement shall be effective from and after the Closing Date and shall terminate with respect to any Holder on the date that such Holder no longer holds any Registrable Securities. The provisions of Section 3.5 and Article IV shall survive any termination.

5.12  Holder Information. Each Holder agrees, if requested in writing, to represent to the Company the total number of Registrable Securities held by such Holder in order for the Company to make determinations hereunder.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

COMPANY:

FAST MERGER CORP.

Name: Sandy Beall
Title: President

SPAC:

FAST ACQUISITION CORP.

Name: Sandy Beall
Title: Chief Executive Officer

[Signature Page to Registration Rights Agreement]

HOLDERS:

FAST SPONSOR, LLC

Name: William Douglas Jacob
Title: Manager

[Signature Page to Registration Rights Agreement]

Tilman J. Fertitta

[Signature Page to Registration Rights Agreement]

Exhibit E

Form of Stockholders Agreement

Execution Version

STOCKHOLDERS AGREEMENT

DATED AS OF FEBRUARY 1, 2021

AMONG

FAST ACQUISITION CORP.,

FAST MERGER CORP.,

FAST SPONSOR, LLC,

AND

TILMAN J. FERTITTA

STOCKHOLDERS AGREEMENT

This Stockholders Agreement (as the same may be amended, supplemented, restated or otherwise modified from time to time in accordance with the terms hereof, this “Agreement”), dated as of February 1, 2021, is made and entered into by and among:

(1) FAST Acquisition Corp., a Delaware corporation (“SPAC”);

(2) FAST Merger Corp., a Texas corporation and direct, wholly-owned Subsidiary of SPAC (the “Company”);

(3) FAST Sponsor, LLC, a Delaware limited liability company (together with any successor thereto, “Sponsor”); and

(4) Tilman J. Fertitta (the “Founder”).

RECITALS

WHEREAS, contemporaneously with the execution and delivery of this Agreement, SPAC, the Company and Legacy Florida are entering into that certain Agreement and Plan of Merger, dated as of February 1, 2021 (the “Merger Agreement”) with FAST Merger Sub Inc., a Texas corporation and direct, wholly owned subsidiary of SPAC (“Merger Sub”), (i) SPAC will merge (the “TX Merger”) with and into the Company, with the Company surviving the TX Merger; (ii) Merger Sub, a Texas corporation and a direct, wholly owned subsidiary of the Company, will merge (the “Merger” and together with the Texas Merger, the “Mergers”) with and into Legacy Florida, with Legacy Florida surviving the Merger as a wholly owned subsidiary of the Company; and (iii) following the consummation of the Mergers, SPAC will be renamed to a name to be determined by Legacy Florida prior to the Closing (terms used but not defined herein shall have the meaning ascribed to such terms in the Merger Agreement);

WHEREAS, following the closing of the Merger, (i) Sponsor will Beneficially Own (as defined herein) shares of Class A common stock, par value $0.0001 per share, of the Company (“Class A Common Stock”) and (ii) the Founder will Beneficially Own shares of Class B common stock, par value $0.0001 per share, of the Company (“Class B Common Stock”); and

WHEREAS, in anticipation of the consummation of the transactions contemplated by the Merger Agreement (the “Closing”), the Persons party hereto are entering into this Agreement on the date hereof, to be effective upon the Closing, to set forth certain understandings between such Persons with respect to certain governance and other matters of the Company following the Merger.

NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Persons party hereto, intending to be legally bound, hereby agree as follows:

Article I.

INTRODUCTORY MATTERS

Section 1.01 Defined Terms. In addition to the terms defined elsewhere herein, the following terms have the following meanings when used herein with initial capital letters:

“Action” means any demand, action, claim, suit, countersuit, arbitration, inquiry, subpoena, case, litigation, proceeding or investigation (whether civil, criminal, administrative or investigative) by or before any court or grand jury, any Governmental Authority or any arbitration or mediation tribunal.

“Affiliate” has the meaning set forth in Rule 12b-2 promulgated under the Exchange Act, as in effect on the date hereof.

“Agreement” has the meaning set forth in the Preamble hereto.

“Beneficially Own” has the meaning set forth in Rule 13d-3 promulgated under the Exchange Act.

“Board” means the board of directors of the Company.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in the State of New York or the State of Texas.

“Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of the Company, as amended, restated and/or amended and restated from time to time.

“Class A Common Stock” has the meaning set forth in the Recitals hereto.

“Class B Common Stock” has the meaning set forth in the Recitals hereto.

“Closing” has the meaning set forth in the Recitals hereto.

“Common Stock” means the Class A Common Stock and the Class B Common Stock.

“Company” has the meaning set forth in the Preamble hereto.

“control” (including its correlative meanings, “controlled by” and “under common control with”) means possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise) of a Person.

“designated representatives” means, with respect to a Stockholder Party, (a) it and its Affiliates’ directors, managers, officers, attorneys, accountants, consultants, insurers, financing sources and other advisors in connection with such Stockholder Party’s investment in the Company and (b) any of such Stockholder Party’s or their respective Affiliates’ partners, members, stockholders, directors, managers, officers, other fiduciaries, employees or agents in the ordinary course of business, so long as such Person has agreed to maintain the confidentiality of the information relating to the Company provided to it.

“Director” means any member of the Board.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

“Founder” has the meaning set forth in the Preamble hereto.

“Governmental Authority” means any nation or government, any state, municipality or other political subdivision thereof and any entity, body, agency, commission, department, board, bureau, arbitral panel or court, whether domestic, foreign, multinational, or supranational exercising executive, legislative, judicial, regulatory, self-regulatory or administrative functions of or pertaining to government and any executive official thereof.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“Law” means any applicable U.S. or non-U.S. federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, income Tax treaty, Governmental Order, requirement or rule of law (including common law) or other binding directives promulgated, issued, entered into or taken by any Governmental Authority.

“Legacy Florida” means Fertitta Entertainment, Inc., a Texas corporation.

“Merger” has the meaning set forth in the Recitals hereto.

“Merger Agreement” has the meaning set forth in the Recitals hereto.

“Merger Sub” has the meaning set forth in the Recitals hereto.

“Necessary Action” means, with respect to any Person and a specified result, all actions (to the extent such actions are not prohibited by applicable Law, within such Person’s control that do not directly conflict with any rights expressly granted to such Person pursuant to this Agreement, the Merger Agreement, the Certificate of Incorporation or the bylaws) reasonably necessary and desirable within his, her or its control to cause such result, including, without limitation (i) calling special meetings of the Board or the stockholders of the Company, (ii) voting or providing a proxy with respect to the Shares Beneficially Owned by such Person, (iii) voting in favor of the adoption of stockholders’ resolutions and amendments to the Certificate of Incorporation or bylaws, including executing written consents in lieu of meetings with respect thereto, (iv) requesting members of the Board (to the extent such members were elected, nominated or designated by the Person obligated to undertake such action) to act (subject to any applicable fiduciary duties) in a certain manner or causing them to be removed in the event they do not act in such a manner and (v) making, or causing to be made, with Governmental Authorities, all filings, registrations or similar actions that are required to achieve such a result.

“Non-Recourse Party” has the meaning set forth in Section 3.14.

“Permitted Transferee” has the meaning set forth in Section 3.05.

“Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Exchange Act and any Governmental Authority.

“Shares” means shares of Class A Common Stock, shares of Class B Common Stock and any securities of the Company into which such shares of either Class A Common Stock or Class B Common Stock are converted or reclassified or for which such shares of either Class A Common Stock or Class B Common Stock are exchanged.

“SPAC” has the meaning set forth in the Preamble hereto.

“Sponsor” has the meaning set forth in the Preamble hereto.

“Sponsor Designee” has the meaning set forth in Section 2.01(a)(i).

“Sponsor Parties” means the Sponsor and its Permitted Transferees.

“Stockholder Parties” means the Founder and the Sponsor Parties.

“Subsidiary” of any Person means any corporation, partnership, limited liability company or other organization, whether incorporated or unincorporated, which is directly or indirectly controlled by such Person or one or more of its respective Subsidiaries.

“Sunset Date” means the earliest of the following (a) one year after the completion of the Merger, (b) the date on which the last sale price of Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for the 20th trading day within a 30-trading day period commencing at least 150 days after the Merger and (c) the date following the Merger on which the Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of Class A Common Stock for cash, securities or other property.

“Tax” means any federal, state, local or foreign income, gross receipts, branch profits, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, ad valorem, value added, alternative or add-on minimum or estimated tax or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.

“Transfer” (including its correlative meanings, “Transferor”, “Transferee” and “Transferred”) shall mean, with respect to any security, directly or indirectly, to sell, contract to sell, give, assign, hypothecate, pledge, encumber, grant a security interest in, offer, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of any economic, voting or other rights in or to such security. When used as a noun, “Transfer” shall have such correlative meaning as the context may require.

Section 1.02 Construction. The language used in this Agreement will be deemed to be the language chosen by the Persons party hereto to express their mutual intent, and no rule of strict construction will be applied against any Person party hereto. Unless the context otherwise requires: (a) “or” is disjunctive but not exclusive, (b) words in the singular include the plural, and in the plural include the singular, and (c) the words “hereof”, “herein”, and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to sections of this Agreement unless otherwise specified.

Article II.

CORPORATE GOVERNANCE MATTERS

Section 2.01 Election of Directors.

(a) The Board of Directors is initially comprised of up to eight (8) directors to be designated as follows:

(i) prior to the Sunset Date, (A) the Sponsor Parties shall be entitled to designate Eugene Remm (the “Sponsor Designee”) to the Board as a Director and (B) the Founder shall be entitled to designate the remaining Directors, one of whom shall be the Chief Executive Officer of the Company; and

(ii) from and after the Sunset Date, the Founder shall be entitled to designate all of the Directors, one of whom shall be the Chief Executive Officer of the Company.

(b) Following the occurrence of the Sunset Date, and delivery of written notice by the Founder or the Company to the Sponsor Parties or the Sponsor Designee, the Sponsor Designee shall (and the Sponsor Parties shall use best efforts to cause the Sponsor Designee to) immediately tender his resignation as a Director.

(c) Directors are subject to removal pursuant to the applicable provisions of the Certificate of Incorporation; provided, however, that for as long as this Agreement remains in effect and the Sponsor Parties are entitled to designate the Sponsor Designee in accordance with Section 2.01(a), the Sponsor Designee may only be removed with the consent of the Sponsor Parties.

(d) (i)  The rights of the Sponsor Parties pursuant to this Article II shall automatically terminate and be of no further force or effect in the event that a vacancy on the Board is created at any time by the death, retirement, disability, removal or resignation of the Sponsor Designee, and (ii) the Founder shall have the exclusive right (with or without cause) to remove its respective designees from the Board and to designate directors for election to the Board to fill vacancies created by reason of death, removal or resignation of its designees to the Board, and the Company and the Founder shall take all Necessary Action to cause any such vacancies to be filled by replacement directors designated by the Founder as promptly as reasonably practicable. For the avoidance of doubt and notwithstanding anything to the contrary in this paragraph, neither Sponsor nor the Founder shall have the right to designate a replacement director, and the Company, Sponsor and the Founder shall not be required to take any action to cause any vacancy to be filled by any such designee, to the extent that election or appointment of such designee to the Board would result in a number of directors designated by such person in excess of the number of directors that such person is then entitled to designate for membership on the Board pursuant to this Agreement.

(e) The Company, Sponsor and the Founder agree, to the fullest extent permitted by applicable Law (including with respect to any fiduciary duties under Delaware law), to, and Sponsor and the Founder shall take all Necessary Action to, (i) include in the slate of nominees recommended by the Board for election at any meeting of stockholders called for the purpose of electing Directors the nominees designated by Sponsor and the Founder in accordance with rights set forth in Section 2.01(a), (ii) nominate and recommend each such nominee be elected as a Director as provided herein and (iii) solicit proxies or consents in favor thereof and to cause the applicable proxies to vote in accordance with the foregoing. The Company and the Directors shall take all Necessary Action, to the fullest extent permitted by applicable Law (including with respect to any fiduciary duties under Delaware law), to enable the Sponsor Parties and the Founder to nominate and effect the election or appointment of the designees such Stockholder Party is permitted to nominate in accordance with Section 2.01(a), whether by increasing the size of the Board or otherwise.

Section 2.02 Other Rights of Sponsor Designee. The Sponsor Designee serving on the Board shall be entitled to the same rights and privileges applicable to all other members of the Board generally or to which all such members of the Board are entitled. In furtherance of the foregoing, the Company shall indemnify, exculpate, and reimburse fees and expenses of the Sponsor Designee and provide the Sponsor Designee with director and officer insurance to the same extent it indemnifies, exculpates, reimburses and provides insurance for the other members of the Board pursuant to the Certificate of Incorporation, bylaws or other organizational document of the Company, applicable Law or otherwise.

Section 2.03 Compliance of Sponsor Designee. The Sponsor Parties shall use their reasonable best efforts to cause the Sponsor Designee to comply with any qualification requirements for Directors set forth in the Certificate of Incorporation, bylaws or other organizational document of the Company, and all policies, procedures, processes, codes, rules, standards and guidelines applicable to Directors, including the Company’s code of business conduct and ethics, any related person transactions approval policy, any securities trading policies, any Directors’ confidentiality policy and any corporate governance guidelines, and preserve the confidentiality of the Company’s business information, including the discussions of matters considered in meetings of the Board or any committee thereof, at all times that such Sponsor Designee serves as a Director; provided, however, that the Company understands and agrees that the Sponsor Designee may disclose information he or she obtains while serving as a member of the Board to the Sponsor Parties.

Article III.

GENERAL PROVISIONS

Section 3.01 Effectiveness; Termination. This Agreement shall not be effective until the Closing. Following the Closing and subject to the early termination of any provision as a result of an amendment to this Agreement agreed to by the Board, the Founder and the Sponsor Parties as provided under Section 3.03, this Agreement (other than this Article III) shall terminate at the Sunset Date. In the event the Merger Agreement is terminated in accordance with its terms, this Agreement shall automatically terminate and be of no further force or effect.

Section 3.02 Notices. Any notice, designation, request, request for consent or consent provided for in this Agreement shall be in writing and given by (i) deposit in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (ii) delivery in person or by courier service providing evidence of delivery, or (iii) transmission by hand delivery, electronic mail or facsimile. Each notice or communication that is mailed, delivered, or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received, in the case of mailed notices, on the third Business Day following the date on which it is mailed and, in the case of notices delivered by courier service, hand delivery, electronic mail or facsimile, at such time as it is delivered to the addressee (with the delivery receipt or the affidavit of messenger) or at such time as delivery is refused by the addressee upon presentation. Any notice or communication under this Agreement must be addressed, if to the Founder or the Company, to Steven L. Scheinthal, General Counsel, 1510 West Loop South, Houston, Texas 77027, and, if to any Stockholder Party, at such Stockholder Party’s address as indicated on the Company’s records. Any Person party hereto may change its address for notice at any time and from time to time by written notice to the other Persons party hereto, and such change of address shall become effective thirty (30) days after delivery of such notice as provided in this Section 3.02.

Section 3.03 Amendment; Waiver.

(a) The terms and provisions of this Agreement may be modified or amended only with the written approval of the Company, the Founders and Sponsor Parties holding a majority of the Shares then held by the Sponsor Parties in the aggregate as to which this Agreement has not been terminated pursuant to Section 3.01; provided, however, that prior to the Sunset Date, any modification or amendment to Article II, Section 3.01 or this Section 3.03(a), in each case solely with respect to amendments affecting the Sponsor Parties or the Sponsor Designee, shall, in each case, also require the approval of the Sponsor Parties.

(b) Except as expressly set forth in this Agreement, neither the failure nor delay on the part of any Person party hereto to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence.

(c) No Person party hereto shall be deemed to have waived any claim arising out of this Agreement, or any right, remedy, power or privilege under this Agreement, unless the waiver of such claim, right, remedy, power or privilege is expressly set forth in a written instrument duly executed and delivered on behalf of such Person, and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

(d) Each Stockholder Party, in such Stockholder Party’s sole discretion, may withdraw from this Agreement at any time by written notice to the Company. Thereafter, such Stockholder Party shall cease to be a party to this Agreement, shall have no further rights or obligations hereunder and none of the terms or provisions hereof shall have any continuing force and effect with respect to such Stockholder Party.

(e) Any Person party hereto may unilaterally waive any of its rights hereunder in a signed writing delivered to the Company.

Section 3.04 Further Assurances. The Persons party hereto will sign such further documents, cause such meetings to be held, resolutions passed, exercise their votes and do and perform and cause to be done such further acts and things necessary, proper or advisable in order to give full effect to this Agreement and every provision hereof. To the fullest extent permitted by Law, the Company shall not directly or indirectly take any action that is intended to, or would reasonably be expected to result in, the Stockholder Parties being deprived of the rights contemplated by this Agreement.

Section 3.05 Assignment. This Agreement may not be assigned without the express prior written consent of the other Persons party hereto, and any attempted assignment, without such consents, will be null and void; provided, however, that, without the prior written consent of any other Person party hereto, Sponsor may assign its rights and obligations under this Agreement, in whole or in part, to any Transferee of Shares that is an Affiliate of Sponsor so long as such Transferee, if not already a party to this Agreement, executes and delivers to the Company a joinder to this Agreement substantially in the form of Exhibit A hereto evidencing its agreement to become a party to, and to be bound to the same extent as Sponsor by all of the provisions of, this Agreement (a “Permitted Transferee”). This Agreement will inure to the benefit of and be binding on the Persons party hereto and their respective successors and permitted assigns.

Section 3.06 Third Parties. Except as provided for in Section 3.14 with respect to any Non-Recourse Party, this Agreement does not create any rights, claims or benefits inuring to any person that is not a party hereto nor create or establish any third party beneficiary hereto.

Section 3.07 Governing Law. THIS AGREEMENT, AND ALL CLAIMS OR CAUSES OF ACTION BASED UPON, ARISING OUT OF, OR RELATED TO THIS AGREEMENT, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF TEXAS, WITHOUT GIVING EFFECT TO PRINCIPLES OR RULES OF CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES WOULD REQUIRE OR PERMIT THE APPLICATION OF LAWS OF ANOTHER JURISDICTION.

Section 3.08 Jurisdiction; Waiver of Jury Trial.

(a) Any Action seeking to enforce any provision of, or based upon, arising out of or related to, this Agreement shall be brought against any of the Persons party hereto in any Texas state or United States federal court in Harris County, Texas, and each of the Persons party hereby consents to the exclusive jurisdiction of such court (and of the appropriate appellate courts) in any such Action and waives any objection to venue laid therein. Process in any such Action may be served on any Person party hereto anywhere in the world, whether within or without the jurisdiction of any such court.

(b) EACH OF THE PERSONS PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE HEREBY IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY WAIVES ANY AND ALL RIGHT SUCH PERSON MAY HAVE TO A TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT.

Section 3.09 Specific Performance. Each Person party hereto acknowledges and agrees that in the event of any breach of this Agreement by any of them, the other Persons party hereto would be irreparably harmed and could not be made whole by monetary damages. Each Person party accordingly agrees to waive the defense in any action for specific performance that a remedy at Law would be adequate and that the Persons party hereto, in addition to any other remedy to which they may be entitled at Law or in equity, shall be entitled to specific performance of this Agreement without the posting of a bond.

Section 3.10 Entire Agreement. This Agreement sets forth the entire understanding of the Persons party hereto with respect to the subject matter hereof. There are no agreements, representations, warranties, covenants or understandings with respect to the subject matter hereof other than those expressly set forth herein. This Agreement supersedes all other prior agreements and understandings between the Persons party hereto with respect to such subject matter.

Section 3.11 Severability. If any provision of this Agreement, or the application of such provision to any Person or circumstance or in any jurisdiction, shall be held to be invalid or unenforceable to any extent, (i) the remainder of this Agreement shall not be affected thereby, and each other provision hereof shall be valid and enforceable to the fullest extent permitted by Law, (ii) as to such Person or circumstance or in such jurisdiction such provision shall be reformed to be valid and enforceable to the fullest extent permitted by Law and (iii) the application of such provision to other Persons or circumstances or in other jurisdictions shall not be affected thereby.

Section 3.12 Table of Contents, Headings and Captions. The table of contents, headings, subheadings and captions contained in this Agreement are included for convenience of reference only, and in no way define, limit or describe the scope of this Agreement or the intent of any provision hereof.

Section 3.13 Counterparts. This Agreement and any amendment hereto may be signed in any number of separate counterparts (including facsimile or PDF counterparts), each of which shall be deemed an original, but all of which taken together shall constitute one agreement (or amendment, as applicable).

Section 3.14 No Recourse. This Agreement may only be enforced against, and any claim or cause of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement, the transactions contemplated hereby or the subject matter hereof may only be made against the Persons party hereto and no past, present or future Affiliate, director, officer, employee, incorporator, member, manager, partner, shareholder, agent, attorney or representative of any Person party hereto or any past, present or future Affiliate, director, officer, employee, incorporator, member, manager, partner, stockholder, agent, attorney or representative of any of the foregoing (each, a “Non-Recourse Party”) shall have any liability for any obligations or liabilities of the Persons party hereto or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby. Without limiting the rights of any Person party hereto against the other Persons party hereto, in no event shall any party or any of its Affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Non-Recourse Party.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Persons party hereto have executed this Stockholders Agreement on the day and year first above written.

FAST ACQUISITION CORP.

Name:	Sandy Beall
Title:	Chief Executive Officer

FAST MERGER CORP.

Name:	Sandy Beall
Title:	President

[Signature Page to Stockholders Agreement]

FAST SPONSOR, LLC

By:
Name:	William Douglas Jacob
Title:	Manager

[Signature Page to Stockholders Agreement]

TILMAN J. FERTITTA

By:
Name:	Tilman J. Fertitta

[Signature Page to Stockholders Agreement]

Exhibit A

FORM OF JOINDER TO STOCKHOLDERS AGREEMENT

, 20

Reference is made to the Stockholders Agreement, dated as of February 1, 2021, by and among FAST Acquisition Corp., FAST Merger Corp., FAST Sponsor, LLC and Tilman J. Fertitta (as amended from time to time, the “Stockholders Agreement”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Stockholders Agreement.

Each of the Company and each undersigned holder of shares of the Company (each, a “New Stockholder Party”) agrees that this Joinder to the Stockholders Agreement (this “Joinder”) is being executed and delivered for good and valuable consideration.

Each undersigned New Stockholder Party hereby agrees to and does become party to the Stockholders Agreement as a Stockholder Party. This Joinder shall serve as a counterpart signature page to the Stockholders Agreement and by executing below each undersigned New Stockholder Party is deemed to have executed the Stockholders Agreement with the same force and effect as if originally named a party thereto.

This Joinder may be executed in multiple counterparts, including by means of facsimile or electronic signature, each of which shall be deemed an original, but all of which together shall constitute the same instrument.

IN WITNESS WHEREOF, the undersigned have duly executed this joinder as of the date first set forth above.

[NEW STOCKHOLDER PARTY]

By:
Name:
Title

FERTITTA ENTERTAINMENT, INC.

By:
Name:
Title:

[Signature Page to Stockholders Agreement]

Exhibit F

Form of Lockup Agreement

Execution Version

LOCKUP AGREEMENT

This Lockup Agreement is dated as of February 1, 2021, and is between FAST Acquisition Corp., a Delaware corporation (“FAST”), FAST Merger Corp., a Texas corporation (“NewCo”), and Tilman J. Fertitta and the other persons who enter into a joinder to this Agreement substantially in the form of Exhibit A hereto with the Company in order to become a “Stockholder Party” for purposes of this Agreement (collectively, the “Stockholder Parties”). Capitalized terms used but not defined herein shall have the meanings assigned to them in the Stockholders Agreement (as defined below).

RECITALS

WHEREAS, the Stockholder Parties own or will own equity interests in Fertitta Entertainment, Inc., a Texas corporation (“Company”);

WHEREAS, pursuant to that certain Agreement and Plan of Merger, dated as of February 1, 2021 (the “Merger Agreement”), (i) FAST, will merge (the “TX Merger”) with and into NewCo, with NewCo surviving the Merger and (ii) FAST Merger Sub, a Texas corporation and a direct, wholly owned subsidiary of NewCo, will merge (the “Merger” and together with the “Texas Merger,” the “Mergers”) with and into Company, with Company surviving the Merger as a wholly owned subsidiary of NewCo;

WHEREAS, FAST Sponsor, LLC, a Delaware limited liability company (“Sponsor”) and a Stockholder Party hereto, will also execute the Stockholders Agreement as of the date of the closing of the Mergers (the “Closing Date”); and

WHEREAS, in connection with the Mergers and effective upon the consummation thereof, the parties hereto wish to set forth herein certain understandings between such parties with respect to restrictions on transfer of equity interests in Company.

NOW, THEREFORE, the parties agree as follows:

ARTICLE I
INTRODUCTORY MATTERS

1.1 Defined Terms. In addition to the terms defined elsewhere herein, the following terms have the following meanings when used herein with initial capital letters:

“Action” has the meaning set forth in Section 3.8.

“Agreement” means this Lockup Agreement, as the same may be amended, supplemented, restated or otherwise modified from time to time in accordance with the terms hereof.

“Class A Common Stock” means the Class A common stock, par value $[0.0001] per share, of the Company, following the consummation of the Mergers.

“Class B Common Stock” means the Class B common stock, par value $[0.0001] per share, of the Company, following the consummation of the Mergers.

“Closing Date” has the meaning set forth in the Recitals.

“Common Stock” means the Class A Common Stock and the Class B Common Stock.

“Company” means NewCo, following the consummation of the Mergers.

“covered shares” has the meaning set forth in Section 2.1.

“Early Release Date” has the meaning set forth in Section 2.1(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

“FAST” has the meaning set forth in the Recitals.

“FEI” has the meaning set forth in the Recitals.

“immediate family” has the meaning set forth in Section 2.1(b).

“Lock-Up Period” has the meaning set forth in Section 2.1(a).

“Non-Recourse Party” means any past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any named party to this Agreement and any past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing.

“Permitted Transferees” means, with respect to a Stockholder Party, each of (i) Tilman J. Fertitta, (ii) Paige Fertitta and (iii) any other Transferee of shares that agrees to become party to, and to be bound to the same extent as its Transferor by the terms of, this Agreement.

“shares” means shares of Common Stock held by Sponsor immediately following the Mergers (but not warrants to acquire shares of Common Stock held by Sponsor or any shares issued upon the exercise of such warrants) and the shares of Common Stock received by the other Stockholder Parties pursuant to the Merger Agreement.

“Sponsor” means FAST Sponsor, LLC, a Delaware limited liability company.

“Sponsor Designee” has the meaning set forth in the Stockholders Agreement.

“Stockholder Parties” has the meaning set forth in the Preamble.

“Stockholders Agreement” means the Stockholders Agreement, dated as of February 1, 2021 by and among the Company, NewCo, the Sponsor and the other persons party thereto or that may become parties thereto from time to time, as the same may be amended, restated, supplemented and/or otherwise modified, from time to time.

1.2 Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party. Unless the context otherwise requires: (a) “or” is disjunctive but not exclusive, (b) words in the singular include the plural, and in the plural include the singular, and (c) the words “hereof”, “herein”, and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to sections of this Agreement unless otherwise specified.

ARTICLE II
LOCKUP

2.1 Lockup. (a) During the period beginning as of the Effective Time (as defined in the Merger Agreement) of the Merger and continuing until the earlier to occur of (i) the first anniversary of the Effective Time and (ii) the Early Release Date (such period, the “Lock-Up Period”) and subject to Section 2.1(b), each Stockholder Party agrees not to, directly or indirectly, offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of any shares, or any options or warrants to purchase any shares, or any securities convertible into, exchangeable for or that represent the right to receive shares, or any interest in any of the foregoing, whether now owned or hereinafter acquired, owned directly by the undersigned (including holding as a custodian) or with respect to which the undersigned has beneficial ownership within the rules and regulations of the U.S. Securities and Exchange Commission other than warrants held by Sponsor or shares received by Sponsor upon the exercise of such warrants (collectively, the “covered shares”). The foregoing restriction is expressly agreed to preclude such Stockholder Parties from engaging in any hedging or other transaction which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of the covered shares even if such covered shares would be disposed of by someone other than such Stockholder Parties. Such prohibited hedging or other transactions would include, without limitation, any short sale or any purchase, sale or grant of any right (including, without limitation, any put or call option) with respect to any of the covered shares or with respect to any security that includes, relates to, or derives any significant part of its value from such covered shares. The “Early Release Date” shall be on the earlier of (i) the date on which the closing price of a share of Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30 consecutive trading day period; provided, that such 30 trading day period shall commence no earlier than the date that is 150 days after the Closing Date or (ii) the date on which the Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of Class A Common Stock for cash, securities or other property.

(b) Notwithstanding the foregoing, a Stockholder Party may transfer or dispose of its shares following the Effective Time (i) by will or intestacy, (ii) as a bona fide gift or gifts, including to charitable organizations, (iii) to any trust, partnership, limited liability company or other entity for the direct or indirect benefit of the undersigned or the immediate family of the undersigned (for purposes of this Section 2.1, “immediate family” shall mean any relationship by blood, current or former marriage or adoption, not more remote than first cousin), (iv) to any immediate family member or other dependent, (v) as a distribution to limited partners, members or stockholders of such Stockholder Party, (vi) to its Affiliated investment fund or other Affiliated entity controlled or managed by such Stockholder Party or its Affiliates, (vii) to a nominee or custodian of a Person to whom a disposition or transfer would be permissible under clauses (i) through (vi) above, (viii) pursuant to an order or decree of a Governmental Authority, (ix) from an executive officer to the Company or its Subsidiary or parent entities upon death, disability or termination of employment, in each case, of such executive officer, (x) pursuant to a bona fide third-party tender offer, merger, consolidation or other similar transaction in each case made to all holders of the shares involving a Change of Control (as defined below) (including negotiating and entering into an agreement providing for any such transaction), provided that in the event that such tender offer, merger, consolidation or other such transaction is not completed, such Stockholder Party’s shares shall remain subject to the provisions of this Section 2.1, (xi) to the Company (1) pursuant to the exercise, in each case on a “cashless” or “net exercise” basis, of any option to purchase shares granted by the Company pursuant to any employee benefit plans or arrangements which are set to expire during the Lock-Up Period; provided, however, that any such shares received by the undersigned upon any such exercise will be subject to the terms of this Section 2.1, or (2) for the purpose of satisfying any withholding taxes (including estimated taxes) due as a result of the exercise of any option to purchase shares or the vesting of any restricted stock awards granted by the Company pursuant to employee benefit plans or arrangements which are set to expire or automatically vest during the Lock-Up Period, in each case on a “cashless” or “net exercise” basis, where any shares received by such Stockholder Party upon any such exercise or vesting will be subject to the terms of this Section 2.1, or (xii) with the prior written consent of the Company; provided that:

(i) in the case of each transfer or distribution pursuant to clauses (ii) through (vii) above, (a) each donee, trustee, distributee or transferee, as the case may be, agrees to be bound in writing by the restrictions set forth in this Section 2.1; and (b) any such transfer or distribution shall not involve a disposition for value, other than with respect to any such transfer or distribution for which the transferor or distributor receives (x) equity interests of such transferee or (y) such transferee’s interests in the transferor;

(ii) in the case of each transfer or distribution pursuant to clauses (ii) through (vii) above, if any public reports or filings (including filings under Section 16(a) of the Exchange Act) reporting a reduction in beneficial ownership of shares shall be required or shall be voluntarily made during the Lock-Up Period (a) such Stockholder Party shall provide the Company prior written notice informing them of such report or filing and (b) such report or filing shall disclose that such donee, trustee, distributee or transferee, as the case may be, agrees to be bound in writing by the restrictions set forth herein; and

(iii) for purposes of clause (x) above, “Change of Control” shall mean the transfer to or acquisition by (whether by tender offer, merger, consolidation, division or other similar transaction), in one transaction or a series of related transactions, a Person or group of Affiliated Persons (other than an underwriter pursuant to an offering), of the Company’s voting securities if, after such transfer or acquisition, such Person or group of Affiliated Persons would Beneficially Own more than 50% of the outstanding voting securities of the Company (or the surviving entity).

(c) Each Stockholder Party shall be permitted to enter into a trading plan established in accordance with Rule 10b5-1 under the Exchange Act during the applicable Lock-Up Period so long as no transfers or other dispositions of such Stockholder Party’s shares in contravention of Section 2.1 are effected prior to the expiration of the applicable Lock-Up Period.

(d) Each Stockholder Party also agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of the covered shares except in compliance with the foregoing restrictions and to the addition of a legend to such Stockholder Party’s shares describing the foregoing restrictions.

(e) In the case of a Permitted Transferee, the Permitted Transferee shall be required to enter into this Agreement by executing the Joinder in the form attached hereto as Exhibit A in connection with the receipt of any shares from the Stockholder Parties.

ARTICLE III
GENERAL PROVISIONS

3.1 Termination. Subject to Section 3.13 or the early termination of any provision as a result of an amendment to this Agreement agreed to by the Company and the Stockholder Parties, as provided under Section 3.3, this Agreement (other than Article III hereof), shall terminate with respect to each Stockholder Party and its Permitted Transferees at such time as such Stockholder Party and its Permitted Transferees collectively Beneficially Own less than 1.0% of the outstanding shares; provided that this Agreement shall not terminate with respect to any Stockholder Party or Permitted Transferee thereof subject to the restrictions in Section 2.1, until such time as such Stockholder Party or Permitted Transferee is no longer subject to the restrictions contained in Section 2.1.

3.2 Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service or (iv) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:

If to the Company, to:

Fertitta Entertainment, Inc.

1510 West Loop South

Houston, TX 77027

Attn:	Steven Scheinthal
E-mail:	SScheinthal@ldry.com

with a copy (not constituting notice) to:

Latham & Watkins LLP

885 Third Avenue

New York, NY 10022

Attn:	Marc Jaffe

Ian Schuman

Ryan Maierson

E-mail:	marc.jaffe@lw.com

ian.schuman@lw.com

ryan.maierson@lw.com

If to the Sponsor, to:

FAST Acquisition Corp.

3 Minetta Street

New York, NY 10012

Attn:	Sandy Beall and Garrett Schreiber
Email:	sandy@Beallinvestmentpartners.com and gs@andvest.co

with a copy to (which shall not constitute notice):

Winston & Strawn LLP 200 Park Avenue New York, NY 10166 Attn: Brad Vaiana and Jason Osborn Email: BVaiana@winston.com and JOsborn@winston.com

If to any Stockholder Party, to such address indicated on the Company’s records with respect to such Stockholder Party or to such other address or addresses as such Stockholder Party may from time to time furnish to the Company in writing.

3.3 Amendment; Waiver. (a) The terms and provisions of this Agreement may be amended or modified in whole or in part only by a duly authorized agreement in writing executed by the Company, the Sponsor and Stockholder Parties holding a majority of the shares then held by the Stockholder Parties in the aggregate as to which this Agreement has not been terminated pursuant to Section 3.1. Prior to the consummation of the Mergers, this Agreement may not be amended without the prior written consent of FAST.

(b) Except as expressly set forth in this Agreement, neither the failure nor delay on the part of any party hereto to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence.

(c) No party shall be deemed to have waived any claim arising out of this Agreement, or any right, remedy, power or privilege under this Agreement, unless the waiver of such claim, right, remedy, power or privilege is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

(d) Any party hereto may unilaterally waive any of its rights hereunder in a signed writing delivered to the Company.

3.4 Further Assurances. The parties hereto will sign such further documents, cause such meetings to be held, resolutions passed, exercise their votes and do and perform and cause to be done such further acts and things necessary, proper or advisable in order to give full effect to this Agreement and every provision hereof.

3.5 Assignment. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. For the avoidance of doubt, upon the consummation of the Mergers, FEI shall succeed FAST as party to this Agreement and shall assume all of FAST’s rights and obligations hereunder. Any attempted assignment in violation of the terms of this Section 3.5 shall be null and void, ab initio.

3.6 Third Parties. Except as provided in Article II and Article III with respect to any Non-Recourse Party, nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto, any right or remedies under or by reason of this Agreement.

3.7 Governing Law. THIS AGREEMENT, AND ALL CLAIMS OR CAUSES OF ACTION BASED UPON, ARISING OUT OF, OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF TEXAS, WITHOUT GIVING EFFECT TO PRINCIPLES OR RULES OF CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES WOULD REQUIRE OR PERMIT THE APPLICATION OF LAWS OF ANOTHER JURISDICTION.

3.8 Jurisdiction; Waiver of Jury Trial. Any claim, action, suit, assessment, arbitration or proceeding (an “Action”) based upon, arising out of or related to this Agreement, or the transactions contemplated hereby, shall be brought in the Court of the Southern District of Texas in the State of Texas or, if such court declines to exercise jurisdiction, any federal or state court located in Harris County, Texas and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by law, or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 3.8. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

3.9 Specific Performance. The parties hereto each agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The parties hereto acknowledge and agree that (a) the parties shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without proof of damages, prior to the valid termination of this Agreement, and (b) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, none of the parties would have entered into this Agreement. Each party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other parties have an adequate remedy at law or that an award of specific performance is not an appropriate remedy for any reason at law or equity. The parties acknowledge and agree that any party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 3.9 shall not be required to provide any bond or other security in connection with any such injunction.

3.10 Entire Agreement. This Agreement constitutes the entire agreement among the parties relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated by this Agreement exist between the parties except as expressly set forth or referenced in this Agreement.

3.11 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

3.12 Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

3.13 Effectiveness; Termination of Existing Stockholders and Securityholders Agreements. This Agreement shall be valid and enforceable as of the date of this Agreement and may not be revoked by any party hereto; provided that the provisions herein (other than this Article III) shall not be effective until the consummation of the Mergers. In the event the Merger Agreement is terminated in accordance with its terms, this Agreement shall automatically terminate and be of no further force or effect.

3.14 Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the entities that are expressly named as parties hereto, and then only with respect to the specific obligations set forth herein with respect to such party. Except to the extent a named party to this Agreement (and then only to the extent of the specific obligations undertaken by such named party in this Agreement), no Non-Recourse Party shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of the parties to this Agreement or for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Lockup Agreement on the day and year first above written.

FAST ACQUISITION CORP.

Name: Sandy Beall
Title: Chief Executive Officer

[Signature Page to Lockup Agreement]

FAST SPONSOR, LLC

Name: William Douglas Jacob
Title: Manager

TILMAN J. FERTITTA

By:

[Signature Page to Lockup Agreement]

Exhibit A

FORM OF JOINDER TO LOCKUP AGREEMENT

[______], 20__

Reference is made to the Lockup Agreement, dated as of February 1, 2021, by and among Fertitta Entertainment, Inc. (the “Company”) and the other Stockholder Parties (as defined therein) from time to time party thereto (as amended from time to time, the “Lockup Agreement”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Lockup Agreement.

Each of the Company and each undersigned holder of shares of the Company (each, a “New Stockholder Party”) agrees that this Joinder to the Lockup Agreement (this “Joinder”) is being executed and delivered for good and valuable consideration.

Each undersigned New Stockholder Party hereby agrees to and does become party to the Lockup Agreement as a Stockholder Party. This Joinder shall serve as a counterpart signature page to the Lockup Agreement and by executing below each undersigned New Stockholder Party is deemed to have executed the Lockup Agreement with the same force and effect as if originally named a party thereto.

This Joinder may be executed in multiple counterparts, including by means of facsimile or electronic signature, each of which shall be deemed an original, but all of which together shall constitute the same instrument.

[Remainder of Page Intentionally Left Blank.]

IN WITNESS WHEREOF, the undersigned have duly executed this Joinder as of the date first set forth above.

[NEW STOCKHOLDER PARTY]

By:
Name:
Title

FERTITTA ENTERTAINMENT, INC.

By:
Name:
Title:

Exhibit G

Form of SPAC Newco A&R Bylaws

Amended and Restated Bylaws of

[FAST Merger Corp.]

(a Texas corporation)

TABLE OF CONTENTS

(continued)

Amended and Restated Bylaws of

[FAST Merger Corp.]

Article I - Corporate Offices

1.1 Registered Office.

The address of the registered office of [FAST Merger Corp.] (the “Corporation”) in the State of Texas, and the name of its registered agent at such address, shall be as set forth in the Corporation’s certificate of formation, as the same may be amended and/or restated from time to time (the “Certificate of Formation”).

1.2 Other Offices.

The Corporation may have additional offices at any place or places, within or outside the State of Texas, as the Corporation’s Board may from time to time establish or as the business of the Corporation may require.

Article II - Meetings of Stockholders

2.1 Place of Meetings.

Meetings of stockholders shall be held at such place, if any, within or outside the State of Texas, designated by the Board. The Board may, in its sole discretion, determine that a meeting of stockholders shall not be held at any place, but may instead be held solely by means of remote communication as authorized by Section 6.002 of the Texas Business Organizations Code (the “TBOC”). In the absence of any such designation or determination, stockholders’ meetings shall be held at the Corporation’s principal executive office.

2.2 Annual Meeting.

The Board shall designate the date and time of the annual meeting. At the annual meeting, directors shall be elected and other proper business properly brought before the meeting in accordance with Section 2.4 may be transacted.

2.3 Special Meeting.

Special meetings of the stockholders may be called only by such Persons and only in such manner as set forth in the Certificate of Formation.

No business may be transacted at any special meeting of stockholders other than the business specified in the notice of such meeting.

2.4 Advance Notice Procedures for Business Brought before a Meeting.

(i) At an annual meeting of the stockholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, business must be (a) specified in a notice of meeting given by or at the direction of the Board, (b) if not specified in a notice of meeting, otherwise brought before the meeting by the Board or the chairperson of the meeting, or (c) otherwise properly brought before the meeting by a stockholder present in person who (A)(1) was a stockholder of the Corporation both at the time of giving the notice provided for in this Section 2.4 and at the time of the meeting, (2) is entitled to vote at the meeting and (3) has complied with this Section 2.4 or (B) properly made such proposal in accordance with Rule 14a-8 under the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (as so amended and inclusive of such rules and regulations, the “Exchange Act”), which proposal has been included in the proxy statement for the annual meeting. The foregoing clause (c) shall be the exclusive means for a stockholder to propose business to be brought before an annual meeting of the stockholders. The only matters that may be brought before a special meeting are the matters specified in the Corporation’s notice of meeting given by or at the direction of the Person calling the meeting pursuant to the Certificate of Formation and Section 2.3 of these Bylaws. For purposes of this Section 2.4 and Section 2.5 of these Bylaws, as applicable, “present in person” shall mean that the stockholder proposing that the business be brought before the annual or special meeting of the Corporation, or, if the proposing stockholder is not an individual, a qualified representative of such proposing stockholder, appear at such annual meeting, and a “qualified representative” of such proposing stockholder shall be (A) any person who is authorized in writing by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders or (B), if such proposing stockholder is (x) a general or limited partnership, any general partner or Person who functions as a general partner of the general or limited partnership or who controls the general or limited partnership, (y) a corporation or a limited liability company, any officer or Person who functions as an officer of the corporation or limited liability company or any officer, director, general partner or Person who functions as an officer, director or general partner of any entity ultimately in control of the corporation or limited liability company or (z) a trust, any trustee of such trust. This Section 2.4 shall apply to any business that may be brought before an annual or special meeting of stockholders other than nominations for election to the Board at an annual meeting, which shall be governed by Section 2.5 of these Bylaws. Stockholders seeking to nominate persons for election to the Board must comply with Section 2.5 of these Bylaws, and this Section 2.4 shall not be applicable to nominations for election to the Board except as expressly provided in Section 2.5 of these Bylaws.

(ii) Without qualification, for business to be properly brought before an annual meeting by a stockholder pursuant to Section 2.4(i)(c), (a) the stockholder must provide Timely Notice (as defined below) thereof in writing and in proper form to the Secretary of the Corporation, (b) the stockholder must provide any updates or supplements to such notice at the times and in the forms required by this Section 2.4 and (c) the proposed business must constitute a proper matter for stockholder action. To be timely, a stockholder’s notice must be delivered to, or mailed and received at, the principal executive offices of the Corporation not less than ninety (90) days nor more than one hundred twenty (120) days prior to the one-year anniversary of the preceding year’s annual meeting (which, in the case of the first annual meeting of stockholders following the closing of the Corporation’s initial underwritten public offering of common stock, the preceding year’s annual meeting date shall be deemed to be [●]); provided, however, that if the date of the annual meeting is more than thirty (30) days before or more than sixty (60) days after such anniversary date, notice by the stockholder to be timely must be so delivered, or mailed and received, not later than the ninetieth (90th) day prior to such annual meeting or, if later, the tenth (10th) day following the day on which public disclosure of the date of such annual meeting was first made (such notice within such time periods, “Timely Notice”). In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period or extend a time period for the giving of Timely Notice as described above.

(iii) To be in proper form for purposes of this Section 2.4, a stockholder’s notice to the Secretary shall set forth:

(a) As to each Proposing Person (as defined below), (A) the name and address of such Proposing Person (including, if applicable, the name and address that appear on the Corporation’s books and records); and (B) the number of shares of each class or series of stock of the Corporation that are, directly or indirectly, owned of record or beneficially owned (within the meaning of Rule 13d-3 under the Exchange Act) by such Proposing Person, except that such Proposing Person shall in all events be deemed to beneficially own any shares of any class or series of stock of the Corporation as to which such Proposing Person has a right to acquire beneficial ownership at any time in the future (the disclosures to be made pursuant to the foregoing clauses (A) and (B) are referred to as “Stockholder Information”);

(b) As to each Proposing Person, (A) the full notional amount of any securities that, directly or indirectly, underlie any “derivative security” (as such term is defined in Rule 16a-1(c) under the Exchange Act) that constitutes a “call equivalent position” (as such term is defined in Rule 16a-1(b) under the Exchange Act) (“Synthetic Equity Position”) and that is, directly or indirectly, held or maintained by such Proposing Person with respect to any shares of any class or series of stock of the Corporation; provided that, for the purposes of the definition of “Synthetic Equity Position,” the term “derivative security” shall also include any security or instrument that would not otherwise constitute a “derivative security” as a result of any feature that would make any conversion, exercise or similar right or privilege of such security or instrument becoming determinable only at some future date or upon the happening of a future occurrence (including, without limitation, any derivative, swap, hedge, repurchase or so-called “stock borrowing” agreement or arrangement, the purpose or effect of which is to, directly or indirectly (a) give a Person or entity economic benefit and/or risk similar to ownership of shares of any class or series of capital stock of the Corporation, in whole or in part, including due to the fact that such transaction, agreement or arrangement provides, directly or indirectly, the opportunity to profit or avoid a loss from any increase or decrease in the value of any shares of any class or series of capital stock of the Corporation, (b) mitigate loss to, reduce the economic risk of or manage the risk of share price changes for, any Person or entity with respect to any shares of any class or series of capital stock of the Corporation, (c) otherwise provide in any manner the opportunity to profit or avoid a loss from any decrease in the value of any shares of any class or series of capital stock of the Corporation, or (d) increase or decrease the voting power of any Person or entity with respect to any shares of any class or series of capital stock of the Corporation), in which case the determination of the amount of securities into which such security or instrument would be convertible or exercisable shall be made assuming that such security or instrument is immediately convertible or exercisable at the time of such determination; and, provided, further, that any Proposing Person satisfying the requirements of Rule 13d-1(b)(1) under the Exchange Act (other than a Proposing Person that so satisfies Rule 13d-1(b)(1) under the Exchange Act solely by reason of Rule 13d-1(b)(1)(ii)(E)) shall not be deemed to hold or maintain the notional amount of any securities that underlie a Synthetic Equity Position held by such Proposing Person as a hedge with respect to a bona fide derivatives trade or position of such Proposing Person arising in the ordinary course of such Proposing Person's business as a derivatives dealer, (B) any rights to dividends on the shares of any class or series of stock of the Corporation owned beneficially by such Proposing Person that are separated or separable from the underlying shares of the Corporation, (C) any material pending or threatened legal proceeding in which such Proposing Person is a party or material participant involving the Corporation or any of its officers or directors, or any Affiliate of the Corporation, (D) any other material relationship between such Proposing Person, on the one hand, and the Corporation or any Affiliate of the Corporation, on the other hand, (E) any direct or indirect material interest in any material contract or agreement of such Proposing Person with the Corporation or any Affiliate of the Corporation (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement), (F) any other information relating to such Proposing Person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies or consents by such Proposing Person in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act (the disclosures to be made pursuant to the foregoing clauses (A) through (F) are referred to as “Disclosable Interests”); provided, however, that Disclosable Interests shall not include any such disclosures with respect to the ordinary course business activities of any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder directed to prepare and submit the notice required by these Bylaws on behalf of a beneficial owner and (G) a representation whether any Proposing Person, intends or is part of a group which intends to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to approve or adopt the proposal and/or otherwise to solicit proxies or votes from stockholders in support of such proposal; and

(c) As to each item of business that the stockholder proposes to bring before the annual meeting, (A) a brief description of the business desired to be brought before the annual meeting, the reasons for conducting such business at the annual meeting and any material interest in such business of each Proposing Person, (B) the text of the proposal or business (including the text of any resolutions proposed for consideration), (C) a reasonably detailed description of all agreements, arrangements and understandings (x) between or among any of the Proposing Persons or (y) between or among any Proposing Person and any other Person or entity (including their names) in connection with the proposal of such business by such stockholder and (D) any other information relating to such item of business that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act; provided, however, that the disclosures required by this Section 2.4(iii) shall not include any disclosures with respect to any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder directed to prepare and submit the notice required by these Bylaws on behalf of a beneficial owner.

(iv) For purposes of this Section 2.4, the term “Proposing Person” shall mean (a) the stockholder providing the notice of business proposed to be brought before an annual meeting, (b) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the business proposed to be brought before the annual meeting is made, (c) any participant (as defined in paragraphs (a)(ii)-(vi) of Instruction 3 to Item 4 of Schedule 14A) with such stockholder in such solicitation or (d) any associate (within the meaning of Rule 12b-2 under the Exchange Act for the purposes of these Bylaws) of such stockholder, beneficial owner or any other participant.

(v) A Proposing Person shall update and supplement its notice to the Corporation of its intent to propose business at an annual meeting, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 2.4 shall be true and correct as of the record date for notice of the meeting and as of the date that is ten (10) business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation not later than five (5) business days after the record date for notice of the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight (8) business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting or any adjournment or postponement thereof).

(vi) Notwithstanding anything in these Bylaws to the contrary, no business shall be conducted at an annual meeting that is not properly brought before the meeting in accordance with this Section 2.4. The Board or a designated committee thereof shall have the power to determine whether business proposed to be brought before the annual meeting was made in accordance with the provisions of these bylaws. If neither the Board nor such designated committee makes a determination as to whether any nomination was made in accordance with the provisions of these bylaws, the presiding officer at the meeting shall, if the facts warrant, determine that the business was not properly brought before the meeting in accordance with this Section, and if he or she should so determine, he or she shall so declare to the meeting. If the Board or a designated committee thereof or the presiding officer, as applicable, determines that any stockholder proposal was not made in accordance with the provisions of Section 2.4, any such business not properly brought before the meeting shall not be transacted.

(vii) In addition to the requirements of this Section 2.4 with respect to any business proposed to be brought before an annual meeting, each Proposing Person shall comply with all applicable requirements of the Exchange Act with respect to any such business. Nothing in this Section 2.4 shall be deemed to affect the rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act or the holders of any series of Preferred Stock (as defined in the Certificate of Formation).

(viii) For purposes of these Bylaws, “public disclosure” shall mean disclosure in a press release reported by a national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act.

2.5 Advance Notice Procedures for Nominations of Directors.

(i) Subject in all respects to the provisions of the Stockholders’ Agreement and Certificate of Formation, nominations of any person for election to the Board at an annual meeting may be made at such meeting only (a) by or at the direction of the Board, including by any committee or persons authorized to do so by the Board or these Bylaws, or (b) by a stockholder present in person (as defined in Section 2.4) who (1) was a beneficial owner of shares of the Corporation both at the time of giving the notice provided for in this Section 2.5 and at the time of the meeting, (2) is entitled to vote at the meeting and (3) has complied with this Section 2.5 as to such notice and nomination. The foregoing clause (b) shall be the exclusive means for a stockholder to make any nomination of a person or persons for election to the Board at any annual meeting of stockholders other than in accordance with the provisions of the Stockholders’ Agreement and the Certificate of Formation.

(ii) Without qualification, for a stockholder to make any nomination of a person or persons for election to the Board at an annual meeting, the stockholder must (a) provide Timely Notice (as defined in Section 2.4(ii) of these Bylaws) thereof in writing and in proper form to the Secretary of the Corporation, (b) provide the information, agreements and questionnaires with respect to such stockholder and its candidate for nomination as required by this Section 2.5, and (c) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.5. In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period or extend a time period for the giving of a stockholder’s notice as described above.

(iii) To be in proper form for purposes of this Section 2.5, a stockholder’s notice to the Secretary shall set forth:

(a) As to each Nominating Person (as defined below), the Stockholder Information (as defined in Section 2.4(iii)(a) of these Bylaws) except that for purposes of this Section 2.5, the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places it appears in Section 2.4(iii)(a);

(b) As to each Nominating Person, any Disclosable Interests (as defined in Section 2.4(iii)(b), except that for purposes of this Section 2.5 the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places it appears in Section 2.4(iii)(b) and the disclosure with respect to the business to be brought before the meeting in Section 2.4(iii)(c) shall be made with respect to nomination of each person for election as a director at the meeting) and a representation whether any Nominating Person intends or is part of a group which intends to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to elect the nominee and/or otherwise to solicit proxies or votes from stockholders in support of such nomination; and

(c) As to each candidate whom a Nominating Person proposes to nominate for election as a director, (A) all information with respect to such candidate for nomination that would be required to be set forth in a stockholder’s notice pursuant to this Section 2.5 if such candidate for nomination were a Nominating Person, (B) all information relating to such candidate for nomination that is required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14(a) under the Exchange Act (including such candidate’s written consent to being named in the Corporation’s proxy statement as a nominee and to serving as a director if elected), (C) a description of any direct or indirect material interest in any material contract or agreement between or among any Nominating Person, on the one hand, and each candidate for nomination or his or her respective associates or any other participants in such solicitation, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 under Regulation S-K if such Nominating Person were the “registrant” for purposes of such rule and the candidate for nomination were a director or executive officer of such registrant (the disclosures to be made pursuant to the foregoing clauses (A) through (C) are referred to as “Nominee Information”), and (D) a completed and signed questionnaire, representation and agreement as provided in Section 2.5(vi).

(iv) For purposes of this Section 2.5, the term “Nominating Person” shall mean (a) the stockholder providing the notice of the nomination proposed to be made at the meeting, (b) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the nomination proposed to be made at the meeting is made, (c) any other participant (as defined in paragraphs (a)(ii)-(vi) of Instruction 3 to Item 4 of Schedule 14A) in such solicitation and (d) any associate (within the meaning of Rule 12b-2 under the Exchange Act for the purposes of these Bylaws) of such stockholder or beneficial owner or any other participant in such solicitation.

(v) A stockholder providing notice of any nomination proposed to be made at a meeting shall further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 2.5 shall be true and correct as of the record date for notice of the meeting and as of the date that is ten (10) business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be received by the Secretary at the principal executive offices of the Corporation not later than five (5) business days after the record date for notice of the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight (8) business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting or any adjournment or postponement thereof).

(vi) Notwithstanding anything in Section 2.5(ii) to the contrary, in the event that the number of directors to be elected to the Board at the annual meeting is increased effective after the time period for which nominations would otherwise be due under Section 2.5(ii) and there is no public disclosure made by the Corporation naming the nominees for the additional directorships at least one hundred (100) days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice required by this Section 2.5 shall also be considered timely, but only with respect to nominees for the additional directorships, if it shall be received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the tenth (10th) day following the day on which such public disclosure is first made by the Corporation.

(vii) Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting. Nominations of persons for election to the Board may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation’s notice of meeting (1) by or at the direction of the Board or (2) provided that the Board has determined that directors shall be elected at such meeting, by any stockholder of the Corporation who is a stockholder of record at the time the notice provided for in this Section 2.5 is delivered to the Secretary of the Corporation, who is entitled to vote at the meeting and upon such election and who complies with the notice procedures set forth in this Section 2.5. In the event the Corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board, any such stockholder entitled to vote in such election of directors may nominate a person or persons (as the case may be) for election to such position(s) as specified in the Corporation’s notice of meeting, if the stockholder’s notice required by Section 2.5(ii) shall be received by the Secretary at the principal executive offices of the Corporation not earlier than the close of business on the one hundred twentieth (120th) day prior to such special meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such special meeting or the tenth (10th) day following the day on which the Corporation first makes a public disclosure of the date of the special meeting at which directors are to be elected. In no event shall the public disclosure of an adjournment or postponement of a special meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

(viii) To be eligible to be a candidate for election as a director of the Corporation at an annual meeting, a candidate must be nominated in the manner prescribed in this Section 2.5 (or otherwise in accordance with the Stockholders’ Agreement or Certificate of Formation, as applicable) and the candidate for nomination, whether nominated by the Board or by a stockholder of record, must have previously delivered (in the case of a nomination by a stockholder pursuant to Section 2.5(i)(b), in accordance with the time period prescribed in this Section 2.5 for delivery of the stockholder notice of nomination), to the Secretary at the principal executive offices of the Corporation, (a) a completed written questionnaire (in the form provided by the Corporation) with respect to the background, qualifications, stock ownership and independence of such candidate for nomination and (b) a written representation and agreement (in the form provided by the Corporation) that such candidate for nomination (A) is not, and will not become a party to, any agreement, arrangement or understanding with any Person or entity other than the Corporation with respect to any direct or indirect compensation or reimbursement for service as a director of the Corporation that has not been disclosed therein, (B) if elected as a director of the Corporation, will comply with all applicable corporate governance, conflict of interest, confidentiality, stock ownership and trading and other policies and guidelines of the Corporation applicable to all directors and in effect during such person’s term in office as a director (and, if requested by any candidate for nomination, the Secretary of the Corporation shall provide to such candidate for nomination all such policies and guidelines then in effect), (C) understands his or her duties as a director under the TBOC and agrees to act in accordance with those duties while serving as a director and (D) is not or will not become a party to any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such nominee, if elected as a director, will act or vote as a director on any issue or question to be decided by the Board, in any case, to the extent that such arrangement, understanding, commitment or assurance (a) could limit or interfere with his or her ability to comply, if elected as director of the Corporation, with his or her fiduciary duties under applicable law or with policies and guidelines of the Corporation applicable to all directors or (b) has not been disclosed to the Corporation prior to or concurrently with the Nominating Person’s submission of the nomination.

(ix) The Board may also require any proposed candidate for nomination as a director to furnish such other information as may reasonably be requested by the Board in writing prior to the meeting of stockholders at which such candidate’s nomination is to be acted upon in order for the Board to determine the eligibility of such candidate for nomination to be an independent director of the Corporation in accordance with the Corporation’s corporate governance guidelines.

(x) In addition to the requirements of this Section 2.5 with respect to any nomination proposed to be made at a meeting, each Proposing Person shall comply with all applicable requirements of the Exchange Act with respect to any such nominations.

(xi) No candidate shall be eligible for nomination as a director of the Corporation unless such candidate for nomination and the Nominating Person seeking to place such candidate’s name in nomination has complied with this Section 2.5, as applicable. The Board or a designated committee thereof shall have the power to determine whether a nomination before the annual meeting of stockholders was made in accordance with the provisions of these bylaws. If neither the Board nor such designated committee makes a determination as to whether any nomination was made in accordance with the provisions of these bylaws, the presiding officer at the meeting shall, if the facts warrant, determine that a nomination was not properly made in accordance with this Section, and if he or she should so determine, he or she shall so declare such determination to the meeting. If the Board or a designated committee thereof or the presiding officer, as applicable, determines that any nomination was not made in accordance with the provisions of Section, the defective nomination shall be disregarded and any ballots cast for the candidate in question (but in the case of any form of ballot listing other qualified nominees, only the ballots cast for the nominee in question) shall be void and of no force or effect.

(xii) Notwithstanding anything in these Bylaws to the contrary, no candidate for nomination shall be eligible to be seated as a director of the Corporation unless nominated and elected in accordance with this Section 2.5.

(xiii) Notwithstanding anything to the contrary contained in these Bylaws, for as long as any party to the Stockholders’ Agreement has a right to designate or nominate a director, the procedure for any such nomination shall be governed by the Stockholders’ Agreement and such party shall not be subject to the notice procedures set forth in these Bylaws for the nomination of any person to serve as a director at any annual meeting or special meeting of stockholders.

2.6 Notice of Stockholders’ Meetings; Remote Communications.

Unless otherwise provided by law, the Certificate of Formation or these Bylaws, the notice of any meeting of stockholders shall be sent or otherwise given in accordance with Section 2.7 of these Bylaws not less than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder entitled to vote at such meeting. The notice shall specify the place, if any, date and hour of the meeting, the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, the record date for determining the stockholders entitled to vote at the meeting, if such date is different from the record date for determining the stockholders entitled to notice of the meeting and, in the case of a special meeting, the purpose or purposes for which the meeting is called, shall be mailed to or transmitted electronically to each stockholder of record entitled to vote thereat. Stockholders and proxy holders not physically present at a meeting of stockholders may, by means of remote communication participate in a meeting of stockholders be deemed present in person and vote at a meeting of stockholders whether such meeting is to be held at a designated place or solely by means of remote communication, provided that (x) the Corporation shall implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a stockholder or proxyholder; (y) the Corporation shall implement reasonable measures to provide such stockholders and proxyholders a reasonable opportunity to participate in the meeting and to vote on matters submitted to the stockholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings; and (z) if any stockholder or proxyholder votes or takes other action at the meeting by means of remote communication, a record of such vote or other action shall be maintained by the Corporation.

2.7 Manner of Giving Notice; Affidavit of Notice.

Notice of any meeting of stockholders shall be deemed given:

(i) if mailed, when deposited in the U.S. mail, postage prepaid, directed to the stockholder at his or her address as it appears on the Corporation’s records; or

(ii) if electronically transmitted as provided in Section 6.051(b)(2) of the TBOC.

An affidavit of the secretary or an assistant secretary of the Corporation or of the transfer agent or any other agent of the Corporation that the notice has been given by mail or by a form of electronic transmission, as applicable, shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

2.8 Quorum.

Unless otherwise provided by law, the Certificate of Formation, the Stockholders’ Agreement or these Bylaws, the holders of a majority in voting power of the stock issued and outstanding and entitled to vote, present in person, or by remote communication, if applicable, or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of the stockholders. If, however, a quorum is not present or represented at any meeting of the stockholders, then either (i) the chairperson of the meeting or (ii) a majority in voting power of the stockholders entitled to vote at the meeting, present in person, or by remote communication, if applicable, or represented by proxy, shall have power to adjourn the meeting from time to time in the manner provided in Section 2.9 of these Bylaws until a quorum is present or represented.

2.9 Adjourned Meeting; Notice.

When a meeting is adjourned to another time or place, if any, notice need not be given of the adjourned meeting if the time, place, if any, thereof, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. At any adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than thirty (30) days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for determination of stockholders entitled to vote is fixed for the adjourned meeting, the Board shall fix as the record date for determining stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote at the adjourned meeting, and shall give notice of the adjourned meeting to each stockholder of record as of the record date so fixed for notice of such adjourned meeting.

2.10 Conduct of Business.

The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting by the person presiding over the meeting. The Board may adopt by resolution such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board, the chairperson of any meeting of stockholders shall have the right and authority to convene and (for any or no reason) to recess and/or adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairperson, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board or prescribed by the chairperson of the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present; (iii) limitations on attendance at or participation in the meeting to stockholders entitled to vote at the meeting, their duly authorized and constituted proxies or such other persons as the chairperson of the meeting shall determine; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (v) limitations on the time allotted to questions or comments by participants. Unless and to the extent determined by the Board or the chairperson of the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

2.11 Voting.

Each stockholder shall be entitled to a number of votes based on the number of and type of shares of capital stock held by such stockholder as provided in the Certificate of Formation, the Stockholders’ Agreement or as required under the TBOC.

Except as otherwise provided by the Certificate of Formation or the Stockholders’ Agreement, at all duly called or convened meetings of stockholders at which a quorum is present, for the election of directors, a plurality of the votes cast shall be sufficient to elect a director. Except as otherwise provided by the Certificate of Formation, these Bylaws, the rules or regulations of any stock exchange applicable to the Corporation, or applicable law or pursuant to any regulation applicable to the Corporation or its securities, each other matter presented to the stockholders at a duly called or convened meeting at which a quorum is present shall be decided by the affirmative vote of the holders of a majority of the votes cast (excluding abstentions and broker non-votes) on such matter.

2.12 Record Date for Stockholder Meetings and Other Purposes.

In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall not be more than sixty (60) days nor less than ten (10) days before the date of such meeting. If the Board so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be the close of business on the next day preceding the day on which notice is first given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for the adjourned meeting; and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance herewith at the adjourned meeting.

To the extent stockholder action by written consent is permitted by the Certificate of Formation, in order that the Corporation may determine the stockholders entitled to express consent to corporate action in writing without a meeting, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall not be more than ten (10) days after the date upon which the resolution fixing the record date is adopted by the Board. If no record date for determining stockholders entitled to express consent to corporate action in writing without a meeting is fixed by the Board, (i) when no prior action of the Board is required by law, the record date for such purpose shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation in accordance with applicable law, and (ii) if prior action by the Board is required by law, the record date for such purpose shall be at the close of business on the day on which the Board adopts the resolution taking such prior action.

In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment or any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of capital stock, or for the purposes of any other lawful action, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than sixty (60) days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.

2.13 Proxies.

Each stockholder entitled to vote at a meeting of stockholders may authorize another Person or Persons to act for such stockholder by proxy authorized by an instrument in writing or by a transmission permitted by law filed in accordance with the procedure established for the meeting, but, no such proxy shall be voted or acted upon after three (3) years from its date, unless the proxy provides for a longer period. The revocability of a proxy that states on its face that it is irrevocable shall be governed by the provisions of Section 21.370 of the TBOC. A proxy may be in the form of an electronic transmission which sets forth or is submitted with information from which it can be determined that the electronic transmission was authorized by the stockholder.

2.14 List of Stockholders Entitled to Vote.

The Corporation shall prepare, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting (provided, however, that if the record date for determining the stockholders entitled to vote is less than ten (10) days before the date of the meeting, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date), arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. The Corporation shall not be required to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting for a period of at least ten (10) days prior to the meeting: (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the Corporation’s principal executive office. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. If the meeting is to be held at a place, then the list shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting. Such list shall presumptively determine the identity of the stockholders entitled to vote at the meeting and the number of shares held by each of them. Except as otherwise provided by law, the stock ledger shall be the only evidence as to who are the stockholders entitled to examine the list of stockholders required by this Section 2.14 or to vote in person or by proxy at any meeting of stockholders.

2.15 Inspectors of Election.

Before any meeting of stockholders, the Corporation shall appoint an inspector or inspectors of election to act at the meeting or its adjournment and make a written report thereof. The Corporation may designate one or more Persons as alternate inspectors to replace any inspector who fails to act. If any Person appointed as inspector or any alternate fails to appear or fails or refuses to act, then the chairperson of the meeting shall appoint a Person to fill that vacancy.

Such inspectors shall:

(i) determine the number of shares outstanding and the voting power of each, the number of shares represented at the meeting and the validity of any proxies and ballots;

(ii) count all votes or ballots;

(iii) count and tabulate all votes;

(iv) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspector(s); and

(v) certify its or their determination of the number of shares represented at the meeting and its or their count of all votes and ballots.

Each inspector, before entering upon the discharge of the duties of inspector, shall take and sign an oath faithfully to execute the duties of inspection with strict impartiality and according to the best of such inspector’s ability. Any report or certificate made by the inspectors of election is prima facie evidence of the facts stated therein. The inspectors of election may appoint such Persons to assist them in performing their duties as they determine. In determining the validity and counting of proxies and ballots cast at any meeting of stockholders of the corporation, the inspectors may consider such information as is permitted by applicable law.

Article III - Directors

3.1 Powers.

Except as otherwise provided by the Certificate of Formation, the Stockholders’ Agreement or the TBOC, the business and affairs of the Corporation shall be managed by, or under the direction of, the Board.

3.2 Number of Directors.

The total number of directors constituting the Board shall be determined in accordance with the Certificate of Formation and the Stockholders’ Agreement.

3.3 Election, Qualification and Term of Office of Directors.

The procedures for election of directors, as well as the terms and qualifications of directors, shall be as set forth in the Certificate of Formation and the Stockholders’ Agreement.

3.4 Resignation and Vacancies. Subject to the terms of the Certificate of Formation and the Stockholders’ Agreement, any director may resign at any time upon notice given in writing or by electronic transmission to the Corporation. The resignation shall take effect at the time specified therein or upon the happening of an event specified therein, and if no time or event is specified, at the time of its receipt. When one or more directors so resigns and the resignation is effective at a future date or upon the happening of an event to occur on a future date, except as otherwise provided for in the Certificate of Formation or the Stockholders’ Agreement, a majority of the directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each director so chosen shall hold office as provided in this section in the filling of other vacancies.

Vacancies and newly created directorships resulting from any increase in the authorized number of directors shall be filled in accordance with the Certificate of Formation and the Stockholders’ Agreement.

3.5 Place of Meetings; Meetings by Telephone.

The Board may hold meetings, both regular and special, either within or outside the State of Texas. Unless otherwise restricted by the Certificate of Formation or these Bylaws, members of the Board, or any committee of the Board or subcommittee of the Board, in each case, designated by the Board, may participate in a meeting of the Board, or any committee of the Board or subcommittee of the Board, by means of conference telephone or other communications equipment by means of which all Persons participating in the meeting can hear each other, and such participation in a meeting pursuant to this Bylaw shall constitute presence in person at the meeting.

3.6 Regular Meetings.

Regular meetings of the Board may be held without notice at such time and at such place as shall from time to time be determined by the Board.

3.7 Special Meetings; Notice.

Special meetings of the Board for any purpose or purposes may be called at any time by the chairperson of the Board or a majority of the total number of directors constituting the Board.

Notice of the time and place of special meetings shall be:

(i) delivered personally by hand, by courier or by telephone;

(ii) sent by United States first-class mail, postage prepaid;

(iii) sent by facsimile or electronic mail; or

(iv) sent by other means of electronic transmission,

directed to each director at that director’s address, telephone number, facsimile number or electronic mail address, or other address for electronic transmission, as the case may be, as shown on the Corporation’s records.

If the notice is (i) delivered personally by hand, by courier or by telephone, (ii) sent by facsimile or electronic mail, or (iii) sent by other means of electronic transmission, it shall be delivered or sent at least twenty-four (24) hours before the time of the holding of the meeting. If the notice is sent by U.S. mail, it shall be deposited in the U.S. mail at least four (4) days before the time of the holding of the meeting. The notice need not specify the place of the meeting (if the meeting is to be held at the Corporation’s principal executive office) nor the purpose of the meeting.

3.8 Quorum.

Subject to the Certificate of Formation and the Stockholders’ Agreement, at all meetings of the Board, a majority of the total number of directors shall constitute a quorum for the transaction of business; provided, that to the fullest extent permitted by the TBOC, the presence of the chairperson of the Board shall be necessary in order for a quorum to be obtained at any meeting of the Board. Notwithstanding anything contained herein to the contrary, in the event that the chairperson of the Board is unable to attend any emergency meeting of the Board, as determined by the Board in good faith, by reason of temporary disability or otherwise, the presence of the chairperson of the Board shall not be necessary in order for such quorum to be obtained and the Board may appoint a Director as interim chairperson of the Board to preside over such meeting. The vote of a majority of the directors present at any meeting at which a quorum is present shall be the act of the Board, except as may be otherwise specifically provided by statute, the Certificate of Formation, the Stockholders’ Agreement or these Bylaws. If a quorum is not present at any meeting of the Board, then a majority of the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.

3.9 Action by Written Consent without a Meeting.

Unless otherwise restricted by the Certificate of Formation, the Stockholders’ Agreement or these Bylaws, any action required or permitted to be taken at any meeting of the Board or of any committee of the Board or subcommittee of the Board, may be taken without a meeting if all members of the Board or committee or subcommittee, as the case may be, consent thereto in writing or by electronic transmission. After such an action is taken by written consent without a meeting, the consent or consents relating thereto shall be filed with the minutes of the proceedings of the Board or any committee or subcommittee thereof in the same paper or electronic form as the minutes are maintained.

3.10 Fees and Compensation of Directors.

Unless otherwise restricted by the Certificate of Formation or these Bylaws, the Board shall have the authority to fix the compensation, including fees and reimbursement of expenses, of directors for services to the Corporation in any capacity.

3.11 Remote Meetings

Unless otherwise restricted by the Certificate of Formation, members of the Board, or any committee designated by the Board, may participate in a meeting by means of conference telephone or other communications equipment in which all persons participating in the meeting can hear each other. Participation in a meeting by means of conference telephone or other communications equipment shall constitute the presence in person at such meeting.

3.12 Removal of Directors

Directors may be removed from office only in the manner provided in the Certificate of Formation, the Stockholders’ Agreement or the TBOC.

Article IV - Committees

4.1 Committees of Directors.

Subject to the terms of the Certificate of Formation and the Stockholders’ Agreement, the Board may designate one (1) or more committees of the Board or the Board, each committee of the Board to consist, of one (1) or more of the directors of the Corporation and each committee of the Board, if different than the Board, to consent of one (1) or more members of the Board. The Board may designate one (1) or more directors or members of the Board, as applicable, as alternate members of any committee of the Board, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board or in these Bylaws, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers that may require it; but no such committee or subcommittee shall have the power or authority to (i) approve or adopt, or recommend to the stockholders, any action or matter expressly required by the TBOC to be submitted to stockholders for approval, or (ii) adopt, amend or repeal any bylaw of the Corporation. The presence of a majority of the members of any committee of the Board or subcommittee thereof shall be necessary in order for a quorum to be obtained.

4.2 Committee Minutes.

Each committee shall keep regular minutes of its meetings and report the same to the Board when required.

4.3 Meetings and Actions of Committees.

Meetings and actions of committees shall be governed by, and held and taken in accordance with, the provisions of:

(i) Section 3.5 (place of meetings and meetings by telephone);

(ii) Section 3.6 (regular meetings);

(iii) Section 3.7 (special meetings and notice);

(iv) Section 3.9 (action without a meeting); and

(v) Section 7.12 (waiver of notice),

with such changes in the context of those bylaws as are necessary to substitute the committee and its respective members for the Board and its members. However:

(i) the time of regular meetings of committees may be determined either by resolution of the Board or by resolution of the committee;

(ii) special meetings of committees may also be called by resolution of the Board or the chairperson of the applicable committee; and

(iii) the Board may adopt rules for the governance of any committee to override the provisions that would otherwise apply to the committee pursuant to this Section 4.3, provided that such rules do not violate the provisions of the Certificate of Formation or applicable law.

At all meetings of committees, the members of the committee entitled to cast a majority of the votes of such whole committee shall constitute a quorum for the transaction of business. The vote of a majority of the members of the committee present at any meeting at which a quorum is present shall be the act of such committee, except as may be otherwise specifically provided by statute, the Certificate of Formation or these Bylaws. If a quorum is not present at any meeting of the committee, then the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.

Article V - Officers

5.1 Officers.

The officers of the Corporation shall initially include a chief executive officer, a president and a secretary. The Corporation may also have, at the discretion of the Board, a chairperson of the Board, a vice chairperson of the Board, a chief financial officer, a treasurer, one (1) or more vice presidents, one (1) or more assistant vice presidents, one (1) or more assistant treasurers, one (1) or more assistant secretaries, and any such other officers as may be appointed in accordance with the provisions of these Bylaws. Any number of offices may be held by the same person.

5.2 Appointment of Officers.

The Board or a duly authorized committee or subcommittee thereof shall appoint the officers of the Corporation, except such officers as may be appointed in accordance with the provisions of Section 5.3 of these Bylaws.

5.3 Subordinate Officers.

The Board or a duly authorized committee or subcommittee thereof may appoint, or empower the chief executive officer or, in the absence of a chief executive officer, the president, to appoint, such other officers and agents as the business of the Corporation may require. Each of such officers and agents shall hold office for such period, have such authority, and perform such duties as are provided in these Bylaws. As the Board or a duly authorized committee or subcommittee thereof may from time to time determine, or as determined by the officer upon whom such power of appointment has been conferred by the Board or a duly authorized committee or subcommittee thereof.

5.4 Removal and Resignation of Officers.

Subject to the rights, if any, of an officer under any contract of employment, any officer may be removed, either with or without cause, by the Board or a duly authorized committee or subcommittee thereof or, except in the case of an officer chosen by the Board or a duly authorized committee or subcommittee thereof, by any officer upon whom such power of removal may be conferred by the Board or a duly authorized committee or subcommittee thereof.

Any officer may resign at any time by giving written notice to the Corporation. Any resignation shall take effect at the date of the receipt of that notice or at any later time specified in that notice. Unless otherwise specified in the notice of resignation, the acceptance of the resignation shall not be necessary to make it effective. Any resignation is without prejudice to the rights, if any, of the Corporation under any contract to which the officer is a party.

5.5 Vacancies in Offices.

Any vacancy occurring in any office of the Corporation shall be filled by the Board or a duly authorized committee or subcommittee thereof or as provided in Section 5.2.

5.6 Representation of Shares of Other Corporations.

The chief executive officer, the president, the chairperson of the Board, any vice president, the treasurer, the secretary or assistant secretary of this Corporation, or any other Person authorized by the Board, the chief executive officer, the president or a vice president, is authorized to vote, represent and exercise on behalf of this Corporation all rights incident to any and all shares or securities of any other corporation or entity standing in the name of this Corporation. The authority granted herein may be exercised either by such Person directly or by any other Person authorized to do so by proxy or power of attorney duly executed by such Person having the authority.

5.7 Authority and Duties of Officers.

All officers of the Corporation shall respectively have such authority and perform such duties in the management of the business of the Corporation as may be provided herein or designated from time to time by the Board and, to the extent not so provided, as generally pertain to their respective offices, subject to the control of the Board.

Article VI - Records

A stock ledger consisting of one or more records in which the names of all of the Corporation’s stockholders of record, the address and number of shares registered in the name of each such stockholder, and all issuances and transfers of stock of the corporation are recorded in accordance with Section 3.151 of the TBOC shall be administered by or on behalf of the Corporation. Any records administered by or on behalf of the Corporation in the regular course of its business, including its stock ledger, books of account, and minute books, may be kept on, or by means of, or be in the form of, any information storage device, or method, or one or more electronic networks or databases (including one or more distributed electronic networks or databases), provided that the records so kept can be converted into clearly legible paper form within a reasonable time and, with respect to the stock ledger, that the records so kept (i) can be used to prepare the list of stockholders specified in Sections 21.372 and 21.354 of the TBOC and (ii) record transfers of stock as governed by Article 8 of the Uniform Commercial Code.

Article VII - General Matters

7.1 Execution of Corporate Contracts and Instruments.

The Board, except as otherwise provided in these Bylaws, may authorize any officer or officers, or agent or agents, to enter into any contract or execute any instrument in the name of and on behalf of the Corporation; such authority may be general or confined to specific instances. Unless so authorized or ratified by the Board or within the agency power of an officer, no officer, agent or employee shall have any power or authority to bind the Corporation by any contract or engagement or to pledge its credit or to render it liable for any purpose or for any amount.

7.2 Stock Certificates.

The shares of the Corporation may be certificated or uncertificated, subject to the sole discretion of the Board and applicable law. Certificates for the shares of stock, if any, shall be in such form as is consistent with the Certificate of Formation and applicable law. Every holder of stock represented by a certificate shall be entitled to have a certificate signed by, or in the name of the Corporation by, any two officers authorized to sign stock certificates representing the number of shares registered in certificate form. The chief executive officer, chairperson of the Board, the president, vice president, the treasurer, any assistant treasurer, general counsel or deputy general counsel, the secretary or any assistant secretary of the Corporation shall be specifically authorized to sign stock certificates. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate has ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he or she were such officer, transfer agent or registrar at the date of issue.

7.3 Lost Certificates.

The Corporation may issue a new certificate of stock or uncertificated shares in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Corporation may require the owner of the lost, stolen or destroyed certificate, or such owner’s legal representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.

7.4 Shares Without Certificates

The Corporation shall adopt a system of issuance, recordation and transfer of its shares of stock by electronic or other means not involving the issuance of certificates, provided the use of such system by the Corporation is permitted in accordance with applicable law.

7.5 Construction; Definitions.

Unless the context requires otherwise, the general provisions, rules of construction and definitions in the TBOC shall govern the construction of these Bylaws. In connection herewith, to the extent there are conflicts among these Bylaws, the Certificate of Formation or the Stockholders’ Agreement, priority shall first be given to the Certificate of Formation, second to the Stockholders’ Agreement and third to the these Bylaws, in each case except as otherwise required by the TBOC. Without limiting the generality of this provision, the singular number includes the plural and the plural number includes the singular.

7.6 Dividends.

The Board, subject to any restrictions contained in either (i) the TBOC or (ii) the Certificate of Formation, may declare and pay dividends upon the shares of its capital stock. Dividends may be paid in cash, in property or in shares of the Corporation’s capital stock.

The Board may set apart out of any of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve. Such purposes shall include but not be limited to equalizing dividends, repairing or maintaining any property of the Corporation, and meeting contingencies.

7.7 Fiscal Year.

The fiscal year of the Corporation shall be fixed by resolution of the Board and may be changed by the Board. Unless otherwise fixed by the Board, the fiscal year of the Corporation shall consist of the twelve (12) month period ending on December 31.

7.8 Seal.

The Corporation may adopt a corporate seal, which shall be adopted and which may be altered by the Board. The Corporation may use the corporate seal by causing it or a facsimile thereof to be impressed or affixed or in any other manner reproduced.

7.9 Transfer of Stock.

Shares of the Corporation shall be transferable in the manner prescribed by law and in these Bylaws subject to any transfer restrictions contained in the Certificate of Formation and the Stockholders’ Agreement. Shares of stock of the Corporation shall be transferred on the books of the Corporation only by the holder of record thereof or by such holder’s attorney duly authorized in writing, upon surrender to the Corporation or a subsidiary of the Corporation pursuant to applicable provisions of the governing documents such subsidiary of the Corporation, of the certificate or certificates representing such shares endorsed by the appropriate Person or Persons (or by delivery of duly executed instructions with respect to uncertificated shares), with such evidence of the authenticity of such endorsement or execution, transfer, authorization and other matters as the Corporation may reasonably require, and accompanied by all necessary stock transfer stamps. No transfer of stock shall be valid as against the Corporation for any purpose until it shall have been entered in the stock records of the Corporation by an entry showing the names of the Persons from and to whom it was transferred.

7.10 Stock Transfer Agreements.

The Corporation shall have power to enter into and perform any agreement with any number of stockholders of any one or more classes or series of stock of the Corporation to restrict the transfer of shares of stock of the Corporation of any one or more classes owned by such stockholders in any manner not prohibited by the TBOC.

7.11 Registered Stockholders.

The Corporation:

(i)  shall be entitled to recognize the exclusive right of a Person registered on its books as the owner of shares to receive dividends and to vote as such owner; and

(ii) shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of another Person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of the State of Texas.

7.12 Waiver of Notice.

Whenever notice is required to be given under any provision of the TBOC, the Certificate of Formation or these Bylaws, a written waiver, signed by the Person entitled to notice, or a waiver by electronic transmission by the Person entitled to notice, whether before or after the time of the event for which notice is to be given, shall be deemed equivalent to notice. Attendance of a Person at a meeting shall constitute a waiver of notice of such meeting, except when the Person attends a meeting for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders need be specified in any written waiver of notice or any waiver by electronic transmission unless so required by the Certificate of Formation or these Bylaws.

7.13 Inconsistent Provisions; Changes in Texas Law.

If any provision of these Bylaws is or becomes inconsistent with any provision of the Certificate of Formation, the Stockholders’ Agreement, the TBOC or any other applicable law, the provision of these bylaws shall not be given any effect to the extent of such inconsistency but shall otherwise be given full force and effect. If any of the provisions of the TBOC referred to above are modified or superseded, the references to those provisions is to be interpreted to refer to the provisions as so modified or superseded.

Article VIII - Amendments

These Bylaws may be altered, amended or repealed in accordance with the Certificate of Formation, the Stockholders’ Agreement and the TBOC.

Article IX - Definitions

As used in these Bylaws, unless the context otherwise requires, the term:

“Affiliate” means, with respect to any Person, any other Person that controls, is controlled by, or is under common control with such Person. For the purposes of this definition, “control,” when used with respect to any Person, means the power to direct or cause the direction of the affairs or management of that Person, whether through the ownership of voting securities, as trustee (or the power to appoint a trustee), personal representative or executor, by contract, credit arrangement or otherwise and “controlled” and “controlling” have meanings correlative to the foregoing.

“Board” means the board of directors of the Corporation.

“Person” means any individual, general partnership, limited partnership, limited liability company, corporation, trust, business trust, joint stock company, joint venture, unincorporated association, cooperative or association or any other legal entity or organization of whatever nature, and shall include any successor (by merger or otherwise) of such entity.

“Stockholders’ Agreement” means the Stockholders’ Agreement, dated as of February 1, 2021 by and among the Corporation and the other parties thereto or that may become parties thereto from time to time, as it may be amended, supplemented or modified.

Exhibit H

Form of SPAC Newco A&R Charter

AMENDED AND RESTATED

CERTIFICATE OF FORMATION

of

[FAST MERGER CORP.]

WHEREAS, FAST Merger Corp. was formed as a Texas corporation by filing of an original Certificate of Incorporation (the “Existing FAST Charter”) with the Texas Secretary of State on January 22, 2021;

WHEREAS, this Amended and Restated Certificate of Formation (this “Amended Certificate”), which amends and restates the Existing FAST Charter in its entirety, has been approved by the Board and adopted by stockholders at a meeting of stockholders;

WHEREAS, the Existing FAST Charter is hereby amended and restated in its entirety to read as follows; and

WHEREAS, this Amended Certificate shall become effective upon the date of filing with the Secretary of State of the State of Texas.

1. Name. The name of the corporation is [FAST Merger Corp.] (the “Corporation”).

2. Address; Registered Office and Agent. The address of the Corporation’s registered office in the State of Texas is 1510 West Loop South, Houston, TX 77027, and the name of the Corporation’s registered agent at such address is Steven L. Scheinthal.

3. Purposes. The purpose for which the Corporation is formed is for the transaction of any and all lawful business for which a for-profit corporation may be organized under the TBOC.

4. Number of Shares.

4.1 The total number of shares of all classes of stock that the Corporation shall have authority to issue is [ ● ] shares, consisting of: (i) [ ● ] shares of Class A common stock, with the par value of $0.0001 per share (the “Class A Common Stock”), (ii) [ ● ] shares of Class B common stock, with the par value of $0.0001 per share (the “Class B Common Stock” and, together with the Class A Common Stock, the “Common Stock”), and (iii) [ ● ] shares of preferred stock, with the par value of $[ ● ] per share (the “Preferred Stock”). Upon the filing and effectiveness of this Amended Certificate (such effective time, the “Effective Time”), each share of common stock, par value $0.0001 per share, of the Corporation issued and outstanding immediately prior to the Effective Time shall, automatically without any further action by the Corporation or any stockholder, be reclassified into one fully paid and nonassessable share of Class A Common Stock.

4.2 Subject to the rights of the holders of any one or more series of Preferred Stock then-outstanding, the number of authorized shares of any class of the Common Stock or the Preferred Stock may be increased or decreased, in each case by the affirmative vote of the holders of a majority of the total voting power of the outstanding shares of capital stock of the Corporation entitled to vote thereon, voting together as a single class, and no vote of the holders of any class of the Common Stock or the Preferred Stock voting separately as a class will be required therefor, irrespective of the provisions of Section 21.364(d) of the TBOC. Notwithstanding the immediately preceding sentence, the number of authorized shares of any particular class may not be decreased below the number of shares of such class then outstanding, plus:

(a) in the case of Class A Common Stock, the number of shares of Class A Common Stock issuable in connection with the exercise of all outstanding options, warrants, exchange rights, conversion rights or similar rights for Class A Common Stock, including in respect of Class A Common Stock issued upon conversion of Class B Common Stock; and

(b) in the case of Class B Common Stock, the number of shares of Class B Common Stock issuable in connection with the exercise of all outstanding options, warrants, exchange rights, conversion rights or similar rights for Class B Common Stock.

5. Classes of Shares. The designation, relative rights, power and preferences, qualifications, restrictions and limitations of the shares of each class of stock are as follows:

5.1 Common Stock.

(a) Voting Rights.

(i) Each share of Class A Common Stock will entitle the record holder thereof to one vote on all matters on which stockholders generally are entitled to vote, and each share of Class B Common Stock will entitle the record holder thereof to ten (10) votes on all matters on which stockholders generally are entitled to vote, except that, in each case, to the fullest extent permitted by law, holders of shares of each class of Common Stock, as such, will have no voting power with respect to, and will not be entitled to vote on, any amendment to this Amended Certificate (including any certificate of designations relating to any series of Preferred Stock) that relates solely to the terms of any outstanding Preferred Stock if the holders of such Preferred Stock are entitled to vote as a separate class thereon under this Amended Certificate (including any certificate of designations relating to any series of Preferred Stock) or under the TBOC.

(ii) Except as otherwise required in this Amended Certificate or by applicable law, the holders of Common Stock will vote together as a single class on all matters (or, if any holders of Preferred Stock are entitled to vote together with the holders of Common Stock, as a single class with the holders of Preferred Stock) requiring the vote or consent of the stockholders of the Corporation.

(iii) No stockholder of the Corporation shall have the right of cumulative voting at any election of Directors or upon any other matter.

(b) Transfer Rights of Founder Group.

(i) Permitted Owners. Shares of Class B Common Stock may be issued only to, and registered in the name of, (a) Mr. Tilman J. Fertitta (the “Founder”), (b) Paige Fertitta, and (c) each Permitted Transferee (collectively, the “Founder Group”).

(ii) Transfer of Class B Common Stock. The Founder, Paige Fertitta and members of the Founder Group may at any time transfer any number of shares of Class B Common Stock held by such holder of Class B Common Stock to a Permitted Transferee. Immediately prior to any transfer of shares of Class B Common Stock to a Person other than a Permitted Transferee, each share of Class B Common Stock being transferred shall automatically, without any further action by the Corporation, the transferor or the transferee, convert into one (1) fully paid and nonassessable share of Class A Common Stock.

(c) Dividends; Stock Splits or Combinations.

(i) Subject to Section 5.1(c)(ii), applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference senior to or the right to participate with the Common Stock with respect to the payment of dividends, dividends of cash or property may be declared and paid on the Common Stock out of the assets of the Corporation that are by law available therefor, at the times and in the amounts as the Board in its discretion may determine.

(ii) Subject to Section 5.1(c)(iv), dividends of cash or property may not be declared or paid on the Class A Common Stock unless a dividend of the same amount per share and same type of cash or property (or combination thereof) per share is concurrently declared or paid on the Class B Common Stock. Dividends of cash or property may not be declared or paid on the Class B Common Stock unless a dividend of the same amount per share and same type of cash or property (or combination thereof) per share is concurrently declared or paid on the Class A Common Stock.

(iii) In no event will any stock dividend, stock split, reverse stock split, combination of stock, reclassification or recapitalization be declared or made on any class of Common Stock (each, a “Stock Adjustment”) unless a corresponding Stock Adjustment for all other classes of Common Stock at the time outstanding is made in the same proportion and the same manner (unless the holders of shares representing a majority of the voting power of any such other class of Common Stock (voting separately as a single class) waive such requirement in advance and in writing, in which event no such Stock Adjustment need be made for such other class of Common Stock).

(iv) Notwithstanding anything to the contrary, if a dividend in the form of capital stock of a subsidiary of the Corporation is declared or paid on the Class A Common Stock and the Class B Common Stock, the relative per share voting rights of the capital stock of such subsidiary so distributed in respect of the Class A Common Stock and the Class B Common Stock shall be (a) in the same proportion as and substantially similar to the relative voting rights of a share of Class A Common Stock and a share of Class B Common Stock or (b) as otherwise determined at the time of such dividend by the Board and, for any Convertible Security declared or paid as a divided on the Class A Common Stock and the Class B Common Stock, each voting security of the Corporation underlying such Convertible Security paid to holders of Class B Common Stock shall be convertible into the voting security underlying the Convertible Security paid to the holders of Class A Common Stock upon terms and conditions that are substantially similar to the terms and conditions applicable to the conversion of Class B Common Stock into Class A Common Stock.

(d) Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation and of the preferential and other amounts, if any, to which the holders of Preferred Stock are entitled, the holders of all outstanding shares of Common Stock will be entitled to receive, pari passu, an amount per share equal to the par value thereof, and thereafter the holders of all outstanding shares of Common Stock will be entitled to receive the remaining assets of the Corporation available for distribution ratably in proportion to the number of shares of Common Stock held by such holders.

(e) Equal Treatment; Merger, Consolidation, Tender or Exchange Offer. Except as expressly provided in this Article 5, all shares of the Common Stock shall, as among each other, have the same rights and privileges and rank equally, share ratably and be identical in all respects as to all matters (unless holders of shares representing a majority of the voting power of any class of Common Stock (voting separately as a single class) waive such requirement in advance and in writing to different treatment as to such class of Common Stock, in which event different treatment may be permitted for such class of Common Stock). Without limiting the generality of the foregoing, unless holders of shares representing a majority of the voting power of any class of Common Stock (voting separately as a single class) waive such requirement in advance and in writing to different treatment as to such class of Common Stock, in which event different treatment may be permitted for such class of Common Stock, (1) in the event of a merger, consolidation or other business combination requiring the approval of the holders of the Corporation’s capital stock entitled to vote thereon (whether or not the Corporation is the surviving entity), the holders of any class of Common Stock shall have the right to receive, or the right to elect to receive, the same form of consideration, if any, as the holders of any other class of Common Stock, and the holders of any class of Common Stock shall have the right to receive, or the right to elect to receive, at least the same amount of consideration, if any, on a per share basis as the holders of any other class of Common Stock, and (2) in the event of (a) any tender or exchange offer to acquire any shares of Common Stock by any third party pursuant to an agreement to which the Corporation is a party or (b) any tender or exchange offer by the Corporation to acquire any shares of Common Stock, pursuant to the terms of the applicable tender or exchange offer, the holders of any class of Common Stock shall have the right to receive, or the right to elect to receive, the same form of consideration, if any, as the holders of any other class of Common Stock, and the holders of any class of Common Stock shall have the right to receive, or the right to elect to receive, at least the same amount of consideration, if any, on a per share basis as the holders of any other class of Common Stock.

(f) Conversion Rights of Class B Common Stock.

(i) Voluntary Conversion. Each one (1) share of Class B Common Stock shall be convertible into one (1) share of Class A Common Stock at the option of the holder thereof at any time upon written notice to the transfer agent of the Corporation. Shares of Class B Common Stock that are converted into shares of Class A Common Stock as provided in this Section 5.1(f)(i) shall be retired and may not be reissued.

(ii) Automatic Conversion. On the first date that the members of the Founder Group cease to own, in the aggregate, at least 20% of the number of shares of Class B Common Stock issued and held by Mr. Fertitta and Paige Fertitta immediately following the Effective Time (such date, the “Automatic Conversion Date”), each outstanding share of Class B Common Stock shall automatically, without any further action by the Corporation or any stockholder, convert into one (1) fully paid and nonassessable share of Class A Common Stock. Following such conversion, the reissuance of all shares of Class B Common Stock shall be prohibited, and such shares of Class B Common Stock shall be retired and cancelled in accordance with the applicable provisions of the TBOC, and upon such retirement and cancellation, all references to Class B Common Stock in this Amended Certificate shall be eliminated.

(iii) Conversion Upon Death or Disability. Each share of Class B Common Stock, where held of record by a natural person, or by such person’s Permitted Transferees, shall automatically, without any further action, convert into one (1) fully paid and nonassessable share of Class A Common Stock upon the death of such person, or solely with respect to each share of Class B Common Stock held of record by the Founder, Paige Fertitta, or by the Founder’s Permitted Transferees, upon the death or Disability of the Founder; provided, however, that, with respect to the shares of Class B Common Stock held of record by the Founder or the Founder’s Permitted Transferees, each share of Class B Common Stock held of record by the Founder or the Founder’s Permitted Transferees shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock upon that date which is nine (9) months after the date of death or Disability of the Founder.

(iv) Procedures. The Corporation may, from time to time, establish such policies and procedures relating to the conversion of Class B Common Stock to Class A Common Stock and the general administration of this dual class stock structure, including the issuance of stock certificates with respect thereto, as it may deem reasonably necessary or advisable, and may from time to time request that holders of shares of Class B Common Stock furnish certifications, affidavits or other proof to the Corporation as it deems necessary to verify the ownership of Class B Common Stock and to confirm that a conversion to Class A Common Stock has not occurred. A determination by the Secretary of the Corporation that a transfer results in a conversion to Class A Common Stock shall be conclusive and binding.

(v) Immediate Effect. In the event of a conversion of shares of Class B Common Stock to shares of Class A Common Stock pursuant to this Section 5.1(f) or upon the Automatic Conversion Date, such conversion(s) shall be deemed to have been made at the time that the transfer of shares occurred or immediately upon the Automatic Conversion Date, as applicable. Upon any conversion of Class B Common Stock to Class A Common Stock pursuant to this Section 5.1(f) , all rights of the former holder of such shares of Class B Common Stock with respect to such shares of Class B Common Stock shall cease and the Person or Persons in whose names or names the certificate or certificates representing the shares of Class A Common Stock are to be issued shall be treated for all purposes as having become the record holder or holders of such shares of Class A Common Stock. The Corporation shall provide notice of such automatic conversion of shares of Class B Common Stock (the “Automatic Conversion”) to record holders of such shares of Class B Common Stock as soon as practicable following the Automatic Conversion; provided, however, that the Corporation may satisfy such notice requirements by providing such notice prior to the Automatic Conversion.

(vi) Reservation of Stock. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of effecting the conversion(s) of the shares of Class B Common Stock pursuant to this Section 5.1(f), such number of its shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Class B Common Stock into shares of Class A Common Stock.

5.2 Preferred Stock. Shares of Preferred Stock may be issued from time to time in one or more series of any number of shares, provided that the aggregate number of shares issued and not retired of any and all such series shall not exceed the total number of shares of Preferred Stock hereinabove authorized, and with such powers, including voting powers, if any, and the designations, preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, all as shall hereafter be stated and expressed in the resolution or resolutions providing for the designation and issue of such shares of Preferred Stock from time to time adopted by the Board. The powers, including voting powers, if any, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. Each series of shares of Preferred Stock: (i) may have such voting rights or powers, full or limited, if any; (ii) may be subject to redemption at such time or times and at such prices, if any; (iii) may be entitled to receive dividends (which may be cumulative or non-cumulative) at such rate or rates, on such conditions and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or series of stock, if any; (iv) may have such rights upon the voluntary or involuntary liquidation, winding up or dissolution of, upon any distribution of the assets of, or in the event of any merger, sale or consolidation of, the Corporation, if any; (v) may be made convertible into or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock of the Corporation (or any other securities of the Corporation or any other Person) at such price or prices or at such rates of exchange and with such adjustments, if any; (vi) may be entitled to the benefit of a sinking fund to be applied to the purchase or redemption of shares of such series in such amount or amounts, if any; (vii) may be entitled to the benefit of conditions and restrictions upon the creation of indebtedness of the Corporation or any subsidiary, upon the issue of any additional shares (including additional shares of such series or of any other series) and upon the payment of dividends or the making of other distributions on, and the purchase, redemption or other acquisition by the Corporation or any subsidiary of, any outstanding shares of the Corporation, if any; (viii) may be subject to restrictions on transfer or registration of transfer, or on the amount of shares that may be owned by any Person or group of Persons; and (ix) may have such other relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof, if any; all as shall be stated in said resolution or resolutions of the Board providing for the designation and issue of such shares of Preferred Stock.

6. Board of Directors.

6.1 Number of Directors.

(a) The business and affairs of the Corporation shall be managed by, or under the direction of, the Board. Unless and except to the extent that the Bylaws of the Corporation (as such Bylaws may be amended from time to time, the “Bylaws”) shall so require, the election of the directors of the Corporation (the “Directors”) need not be by written ballot. Except as otherwise provided for or fixed pursuant to the provisions of Section 5.2 of this Amended Certificate relating to the rights of the holders of any series of Preferred Stock to elect additional Directors, the total authorized number of Directors constituting the entire Board shall not be less than three (3) and shall not be more than eight (8), with the then-authorized number of Directors being increased or decreased from time to time by the Board, which number shall initially be eight (8) members.

(b) During any period when the holders of any series of Preferred Stock have the right to elect additional Directors as provided for or fixed pursuant to the provisions of Section 5.2 (“Preferred Stock Directors”), upon the commencement, and for the duration, of the period during which such right continues: (i) the then-total authorized number of Directors shall automatically be increased by such specified number of Preferred Stock Directors, and the holders of the related Preferred Stock shall be entitled to elect the Preferred Stock Directors pursuant to the provisions of the certificate of designation for the series of Preferred Stock, and (ii) each such Preferred Stock Director shall serve until such Preferred Stock Director’s successor shall have been duly elected and qualified, or until such Preferred Stock Director’s right to hold such office terminates pursuant to such provisions, whichever occurs earlier, subject to his or her earlier death, disqualification, resignation or removal. Except as otherwise provided by the Board in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect Preferred Stock Directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such Preferred Stock Directors elected by the holders of such Preferred Stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such Preferred Stock Directors, shall forthwith terminate and the total and authorized number of Directors shall automatically be reduced accordingly.

6.2 Composition of the Initial Board. Effective as of the date hereof, the Board shall be designated in accordance with that certain Stockholders Agreement, dated as of February 1, 2021, by and among the Corporation and certain of its stockholders (as amended from time to time, the “Stockholders Agreement”) (such individuals, the “Initial Board”). Each member of the Initial Board shall hold office until his or her death, resignation, retirement, disqualification or removal from office or until his or her respective successor is duly elected and qualified at the next annual meeting of stockholders in accordance with the terms of this Amended Certificate and the Bylaws.

6.3 Vacancies and Newly Created Directorships. Except as otherwise expressly required by law, and subject to the rights of the holders of any one or more series of Preferred Stock then-outstanding and subject to obtaining any required stockholder votes or consents under the Stockholders’ Agreement (or complying with any stockholders’ designation rights under the Stockholders’ Agreement), newly created directorships resulting from any increase in the authorized number of Directors or any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal from office or other cause shall be filled solely by the affirmative vote of the remaining Directors then in office, even if less than a quorum of the Board. Any Director so chosen shall hold office until the next annual meeting of stockholders at which his or her term shall expire and until his or her successor shall be duly elected and qualified, or until such Director’s earlier death, disqualification, resignation or removal. No decrease in the number of Directors shall shorten the term of any Director then in office.

6.4 Removal of Directors. Except for Preferred Stock Directors and subject to obtaining any required stockholder votes or consents under the Stockholders’ Agreement, any Director or the entire Board may be removed from office at any time, with or without cause and only by the affirmative vote of the holders of a majority of the total voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of Directors, voting together as a single class.

6.5 Quorum. A majority of the total number of Directors shall constitute a quorum for the transaction of business; provided, that to the fullest extent permitted by the TBOC and Stock Exchange Rules, the presence of the Chairman shall be necessary in order for a quorum to be obtained at any meeting of the Board. Notwithstanding the immediately preceding sentence, if a quorum does not exist at any properly called meeting of the Board solely due to the lack of attendance thereat by the Chairman, (x) such meeting shall be adjourned and, (y) subject to the obligation to provide proper prior notice pursuant to the Bylaws to all members of the Board, recalled for the same purpose not less than twenty-four hours and not more than ten (10) calendar days from the date of adjournment. Notwithstanding anything contained herein to the contrary, in the event that the Chairman is unable to attend any emergency meeting of the Board, as determined by the Board in good faith, by reason of temporary disability or otherwise, the presence of the Chairman shall not be necessary in order for such quorum to be obtained and the Board may appoint a Director as interim chairman to preside over such meeting. The vote of a majority of the Directors present at any meeting at which a quorum is present shall be the act of the Board, except as may be otherwise specifically provided by statute or the Stockholders’ Agreement. If a quorum is not present at any meeting of the Board, then a majority of the Directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.

7. Meetings of Stockholders.

7.1 Action by Written Consent. So long as the Corporation qualifies as a “controlled company” in Section 303A.00 of the New York Stock Exchange Listed Company Manual, any action required or permitted to be taken by the stockholders of the Corporation may be effected by the consent in writing of the holders of outstanding capital stock of the Corporation having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

7.2 Special Meetings of Stockholders. Subject to any special rights of the holders of any series of Preferred Stock, and to the requirements of applicable law, special meetings of stockholders of the Corporation may be called only by or at the direction of (i) the Board, (ii) the Chairman or (iii) so long as the Corporation is a “controlled company”, by the Secretary of the Corporation at the request of any holder entitled to vote generally in the election of Directors. Any business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of meeting.

7.3 Advance Notice of Stockholder Nominations. Advance notice of stockholder nominations for the election of directors and of other business proposed to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation.

8. Corporate Opportunities. To the fullest extent permitted by the TBOC, the Corporation acknowledges that: (i) no stockholder or its Affiliates, or Director or his or her Affiliates of the Corporation or any of its subsidiaries (collectively, the “Exempted Persons”; provided, that no Director who is an officer or employee of the Corporation or any of its subsidiaries shall be an “Exempted Person” in his or her capacity as such) shall have any duty not to, directly or indirectly, engage in the same or similar business activities or lines of business as the Corporation or any of its subsidiaries, including those deemed to be overlapping with or competing with the Corporation or any of its subsidiaries, in each case, except to the extent otherwise set forth in a writing executed by the Corporation or one of its subsidiaries, on the one hand, and such Exempted Person, on the other hand; and (ii) in the event that any Exempted Person acquires knowledge of a potential transaction or matter that may be a corporate opportunity for the Corporation, the Corporation to the fullest extent permitted by the TBOC hereby renounces any interest or expectancy therein and such Exempted Person shall have no duty to communicate or present such corporate opportunity to the Corporation or any of its subsidiaries, as the case may be, and to the fullest extent permitted by law shall not be liable to the Corporation or its Affiliates or stockholders for breach of any duty by reason of the fact that such Exempted Person, directly or indirectly, pursues or acquires such opportunity for itself, directs such opportunity to another Person, or does not present such opportunity to the Corporation, in each case, except to the extent otherwise set forth in a writing executed by the Corporation or one of its subsidiaries, on the one hand, and such Exempted Person, on the other hand.

9. Limitation of Liability.

9.1 To the fullest extent permitted under the TBOC, no Director shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director.

9.2 Any amendment or repeal of this Article 9 shall not adversely affect any right or protection of a Director hereunder in respect of any act or omission occurring prior to the time of such amendment or repeal.

10. Indemnification.

10.1 To the fullest extent permitted by the TBOC, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), the Corporation shall indemnify, and advance expenses to, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he or she is or was a Director or officer of the Corporation or, while a Director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (each, an “Indemnitee” and collectively, the “Indemnitees”), whether the basis of such proceeding is alleged action in an official capacity as a Director, officer, employee or agent or in any other capacity while serving as a Director, officer, employee, agent or trustee, from and against any and all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the Indemnitee in connection therewith. Notwithstanding the preceding sentence, other than an action against the Corporation brought by an Indemnitee to enforce his or her rights under this Article 10, the Corporation shall not be required to indemnify or advance expenses to any person in connection with a proceeding (or part thereof) commenced by such person if the commencement of such proceeding (or part thereof) was not authorized by the Board.

10.2 The indemnification and advancement of expenses provided by, or granted pursuant to, this Article 10 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, contract, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

10.3 To the extent not prohibited by applicable law, the Corporation shall pay the expenses (including attorneys’ fees) incurred by an Indemnitee in defending any proceeding in advance of its final disposition; provided, however, that to the extent required by applicable law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by the Indemnitee to repay all amounts advanced if it should be ultimately determined that the Indemnitee is not entitled to be indemnified under this Article 10 or otherwise.

10.4 If a claim for indemnification or advancement of expenses under this Article 10 is not paid in full within thirty (30) days after a written claim therefor by the Indemnitee has been received by the Corporation, the Indemnitee may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action the Corporation shall have the burden of proving that the Indemnitee is not entitled to the requested indemnification or advancement of expenses under applicable law. In (i) any suit brought by an Indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by an Indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that, such person has not met any applicable standard for indemnification set forth in the TBOC. Neither the failure of the Corporation (including by members of the Board who are not parties to such action, a committee of such members, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the applicable standard of conduct set forth in the TBOC, nor an actual determination by the Corporation (including by members of the Board who are not parties to such action, a committee of such members, independent legal counsel, or its stockholders) that the Indemnitee has not met such applicable standard of conduct, shall create a presumption that such person has not met the applicable standard of conduct or, in the case of such a suit brought by the Indemnitee, be a defense to such suit.

10.5 The Corporation shall have the power to purchase and maintain insurance to protect itself and any person who is or was a Director, officer, employee or agent of the Corporation, or while a Director, officer, employee or agent of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power or the obligation to indemnify him or her against such liability under the TBOC or the provisions of this Article 10.

10.6 The indemnification and advancement of expenses provided by, or granted pursuant to, this Article 10 shall continue as to a person who has ceased to be a Director or officer and shall inure to the benefit of the heirs, executors and administrators of such Director or officer. The indemnification and advancement of expenses that may have been provided to an employee or agent of the Corporation by action of the Board, pursuant to Section 10.10, shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be an employee or agent of the Corporation and shall inure to the benefit of the heirs, executors and administrators of such a person, after the time such person has ceased to be an employee or agent of the Corporation, only on such terms and conditions and to the extent determined by the Board in its sole discretion.

10.7 Given that certain claims may be jointly indemnifiable (“Jointly Indemnifiable Claims”) by the Corporation, its Controlled Entities (as defined below) or Indemnitee-Related Entities (as defined in Section 10.8) in respect of the service of Indemnitee as a Director and/or executive officer of the Corporation and/or a director, executive officer, employee, consultant, fiduciary or agent of other corporations, limited liability companies, partnerships, joint ventures, trusts, employee benefit plans or other enterprises controlled by the Corporation (the “Controlled Entities”), or by reason of any action alleged to have been taken or omitted in any such capacity, the Corporation acknowledges and agrees that the Corporation shall, and to the extent applicable shall cause the Controlled Entities to, be fully and primarily responsible for the payment to the Indemnitee in respect of indemnification or advancement of expenses in connection with any such Jointly Indemnifiable Claim, pursuant to and in accordance with (as applicable) the terms of (i) the TBOC, (ii) this Amended Certificate or the Bylaws or (iii) any other agreement between the Corporation or any Controlled Entity and the Indemnitee pursuant to which the Indemnitee is indemnified, (iv) the laws of the jurisdiction of incorporation or organization of any Controlled Entity and/or (v) the certificate of incorporation, certificate of organization, bylaws, partnership agreement, operating agreement, certificate of formation, certificate of limited partnership or other organizational or governing documents of any Controlled Entity ((i) through (v) collectively, the “Indemnification Sources”), irrespective of any right of recovery the Indemnitee may have from the Indemnitee-Related Entities. Under no circumstance shall the Corporation or any Controlled Entity be entitled to any right of subrogation or contribution by the Indemnitee-Related Entities and no right of advancement or recovery the Indemnitee may have from the Indemnitee-Related Entities shall reduce or otherwise alter the rights of the Indemnitee or the obligations of the Corporation or any Controlled Entity under the Indemnification Sources. In the event that any of the Indemnitee-Related Entities shall make any payment to the Indemnitee in respect of indemnification or advancement of expenses with respect to any Jointly Indemnifiable Claim, (i) the Corporation shall, and to the extent applicable shall cause the Controlled Entities to, reimburse the Indemnitee-Related Entity making such payment to the extent of such payment promptly upon written demand from such Indemnitee-Related Entity, (ii) to the extent not previously and fully reimbursed by the Corporation and/or any Controlled Entity pursuant to clause (i), the Indemnitee-Related Entity making such payment shall be subrogated to the extent of the outstanding balance of such payment to all of the rights of recovery of the Indemnitee against the Corporation and/or any Controlled Entity or under any insurance policy, as applicable, and (iii) the Indemnitee and the Corporation and, as applicable, any Controlled Entity shall execute all papers reasonably required and shall do all things that may be reasonably necessary to secure such rights, including the execution of such documents as may be necessary to enable the Indemnitee-Related Entities effectively to bring suit to enforce such rights. The Corporation and the Indemnitee agree that each of the Indemnitee-Related Entities shall be third-party beneficiaries with respect to this Section 10.7.

10.8 “Indemnitee-Related Entities” means any company, corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise (other than the Corporation, any Controlled Entity or the insurer under and pursuant to an insurance policy of the Corporation or any Controlled Entity) from whom an Indemnitee may be entitled to indemnification or advancement of expenses with respect to which, in whole or in part, the Corporation or any Controlled Entity may also have an indemnification or advancement obligation.

10.9 Any amendment or repeal of the foregoing provisions of this Article 10 shall not adversely affect any right or protection hereunder of any Indemnitee or its successors in respect of any act or omission occurring prior to the time of such amendment or repeal.

10.10 This Article 10 shall not limit the right of the Corporation, to the extent and in the manner permitted by applicable law, to indemnify and to advance expenses to persons other than Indemnitees when and as authorized by appropriate corporate action.

11. Adoption, Amendment or Repeal of Bylaws. In furtherance and not in limitation of the powers conferred by law, subject to the Stockholders’ Agreement (for so long as it remains in effect), the Board is expressly authorized to make, alter, amend or repeal in whole or in part the Bylaws, subject to the power of the stockholders of the Corporation entitled to vote with respect thereto to make, alter, amend or repeal the Bylaws.

12. Adoption, Amendment and Repeal of Amended Certificate.

12.1 Subject to the Stockholders’ Agreement (for so long as it remains in effect), the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended Certificate, in the manner now or hereafter prescribed by this Amended Certificate and the TBOC, and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, Directors or any other Persons whomsoever by and pursuant to this Amended Certificate in its present form or as hereafter amended, are granted and held subject to this reservation.

12.2 Notwithstanding any other provisions of this Amended Certificate or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of capital stock of the Corporation required by law or by the Bylaws or by this Amended Certificate (or by any certificate of designations hereto), any alteration, amendment or repeal of Articles 6, 7, 8, 9, 10, 12 or 13 hereto shall require the affirmative vote of (a) a majority of the total voting power of the outstanding shares of capital stock of the Corporation entitled to vote thereon, voting together as a single class, while the Corporation is under Founder Control and (b) at least two-thirds of the total voting power of the outstanding shares of capital stock of the Corporation entitled to vote thereon, voting together as a single class, from and after the time that the Corporation ceases to be under Founder Control.

13. Forum for Adjudication of Disputes. Unless the Corporation consents in writing to the selection of an alternative forum, the Southern District of Texas in the State of Texas shall be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by any Director, officer, employee, agent or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, (c) any action asserting a claim against the Corporation, its Directors, officers, employees or agents arising pursuant to any provision of the TBOC, this Amended Certificate or the Bylaws or as to which the TBOC confers jurisdiction on the Southern District of Texas in the State of Texas or (d) any action asserting a claim against the Corporation, its Directors, officers, employees or agents governed by the internal affairs doctrine, in each such case subject to such Southern District of Texas having personal jurisdiction over the indispensable parties named as defendants therein. Unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended. Any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article 12. Notwithstanding anything herein to the contrary, this Article 12 shall not apply to suits brought to enforce a duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.

14. Severability. If any provision or provisions of this Amended Certificate shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Amended Certificate (including, without limitation, each portion of any paragraph of this Amended Certificate containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (ii) to the fullest extent possible, the provisions of this Amended Certificate (including, without limitation, each such portion of any paragraph of this Amended Certificate containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its Directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law.

15. Definitions. As used in this Amended Certificate, unless the context otherwise requires or as set forth in another Article or Section of this Amended Certificate, the term:

(a) “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person; provided, that (i) neither the Corporation nor any of its subsidiaries will be deemed an Affiliate of any stockholder of the Corporation or any of such stockholders’ Affiliates and (ii) no stockholder of the Corporation will be deemed an Affiliate of any other stockholder of the Corporation, in each case, solely by reason of any investment in the Corporation or any rights conferred on such stockholder pursuant to the Stockholders’ Agreement (including any representatives of such stockholder serving on the Board).

(b) “Amended Certificate” is defined in the Recitals.

(c) “Automatic Conversion” is defined in Section 5.1(f)(ii).

(d) “Automatic Conversion Date” is defined in Section 5.1(f)(ii).

(e) “Board” means the board of directors of the Corporation.

(f) “Bylaws” is defined in Section 6.1(a).

(g) “Chairman” means the chairperson of the Board, which shall initially be Tilman J. Fertitta.

(h) “Class A Common Stock” is defined in Section 4.1.

(i) “Class B Common Stock” is defined in Section 4.1.

(j) “Common Stock” is defined in Section 4.1.

(k) “Convertible Securities” shall mean securities (other than shares of Class B Common Stock) convertible into or exchangeable for Class A Common Stock or Class B Common Stock, either directly or indirectly.

(l) “control” (including the terms “controlling” and “controlled”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of such subject Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

(m) “Controlled Entities” is defined in Section 10.7.

(n) “Corporation” is defined in Section 1.

(o) “Director” is defined in Section 6.1(a).

(p) “Disability” means permanent and total disability such that the Founder is unable to engage in any substantial gainful activity by reason of any medically determinable mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months as determined by a licensed medical practitioner. In the event of a dispute whether the Founder has suffered a Disability, no Disability of the Founder shall be deemed to have occurred unless and until an affirmative ruling regarding such Disability has been made by a court of competent jurisdiction, and such ruling has become final and non-appealable.

(q) “Effective Time” is defined in Section 4.1.

(r) “Exempted Persons” is defined in Section 8.

(s) “Existing FAST Charter” is defined in the Recitals.

(t) “FAST” means FAST Acquisition Corp., a Delaware corporation.

(u) “Founder” is defined in Section 5.1(b)(i).

(v) “Founder Control” means that shares representing a majority of the voting power of all of the then-outstanding shares of capital stock of the Corporation entitled to vote at an annual or special meeting duly noticed and called in accordance with this Amended Certificate is beneficially owned by the Founder.

(w) “Founder Group” is defined in Section 5.1(b)(i).

(x) “Indemnification Sources” is defined in Section 10.7.

(y) “Indemnitee” is defined in Section 10.1.

(z) “Indemnitee-Related Entities” is defined in Section 10.8.

(aa) “Indemnitees” is defined in Section 10.1.

(bb) “Initial Board” is defined in Section 6.2.

(cc) “Jointly Indemnifiable Claims” is defined in Section 10.7.

(dd) “Original FAST Charter” is defined in the Recitals.

(ee) “Permitted Transferee” means, with respect to a holder of Class B Common Stock, (i) the Founder, (ii) Paige Fertitta, (iii) Relatives of the Founder; (iv) any trust, corporation, family partnership or limited liability company, the sole beneficiaries, stockholders, partners or members or which are such holder or Relatives of the Founder; (v) the heirs of any such deceased holder, whether by will or intestacy; and (vi) any Person that directly or indirectly controls, is controlled by or with such holder

(ff) “Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity.

(gg) “Preferred Stock” is defined in Section 4.1.

(hh) “Preferred Stock Directors” is defined in Section 6.1(b).

(ii) “proceeding” is defined in Section 10.1.

(jj) “Relative” means, with respect to any (a) holder of Class B Common Stock that is an individual: (i) such individual’s spouse; (ii) any lineal descendant, parent, grandparent, great grandparent or sibling or any lineal descendant of such sibling (in each case whether by blood or legal adoption); and (iii) the spouse of an individual described in clause (a)(ii) of this definition, and (b) holder of Class B Common Stock that is not an individual, any Relative of any individual that is a beneficial owner (as such term is defined in Rule 13d-3 under the Exchange Act) of a majority of either: (i) the outstanding shares of common stock (or similar securities or interests in the case of an entity other than a corporation) of such holder; or (ii) the combined voting power of the outstanding securities entitled to vote under ordinary circumstances in the election of directors (or in the selection of any other similar governing body in the case of an entity other than a corporation) of such holder.

(kk) “Stock Adjustment” is defined in Section 5.1(c)(iii)

(ll) “Stockholders’ Agreement” is defined in Section 6.2.

(mm) “Stock Exchange Rules” means the rules and regulations for listed companies as in effect from time to time of the principal United States national securities exchange on which the Class A Common Stock is listed for trading, which as of the date hereof is the New York Stock Exchange.

(nn) “TBOC” means the Texas Business Organizations Code, as the same may be amended from time to time.

Exhibit I

Form of SPAC Newco Omnibus Incentive Plan

Execution Version

FERTITTA ENTERTAINMENT, INC.

2021 INCENTIVE AWARD PLAN

ARTICLE I.
Purpose

The Plan’s purpose is to enhance the Company’s ability to attract, retain and motivate persons who make (or are expected to make) important contributions to the Company by providing these individuals with equity ownership opportunities and/or equity-linked compensatory opportunities. Capitalized terms used in the Plan are defined in Article XI.

ARTICLE II.
Eligibility

Service Providers are eligible to be granted Awards under the Plan, subject to the limitations described herein.

ARTICLE III.
Administration and Delegation

3.1 Administration. The Plan is administered by the Administrator in accordance with the requirements of Rule 16b-3, to the extent applicable. The Administrator has authority to determine which Service Providers receive Awards, grant Awards and set Award terms and conditions, subject to the conditions and limitations in the Plan. The Administrator also has the authority to take all actions and make all determinations under the Plan, to interpret the Plan and Award Agreements and to adopt, amend and repeal Plan administrative rules, guidelines and practices as it deems advisable. The Administrator may correct defects and ambiguities, supply omissions and reconcile inconsistencies in the Plan or any Award Agreement as it deems necessary or appropriate to administer the Plan and any Awards. The Administrator’s determinations under the Plan are in its sole discretion and will be final and binding on all persons having or claiming any interest in the Plan or any Award.

3.2 Appointment of Committees. To the extent Applicable Laws permit, the Board or the Administrator may delegate any or all of its powers under the Plan to one or more Committees or committees of officers of the Company or any of its Subsidiaries; provided, that, any such officer delegation shall exclude the power to grant Awards to non-employee Directors or Section 16 Persons. The Board or the Administrator, as applicable, may rescind any such delegation, abolish any such committee or Committee and/or re-vest in itself any previously delegated authority at any time.

ARTICLE IV.
Stock Available for Awards

4.1 Number of Shares. Subject to adjustment under Article VIII and the terms of this Article IV, Awards may be made under the Plan covering up to the Overall Share Limit. Shares issued under the Plan may consist of authorized but unissued Shares, Shares purchased on the open market or treasury Shares.

4.2 Share Recycling. If all or any part of an Award expires, lapses or is terminated, exchanged for or settled in cash, surrendered, repurchased, canceled without having been fully exercised or forfeited, in any case, in a manner that results in the Company acquiring Shares covered by the Award at a price not greater than the price (as adjusted to reflect any Equity Restructuring) paid by the Participant for such Shares or not issuing any Shares covered by the Award, the unused Shares covered by the Award will, as applicable, become or again be available for Award grants under the Plan. Further, Shares delivered (either by actual delivery or attestation) to the Company by a Participant to satisfy the applicable exercise or purchase price of an Award and/or to satisfy any applicable tax withholding obligation with respect to an Award (including Shares retained by the Company from the Award being exercised or purchased and/or creating the tax obligation) will again be available for Award grants under the Plan. The payment of Dividend Equivalents in cash in conjunction with any outstanding Awards shall not count against the Overall Share Limit.

4.3 Incentive Stock Option Limitations. Notwithstanding anything to the contrary herein, no more than [________] Shares may be issued pursuant to the exercise of Incentive Stock Options.

4.4 Substitute Awards. In connection with an entity’s merger or consolidation with the Company or the Company’s acquisition of an entity’s property or stock, the Administrator may grant Awards in substitution for any options or other stock or stock-based awards granted before such merger or consolidation by such entity or its affiliate. Substitute Awards may be granted on such terms as the Administrator deems appropriate, notwithstanding any limitations on Awards in the Plan. Substitute Awards will not count against the Overall Share Limit (nor shall Shares subject to a Substitute Award be added to the Shares available for Awards under the Plan as provided above), except that Shares acquired by exercise of substitute Incentive Stock Options will count against the maximum number of Shares that may be issued pursuant to the exercise of Incentive Stock Options under the Plan. Additionally, in the event that a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Shares authorized for grant under the Plan (and Shares subject to such Awards shall not be added to the Shares available for Awards under the Plan as provided above); provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not Employees, Consultants or Directors prior to such acquisition or combination.

4.5 Non-Employee Director Compensation. Notwithstanding any provision to the contrary in the Plan, the Administrator may establish compensation for non-employee Directors from time to time, subject to the limitations in the Plan. The Administrator will from time to time determine the terms, conditions and amounts of all such non-employee Director compensation in its discretion and pursuant to the exercise of its business judgment, taking into account such factors, circumstances and considerations as it shall deem relevant from time to time, provided that the sum of any cash compensation, or other compensation, and the value (determined as of the grant date in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor thereto) of Awards granted to a non-employee Director as compensation for services as a non-employee Director during any fiscal year of the Company may not exceed $750,000, increased to $1,000,000 in the fiscal year in which the Plan’s effective date occurs or in the fiscal year of a non-employee Director’s initial service as a non-employee Director.

ARTICLE V.
Stock Options and Stock Appreciation Rights

5.1 General. The Administrator may grant Options or Stock Appreciation Rights to Service Providers subject to the limitations in the Plan, including any limitations in the Plan that apply to Incentive Stock Options. The Administrator will determine the number of Shares covered by each Option and Stock Appreciation Right, the exercise price of each Option and Stock Appreciation Right and the other conditions and limitations applicable to the exercise of each Option and Stock Appreciation Right (including, without limitation, any vesting conditions). A Stock Appreciation Right will entitle the Participant (or other person entitled to exercise the Stock Appreciation Right) to receive from the Company upon exercise of the exercisable portion of the Stock Appreciation Right an amount determined by multiplying the excess, if any, of the Fair Market Value of one Share on the date of exercise over the exercise price per Share of the Stock Appreciation Right by the number of Shares with respect to which the Stock Appreciation Right is exercised, subject to any limitations of the Plan or that the Administrator may impose and shall be payable in cash, Shares valued at Fair Market Value or a combination of the two as the Administrator may determine or provide in the Award Agreement.

5.2 Exercise Price. The Administrator will establish each Option’s and Stock Appreciation Right’s exercise price and specify the exercise price in the Award Agreement; provided, that the exercise price will not be less than 100% of the Fair Market Value on the grant date of the Option (subject to Section 5.6) or Stock Appreciation Right. Notwithstanding the foregoing, in the case of an Option or a Stock Appreciation Right that is a Substitute Award, the exercise price per share of the Shares subject to such Option or Stock Appreciation Right, as applicable, may be less than the Fair Market Value per share on the date of grant; provided that the exercise price of any Substitute Award shall be determined in accordance with the applicable requirements of Sections 424 and 409A of the Code.

5.3 Duration. Each Option or Stock Appreciation Right will be exercisable at such times and as specified in the Award Agreement, provided that the term of an Option or Stock Appreciation Right will not exceed ten years. Notwithstanding the foregoing and unless determined otherwise by the Company, in the event that on the last business day of the term of an Option or Stock Appreciation Right (other than an Incentive Stock Option) (i) the exercise of the Option or Stock Appreciation Right is prohibited by Applicable Law, as determined by the Company, or (ii) Shares may not be purchased or sold by the applicable Participant due to any Company insider trading policy (including blackout periods) or a “lock-up” agreement undertaken in connection with an issuance of securities by the Company, the term of the Option or Stock Appreciation Right shall be extended, except to the extent that such extension would violate Section 409A, until the date that is 30 days after the end of the legal prohibition, black-out period or lock-up agreement, as determined by the Company; provided, however, in no event shall the extension last beyond the ten year term of the applicable Option or Stock Appreciation Right. Notwithstanding the foregoing, to the extent permitted under Applicable Laws, if the Participant, prior to the end of the term of an Option or Stock Appreciation Right, violates the non-competition, non-solicitation, confidentiality or other similar restrictive covenant provisions of any employment contract, confidentiality and nondisclosure agreement or other agreement between the Participant and the Company or any of its Subsidiaries, the right of the Participant and the Participant’s transferees to exercise any Option or Stock Appreciation Right issued to the Participant shall terminate immediately upon such violation, unless the Company otherwise determines. In addition, if, prior to the end of the term of an Option or Stock Appreciation Right, the Participant is given notice by the Company or any of its Subsidiaries of the Participant’s Termination of Service by the Company or any of its Subsidiaries for Cause, and the effective date of such Termination of Service is subsequent to the date of the delivery of such notice, the right of the Participant and the Participant’s transferees to exercise any Option or Stock Appreciation Right issued to the Participant shall be suspended from the time of the delivery of such notice until the earlier of (i) such time as it is determined or otherwise agreed that the Participant’s service as a Service Provider will not be terminated for Cause as provided in such notice or (ii) the effective date of the Participant’s Termination of Service by the Company or any of its Subsidiaries for Cause (in which case the right of the Participant and the Participant’s transferees to exercise any Option or Stock Appreciation Right issued to the Participant will terminate immediately upon the effective date of such Termination of Service).

5.4 Exercise. Options and Stock Appreciation Rights may be exercised by delivering to the Company a written notice of exercise, in a form the Administrator approves (which may be electronic), signed by the person authorized to exercise the Option or Stock Appreciation Right, together with, as applicable, payment in full (i) as specified in Section 5.5 for the number of Shares for which the Award is exercised and (ii) as specified in Section 9.5 for any applicable taxes. Unless the Administrator otherwise determines, an Option or Stock Appreciation Right may not be exercised for a fraction of a Share.

5.5 Payment Upon Exercise. Subject to Section 10.8, any Company insider trading policy (including blackout periods) and Applicable Laws, the exercise price of an Option must be paid by:

(a) cash, wire transfer of immediately available funds or by check payable to the order of the Company, provided that the Company may limit the use of one of the foregoing payment forms if one or more of the payment forms below is permitted;

(b) if there is a public market for Shares at the time of exercise, unless the Company otherwise determines, (A) delivery (including electronically or telephonically to the extent permitted by the Company) of an irrevocable and unconditional undertaking by a broker acceptable to the Company to deliver promptly to the Company sufficient funds to pay the exercise price, or (B) the Participant’s delivery to the Company of a copy of irrevocable and unconditional instructions to a broker acceptable to the Company to deliver promptly to the Company cash or a check sufficient to pay the exercise price; provided that such amount is paid to the Company at such time as may be required by the Administrator;

(c) to the extent permitted by the Administrator, delivery (either by actual delivery or attestation) of Shares owned by the Participant valued at their fair market value;

(d) to the extent permitted by the Administrator, surrendering Shares then issuable upon the Option’s exercise valued at their fair market value on the exercise date;

(e) to the extent permitted by the Administrator, delivery of a promissory note or any other property that the Administrator determines is good and valuable consideration; or

(f) to the extent permitted by the Company, any combination of the above payment forms approved by the Administrator.

5.6 Additional Terms of Incentive Stock Options. The Administrator may grant Incentive Stock Options only to employees of the Company, any of its present or future parent or subsidiary corporations, as defined in Sections 424(e) or (f) of the Code, respectively, and any other entities the employees of which are eligible to receive Incentive Stock Options under the Code. If an Incentive Stock Option is granted to a Greater Than 10% Stockholder, the exercise price will not be less than 110% of the Fair Market Value on the Option’s grant date, and the term of the Option will not exceed five years. All Incentive Stock Options will be subject to and construed consistently with Section 422 of the Code. By accepting an Incentive Stock Option, the Participant agrees to give prompt written notice to the Company of dispositions or other transfers (other than in connection with a Change in Control) of Shares acquired under the Option made within (i) two years from the grant date of the Option or (ii) one year after the transfer of such Shares to the Participant, specifying the date of the disposition or other transfer and the amount the Participant realized, in cash, other property, assumption of indebtedness or other consideration, in such disposition or other transfer. Neither the Company nor the Administrator will be liable to a Participant, or any other party, if an Incentive Stock Option fails or ceases to qualify as an “incentive stock option” under Section 422 of the Code. Any Incentive Stock Option or portion thereof that fails to qualify as an “incentive stock option” under Section 422 of the Code for any reason, including becoming exercisable with respect to Shares having a fair market value exceeding the $100,000 limitation under Treasury Regulation Section 1.422-4, will be a Non-Qualified Stock Option.

ARTICLE VI.
Restricted Stock; Restricted Stock Units

6.1 General. The Administrator may grant Restricted Stock, or the right to purchase Restricted Stock, to any Service Provider, subject to the Company’s right to repurchase all or part of such Shares at their issue price or other stated or formula price from the Participant (or to require forfeiture of such Shares) if conditions that the Administrator specifies in the Award Agreement are not satisfied before the end of the applicable restriction period or periods that the Administrator establishes for such Award. In addition, the Administrator may grant to Service Providers Restricted Stock Units, which may be subject to vesting and forfeiture conditions during the applicable restriction period or periods, as set forth in an Award Agreement. The Administrator will determine and set forth in the Award Agreement the terms and conditions for each Restricted Stock and Restricted Stock Unit Award, subject to the conditions and limitations contained in the Plan.

6.2 Restricted Stock.

(a) Dividends. Participants holding Shares of Restricted Stock will be entitled to all ordinary cash dividends paid with respect to such Shares, unless the Administrator provides otherwise in the Award Agreement. In addition, unless the Administrator provides otherwise, if any dividends or distributions are paid in Shares, or consist of a dividend or distribution to holders of Common Stock of property other than an ordinary cash dividend, the Shares or other property will be subject to the same restrictions on transferability and forfeitability as the Shares of Restricted Stock with respect to which they were paid. Notwithstanding anything to the contrary herein, with respect to any award of Restricted Stock, dividends which are paid to holders of Common Stock prior to vesting shall only be paid out to the Participant holding such Restricted Stock to the extent that the vesting conditions are subsequently satisfied. All such dividend payments will be made no later than March 15 of the calendar year following the calendar year in which the right to the dividend payment becomes nonforfeitable.

(b) Stock Certificates. The Company may require that the Participant deposit in escrow with the Company (or its designee) any stock certificates issued in respect of Shares of Restricted Stock, together with a stock power endorsed in blank.

6.3 Restricted Stock Units.

(a) Settlement. The Administrator may provide that settlement of Restricted Stock Units will occur upon or as soon as reasonably practicable after the Restricted Stock Units vest or will instead be deferred, on a mandatory basis or at the Participant’s election, in a manner intended to comply with Section 409A.

(b) Stockholder Rights. A Participant will have no rights of a stockholder with respect to Shares subject to any Restricted Stock Unit unless and until the Shares are delivered in settlement of the Restricted Stock Unit.

ARTICLE VII.
Other Stock or Cash Based Awards; DIVIDEND EQUIVALENTS

7.1 Other Stock or Cash Based Awards. Other Stock or Cash Based Awards may be granted to Participants, including Awards entitling Participants to receive Shares to be delivered in the future and including annual or other periodic or long-term cash bonus awards (whether based on specified Performance Criteria or otherwise), in each case subject to any conditions and limitations in the Plan. Such Other Stock or Cash Based Awards will also be available as a payment form in the settlement of other Awards, as standalone payments and as payment in lieu of compensation to which a Participant is otherwise entitled. Other Stock or Cash Based Awards may be paid in Shares, cash or other property, as the Administrator determines. Subject to the provisions of the Plan, the Administrator will determine the terms and conditions of each Other Stock or Cash Based Award, including any purchase price, performance goal (which may be based on the Performance Criteria), transfer restrictions, and vesting conditions, which will be set forth in the applicable Award Agreement.

7.2 Dividend Equivalents. A grant of Restricted Stock Units or Other Stock or Cash Based Award may provide a Participant with the right to receive Dividend Equivalents, and no Dividend Equivalents shall be payable with respect to Options or Stock Appreciation Rights. Dividend Equivalents may be paid currently or credited to an account for the Participant, settled in cash or Shares and subject to the same restrictions on transferability and forfeitability as the Award with to which the Dividend Equivalents are paid and subject to other terms and conditions as set forth in the Award Agreement. Notwithstanding anything to the contrary herein, Dividend Equivalents with respect to an Award shall only paid out to the Participant to the extent that the vesting conditions are subsequently satisfied. All such Dividend Equivalent payments will be made no later than March 15 of the calendar year following calendar year in which the right to the Dividend Equivalent payment becomes nonforfeitable, unless determined otherwise by the Administrator or unless deferred in a manner intended to comply with Section 409A.

ARTICLE VIII.
Adjustments for Changes in Common Stock
and Certain Other Events

8.1 Equity Restructuring. In connection with any Equity Restructuring, notwithstanding anything to the contrary in this Article VIII, the Administrator will equitably adjust each outstanding Award as it deems appropriate to reflect the Equity Restructuring, which may include adjusting the number and type of securities subject to each outstanding Award and/or the Award’s exercise price or grant price (if applicable), granting new Awards to Participants, and making a cash payment to Participants. The adjustments provided under this Section 8.1 will be nondiscretionary and final and binding on the affected Participant and the Company; provided that the Administrator will determine whether an adjustment is equitable.

8.2 Corporate Transactions. In the event of any dividend (other than ordinary cash dividends) or other distribution (whether in the form of cash, Common Stock, other securities, or other property), reorganization, merger, consolidation, combination, amalgamation, repurchase, recapitalization, liquidation, dissolution, or sale, transfer, exchange or other disposition of all or substantially all of the assets of the Company, or sale or exchange of Common Stock or other securities of the Company, Change in Control, issuance of warrants or other rights to purchase Common Stock or other securities of the Company, other similar corporate transaction or event, other unusual or nonrecurring transaction or event affecting the Company or any Subsidiary or their financial statements or any change in any Applicable Laws or accounting principles, the Administrator, on such terms and conditions as it deems appropriate, either by the terms of the Award or by action taken prior to the occurrence of such transaction or event (except that action to give effect to a change in Applicable Law or accounting principles may be made within a reasonable period of time after such change), is hereby authorized to take any one or more of the following actions whenever the Administrator determines that such action is appropriate in order to (x) prevent dilution or enlargement of the benefits or potential benefits intended by the Company to be made available under the Plan or with respect to any Award granted or issued under the Plan, (y) to facilitate such transaction or event or (z) give effect to such changes in Applicable Laws or accounting principles:

(a) To provide for the cancellation of any such Award in exchange for either an amount of cash or other property with a Fair Market Value equal to the amount that could have been obtained upon the exercise or settlement of the vested portion of such Award or realization of the Participant’s rights under the vested portion of such Award, as applicable; provided that, if the amount that could have been obtained upon the exercise or settlement of the vested portion of such Award or realization of the Participant’s rights, in any case, is equal to or less than zero, then the Award may be terminated without payment;

(b) To provide that such Award shall vest and, to the extent applicable, be exercisable as to all Shares covered thereby, notwithstanding anything to the contrary in the Plan or the provisions of such Award;

(c) To provide that such Award be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by awards covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and/or applicable exercise or purchase price, in all cases, as determined by the Administrator;

(d) To make adjustments in the number and type of Shares (or other securities or property) subject to outstanding Awards and/or with respect to which Awards may be granted under the Plan (including, but not limited to, adjustments of the limitations in Article IV on the maximum number and kind of shares which may be issued) and/or in the terms and conditions of (including the grant or exercise price or applicable performance goals), and the criteria included in, outstanding Awards;

(e) To replace such Award with other rights or property selected by the Administrator; and/or

(f) To provide that the Award will terminate and cannot vest, be exercised or become payable after the applicable event.

8.3 Effect of Non-Assumption in a Change in Control. Notwithstanding the provisions of Section 8.2, if a Change in Control occurs and a Participant’s Awards are not continued, converted, assumed, or replaced with a substantially similar award by (a) the Company, or (b) a successor entity or its parent or subsidiary (an “Assumption”), and provided that the Participant has not had a Termination of Service, then, immediately prior to the Change in Control, such Awards shall become fully vested, exercisable and/or payable, as applicable, and all forfeiture, repurchase and other restrictions on such Awards shall lapse, in which case, such Awards shall be canceled upon the consummation of the Change in Control in exchange for the right to receive the Change in Control consideration payable to other holders of Common Stock (i) which may be on such terms and conditions as apply generally to holders of Common Stock under the Change in Control documents (including, without limitation, any escrow, earn-out or other deferred consideration provisions) or such other terms and conditions as the Administrator may provide, and (ii) determined by reference to the number of Shares subject to such Awards and net of any applicable exercise price; provided that to the extent that any Awards constitute “nonqualified deferred compensation” that may not be paid upon the Change in Control under Section 409A without the imposition of taxes thereon under Section 409A, the timing of such payments shall be governed by the applicable Award Agreement (subject to any deferred consideration provisions applicable under the Change in Control documents); and provided, further, that if the amount to which the Participant would be entitled upon the settlement or exercise of such Award at the time of the Change in Control is equal to or less than zero, then such Award may be terminated without payment. The Administrator shall determine whether an Assumption of an Award has occurred in connection with a Change in Control.

8.4 Administrative Stand Still. In the event of any pending stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other extraordinary transaction or change affecting the Shares or the share price of Common Stock, including any Equity Restructuring or any securities offering or other similar transaction, for administrative convenience, the Administrator may refuse to permit the exercise of any Award for up to 60 days before or after such transaction.

8.5 General. Except as expressly provided in the Plan or the Administrator’s action under the Plan, no Participant will have any rights due to any subdivision or consolidation of Shares of any class, dividend payment, increase or decrease in the number of Shares of any class or dissolution, liquidation, merger, or consolidation of the Company or other corporation. Except as expressly provided with respect to an Equity Restructuring under Section 8.1 or the Administrator’s action under the Plan, no issuance by the Company of Shares of any class, or securities convertible into Shares of any class, will affect, and no adjustment will be made regarding, the number of Shares subject to an Award or the Award’s grant or exercise price. The existence of the Plan, any Award Agreements and the Awards granted hereunder will not affect or restrict in any way the Company’s right or power to make or authorize (i) any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, (ii) any merger, consolidation dissolution or liquidation of the Company or sale of Company assets or (iii) any sale or issuance of securities, including securities with rights superior to those of the Shares or securities convertible into or exchangeable for Shares. The Administrator may treat Participants and Awards (or portions thereof) differently under this Article VIII.

ARTICLE IX.
General Provisions Applicable to Awards

9.1 Transferability. Except as the Administrator may determine or provide in an Award Agreement or otherwise for Awards other than Incentive Stock Options, Awards may not be sold, assigned, transferred, pledged or otherwise encumbered, either voluntarily or by operation of law, except by will or the laws of descent and distribution, or, subject to the Administrator’s consent, pursuant to a domestic relations order, and, during the life of the Participant, will be exercisable only by the Participant or, if permissible under applicable law, by the Participant’s legal guardian or representative. References to a Participant, to the extent relevant in the context, will include references to a Participant’s authorized transferee that the Administrator specifically approves.

9.2 Documentation. Each Award will be evidenced in an Award Agreement, which may be written or electronic, as the Administrator determines. Each Award may contain terms and conditions in addition to those set forth in the Plan.

9.3 Discretion. Except as the Plan otherwise provides, each Award may be made alone or in addition or in relation to any other Award. The terms of each Award to a Participant need not be identical, and the Administrator need not treat Participants or Awards (or portions thereof) uniformly.

9.4 Termination of Status. The Administrator will determine how the disability, death, retirement or authorized leave of absence or any other change or purported change in a Participant’s Service Provider status affects an Award and the extent to which, and the period during which the Participant, the Participant’s legal representative, conservator, guardian or Designated Beneficiary may exercise rights under the Award, if applicable.

9.5 Withholding. Each Participant must pay the Company, or make provision satisfactory to the Administrator for payment of, any taxes required by Applicable Law to be withheld in connection with such Participant’s Awards by the date of the event creating the tax liability. The Company may deduct an amount sufficient to satisfy such tax obligations based on the applicable statutory withholding rates (or such other rate as may be determined by the Company after considering any accounting consequences or costs) from any payment of any kind otherwise due to a Participant. Subject to Section 10.8 and any Company insider trading policy (including blackout periods), Participants may satisfy such tax obligations (i) in cash, by wire transfer of immediately available funds, by check made payable to the order of the Company, provided that the Company may limit the use of the foregoing payment forms if one or more of the payment forms below is permitted, (ii) to the extent permitted by the Administrator, in whole or in part by delivery of Shares, including Shares delivered by attestation and Shares retained from the Award creating the tax obligation, valued at their Fair Market Value on the date of delivery, (iii) if there is a public market for Shares at the time the tax obligations are satisfied, unless the Company otherwise determines, (A) delivery (including electronically or telephonically to the extent permitted by the Company) of an irrevocable and unconditional undertaking by a broker acceptable to the Company to deliver promptly to the Company sufficient funds to satisfy the tax obligations, or (B) delivery by the Participant to the Company of a copy of irrevocable and unconditional instructions to a broker acceptable to the Company to deliver promptly to the Company cash or a check sufficient to satisfy the tax withholding; provided that such amount is paid to the Company at such time as may be required by the Administrator, or (iv) to the extent permitted by the Company, any combination of the foregoing payment forms approved by the Administrator. If any tax withholding obligation will be satisfied under clause (ii) above by the Company’s retention of Shares from the Award creating the tax obligation and there is a public market for Shares at the time the tax obligation is satisfied, the Company may elect to instruct any brokerage firm determined acceptable to the Company for such purpose to sell on the applicable Participant’s behalf some or all of the Shares retained and to remit the proceeds of the sale to the Company or its designee, and each Participant’s acceptance of an Award under the Plan will constitute the Participant’s authorization to the Company and instruction and authorization to such brokerage firm to complete the transactions described in this sentence.

9.6 Amendment of Award; Repricing. The Administrator may amend, modify or terminate any outstanding Award, including by substituting another Award of the same or a different type, changing the exercise or settlement date, and converting an Incentive Stock Option to a Non-Qualified Stock Option. The Participant’s consent to such action will be required unless (i) the action, taking into account any related action, does not materially and adversely affect the Participant’s rights under the Award, or (ii) the change is permitted under Article VIII or pursuant to Section 10.6. Notwithstanding the foregoing or anything in the Plan to the contrary, the Administrator may not, except pursuant to Article VIII, without the approval of the stockholders of the Company, reduce the exercise price per share of outstanding Options or Stock Appreciation Rights or cancel outstanding Options or Stock Appreciation Rights in exchange for cash, other Awards or Options or Stock Appreciation Rights with an exercise price per share that is less than the exercise price per share of the original Options or Stock Appreciation Rights.

9.7 Conditions on Delivery of Stock. The Company will not be obligated to deliver any Shares under the Plan or remove restrictions from Shares previously delivered under the Plan until (i) all Award conditions have been met or removed to the Company’s satisfaction, (ii) as determined by the Company, all other legal matters regarding the issuance and delivery of such Shares have been satisfied, including any applicable securities laws and stock exchange or stock market rules and regulations, and (iii) the Participant has executed and delivered to the Company such representations or agreements as the Administrator deems necessary or appropriate to satisfy any Applicable Laws. The Company’s inability to obtain authority from any regulatory body having jurisdiction, which the Administrator determines is necessary to the lawful issuance and sale of any securities, will relieve the Company of any liability for failing to issue or sell such Shares as to which such requisite authority has not been obtained.

9.8 Acceleration. The Administrator may at any time provide that any Award will become immediately vested and fully or partially exercisable, free of some or all restrictions or conditions, or otherwise fully or partially realizable.

9.9 Cash Settlement. Without limiting the generality of any other provision of the Plan, the Administrator may provide in an Award Agreement, or determine subsequent to the grant of an Award, in its discretion, that any Award may be settled in cash, Shares or a combination thereof.

9.10 Broker-Assisted Sales. In the event of a broker-assisted sale of Shares in connection with the payment of amounts owed by a Participant under or with respect to the Plan or Awards, including amounts to be paid under the final sentence of Section 9.5: (i) any Shares to be sold through the broker-assisted sale will be sold on the day the payment first becomes due, or as soon thereafter as practicable; (ii) such Shares may be sold as part of a block trade with other Participants in the Plan in which all participants receive an average price; (iii) the applicable Participant will be responsible for all broker’s fees and other costs of sale, and by accepting an Award, each Participant agrees to indemnify and hold the Company harmless from any losses, costs, damages, or expenses relating to any such sale; (iv) to the extent the Company or its designee receives proceeds of such sale that exceed the amount owed, the Company will pay such excess in cash to the applicable Participant as soon as reasonably practicable; (v) the Company and its designees are under no obligation to arrange for such sale at any particular price; and (vi) in the event the proceeds of such sale are insufficient to satisfy the Participant’s applicable obligation, the Participant may be required to pay immediately upon demand to the Company or its designee an amount in cash sufficient to satisfy any remaining portion of the Participant’s obligation.

ARTICLE X.
Miscellaneous

10.1 No Right to Employment or Other Status. No person will have any claim or right to be granted an Award, and the grant of an Award will not be construed as giving a Participant the right to continued employment or any other relationship with the Company or any of its Subsidiaries. The Company and its Subsidiaries expressly reserves the right at any time to dismiss or otherwise terminate its relationship with a Participant free from any liability or claim under the Plan or any Award, except as expressly provided in an Award Agreement or in the Plan.

10.2 No Rights as Stockholder; Certificates. Subject to the Award Agreement, no Participant or Designated Beneficiary will have any rights as a stockholder with respect to any Shares to be distributed under an Award until becoming the record holder of such Shares. Notwithstanding any other provision of the Plan, unless the Administrator otherwise determines or Applicable Laws require, the Company will not be required to deliver to any Participant certificates evidencing Shares issued in connection with any Award and instead such Shares may be recorded in the books of the Company (or, as applicable, its transfer agent or stock plan administrator). The Company may place legends on stock certificates issued under the Plan that the Administrator deems necessary or appropriate to comply with Applicable Laws.

10.3 Effective Date and Term of Plan. Unless earlier terminated by the Board, the Plan will become effective upon the consummation of the transactions contemplated by that certain [Agreement and Plan of Merger] entered into on [ ● ], 2021, by and among the Company, FAST Acquisition Corp., a Delaware corporation, and [FAST Merger Sub], a Texas corporation (the “Initial Business Combination,” and the date that the Plan becomes effective, the “Effective Date”), subject to the approval of the Company’s stockholders, and will remain in effect until the tenth anniversary of the earlier of (i) the date the Board adopted the Plan or (ii) the date the Company’s stockholders approved the Plan, provided that Awards previously granted may extend beyond that date in accordance with the Plan. If the Plan is not approved by the Company’s stockholders, the Plan will not become effective, and no Awards will be granted under the Plan.

10.4 Amendment of Plan. The Administrator may amend, suspend or terminate the Plan at any time; provided that no amendment, other than an increase to the Overall Share Limit, may materially and adversely affect the rights of a Participant with respect to any Award outstanding at the time of such amendment without the affected Participant’s consent. No Awards may be granted under the Plan during any suspension period or after the Plan’s termination. Awards outstanding at the time of any Plan suspension or termination will continue to be governed by the Plan and the Award Agreement, as in effect before such suspension or termination. The Board will obtain stockholder approval of any Plan amendment to the extent necessary to comply with Applicable Laws.

10.5 Provisions for Foreign Participants. The Administrator may modify Awards granted to Participants who are foreign nationals or employed outside the United States or establish subplans or procedures under the Plan to address differences in laws, rules, regulations or customs of such foreign jurisdictions with respect to tax, securities, currency, employee benefit or other matters.

10.6 Section 409A.

(a) General. The Company intends that all Awards be structured to comply with, or be exempt from, Section 409A, such that no adverse tax consequences, interest, or penalties under Section 409A apply, and the Plan shall be construed and interpreted in accordance with such intent. Each payment under an Award shall be treated as a separate payment for purposes of Section 409A. Notwithstanding anything in the Plan or any Award Agreement to the contrary, the Administrator may, without a Participant’s consent, amend this Plan or Awards, adopt policies and procedures, or take any other actions (including amendments, policies, procedures and retroactive actions) as are necessary or appropriate to preserve the intended tax treatment of Awards, including any such actions intended to (A) exempt this Plan or any Award from Section 409A, or (B) comply with Section 409A, including regulations, guidance, compliance programs and other interpretative authority that may be issued after an Award’s grant date. The Company makes no representations or warranties as to an Award’s tax treatment under Section 409A or otherwise. The Company will have no obligation under this Section 10.6 or otherwise to avoid the taxes, penalties or interest under Section 409A with respect to any Award and will have no liability to any Participant or any other person if any Award, compensation or other benefits under the Plan are determined to constitute noncompliant “nonqualified deferred compensation” subject to taxes, penalties or interest under Section 409A.

(b) Separation from Service. If an Award constitutes “nonqualified deferred compensation” under Section 409A, any payment or settlement of such Award upon a termination of a Participant’s Service Provider relationship will, to the extent necessary to avoid taxes under Section 409A, be made only upon the Participant’s “separation from service” (within the meaning of Section 409A), whether such “separation from service” occurs upon or after the termination of the Participant’s Service Provider relationship. For purposes of this Plan or any Award Agreement relating to any such payments or benefits, references to a “termination,” “termination of employment” or like terms means a “separation from service.”

(c) Payments to Specified Employees. Notwithstanding any contrary provision in the Plan or any Award Agreement, any payment(s) of “nonqualified deferred compensation” required to be made under an Award to a “specified employee” (as defined under Section 409A and as the Administrator determines) due to his or her “separation from service” will, to the extent necessary to avoid taxes under Section 409A(a)(2)(B)(i) of the Code, be delayed for the six-month period immediately following such “separation from service” (or, if earlier, until the specified employee’s death) and will instead be paid (as set forth in the Award Agreement) on the day immediately following such six-month period or as soon as administratively practicable thereafter (without interest). Any payments of “nonqualified deferred compensation” under such Award payable more than six months following the Participant’s “separation from service” will be paid at the time or times the payments are otherwise scheduled to be made.

10.7 Limitations on Liability. Notwithstanding any other provisions of the Plan, no individual acting as a director, officer, other employee or agent of the Company or any Subsidiary will be liable to any Participant, former Participant, spouse, beneficiary, or any other person for any claim, loss, liability, or expense incurred in connection with the Plan or any Award, and such individual will not be personally liable with respect to the Plan because of any contract or other instrument executed in his or her capacity as an Administrator, director, officer, other employee or agent of the Company or any Subsidiary. The Company will indemnify and hold harmless each director, officer, other employee and agent of the Company or any Subsidiary that has been or will be granted or delegated any duty or power relating to the Plan’s administration or interpretation, against any cost or expense (including attorneys’ fees) or liability (including any sum paid in settlement of a claim with the Administrator’s approval) arising from any act or omission concerning this Plan unless arising from such person’s own fraud or bad faith.

10.8 Lock-Up Period. The Company may, at the request of any underwriter representative or otherwise, in connection with registering the offering of any Company securities under the Securities Act, prohibit Participants from, directly or indirectly, selling or otherwise transferring any Shares or other Company securities during a period of up to 180 days following the effective date of a Company registration statement filed under the Securities Act, or such longer period as determined by the underwriter.

10.9 Data Privacy. As a condition for receiving any Award, each Participant explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of personal data as described in this section by and among the Company and its Subsidiaries and affiliates exclusively for implementing, administering and managing the Participant’s participation in the Plan. The Company and its Subsidiaries and affiliates may hold certain personal information about a Participant, including the Participant’s name, address and telephone number; birthdate; social security, insurance number or other identification number; salary; nationality; job title(s); any Shares held in the Company or its Subsidiaries and affiliates; and Award details, to implement, manage and administer the Plan and Awards (the “Data”). The Company and its Subsidiaries and affiliates may transfer the Data amongst themselves as necessary to implement, administer and manage a Participant’s participation in the Plan, and the Company and its Subsidiaries and affiliates may transfer the Data to third parties assisting the Company with Plan implementation, administration and management. These recipients may be located in the Participant’s country, or elsewhere, and the Participant’s country may have different data privacy laws and protections than the recipients’ country. By accepting an Award, each Participant authorizes such recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, to implement, administer and manage the Participant’s participation in the Plan, including any required Data transfer to a broker or other third party with whom the Company or the Participant may elect to deposit any Shares. The Data related to a Participant will be held only as long as necessary to implement, administer, and manage the Participant’s participation in the Plan. A Participant may, at any time, view the Data that the Company holds regarding such Participant, request additional information about the storage and processing of the Data regarding such Participant, recommend any necessary corrections to the Data regarding the Participant or refuse or withdraw the consents in this Section 10.9 in writing, without cost, by contacting the local human resources representative. If the Participant refuses or withdraws the consents in this Section 10.9, the Company may cancel Participant’s ability to participate in the Plan and, in the Administrator’s discretion, the Participant may forfeit any outstanding Awards. For more information on the consequences of refusing or withdrawing consent, Participants may contact their local human resources representative.

10.10 Severability. If any portion of the Plan or any action taken under it is held illegal or invalid for any reason, the illegality or invalidity will not affect the remaining parts of the Plan, and the Plan will be construed and enforced as if the illegal or invalid provisions had been excluded, and the illegal or invalid action will be null and void.

10.11 Governing Documents. If any contradiction occurs between the Plan and any Award Agreement or other written agreement between a Participant and the Company (or any Subsidiary) that the Administrator has approved, the Plan will govern, unless it is expressly specified in such Award Agreement or other written document that a specific provision of the Plan will not apply.

10.12 Governing Law. The Plan and all Awards will be governed by and interpreted in accordance with the laws of the State of Delaware, disregarding any state’s choice-of-law principles requiring the application of a jurisdiction’s laws other than the State of Delaware.

10.13 Claw-back Provisions. All Awards (including, without limitation, any proceeds, gains or other economic benefit actually or constructively received by Participant upon any receipt or exercise of any Award or upon the receipt or resale of any Shares underlying the Award) shall be subject to the provisions of any claw-back policy implemented by the Company from time to time, including, without limitation, any claw-back policy adopted to comply with Applicable Laws (including the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder) as and to the extent set forth in such claw-back policy or the Award Agreement.

10.14 Titles and Headings. The titles and headings in the Plan are for convenience of reference only and, if any conflict, the Plan’s text, rather than such titles or headings, will control.

10.15 Conformity to Securities Laws. Participant acknowledges that the Plan is intended to conform to the extent necessary with Applicable Laws. Notwithstanding anything herein to the contrary, the Plan and all Awards will be administered only in conformance with Applicable Laws. To the extent Applicable Laws permit, the Plan and all Award Agreements will be deemed amended as necessary to conform to Applicable Laws.

10.16 Relationship to Other Benefits. No payment under the Plan will be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare or other benefit plan of the Company or any Subsidiary except as expressly provided in writing in such other plan or an agreement thereunder.

ARTICLE XI.
Definitions

As used in the Plan, the following words and phrases will have the following meanings:

11.1 “Administrator” means the Board or a Committee to the extent that the Board’s powers or authority under the Plan have been delegated to such Committee.

11.2 “Applicable Laws” means the requirements relating to the administration of equity incentive plans under U.S. federal and state securities, tax and other applicable laws, rules and regulations, the applicable rules of any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws and rules of any foreign country or other jurisdiction where Awards are granted.

11.3 “Award” means, individually or collectively, a grant under the Plan of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Dividend Equivalents, or Other Stock or Cash Based Awards.

11.4 “Award Agreement” means a written agreement evidencing an Award, which may be electronic, that contains such terms and conditions as the Administrator determines, consistent with and subject to the terms and conditions of the Plan.

11.5 “Board” means the Board of Directors of the Company.

11.6 “Cause” means (i) if a Participant is a party to a written employment or consulting agreement with the Company or any of its Subsidiaries or an Award Agreement in which the term “Cause” is defined (a “Relevant Agreement”), “Cause” as defined in the Relevant Agreement, and (ii) if no Relevant Agreement exists, (A) the Administrator’s determination that the Participant failed to substantially perform the Participant’s duties (other than a failure resulting from the Participant’s disability); (B) the Administrator’s determination that the Participant failed to carry out, or comply with any lawful and reasonable directive of the Board or the Participant’s immediate supervisor; (C) the occurrence of any act or omission by the Participant that could reasonably be expected to result in (or has resulted in) the Participant’s conviction, plea of no contest, plea of nolo contendere, or imposition of unadjudicated probation for any felony or indictable offense or crime involving moral turpitude; (D) the Participant’s unlawful use (including being under the influence) or possession of illegal drugs on the premises of the Company or any of its Subsidiaries or while performing the Participant’s duties and responsibilities for the Company or any of its Subsidiaries; (E) the Participant’s breach of any agreement with the Company or a Subsidiary thereof (including, without limitation, any confidentiality, non-competition, non-solicitation or assignment of inventions agreement); or (F) the Administrator’s determination that the Participant committed an act of fraud, embezzlement, misappropriation, or misconduct, or breached a fiduciary duty against the Company or any of its Subsidiaries. The Administrator, in its absolute discretion, shall determine the effect of all matters and questions relating to whether a Participant has been discharged for Cause.

11.7 “Change in Control” means and includes each of the following:

(a) A transaction or series of transactions (other than an offering of Common Stock to the general public through a registration statement filed with the Securities and Exchange Commission or a transaction or series of transactions that meets the requirements of clauses (i) and (ii) of subsection (c) below) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act) (other than the Company, any of its Subsidiaries, an employee benefit plan maintained by the Company or any of its Subsidiaries or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company possessing more than 50% of the total combined voting power of the Company’s securities outstanding immediately after such acquisition; or

(b) During any period of two consecutive years, individuals who, at the beginning of such period, constitute the Board together with any new Director(s) (other than a Director designated by a person who shall have entered into an agreement with the Company to effect a transaction described in subsections (a) or (c)) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the Directors then still in office who either were Directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

(c) The consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of the Company’s assets in any single transaction or series of related transactions or (z) the acquisition of assets or stock of another entity, in each case other than a transaction:

(i) which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and

(ii) after which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this clause (ii) as beneficially owning 50% or more of the combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction.

Notwithstanding the foregoing, in no event shall the Initial Business Combination or the transactions occurring in connection therewith constitute a Change in Control and if a Change in Control constitutes a payment event with respect to any Award (or portion of any Award) that provides for the deferral of compensation that is subject to Section 409A, to the extent required to avoid the imposition of additional taxes under Section 409A, the transaction or event described in subsection (a), (b) or (c) with respect to such Award (or portion thereof) shall only constitute a Change in Control for purposes of the payment timing of such Award if such transaction also constitutes a “change in control event,” as defined in Treasury Regulation Section 1.409A-3(i)(5).

The Administrator shall have full and final authority, which shall be exercised in its discretion, to determine conclusively whether a Change in Control has occurred pursuant to the above definition, the date of the occurrence of such Change in Control and any incidental matters relating thereto; provided that any exercise of authority in conjunction with a determination of whether a Change in Control is a “change in control event” as defined in Treasury Regulation Section 1.409A-3(i)(5) shall be consistent with such regulation.

11.8 “Code” means the Internal Revenue Code of 1986, as amended, and the regulations issued thereunder.

11.9 “Committee” means one or more committees or subcommittees of the Board, which may include one or more Company directors or executive officers, to the extent Applicable Laws permit. To the extent required to comply with the provisions of Rule 16b-3, it is intended that each member of the Committee will be, at the time the Committee takes any action with respect to an Award that is subject to Rule 16b-3, a “non-employee director” within the meaning of Rule 16b-3; however, a Committee member’s failure to qualify as a “non-employee director” within the meaning of Rule 16b-3 will not invalidate any Award granted by the Committee that is otherwise validly granted under the Plan.

11.10 “Common Stock” means the Class A common stock of the Company.

11.11 “Company” means Fertitta Entertainment, Inc., a Texas corporation, or any successor.

11.12 “Consultant” means any person, including any adviser, engaged by the Company or any of its Subsidiaries to render services to such entity if the consultant or adviser: (i) renders bona fide services to the Company; (ii) renders services not in connection with the offer or sale of securities in a capital-raising transaction and does not directly or indirectly promote or maintain a market for the Company’s securities; and (iii) is a natural person.

11.13 “Designated Beneficiary” means the beneficiary or beneficiaries the Participant designates, in a manner the Administrator determines, to receive amounts due or exercise the Participant’s rights if the Participant dies or becomes incapacitated. Without a Participant’s effective designation, “Designated Beneficiary” will mean the Participant’s estate.

11.14 “Director” means a Board member.

11.15 “Dividend Equivalents” means a right granted to a Participant under the Plan to receive the equivalent value (in cash or Shares) of dividends paid on Shares.

11.16 “Employee” means any employee of the Company or its Subsidiaries.

11.17 “Equity Restructuring” means, as determined by the Administrator, a non-reciprocal transaction between the Company and its stockholders, such as a stock dividend, stock split, spin-off or recapitalization through a large, nonrecurring cash dividend, or other large, nonrecurring cash dividend, that affects the number or kind of Shares (or other securities of the Company) or the share price of Common Stock (or other securities of the Company) and causes a change in the per share value of the Common Stock underlying outstanding Awards.

11.18 “Exchange Act” means the Securities Exchange Act of 1934, as amended.

11.19 “Fair Market Value” means, as of any date, the value of a share of Common Stock determined as follows: (a) if the Common Stock is listed on any established stock exchange, its Fair Market Value will be the closing sales price for such Common Stock as quoted on such exchange for such date, or if no sale occurred on such date, the last day preceding such date during which a sale occurred, as reported in The Wall Street Journal or another source the Administrator deems reliable; (b) if the Common Stock is not traded on a stock exchange but is quoted on a national market or other quotation system, the closing sales price on such date, or if no sales occurred on such date, then on the last date preceding such date during which a sale occurred, as reported in The Wall Street Journal or another source the Administrator deems reliable; or (c) without an established market for the Common Stock, the Administrator will determine the Fair Market Value in its discretion.

Notwithstanding the foregoing, with respect to any Award granted after the effectiveness of the Company’s registration statement relating to its initial public offering and prior to the Public Trading Date, the Fair Market Value means the initial public offering price of a Share as set forth in the Company’s final prospectus relating to its initial public offering filed with the Securities and Exchange Commission.

11.20 “Greater Than 10% Stockholder” means an individual then owning (within the meaning of Section 424(d) of the Code) more than 10% of the total combined voting power of all classes of stock of the Company or its parent or subsidiary corporation, as defined in Section 424(e) and (f) of the Code, respectively.

11.21 “Incentive Stock Option” means an Option intended to qualify as an “incentive stock option” as defined in Section 422 of the Code.

11.22 “Non-Qualified Stock Option” means an Option, or portion thereof, not intended or not qualifying as an Incentive Stock Option.

11.23 “Option” means an option to purchase Shares, which will either be an Incentive Stock Option or a Non-Qualified Stock Option.

11.24 “Other Stock or Cash Based Awards” means cash awards, awards of Shares, and other awards valued wholly or partially by referring to, or are otherwise based on, Shares or other property awarded to a Participant under Article VII.

11.25 “Overall Share Limit” means the sum of (i) [●]1 Shares and (ii) an annual increase on the first day of each calendar year beginning January 1, 2022 and ending on and including January 1, 2032, equal to the lesser of (A) [__]% of the aggregate number of Shares outstanding on the final day of the immediately preceding calendar year and (B) such smaller number of Shares as is determined by the Board.

11.26 “Participant” means a Service Provider who has been granted an Award.

[1]	NTD: To be equal to [__]% of the outstanding Shares on a fully diluted basis as of the closing of the Initial Business Combination.

11.27 “Performance Criteria” mean the criteria (and adjustments) that the Administrator may select for an Award to establish performance goals for a performance period, which may include the following: net earnings or losses (either before or after one or more of interest, taxes, depreciation, amortization, and non-cash equity-based compensation expense); gross or net sales or revenue or sales or revenue growth; net income (either before or after taxes) or adjusted net income; profits (including but not limited to gross profits, net profits, profit growth, net operation profit or economic profit), profit return ratios or operating margin; budget or operating earnings (either before or after taxes or before or after allocation of corporate overhead and bonus); cash flow (including operating cash flow and free cash flow or cash flow return on capital); return on assets; return on capital or invested capital; cost of capital; return on stockholders’ equity; total stockholder return; return on sales; costs, reductions in costs and cost control measures; expenses; working capital; earnings or loss per share; adjusted earnings or loss per share; price per share or dividends per share (or appreciation in or maintenance of such price or dividends); regulatory achievements or compliance; implementation, completion or attainment of objectives relating to research, development, regulatory, commercial, or strategic milestones or developments; market share; economic value or economic value added models; division, group or corporate financial goals; customer satisfaction/growth; customer service; employee satisfaction; recruitment and maintenance of personnel; human resources management; supervision of litigation and other legal matters; strategic partnerships and transactions; financial ratios (including those measuring liquidity, activity, profitability or leverage); debt levels or reductions; sales-related goals; financing and other capital raising transactions; cash on hand; acquisition activity; investment sourcing activity; and marketing initiatives, any of which may be measured in absolute terms or as compared to any incremental increase or decrease. Such performance goals also may be based solely by reference to the Company’s performance or the performance of a Subsidiary, division, business segment or business unit of the Company or a Subsidiary, or based upon performance relative to performance of other companies or upon comparisons of any of the indicators of performance relative to performance of other companies. The Committee may provide for exclusion of the impact of an event or occurrence which the Committee determines should appropriately be excluded, including (a) restructurings, discontinued operations, extraordinary items, and other unusual, infrequently occurring or non-recurring charges or events, (b) asset write-downs, (c) litigation or claim judgments or settlements, (d) acquisitions or divestitures, (e) reorganization or change in the corporate structure or capital structure of the Company, (f) an event either not directly related to the operations of the Company, Subsidiary, division, business segment or business unit or not within the reasonable control of management, (g) foreign exchange gains and losses, (h) a change in the fiscal year of the Company, (i) the refinancing or repurchase of bank loans or debt securities, (j) unbudgeted capital expenditures, (k) the issuance or repurchase of equity securities and other changes in the number of outstanding shares, (l) conversion of some or all of convertible securities to Common Stock, (m) any business interruption event (n) the cumulative effects of tax or accounting changes in accordance with U.S. generally accepted accounting principles, or (o) the effect of changes in other laws or regulatory rules affecting reported results.

11.28 “Plan” means this 2021 Incentive Award Plan, as amended from time to time.

11.29 “Public Trading Date” means the first date upon which Common Stock is listed (or approved for listing) upon notice of issuance on any securities exchange or designated (or approved for designation) upon notice of issuance as a national market security on an interdealer quotation system.

11.30 “Restricted Stock” means Shares awarded to a Participant under Article VI subject to certain vesting conditions and other restrictions.

11.31 “Restricted Stock Unit” means an unfunded, unsecured right to receive, on the applicable settlement date, one Share or an amount in cash or other consideration determined by the Administrator to be of equal value as of such settlement date awarded to a Participant under Article VI subject to certain vesting conditions and other restrictions.

11.32 “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act.

11.33 “Section 409A” means Section 409A of the Code and all regulations, guidance, compliance programs and other interpretative authority thereunder.

11.34 “Section 16 Persons” means those officers, directors or other persons who are subject to Section 16 of the Exchange Act.

11.35 “Securities Act” means the Securities Act of 1933, as amended.

11.36 “Service Provider” means an Employee, Consultant or Director.

11.37 “Shares” means shares of Common Stock.

11.38 “Stock Appreciation Right” means a stock appreciation right granted under Article V.

11.39 “Subsidiary” means any entity (other than the Company), whether domestic or foreign, in an unbroken chain of entities beginning with the Company if each of the entities other than the last entity in the unbroken chain beneficially owns, at the time of the determination, securities or interests representing at least 50% of the total combined voting power of all classes of securities or interests in one of the other entities in such chain. Notwithstanding the foregoing, in the case of an Incentive Stock Option or any determination relating to an Incentive Stock Option, “Subsidiary” means a corporation that is a subsidiary of the Company within the meaning of Code Section 424(f).

11.40 “Substitute Awards” means Awards granted or Shares issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, in each case by a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines.

11.41 “Termination of Service” means the date the Participant ceases to be a Service Provider.

* * * * *

Exhibit J

Form of Split-Off Agreement

Final Form

SPLIT-OFF AGREEMENT

by and among

FAST MERGER CORP.,

LANDRY’S E/C GAMING, INC.

and

TILMAN J. FERTITTA

Dated as of [ ● ], 2021

Schedules

Schedule 1.1(26)	Designated Company Subsidiaries
Schedule 1.1(61)	Specified Intercompany Agreements
Schedule 1.1(66)(i)	SplitCo Assets
Schedule 1.1(77)(v)	SplitCo Liabilities
Schedule 1.1(89)(i)	Transferred Leased Real Property
Schedule 1.1(90)(i)	Transferred Owned Real Property
Schedule 2.3	Post-Split-Off Liabilities
Schedule 2.4(a)	Third Party Consents
Schedule 4.3	SplitCo Marks

Exhibits

Exhibit A	Split-Off Restructuring Steps Memo

Index of Defined Terms

Defined Term	Section

Action	1.1(1)
Additional Insured Members	2.8(a)
Affiliate	1.1(2)
Agreement	Preamble
Ancillary Agreement	1.1(3)
Appointed Representative	7.1(a)
Assets	1.1(4)
Assume	2.1(b)(iii)
Board	Recitals
Business Day	1.1(5)
Claiming Party	5.4(b)
Closing	1.1(6)
Code	1.1(7)
Company	Preamble
Company Assets	1.1(8)
Company Business	1.1(9)
Company Cash and Cash Equivalents	1.1(10)
Company Claim	5.3
Company Class A Common Stock	1.1(11)
Company Class B Common Stock	1.1(12)
Company Common Stock	1.1(13)
Company Designees	1.1(14)
Company Facilities	1.1(15)
Company Group	1.1(16)
Company Indemnitees	1.1(17)
Company Liabilities	1.1(18)
Company Marks	1.1(19)
Confidential Information	1.1(20)
Confidentiality Agreement	1.1(21)
Consents	1.1(22)
Contract	1.1(23)
control	1.1(24)
Conveyance and Assumption Instruments	1.1(25)
Designated Company Subsidiaries	1.1(26)
Direct Claim	5.4(a)(ii)
Disclosure Letters	1.1(27)
Encumbrance	1.1(28)
Exchange Act	1.1(29)
Expenses	8.5
First Merger	Recitals
Florida	Recitals
Gaming Approvals	1.1(30)
Governmental Authority	1.1(31)

Group	1.1(32)
Indebtedness	1.1(33)
Indemnifiable Losses	1.1(34)
Indemnifying Party	1.1(35)
Indemnitee	1.1(36)
Indemnity Payment	5.5(a)
Insurance Proceeds	1.1(37)
Intellectual Property	1.1(38)
Intercompany Account	1.1(39)
Intercompany Agreement	1.1(40)
Internal Split-Off Contribution	1.1(41)
Landry’s	Recitals
Law	1.1(42)
Liabilities	1.1(43)
LLC Sub	Recitals
Marks	1.1(44)
Mergers	Recitals
Merger Agreement	Recitals
Merger Sub	Recitals
Organizational Documents	1.1(45)
Partial Payoff	1.1(46)
Party	Preamble
Permitted Encumbrances	1.1(47)
Person	1.1(48)
Policies	1.1(49)
Pre-Closing Steps	1.1(50)
Prime Rate	1.1(51)
Privilege	6.7(a)
Privileged Information	6.7(a)
Registered	1.1(52)
Representatives	1.1(53)
Retained Company Information	1.1(54)
Retained SplitCo Information	1.1(55)
SEC	1.1(56)
Second Merger	Recitals
Securities Act	1.1(57)
Shared Contract	1.1(58)
Shared Information	1.1(59)
Shared Policies	2.8(a)
Shared Policy Separation Date	2.8(b)
Software	1.1(60)
Specified Consent	2.4(a)
Specified Intercompany Agreements	1.1(61)
Split-Off	Recitals
Split-Off Agreement Disputes	7.1(b)
Split-Off Date	1.1(62)
Split-Off Effective Time	1.1(63)

Split-Off Internal Reorganization	1.1(64)
Split-Off Restructuring Steps Memo	1.1(65)
Split-Off Separation	Recitals
SplitCo	Preamble
SplitCo Assets	1.1(66)
SplitCo Business	1.1(67)
SplitCo Cash and Cash Equivalents	1.1(68)
SplitCo Claim	5.2
SplitCo Common Stock	1.1(69)
SplitCo Contractor	1.1(70)
SplitCo Designees	1.1(71)
SplitCo Employee	1.1(72)
SplitCo Facilities	1.1(73)
SplitCo Financial Statements	1.1(74)
SplitCo Group	1.1(75)
SplitCo Indemnitees	1.1(76)
SplitCo Liabilities	1.1(77)
SplitCo Marks	1.1(78)
Subsidiary	1.1(79)
Tax	1.1(80)
Tax Benefit	1.1(81)
Tax Contest	1.1(82)
Tax Matters Agreement	1.1(83)
Tax Records	1.1(84)
Tax Return	1.1(85)
Term Loan Agreement	Recitals
Third Party	1.1(86)
Third Party Claim	5.4(b)
Third Party Proceeds	5.5(a)
Trade Secrets	1.1(87)
Transaction Agreement	1.1(88)
Transfer	2.1(b)(i)
Transferred Leased Real Property	1.1(89)
Transferred Owned Real Property	1.1(90)

v

SPLIT-OFF AGREEMENT

This SPLIT-OFF AGREEMENT (this “Agreement”), dated as of [ ● ], 2021, is entered into by and among FAST MERGER CORP., a Texas corporation (the “Company”), LANDRY’S E/C GAMING, INC., a Delaware corporation (“SplitCo”), and Tilman J. Fertitta (“TJF”). “Party” or “Parties” means the Company, SplitCo or TJF, individually or collectively, as the case may be. Each capitalized term used and not defined herein has the meaning set forth in Section 1.1.

W I T N E S S E T H:

WHEREAS, the Company has entered into that certain Agreement and Plan of Merger, dated as of February 1, 2021 (the “Merger Agreement”), together with FAST Acquisition Corp., a Texas corporation and sole stockholder of the Company (“SPAC”), FAST Merger Sub Inc., a Texas corporation and wholly owned subsidiary of the Company (“Merger Sub”), and Fertitta Entertainment, Inc., a Texas corporation (“Florida”), pursuant to which, among other things, Merger Sub will merge with and into Florida (the “First Merger”), with Florida surviving and continuing as the surviving corporation in the First Merger;

WHEREAS, following the First Merger, Florida will merge with and into a newly formed limited liability company and wholly owned subsidiary of the Company (“LLC Sub”) (such merger, the “Second Merger,” and together with the First Merger, the “Mergers”) with LLC Sub surviving and continuing as the surviving entity in the Second Merger;

WHEREAS, following the Mergers, the Company, acting together with its Subsidiaries, will be engaged, directly and indirectly, in the SplitCo Business and the Company Business;

WHEREAS, the Board of Directors of the Company (the “Board”) has determined that it is appropriate, desirable and in the best interests of the Company and its shareholders to enter into the Merger Agreement which, among other things contemplates the entry into this Agreement and the separation of the SplitCo Business from the Company Business following the Mergers (the “Split-Off Separation”);

WHEREAS, prior to the Split-Off Separation, the Parties intend to effect the Split-Off Internal Reorganization;

WHEREAS, SplitCo is a wholly owned, direct subsidiary of Landry’s, LLC (“Landry’s”), a Delaware limited liability company and, following the Mergers, will be a wholly owned, indirect subsidiary of the Company;

WHEREAS, in connection with the Split-Off Internal Reorganization, the Company desires to Transfer, or cause the other members of the Company Group to Transfer, to the members of the SplitCo Group all SplitCo Assets, and to assign, or cause the other members of the Company Group to assign, all SplitCo Liabilities, and the members of the SplitCo Group desire to receive such SplitCo Assets and Assume such SplitCo Liabilities;

WHEREAS, to implement the Split-Off Separation, following the Split-Off Internal Reorganization and the Mergers and upon the terms and conditions set forth in this Agreement, at the Split-Off Effective Time, the Company will distribute all of the then outstanding SplitCo Common Stock to TJF, and in exchange the Company will redeem an amount of shares of Company Class B Common Stock held by TJF representing 27% of the shares of Company Class B Common Stock held by TJF immediately following the Closing (the “Split-Off”);

WHEREAS, the Parties intend that (a) the Split-Off, taken together with the Internal Split-Off Contribution, will constitute a reorganization within the meaning of Section 368(a) of the Code, (b) the Split-Off will qualify as a distribution to TJF pursuant to Section 355 of the Code, and (c) this Agreement will constitute a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3; and

WHEREAS, the Parties intend in this Agreement, the Ancillary Agreements and the Split-Off Restructuring Steps Memo attached hereto to set forth the principal arrangements between them regarding the Split-Off Internal Reorganization and the Split-Off.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements, provisions and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound, the Parties hereby agree as follows:

Article I
DEFINITIONS AND INTERPRETATION

Section 1.1 General. As used in this Agreement, the following terms shall have the following meanings:

(1) “Action” has the meaning set forth in the Merger Agreement.

(2) “Affiliate” has the meaning set forth in the Merger Agreement.

(3) “Ancillary Agreement” means all agreements (other than this Agreement) entered into by the Parties or members of their respective Groups in connection with the Split-Off Separation or the Split-Off, including (a) the Tax Matters Agreement, (b) each of the Conveyance and Assumption Instruments and (c) the Specified Intercompany Agreements.

(4) “Assets” means all rights, title and ownership interests in and to all rights, properties, claims, Contracts, records, businesses or assets (including goodwill), wherever located (including in the possession of vendors or other third parties or elsewhere), of every kind, character and description, whether real, personal or mixed, tangible or intangible, whether accrued, contingent or otherwise, in each case, whether or not recorded or reflected on the books and records or financial statements of any Person. Except as otherwise specifically set forth herein or in the Tax Matters Agreement, the rights and obligations of the Parties with respect to Taxes shall be governed by the Tax Matters Agreement and, therefore, Tax assets (including any Tax items, attributes or rights to receive any Tax Benefit) shall not be treated as Assets governed by this Agreement.

(5) “Business Day” has the meaning set forth in the Merger Agreement.

(6) “Closing” has the meaning set forth in the Merger Agreement.

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(7) “Code” means the Internal Revenue Code of 1986, as amended.

(8) “Company Assets” means (a) any and all Assets that are owned, used or held, at or prior to the Split-Off Effective Time, by the Company or any other member of the Company Group and (b) any and all Assets that are acquired or otherwise become Assets of the Company Group after the Split-Off Effective Time, including in the case of each of (a) and (b):

(i) all interests in the capital stock of, or any other equity interests in, the Designated Company Subsidiaries;

(ii) all rights and claims under insurance policies of the Company Group or maintained for the benefit of the Company Group, including binders thereunder, and all prepaid insurance premiums;

(iii) (A) all Contracts to which any member of the Company Group is a party or by which any such member’s Assets is bound, in each case, as of immediately prior to the Split-Off Effective Time that is primarily related to the Company Business and any rights or claims arising thereunder and (B) subject to Section 2.5, the rights and benefits of the Shared Contracts that relates to the Company Business;

(iv) the Company Cash and Cash Equivalents;

(v) all other Assets expressly identified in any Ancillary Agreement or any Conveyance and Assumption Instrument as Assets to be retained by any member of the Company Group;

(vi) all other Assets not expressly covered in clauses (i) through (v) of this definition of the Company Assets that are primarily related to, used in or held for use in the Company Business; and

(vii) all other Assets not expressly covered in clauses (i) through (vi) of this definition of the Company Assets that are owned, in whole or in part, by any member of the Company Group, but not owned in part by any member of the SplitCo Group immediately prior to the Split-Off Date (after giving effect to the Split-Off Internal Reorganization);

provided that, the Company Assets shall not in any event include any of the SplitCo Assets.

(9) “Company Business” means (a) those businesses, operations and activities (whether or not such businesses, operations or activities are or have been terminated, divested or discontinued), in each case, other than the SplitCo Business, as conducted at any time prior to the Split-Off Effective Time by the Company or a member of the Company Group, and (b) those entities or businesses acquired or established by or for any member of the Company Group after the Split-Off Effective Time.

(10) “Company Cash and Cash Equivalents” means any and all cash and cash equivalents, including checks, commercial paper, treasury bills, cash on deposit and over-the-counter bank deposits, in each case, held or maintained by or on behalf of the Company or the Subsidiaries of the Company relating to the Company Business immediately prior to the Split-Off Effective Time.

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(11) “Company Class A Common Stock” means the Class A common stock, par value $0.0001 per share, of the Company.

(12) “Company Class B Common Stock” means the Class B common stock, par value $0.0001 per share, of the Company.

(13) “Company Common Stock” means the Company Class A Common Stock and the Company Class B Common Stock.

(14) “Company Designees” means any and all entities (including corporations, general or limited partnerships, trusts, joint ventures, unincorporated organizations, limited liability entities or other entities) designated by the Company and that will be members of the Company Group as of immediately prior to the Split-Off Effective Time.

(15) “Company Facilities” means any and all real property owned or leased by a member of the Company Group that does not constitute SplitCo Facilities.

(16) “Company Group” means (a) prior to the Split-Off Effective Time, the Company and each of the Designated Company Subsidiaries and (b) from and after the Split-Off Effective Time, the Company and each Person that is then a Subsidiary of the Company.

(17) “Company Indemnitees” means the Company, each other member of the Company Group, and all Persons who are or have been stockholders, directors, partners, managers, managing members, officers, agents or employees of any member of the Company Group (in each case, in their respective capacities as such) (excluding any stockholder of the Company), together with their respective heirs, executors, administrators, successors and assigns.

(18) “Company Liabilities” means each of the following Liabilities, whether presently in existence or arising after the date of this Agreement, but in each case excluding the SplitCo Liabilities:

(i) any and all Liabilities that are expressly contemplated by any Ancillary Agreement or any Conveyance and Assumption Instrument as Liabilities to be Assumed or retired by any member of the Company Group;

(ii) any and all Liabilities to the extent relating to, arising out of or resulting from the conduct of the Company Business, as conducted at any time prior to, on or after the Split-Off Date (including any Liability relating to, arising out of or resulting from any act or failure to act by any directors, officers, partners, managers, employees or agents of any member of the Company Group in the conduct of the Company Business (whether or not such act or failure to act is or was within such Person’s authority));

(iii) any and all Liabilities to the extent relating to, arising out of or resulting from the conduct of the SplitCo Business, as conducted at any time prior to the Split-Off Date (including any Liability relating to, arising out of or resulting from any act or failure to act by any directors, officers, partners, managers, employees or agents of any member of the SplitCo Group in the conduct of the SplitCo Business (whether or not such act or failure to act is or was within such Person’s authority));

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(iv) any and all Liabilities to the extent relating to, arising out of or resulting from the conduct of any business by any member of the Company Group at any time prior to, on or after the Split-Off Date (including any Liability relating to, arising out of or resulting from any act or failure to act by any directors, officers, partners, managers, employees or agents of any member of the Company Group (whether or not such act or failure to act is or was within such Person’s authority));

(v) any and all Liabilities to the extent relating to, arising out of or resulting from any Company Asset, whether arising before, on or after the Split-Off Date;

(vi) any and all Liabilities to the extent relating to, arising out of or resulting from any SplitCo Asset prior to the Split-Off Date;

(vii) all Liabilities arising directly or indirectly from Actions to the extent relating to the Company Assets, the Company Business or any Company Liability, including in respect of any alleged tort, breach of Contract, violation or noncompliance with Law or any licenses, permits, registrations, approvals and authorizations, whether arising before, on or after the Split-Off Date; and

(viii) all Liabilities arising directly or indirectly from Actions to the extent relating to the SplitCo Assets, the SplitCo Business or any SplitCo Liability, including in respect of any alleged tort, breach of Contract, violation or noncompliance with Law or any licenses, permits, registrations, approvals and authorizations, in each case, arising prior to the Split-Off Date.

(19) “Company Marks” means all Marks owned by any member of the Company Group, but excludes any SplitCo Marks.

(20) “Confidential Information” has the meaning set forth in the Confidentiality Agreement.

(21) “Confidentiality Agreement” has the meaning set forth in the Merger Agreement.

(22) “Consents” means any consents, waivers, notices, reports or other filings to be obtained from or made, including with respect to any Contract, or any registrations, licenses, permits, authorizations to be obtained from, or approvals from, or notification requirements to, any Third Parties, including any Governmental Authority.

(23) “Contract” has the meaning set forth in the Merger Agreement.

(24) “control” (including the terms “controlled by” and “under common control with”) has the meaning set forth in the Merger Agreement.

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(25) “Conveyance and Assumption Instruments” means, collectively, such instruments of Transfer or other Contracts, including related local asset transfer agreements or intellectual property assignment agreements, and other documents entered into prior to the Split-Off Effective Time and as may be necessary to effect the Transfer of Assets and the Assumption of Liabilities in the manner contemplated by this Agreement, or otherwise relating to, arising out of or resulting from the transactions contemplated by this Agreement, in such form or forms as the applicable Parties agree.

(26) “Designated Company Subsidiaries” means the Subsidiaries of the Company that are identified on Schedule 1.1(26).

(27) “Disclosure Letters” has the meaning set forth in the Merger Agreement.

(28) “Encumbrance” has the meaning set forth in the Merger Agreement.

(29) “Exchange Act” has the meaning set forth in the Merger Agreement.

(30) “Gaming Approvals” has the meaning set forth in the Merger Agreement.

(31) “Governmental Authority” has the meaning set forth in the Merger Agreement.

(32) “Group” means (a) with respect to the Company, the Company Group, and (b) with respect to SplitCo, the SplitCo Group, as the context requires.

(33) “Indebtedness” has the meaning set forth in the Merger Agreement.

(34) “Indemnifiable Losses” means any and all Liabilities, including damages, losses, deficiencies, obligations, penalties, judgments, settlements, claims, payments, fines and other costs and expenses of any and all Actions and demands, assessments, judgments, settlements and compromises relating thereto and the reasonable costs and expenses of attorneys’, accountants’, consultants’ and other professionals’ fees and expenses incurred in the investigation or defense thereof or the enforcement of rights hereunder; provided, however, that in no event shall “Indemnifiable Losses” include (i) punitive damages, except to the extent awarded by a court of competent jurisdiction or arbitral tribunal in connection with a Third Party Claim or (ii) consequential, special or indirect damages, including loss of future profits, revenue or income, diminution in value or loss of business reputation or opportunity, unless (A) such damages were the reasonably foreseeable result of the action or omission giving rise to such damages or (B) such damages have been awarded by a court of competent jurisdiction or arbitral tribunal in connection with a Third Party Claim.

(35) “Indemnifying Party” means, with respect to any Direct Claim or Third Party Claim, the Party which is or may be required pursuant to Article V to make indemnification pursuant such claim.

(36) “Indemnitee” means, with respect to any Direct Claim or Third Party Claim, the Company Indemnitee or SplitCo Indemnitee, as the case may be, with respect to which such claim is made hereunder.

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(37) “Insurance Proceeds” means those monies (a) received by an insured from a Third Party insurance carrier or (b) paid by a Third Party insurance carrier on behalf of an insured, in either case net of any applicable deductible or retention.

(38) “Intellectual Property” has the meaning set forth in the Merger Agreement.

(39) “Intercompany Account” means any receivable, payable or loan between any member of the Company Group, on the one hand, and any member of the SplitCo Group, on the other hand, except for any such receivable, payable or loan that expressly arises pursuant to any Transaction Agreement.

(40) “Intercompany Agreement” means any Contract between any member of the Company Group, on the one hand, and any member of the SplitCo Group, on the other hand.

(41) “Internal Split-Off Contribution” has the meaning set forth in the Split-Off Restructuring Steps Memo.

(42) “Law” has the meaning set forth in the Merger Agreement.

(43) “Liabilities” means any and all indebtedness, liabilities, costs, expenses, interest and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, known or unknown, reserved or unreserved, or determined or determinable, including those arising under any Law, Action, whether asserted or unasserted, or order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority and those arising under any Contract or any fines, damages or equitable relief which may be imposed and including all costs and expenses related thereto. Except as otherwise specifically set forth herein or in the Tax Matters Agreement, the rights and obligations of the Parties with respect to Taxes shall be governed by the Tax Matters Agreement and, therefore, Taxes shall not be treated as Liabilities governed by this Agreement.

(44) “Marks” has the meaning set forth in the Merger Agreement.

(45) “Organizational Documents” means with respect to any Person that is not a natural person, the articles or certificate of incorporation or formation, memorandum of incorporation, by-laws, limited partnership agreement, partnership agreement, or limited liability company agreement, as applicable, or such other governing or organizational documents of such Person.

(46) “Partial Payoff” has the meaning set forth in the Separation and Distribution Agreement, dated [ ● ], 2021, by and between Florida and [New Louisiana I].

(47) “Permitted Encumbrances” has the meaning set forth in the Merger Agreement.

(48) “Person” has the meaning set forth in the Merger Agreement.

(49) “Policies” means insurance policies and insurance contracts of any kind (other than life and benefits policies or contracts), including primary, excess and umbrella policies, commercial general liability policies, fiduciary liability, directors and officers liability, automobile, aircraft, property and casualty, workers’ compensation and employee dishonesty insurance policies and bonds, together with the rights, benefits and privileges thereunder.

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(50) “Pre-Closing Steps” has the meaning set forth in the Split-Off Restructuring Steps Memo.

(51) “Prime Rate” means the “prime rate” as published in The Wall Street Journal, Eastern Edition.

(52) “Registered” means issued by, registered or filed with, renewed by or the subject of a pending application before any Governmental Authority or Internet domain name registrar.

(53) “Representatives” has the meaning set forth in the Merger Agreement.

(54) “Retained Company Information” means, to the extent in the possession of SplitCo or any member of the SplitCo Group and not delivered to the Company in accordance with the terms of this Agreement, (a) all business records to the extent related to the Company Business, including the corporate or limited liability company minute books and related stock records of the members of the Company Group, information and records used to demonstrate compliance with applicable Law and any other compliance records related to the Company Business, (b) all financial and property Tax Records of the members of the Company Group and (c) all other books, records, ledgers, files, documents, correspondence, lists, plats, drawings, photographs, product literature, equipment test records, advertising and promotional materials, distribution lists, customer lists, supplier lists, studies, reports, operating, production and other manuals, manufacturing and quality control records and procedures, research and development files, accounting and business books, records, files, documentation and materials, including all books and records related to the registered Intellectual Property of the Company, in all cases whether in paper, microfilm, microfiche, computer tape or disc, magnetic tape or any other form, in each case, to the extent related to the operation of the Company Business prior to the Split-Off Effective Time.

(55) “Retained SplitCo Information” means, to the extent in the possession of the Company or any member of the Company Group and not delivered to SplitCo in accordance with the terms of this Agreement, (a) all business records to the extent related to the SplitCo Business, including the corporate or limited liability company minute books and related stock records of the members of the SplitCo Group, information and records used to demonstrate compliance with applicable Law and any other compliance records related to the SplitCo Business, (b) all financial and property Tax Records of the members of the SplitCo Group and (c) all other books, records, ledgers, files, documents, correspondence, lists, plats, drawings, photographs, product literature, equipment test records, advertising and promotional materials, distribution lists, customer lists, supplier lists, studies, reports, operating, production and other manuals, manufacturing and quality control records and procedures, research and development files, accounting and business books, records, files, documentation and materials, including all books and records related to the Intellectual Property of SplitCo, in all cases whether in paper, microfilm, microfiche, computer tape or disc, magnetic tape or any other form, in each case, to the extent related to the operation of the SplitCo Business prior to the Split-Off Effective Time, provided that, for the avoidance of doubt, any loyalty club program data owned by any Designated Company Subsidiary shall not constitute Retained SplitCo Information.

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(56) “SEC” has the meaning set forth in the Merger Agreement.

(57) “Securities Act” has the meaning set forth in the Merger Agreement.

(58) “Shared Contract” means any Contract entered into prior to the Split-Off Effective Time to which the Company or any of its Subsidiaries is a party that relates to both (a) the SplitCo Business and (b) the Company Business.

(59) “Shared Information” means (a) all information provided by any member of the SplitCo Group to a member of the Company Group prior to the Split-Off Effective Time, and (b) any information in the possession or under the control of either Group that relates to the operation of the SplitCo Business prior to the Split-Off Effective Time and that a member of the other Group reasonably needs (i) to comply with reporting, disclosure, filing or other requirements imposed on the requesting Party (including under applicable securities and Tax Laws) by a Governmental Authority having jurisdiction over the requesting Party, (ii) for use in any other judicial, regulatory, administrative or other proceeding or in order to satisfy audit, accounting, claims, regulatory, litigation or other similar requirements, in each case other than claims or allegations that one Party to this Agreement has against the other, (iii) subject to the foregoing clause (ii) above, to comply with its obligations under any Transaction Agreement, or (iv) to the extent such information and cooperation is necessary to comply with such reporting, filing and disclosure obligations, for the preparation of financial statements or completing an audit, and as reasonably necessary to conduct the ongoing businesses of the Company or SplitCo, as the case may be.

(60) “Software” has the meaning set forth in the Merger Agreement.

(61) “Specified Intercompany Agreements” means those certain Intercompany Agreements set forth on Schedule 1.1(61).

(62) “Split-Off Date” means the date on which the Split-Off occurs.

(63) “Split-Off Effective Time” means the time established by the Board as the effective time of the Split-Off on the Split-Off Date.

(64) “Split-Off Internal Reorganization” means the allocation and transfer or assignment of assets and liabilities in accordance with the terms of this Agreement, including by means of the Conveyance and Assumption Instruments, resulting in (a) the SplitCo Group owning and operating the SplitCo Business, and (b) the Company Group continuing to own and operate the Company Business, in each case, in accordance with the Split-Off Restructuring Steps Memo. For the avoidance of doubt, the Split-Off Internal Reorganization does not include the Pre-Closing Steps.

(65) “Split-Off Restructuring Steps Memo” means the restructuring steps memo as set forth in Exhibit A, as amended, supplemented or modified by mutual agreement of the Parties, it being understood that the Pre-Closing Steps set forth in Exhibit A shall be effected pursuant to the Merger Agreement, the Separation and Distribution Agreement and the Payoff Letter, as applicable.

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(66) “SplitCo Assets” means (a) any and all Assets that are owned, used or held, at or prior to the Split-Off Effective Time, by SplitCo or any other member of the SplitCo Group, and (b) any and all Assets that are acquired or otherwise become Assets of the SplitCo Group after the Split-Off Effective Time, including in the case of each of (a) and (b):

(i) all interests in the capital stock of, or any other equity interests in, the Subsidiaries of the Company, and all rights, title and ownership interest in and to the businesses or Assets, in each case, set forth on Schedule 1.1(66)(i) that are contemplated to be owned (directly or indirectly) by SplitCo immediately prior to the Split-Off Effective Time in accordance with the Split-Off Restructuring Steps Memo;

(ii) all right and claims under insurance policies of the SplitCo Group or maintained for the benefit of the SplitCo Group, including binders thereunder, and all prepaid insurance premiums;

(iii) (A) all Contracts to which any member of the SplitCo Group or the Company Group is a party or by which any such member’s Assets is bound, in each case, as of immediately prior to the Split-Off Effective Time that is exclusively related to the SplitCo Business and any rights or claims arising thereunder and (B) subject to Section 2.5, the rights and benefits of the Shared Contracts that relates to the SplitCo Business;

(iv) the SplitCo Cash and Cash Equivalents;

(v) any and all bank accounts, brokerage accounts and lock boxes, in each case, owned or maintained by any member of the SplitCo Group, including any other third-party deposit arrangements;

(vi) the Transferred Leased Real Property and the Transferred Owned Real Property;

(vii) all Assets expressly identified in any Ancillary Agreement or any Conveyance and Assumption Instrument as Assets to be acquired by any member of the SplitCo Group;

(viii) all other Assets not expressly covered in clauses (i) through (vii) of this definition of SplitCo Assets that are primarily related to, used in or held for use in the SplitCo Business; and

(ix) all other Assets not expressly covered in clauses (i) through (viii) of this definition of SplitCo Assets that are owned, in whole or in part, by any member of the SplitCo Group, but not owned in part by any member of the Company Group immediately prior to the Split-Off Date (after giving effect to the Split-Off Internal Reorganization).

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(67) “SplitCo Business” means those businesses, operations and activities (whether or not such businesses, operations or activities are or have been terminated, divested or discontinued) as conducted at any time (a) as set forth on Schedule 1.1(66)(i) under the heading “SplitCo Businesses” (b) the business activities reflected on the SplitCo Financial Statements, as conducted by the SplitCo Group as of immediately prior to the Split-Off Effective Time, and (c) after the Split-Off Effective Time, by any member of the Split-Off Group or by those entities or businesses acquired or established by or for any member of the SplitCo Group.

(68) “SplitCo Cash and Cash Equivalents” means any and all cash and cash equivalents, including checks, commercial paper, treasury bills, cash on deposit and over-the-counter bank deposits, in each case, held or maintained by, or on behalf of, SplitCo or any of its Subsidiaries immediately prior to the Split-Off Effective Time.

(69) “SplitCo Common Stock” means the common stock, par value $[ ˜ ], of SplitCo.

(70) “SplitCo Contractor” means any individual consultant or independent contractor of a member of the Company Group who is performing services primarily related to the SplitCo Business.

(71) “SplitCo Designees” means any and all entities (including corporations, general or limited partnerships, trusts, joint ventures, unincorporated organizations, limited liability entities or other entities) designated by SplitCo and that will be members of the SplitCo Group as of immediately prior to the Split-Off Effective Time.

(72) “SplitCo Employee” means any individual who is either actively employed by, or on a short-term leave of absence (including maternity, paternity, family, sick, short-term disability leave, qualified military service under the Uniformed Services Employment and Reemployment Rights Act of 1994, and leave under the Family Medical Leave Act and other approved leaves) from, a member of the Company Group and who is performing services primarily related to the SplitCo Business.

(73) “SplitCo Facilities” means any and all real property owned or leased by the Company or any of its Subsidiaries prior to the Split-Off Effective Time that is allocated to any member of the SplitCo Group pursuant to this Agreement, including any Transferred Leased Real Property and Transferred Owned Real Property.

(74) “SplitCo Financial Statements” means, collectively, the unaudited combined balance sheets of the SplitCo Business at December 31, 2020 and December 31, 2019 and the unaudited combined statements of income of the SplitCo Business for the years ended December 31, 2020, 2019 and 2018.

(75) “SplitCo Group” means (a) prior to the Split-Off Effective Time, SplitCo and each Person that will be a Subsidiary of SplitCo immediately following the Split-Off Effective Time and (b) on and after the Split-Off Effective Time, SplitCo and each Person that is a Subsidiary of SplitCo.

(76) “SplitCo Indemnitees” means SplitCo, each other member of the SplitCo Group and each of their respective successors and assigns, and all Persons who are or have been stockholders, directors, partners, managers, managing members, officers, agents or employees of any member of the SplitCo Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns.

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(77) “SplitCo Liabilities” means each of the following Liabilities, whether or not reflected or reserved against in the SplitCo Financial Statements and whether presently in existence or arising after the date of this Agreement:

(i) any and all Liabilities that are expressly contemplated by any Ancillary Agreement or any Conveyance and Assumption Instrument as Liabilities to be Assumed or retired by any member of the SplitCo Group;

(ii) any and all Liabilities to the extent relating to, arising out of or resulting from the conduct of the SplitCo Business on or at any time after the Split-Off Date (including any Liability relating to, arising out of or resulting from any act or failure to act by any directors, officers, partners, managers, employees or agents of any member of the SplitCo Group in the conduct of the SplitCo Business (whether or not such act or failure to act is or was within such Person’s authority));

(iii) any and all Liabilities to the extent relating to, arising out of or resulting from the conduct of any business by any member of the SplitCo Group at any time on or after the Split-Off Date (including any Liability relating to, arising out of or resulting from any act or failure to act by any directors, officers, partners, managers, employees or agents of any member of the SplitCo Group (whether or not such act or failure to act is or was within such Person’s authority));

(iv) any and all Liabilities to the extent relating to, arising out of or resulting from any SplitCo Asset at any time on or after the Split-Off Date;

(v) any and all Liabilities described on Schedule 1.1(77)(v); and

(vi) all Liabilities arising directly or indirectly from Actions on or after the Split-Off Date to the extent relating to the SplitCo Assets, the SplitCo Business or any SplitCo Liability, including in respect of any alleged tort, breach of Contract, violation or noncompliance with Law or any licenses, permits, registrations, approvals and authorizations.

(78) “SplitCo Marks” means all Marks owned by any member of the SplitCo Group or primarily used in connection with the SplitCo Business, including any Company Marks licensed by any member of the Company Group to any member of the SplitCo Group.

(79) “Subsidiary” has the meaning set forth in the Merger Agreement.

(80) “Tax” or “Taxes” has the meaning set forth in the Merger Agreement.

(81) “Tax Benefit” means any refund, credit, or other item that causes reduction in otherwise required liability for Taxes.

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(82) “Tax Contest” means an audit, review, examination, contest, litigation, investigation or any other administrative or judicial proceeding with the purpose or effect of redetermining Taxes (including any administrative or judicial review of any claim for refund).

(83) “Tax Matters Agreement” means the Tax Matters Agreement entered into prior to the Split-Off Effective Time by and between the Company and SplitCo.

(84) “Tax Records” means any (i) Tax Returns, (ii) Tax Return workpapers, (iii) documentation relating to any Tax Contests, and (iv) any other books of account or records (whether or not in written, electronic or other tangible or intangible forms and whether or not stored on electronic or any other medium) maintained or required to be maintained under the Code or other applicable Tax Laws or under any record retention agreement with any Governmental Authority, in each case filed or required to be filed with respect to or otherwise relating to Taxes.

(85) “Tax Return” has the meaning set forth in the Merger Agreement.

(86) “Third Party” means any Person other than the Parties or any of their respective Subsidiaries.

(87) “Trade Secrets” has the meaning set forth in the Merger Agreement.

(88) “Transaction Agreement” means each of this Agreement, the Merger Agreement, the Tax Matters Agreement and all Conveyance and Assumption Instruments.

(89) “Transferred Leased Real Property” means (i) the real property set forth on Schedule 1.1(89)(i) and (ii) the real property leased by the Company or any of its Subsidiaries as tenant and primarily used in connection with the SplitCo Business as conducted by the SplitCo Group as of immediately prior to the Split-Off Effective Time, together with all fixtures and improvements thereon.

(90) “Transferred Owned Real Property” means (i) the real property set forth on Schedule 1.1(90)(i) and (ii) the real property owned or purported to be owned by the Company or any of its Subsidiaries and primarily used in connection with the SplitCo Business as conducted by the SplitCo Group as of immediately prior to the Split-Off Effective Time, together with all fixtures and improvements thereon.

Section 1.2 References; Interpretation. In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(a) when a reference is made in this Agreement to Article, Section, Exhibit and Schedule such reference is to an Article and Section of, and Exhibit and Schedule to, this Agreement;

(b) the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(c) whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”;

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(d) the words “hereof,” “hereby,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(e) the word “extent” in the phrase “to the extent,” when used in this Agreement, means the degree to which a subject or other theory extends and such phrase shall not mean “if”;

(f) all terms defined in this Agreement have the defined meanings when used in any certificate or other document delivered or made available pursuant hereto, unless otherwise defined therein;

(g) references to “day” or “days” are to calendar days unless Business Days are specified;

(h) the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;

(i) references to a Person are also to its successors and permitted assigns;

(j) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is not a Business Day, the period in question shall end on the next succeeding Business Day;

(k) references to sums of money are expressed in lawful currency of the United States of America, and “$” refers to U.S. dollars;

(l) references to any “statute” or “regulation” are to such statute or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of any statute, include any rules and regulations promulgated under such statute) and to any “section of any statute or regulation” include any successor to such section;

(m) the word “or” shall not be exclusive and has the inclusive meaning represented by the phrase “and/or”;

(n) reference in this Agreement to any time shall be to Eastern Time unless otherwise expressly provided herein; and

(o) references in this Agreement to “Company” shall also be deemed to refer to the applicable member of the Company Group, references to “SplitCo” shall also be deemed to refer to the applicable member of the SplitCo Group and, in connection therewith, any references to actions or omissions to be taken, or refrained from being taken, as the case may be, by the Company or SplitCo shall be deemed to require the Company or SplitCo, as the case may be, to cause the applicable members of the Company Group or the SplitCo Group, respectively, to take, or refrain from taking, any such action.

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Article II
THE SPLIT-OFF SEPARATION

Section 2.1 Restructuring; Transfer of Assets; Assumption of Liabilities.

(a) Split-Off Internal Reorganization. At or prior to the Split-Off Effective Time, to the extent not already completed, each of the Company and SplitCo shall, and shall cause their respective Subsidiaries to, take such steps (which may include transfers of shares or other equity interests, formation of new entities or declarations of dividends) as may be required to effect the Split-Off Internal Reorganization in accordance with the Split-Off Restructuring Steps Memo and the terms of this Agreement. For the avoidance of doubt, the Split-Off Restructuring Steps Memo shall take precedence in the event of any conflict between the terms of this Article II and the Split-Off Restructuring Steps Memo, and any transfers of assets or liabilities made pursuant to this Agreement or any Ancillary Agreement after the Split-Off Effective Time shall be deemed to have been made prior to the Split-Off Effective Time consistent with the Split-Off Restructuring Steps Memo.

(b) Transfer of Assets and Assumption of Liabilities. Except as otherwise expressly provided in this Agreement or in any Ancillary Agreement, and except to the extent previously effected pursuant to the Split-Off Internal Reorganization, upon the terms and subject to the conditions set forth in this Agreement, effective as of immediately prior to the Split-Off Effective Time:

(i) Transfer of SplitCo Assets. The Company shall, and shall cause the applicable members of the Company Group to, contribute, assign, transfer, convey and deliver (“Transfer”) to SplitCo or the applicable SplitCo Designees, and SplitCo or such SplitCo Designees shall accept from the Company and the applicable members of the Company Group, all of the Company’s and each such Company Group member’s respective right, title and interest in and to all SplitCo Assets held by the Company or a member of the Company Group (it being understood that if any SplitCo Asset shall be held by a Person all of the outstanding equity of which is included in the SplitCo Assets to be Transferred pursuant to this Section 2.1(b)(i), such SplitCo Asset may be considered to be so Transferred to SplitCo or the applicable SplitCo Designee as a result of the Transfer of all of the equity interests in such Person from the Company or the applicable member(s) of the Company Group to SplitCo or the applicable SplitCo Designee).

(ii) Transfer of Company Assets. SplitCo shall, and shall cause the applicable members of the SplitCo Group to, Transfer to the Company or the applicable Company Designees, and the Company or such Company Designees shall accept from SplitCo and the applicable members of the SplitCo Group, all of SplitCo’s and such SplitCo Group member’s respective right, title and interest in and to all the Company Assets held by SplitCo or a member of the SplitCo Group (it being understood that if any Company Asset shall be held by a Person all of the outstanding equity of which is included in the Company Assets to be Transferred pursuant to this Section 2.1(b)(ii), such Company Asset may be considered to be so Transferred to the Company as a result of the Transfer of all of the equity interests in such Person from SplitCo or the applicable member(s) of the SplitCo Group to the Company or the applicable Company Designee).

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(iii) Assumption of Liabilities. (A) The Company shall, or shall cause another member of the Company Group to, Transfer to SplitCo or the applicable SplitCo Designees, and SplitCo shall, or shall cause another member of the SplitCo Group to, accept, assume (or, as applicable, retain) and perform, discharge and fulfill, in accordance with their respective terms (“Assume”), all of the SplitCo Liabilities and (B) SplitCo shall, or shall cause another member of the SplitCo Group to, Transfer to the Company or the applicable Company Designees, and the Company shall, or shall cause another member of the Company Group to, Assume all of the Company Liabilities, in each case regardless of (1) when or where such Liabilities arose or arise, (2) where or against whom such Liabilities are asserted or determined, (3) whether such Liabilities arise from or are alleged to arise from negligence, gross negligence, recklessness, violation of Law, willful misconduct, bad faith, fraud or misrepresentation by any member of the Company Group or the SplitCo Group, as the case may be, or any of their past or present respective directors, officers, employees, or agents, (4) which Person is named in any Action associated with any Liability and (5) whether the facts on which such Liabilities are based occurred prior to, on or after the date hereof.

(c) In the event that at any time or from time to time (whether prior to, at or after the Split-Off Effective Time), any member of the Company Group or the SplitCo Group is the owner of, receives or otherwise comes to possess any Asset (including the receipt of payments made pursuant to Contracts and proceeds from accounts receivable) or Liability that is allocated to any Person that is a member of the other Group pursuant to this Agreement or any Ancillary Agreement (except in the case of any acquisition of Assets from the other Party for value subsequent to the Split-Off Effective Time), such member of the Company Group or the SplitCo Group, as applicable, shall promptly Transfer, or cause to be Transferred, such Asset or Liability to the Person so entitled thereto or responsible therefor at no cost or expense to the Group that is properly entitled to or responsible for such Asset or Liability pursuant to the terms of this Agreement; provided, however, that the provisions of this Section 2.1(c) are not intended to, and shall not, be deemed to constitute an authorization by any Party to permit the others to accept service of process on its behalf, and no Party is or shall be deemed to be the agent of any other Party for service of process purposes. Prior to any such Transfer, such Asset or Liability shall be held in accordance with Section 2.4(c).

(d) In furtherance of the Split-Off Separation (including the Split-Off Internal Reorganization), subject to the provisions of Section 2.4, the Company shall, and shall cause the applicable members of the Company Group and the applicable members of the SplitCo Group to, execute and deliver prior to the Split-Off Effective Time all Conveyance and Assumption Instruments as may be necessary to effect the Split-Off Internal Reorganization and the Transfers of the SplitCo Assets, the SplitCo Liabilities, the Company Assets and the Company Liabilities, as applicable, in accordance with the terms of this Agreement. The Parties agree that each Conveyance and Assumption Instrument shall be in a form consistent with the terms and conditions of this Agreement or the applicable Ancillary Agreement(s) with such provisions as are required by applicable Law in the jurisdiction in which the relevant Assets or Liabilities are located.

(e) The Company hereby waives compliance by itself and each and every member of the Company Group with the requirements and provisions of any “bulk-sale” or “bulk transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the Transfer or sale of any or all of the Company Assets to the Company or any member of the Company Group.

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(f) SplitCo hereby waives compliance by itself and each and every member of the SplitCo Group with the requirements and provisions of any “bulk-sale” or “bulk transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the Transfer or sale of any or all of the SplitCo Assets to SplitCo or any member of the SplitCo Group.

Section 2.2 Intercompany Accounts and Intercompany Agreements.

(a) Each Intercompany Account shall be satisfied, settled or otherwise terminated by the relevant members of the Company Group and the SplitCo Group no later than the Split-Off Effective Time with no further liability of any member of either the SplitCo Group or the Company Group with respect thereto by (i) one or a related series of distributions of or contributions to capital, (ii) payment by the relevant obligor to the relevant obligee or (iii) dividends or a combination of the foregoing, in each case as determined by the Company.

(b) Except as contemplated by the Transaction Agreements, the Split-Off Restructuring Steps Memo or the Specified Intercompany Agreements, each Intercompany Agreement and all rights and obligations of the members of the SplitCo Group with respect thereto shall be terminated at or prior to the Split-Off Effective Time, with no further Liability of any member of the SplitCo Group with respect thereto.

Section 2.3 Limitation of Liability. Except as provided in Section 2.2(b), this Section 2.3 and Article V and except as set forth on Schedule 2.31, neither the Company nor SplitCo nor any member of their respective Groups shall have any Liability to the other or any member of its Group based upon, arising out of or resulting from any agreement, including any Intercompany Agreement (other than the Specified Intercompany Agreements), arrangement, course of dealing or understanding existing on or prior to the Split-Off Effective Time, other than pursuant to (i) any Transaction Agreement or (ii) any other Contract entered into in connection herewith or in order to consummate the transactions contemplated by the Transaction Agreements, and any such Liability, whether or not in writing, that is not reflected in any Transaction Agreement or other agreement entered into in connection with the transactions contemplated by the Transaction Agreements or in order to consummate the transactions contemplated by the Transaction Agreements, is hereby irrevocably cancelled, released and waived effective as of the Split-Off Effective Time. No such terminated agreement, arrangement, course of dealing or understanding (including any provision thereof that purports to survive termination) shall be of any further force or effect after the Split-Off Effective Time. For the avoidance of doubt, this Section 2.3 will not alter or limit the Parties’ respective rights or obligations under the Ancillary Agreements.

1 Note to Draft: To be provided prior to execution of Split-Off Agreement.

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Section 2.4 Specified Consents.

(a) Each of the Company and SplitCo shall, and shall cause the members of its respective Group to, as promptly as practicable after the date hereof and for a period of twelve (12) months following the Split-Off Date, cooperate with each other and use their respective commercially reasonable efforts to obtain: (i) the Transfer or reissuance to SplitCo or a member of the SplitCo Group of all licenses, permits, registrations, approvals and authorizations of any member of the SplitCo Group or the Company Group issued or granted by any Governmental Authority prior to the Split-Off Effective Time to the extent required to operate the SplitCo Business following the Split-Off Date in the same manner as currently conducted by the Company and its Subsidiaries; (ii) all Consents of any landlord under any Transferred Leased Real Property required to consummate the Split-Off Separation or the Split-Off; and (iii) Consents from the Third Parties identified on Schedule 2.4(a) and such other material Consents as may be reasonably requested by the Company after the date hereof, provided, in the case of any such Consent requested by the Company, that (A) such Consent is required to be obtained in connection with the Split-Off Separation or the Split-Off, and (B) the failure to obtain such Consent would result in the loss of a monetary benefit by SplitCo or would otherwise adversely affect the SplitCo Business following the Split-Off (each, a “Specified Consent”); provided further, that no Party nor any of their respective Subsidiaries shall be required to make any payment, incur any Liability or offer or grant any accommodation (financial or otherwise) to any Third Party, in each case, that is not otherwise required to be made by the applicable Party or any of its Subsidiaries pursuant to the terms of any existing Contract (including any requirements for the securing or posting of any bonds, letters of credit or similar instruments, or the furnishing of any guarantees), to obtain any such Consent. For the avoidance of doubt, the required efforts and responsibilities of the Parties to seek the regulatory approvals or clearances contemplated by antitrust, competition or trade regulation filings and Gaming Approvals shall be governed by the Merger Agreement.

(b) If and to the extent that any Specified Consent with respect to any SplitCo Asset, SplitCo Liability, Company Asset or Company Liability has not been obtained prior to the Split-Off Effective Time, then notwithstanding any other provision hereof, the Transfer to the SplitCo Group of any such SplitCo Asset or SplitCo Liability, or to the Company Group of any such Company Asset or Company Liability, shall, unless the Parties shall mutually otherwise determine, be automatically deemed deferred, and any such purported Transfer or Assumption shall be null and void until such time as all legal impediments are removed or such Consent has been obtained or made. Notwithstanding the foregoing, any such Asset or Liability shall continue to constitute a SplitCo Asset, a SplitCo Liability, a Company Asset or a Company Liability, as applicable, and be subject to Section 2.4(c). If and when the legal or contractual impediments the presence of which caused the deferral of Transfer of any Asset or Liability pursuant to this Section 2.4(b) are removed or any Consents the absence of which caused the deferral of Transfer of any Asset or Liability pursuant to this Section 2.4(b) are obtained, the Transfer of the applicable Asset or Liability shall be effected promptly without further consideration in accordance with the terms of this Agreement or the applicable Ancillary Agreement(s) and shall, to the extent possible without the imposition of any undue cost on any Party and to the fullest extent permitted by Law, be deemed to have become effective as of the Split-Off Effective Time. The obligations set forth in this Section 2.4(b) shall terminate on the twelve (12) month anniversary of the Split-Off Date or, if earlier with respect to any Contract, upon the expiration of the term of the Contract (without any obligation to renew or extend).

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(c) If the Transfer of any Asset or Liability intended to be Transferred is not consummated prior to or at the Split-Off Effective Time as a result of the provisions of Section 2.4(b) or for any other reason (including any misallocated transfers subject to Section 2.1(c)), then, insofar as reasonably possible (taking into account any applicable restrictions or considerations, in each case relating to the contemplated Tax treatment of the transactions contemplated hereby) and to the extent permitted by applicable Law, the Person retaining such Asset or Liability, as the case may be, (i) shall thereafter hold such Asset or Liability, as the case may be, in trust for the use and benefit and burden of the Person entitled thereto (and at such Person’s sole expense) until the consummation of the Transfer thereof (or as otherwise determined by the Parties); and (ii) with respect to any deferred Assets or Liabilities, use reasonable best efforts to develop and implement mutually acceptable arrangements to place the Person entitled to receive such Asset or Liability, insofar as reasonably possible, in substantially the same position as if such Asset or Liability had been Transferred as contemplated hereby and so that all the benefits and burdens relating to such Asset or Liability, including possession, use, risk of loss, potential for gain, dominion, ability to enforce the rights under or with respect to and control and command over such Asset or Liability, are to inure from and after the Split-Off Effective Time to the applicable member or members of the Company Group or the SplitCo Group entitled to the receipt of such Asset or required to Assume such Liability. In furtherance of the foregoing, the Parties agree that to the fullest extent permitted by Law, (x) as of the Split-Off Effective Time, each applicable member of the Company Group and the SplitCo Group shall be deemed to have acquired complete and sole beneficial ownership over all of the Assets, together with all rights, powers and privileges incident thereto, and shall be deemed to have Assumed in accordance with the terms of this Agreement all of the Liabilities, and all duties, obligations and responsibilities incident thereto, which such Person is entitled to acquire or required to Assume pursuant to the terms of this Agreement and (y) each of the Company and SplitCo shall, and shall cause the members of its respective Group to, (A) treat for all Tax purposes the deferred Assets as Assets having been Transferred to and owned by the Person entitled to such Assets not later than the Split-Off Effective Time, (B) treat for all Tax purposes the deferred Liabilities as having been Assumed by the Person intended to be subject to such Liabilities not later than the Split-Off Effective Time, and (C) neither report nor take any Tax position (on a Tax Return or otherwise) inconsistent with such treatment (unless required by a change in applicable Tax Law or good faith resolution of a Tax Contest). The obligations set forth in this Section 2.4(c) shall terminate on the twelve (12) month anniversary of the Split-Off Date or, if earlier with respect to any Contract, upon the expiration of the term of the Contract (without any obligation to renew or extend). Any Person retaining an Asset or a Liability due to the deferral of the Transfer of such Asset or Liability, as the case may be, shall not be required, in connection with the foregoing, to make any payments, incur any Liability or offer or grant any accommodation (financial or otherwise, regardless of any provision to the contrary in any underlying Contract, including any requirements for the securing or posting of any bonds, letters of credit or similar instruments, or the furnishing of any guarantees) to any Third Party, except to the extent that the Person entitled to the Asset or responsible for the Liability, as applicable, agrees to reimburse and make whole the Person retaining an Asset or a Liability, to such Person’s reasonable satisfaction, for any payment or other accommodation made by the Person retaining an Asset or a Liability at the request of the Person entitled to the Asset or responsible for the Liability. Notwithstanding the foregoing in this Section 2.4(c), each of the Company and SplitCo agrees that in the event that any Third Party requests that the Party holding such Asset or Liability make a payment or offer or grant an accommodation to obtain a Consent and the other Party provides notice in writing to the Party holding such Asset or Liability that such other Party does not agree to reimburse or make whole the Party holding such Asset or Liability in connection therewith, the other Party shall not be entitled to the benefits of the provisions in, and the Party holding such Asset or Liability will not be obligated to take any efforts under, this Section 2.4(c) in respect of any SplitCo Asset, SplitCo Liability, Company Asset or Company Liability, as the case may be, which Transfer is subject to such Consent.

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Section 2.5 Treatment of Shared Contracts.

(a) Unless the Parties otherwise agree or the benefits of any Contract described in this Section 2.5 are expressly conveyed to the applicable Group pursuant to this Agreement or an Ancillary Agreement, any Shared Contract shall be assigned in relevant part to the applicable member(s) of the applicable Group, if so assignable, or appropriately amended prior to, on or after the Split-Off Effective Time, so that each Party or the member of its Group shall, as of the Split-Off Effective Time, be entitled to the rights and benefits, and shall assume the related portion of any Liabilities, inuring to its respective Business; provided, however, that (i) in no event shall any member of any Group be required to assign (or amend) any Shared Contract in its entirety or to assign a portion of any Shared Contract which is not assignable (or cannot be amended) by its terms (including any terms imposing consents or conditions on an assignment where such consents or conditions have not been obtained or fulfilled) and (ii) if any Shared Contract cannot be so partially assigned by its terms or otherwise, or cannot be amended, or if such assignment or amendment would impair the benefit the Parties thereto derive from such Shared Contract or if the Parties mutually agree to maintain the Shared Contracts consistent with past practices, then the Parties shall, and shall cause each of the members of their respective Groups to, from and after the Split-Off Effective Time and until the earlier of (x) the two (2) year anniversary of the Split-Off Effective Time and (y) such time as a partial assignment or amendment of such Shared Contract as contemplated by this Section 2.5 is effected, take such other reasonable and permissible actions (including by providing prompt notice to the applicable member of the other Group with respect to any relevant claim of Liability or other relevant matters arising in connection with a Shared Contract so as to allow such applicable member of the other Group the ability to exercise any applicable rights under such Shared Contract) to cause a member of the SplitCo Group or the Company Group, as the case may be, to receive the rights and benefits of that portion of each Shared Contract that relates to the SplitCo Business or the Company Business, as the case may be (in each case, to the extent so related), as if such Shared Contract had been assigned to (or amended to allow) a member of the applicable Group pursuant to this Section 2.5, and to bear the burden of the corresponding Liabilities (including any costs, fees or expenses arising under such Shared Contract and any other Liabilities that may arise by reason of such arrangement), as if such Liabilities had been assumed by a member of the applicable Group pursuant to this Section 2.5.

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Section 2.6 Disclaimer of Representations and Warranties.

(a) EACH OF THE COMPANY (ON BEHALF OF ITSELF AND EACH MEMBER OF THE COMPANY GROUP) AND SPLITCO (ON BEHALF OF ITSELF AND EACH MEMBER OF THE SPLITCO GROUP) UNDERSTANDS AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH HEREIN, IN THE MERGER AGREEMENT OR ANY OTHER TRANSACTION AGREEMENT, AND EXCEPT IN THE CASE OF FRAUD WITH RESPECT TO THE MATTERS SPECIFICALLY ADDRESSED IN ARTICLE IV OR ARTICLE V OF THE MERGER AGREEMENT OR IN THIS AGREEMENT OR THE ANCILLARY AGREEMENTS, NO PARTY TO ANY SUCH AGREEMENT IS REPRESENTING OR WARRANTING IN ANY WAY, AND HEREBY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES, AS TO THE CONDITION OR THE VALUE OF ANY ASSETS OR BUSINESSES OR THE AMOUNT OF ANY LIABILITIES TRANSFERRED OR ASSUMED AS CONTEMPLATED HEREBY OR THEREBY, AS TO ANY CONSENTS REQUIRED IN CONNECTION HEREWITH OR THEREWITH, AS TO THE FREEDOM FROM ANY SECURITY INTERESTS OF ANY ASSETS OR LIABILITIES, AS TO NONINFRINGEMENT, VALIDITY OR ENFORCEABILITY CONCERNING ANY ASSETS, OR AS TO THE ABSENCE OF ANY DEFENSES OR RIGHT OF SETOFF OR FREEDOM FROM COUNTERCLAIM WITH RESPECT TO ANY ACTION OR OTHER ASSET, INCLUDING ACCOUNTS RECEIVABLE, OR AS TO THE LEGAL SUFFICIENCY OF ANY CONTRIBUTION, ASSIGNMENT, DOCUMENT, CERTIFICATE OR INSTRUMENT DELIVERED HEREUNDER OR UNDER ANY TRANSACTION AGREEMENT TO CONVEY TITLE TO ANY ASSET OR THING OF VALUE UPON THE EXECUTION, DELIVERY AND FILING HEREOF OR THEREOF. EXCEPT AS MAY EXPRESSLY BE SET FORTH HEREIN, THE MERGER AGREEMENT OR IN ANY OTHER TRANSACTION AGREEMENT, ALL SUCH ASSETS ARE BEING TRANSFERRED ON AN “AS IS, WHERE IS” BASIS (AND, IN THE CASE OF ANY REAL PROPERTY, BY MEANS OF A QUITCLAIM OR SIMILAR FORM DEED OR CONVEYANCE) AND THE RESPECTIVE TRANSFEREES SHALL BEAR THE ECONOMIC AND LEGAL RISKS THAT (I) ANY CONVEYANCE SHALL PROVE TO BE INSUFFICIENT TO VEST IN THE TRANSFEREE GOOD TITLE, FREE AND CLEAR OF ANY SECURITY INTEREST AND (II) ANY NECESSARY CONSENTS ARE NOT OBTAINED OR THAT ANY REQUIREMENTS OF LAWS OR JUDGMENTS ARE NOT COMPLIED WITH.

(b) Each of the Company (on behalf of itself and each member of the Company Group) and SplitCo (on behalf of itself and each member of the SplitCo Group) further understands and agrees that if the disclaimer of express or implied representations and warranties contained in Section 2.6(a) is held unenforceable or is unavailable for any reason under the Laws of any jurisdiction outside the United States or if, under the Laws of a jurisdiction outside the United States, both the Company or any member of the Company Group, on the one hand, and SplitCo or any member of the SplitCo Group, on the other hand, are jointly or severally liable for any Company Liability or any SplitCo Liability, then the Parties intend that, notwithstanding any provision to the contrary under the Laws of such non-U.S. jurisdictions, the provisions of the Transaction Agreements (including the disclaimer of all representations and warranties, allocation of Liabilities among the Parties and their respective Subsidiaries, releases, indemnification and contribution of Liabilities) shall to the fullest extent permitted by Law prevail for any and all purposes among the Parties and their respective Subsidiaries.

Section 2.7 Cash Management. From the date of this Agreement until the Split-Off, the Company and its Subsidiaries shall be entitled to use, retain or otherwise dispose of all cash generated by the SplitCo Business and the SplitCo Assets or otherwise held by any member of the SplitCo Group.

Section 2.8 Insurance.

(a) With respect to any Policy in effect on or before the Split-Off Effective Time that is owned by a member of the Company Group or the SplitCo Group, as applicable, under which a member of the other Group is named as an additional insured (the “Additional Insured Members” and such Policies, collectively, the “Shared Policies” and each, a “Shared Policy”), the applicable member(s) of the Company Group or the SplitCo Group, as applicable, shall continue to own the Shared Policies.

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(b) From and after the Split-Off Effective Time, the Company Group or the SplitCo Group, as applicable, shall (i) use best efforts to maintain the Shared Policies in full force and effect until the two (2) year anniversary of the Split-Off Effective Time (the “Shared Policy Separation Date”), (ii) enable the Additional Insured Members to pursue any applicable claims for events occurring prior to the Shared Policy Separation Date pursuant to the terms of the applicable Shared Policy in effect at the time of such event and (iii) enable the Additional Insured Members to recover insurance proceeds under the terms of such Shared Policies (including recovery of such insurance proceeds after the Shared Policy Separation Date) to the extent that such Additional Insured Members have suffered damages in respect of such event.

(c) From and after the Split-Off Effective Time, the Company (or any member of the Company Group) or SplitCo (or any member of the SplitCo Group), as applicable, shall not, without the prior written consent of the other Party, amend, commute, terminate, buy-out, extinguish liability under or otherwise modify any Shared Policies in a manner that would adversely affect any rights of any Additional Insured Member thereunder.

(d) At the request of the Company or SplitCo, as applicable, the other Group shall pay its equitable share of the premiums, deductibles and/or retentions, as applicable, required under the terms of the respective Shared Policies in respect of the periods from and after the Split-Off Effective Time and until the Shared Policy Separation Date. The portion of such premiums under the Shared Policies to be attributable to the Company Business or the SplitCo Business, as applicable, and paid by such Group shall be determined by a certified actuary professional mutually agreed upon by the Parties or as otherwise determined by the Parties in good faith.

(e) Prior to the Split-Off Effective Time, at the request of the Company or SplitCo, as applicable, the other Party shall promptly cause any member of the requesting Party’s Group to be named as an additional insured under any Policy owned by any member of the other Group.

(f) Nothing contained in this Section 2.8 shall be construed to be an attempted assignment of or a change to any part of the ownership of the Shared Policies or shall be construed to waive any right or remedy of any member of the Company Group or the SplitCo Group, as applicable, in respect of the Shared Policies owned by such Group.

(g) The Parties agree to use (and cause the members of their respective Groups to use) their commercially reasonable efforts to cooperate with respect to the various matters related to the Shared Policies contemplated by this Section 2.8.

Section 2.9 Ancillary Agreements. In furtherance of the Split-Off Separation, at or prior to the Split-Off Effective Time, each of the Company and SplitCo agrees that, from the date hereof through the Split-Off Effective Time, it shall cooperate fully and negotiate in good faith with the other Parties in finalizing the Ancillary Agreements. Each of the Company and SplitCo shall deliver executed copies of the Specified Intercompany Agreements to the other Party and use their reasonable best efforts to take, or cause to be taken, all appropriate action, to do, or cause to be done, and to assist and cooperate with the other Party in doing, all things necessary, proper or advisable under applicable Law to execute and deliver such other documents and other papers as may be required to carry out the provisions of this Agreement and to consummate and make effective the transactions contemplated by this Agreement, in each case, prior to the Split-Off Effective Time. Prior to the Split-Off Effective Time, each of the Company and SplitCo shall use their respective commercially reasonable efforts to engage in separation and integration planning with respect to the SplitCo Business; provided that no Party shall be required to take any such actions to the extent they would reasonably be expected to (A) jeopardize, or result in the loss or waiver of, any attorney-client or other legal privilege, (B) contravene any applicable Law, fiduciary duty or Third Party Contract or (C) result in the loss of protection of any proprietary information or Trade Secrets of such Party.

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Article III
THE SPLIT-OFF

Section 3.1 Split-Off.

(a) The Board of Directors of the Company (or a committee of the Board of Directors of the Company acting pursuant to delegated authority), in accordance with all applicable Laws and the Organizational Documents of the Company, shall set the Split-Off Date, and shall declare, pay and otherwise effectuate the Split-Off, in accordance with all applicable Laws, the Organizational Documents of the Company and any procedures established by the Company at the direction of the Board of Directors of the Company (or an authorized committee thereof).

(b) On the Split-Off Date, (i) all shares of SplitCo Common Stock held by the Company as of immediately prior to the Split-Off Effective Time, which, for the avoidance of doubt, shall constitute 100% of the issued and outstanding shares of SplitCo Common Stock, shall be distributed to TJF free and clear of all Encumbrances other than Permitted Encumbrances, and (ii) in exchange for such shares of SplitCo Common Stock, the Company shall redeem from TJF, and TJF shall deliver to the Company, a number of shares of Company Class B Common Stock held by TJF representing 27% of the shares of Company Class B Common Stock held by TJF immediately following the Closing.

(c) No Party, nor any of its Affiliates, shall be liable to any Person in respect of any shares of SplitCo Common Stock or any shares of Company Common Stock, or distributions in respect thereof, that are delivered to a public official in accordance with the provisions of any applicable escheat, abandoned property or similar applicable Law.

Section 3.2 Conditions to Split-Off. The obligation of the Company to consummate the Split-Off is subject to the occurrence of (i) the Closing in accordance with the terms of the Merger Agreement and (ii) the Partial Payoff, including the release of any and all Encumbrances on the SplitCo Assets in connection therewith, in accordance with the terms of the Payoff Letter.

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Article IV
CERTAIN COVENANTS

Section 4.1 Further Assurances. Subject to the terms and conditions of this Agreement, each Party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other Party in doing or causing to be done, all things necessary, proper or advisable under applicable Laws to consummate the transactions contemplated hereby as soon as practicable, prior to, on and after the Split-Off Effective Time, and as may be otherwise required to consummate and make effective the transactions contemplated by this Agreement, including, without limiting the generality of the foregoing, taking such actions in connection with filings with any Governmental Authority or Third Party with respect to any liquor licenses and obtaining the necessary consents and approvals pertaining to the transfer and/or issuance of liquor licenses in connection with the liquor businesses or operations of the liquor facilities of the Company Group or the SplitCo Group, as applicable, to effect the Split-Off Separation as contemplated by this Agreement.

Section 4.2 Removal of Company Assets.

(a) Except as may be otherwise agreed to by the Parties, all tangible SplitCo Assets that are located at any Company Facilities shall be delivered by the applicable member of the Company Group, prior to the Split-Off Effective Time or as promptly thereafter as practicable, to the applicable SplitCo Facility, at the Company’s expense.

(b) Except as may be otherwise agreed to by the Parties, all tangible Company Assets that are located at any SplitCo Facilities shall be moved as promptly as practicable after the Split-Off Effective Time from such facilities, at the Company’s expense and, following the Split-Off Effective Time, in a manner so as not to unreasonably interfere with the operations of any member of the SplitCo Group and to not cause damage to such SplitCo Facility, and such member of the SplitCo Group shall provide reasonable access to such SplitCo Facility to effectuate such movement.

Section 4.3 Company and SplitCo Marks. Each of SplitCo and the Company agrees that, except as set forth in this Section 4.3 or, in the case of SplitCo, as set forth on Schedule 4.3, after the Split-Off Effective Time, (a) the SplitCo Group or the Company Group, as applicable, will have no right, title, interest, license or any other right whatsoever in the Company Marks or SplitCo Marks, as applicable, and that no member of the Company Group or the SplitCo Group, as applicable, will have assigned such right, title, interest, license or other right to any member of the other Group and (b) each member of the SplitCo Group or the Company Group, as applicable, will cease and discontinue any and all uses of Company Marks or SplitCo Marks, as applicable, immediately upon the Split-Off Effective Time; provided that, for a period of six (6) months following the Split-Off Date, the SplitCo Group or the Company Group, as applicable, shall have the right to continue to use the marketing and promotional materials, invoices, business cards, schedules, displays, signs, stationery, technical guidelines, product manuals, packing materials and other supplies and similar materials, that were previously created and included in their respective Assets and that incorporate the Company Marks or the SplitCo Marks, as applicable, in the manner such materials were used in the SplitCo Business or the Company Business, as applicable, prior to the Split-Off Date.

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Section 4.4 Prepaid Expense True-Up. Within thirty (30) days following the Split-Off Effective Time, the Parties shall cooperate to determine in good faith the amount of (x) any SplitCo Liabilities that have been paid by any member of the Company Group prior to the Split-Off Effective Time, the payment of which primarily relates to the operation or conduct of the SplitCo Business following the Split-Co Effective Time and (y) any Company Liabilities that have been paid by any member of the SplitCo Group prior to the Split-Off Effective Time, the payment of which primarily relates to the operation or conduct of the Company Business following the Split-Co Effective Time, in each case, including prepaid expenses, prepaid leases, prepaid rentals and prepaid property taxes. To the extent that (a) the amount calculated in clause (x) in the foregoing sentence exceeds the amount calculated in clause (y) of the foregoing sentence, SplitCo shall pay, or cause to be paid by any member of the SplitCo Group, an amount equal in the aggregate to such excess to the applicable member(s) of the Company Group or (b) the amount calculated in clause (y) in the foregoing sentence exceeds the amount calculated in clause (x) of the foregoing sentence, the Company shall pay, or cause to be paid by any member of the Company Group, an amount equal in the aggregate to such excess to the applicable member(s) of the SplitCo Group.

Article V
INDEMNIFICATION

Section 5.1 Release of Pre-Split-Off Claims.

(a) Except as provided in Section 5.1(b), effective as of the Split-Off Effective Time:

(i) the Company, for itself and each member of the Company Group and, to the extent permitted by Law, all Persons who at any time prior to the Split-Off Effective Time were directors, officers, partners, managers, agents or employees of any member of the Company Group (in their respective capacities as such), in each case, together with their respective heirs, executors, administrators, successors and assigns, does hereby remise, release and forever discharge the SplitCo Indemnitees from any and all Liabilities, whether at Law or in equity (including any right of contribution), whether arising under any Contract, by operation of Law or otherwise, in each case, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Split-Off Effective Time, including in connection with the Split-Off Separation and the Split-Off and any of the other transactions contemplated hereunder and under the Transaction Agreements. Without limitation, the foregoing release includes a release of any rights and benefits with respect to such Liabilities that the Company and each member of the Company Group, and their respective successor and assigns, now has or in the future may have conferred upon them by virtue of any statute or common law principle which provides that a general release does not extend to claims which a party does not know or suspect to exist in its favor at the time of executing the release, if knowledge of such claims would have materially affected such party’s settlement with the obligor. In this connection, the Company hereby acknowledges that it is aware that factual matters now unknown to it may have given or may hereafter give rise to Liabilities that are presently unknown, unanticipated and unsuspected, and it further agrees that this release has been negotiated and agreed upon in light of that awareness and it nevertheless hereby intends to release the SplitCo Indemnitees from the Liabilities described in the first sentence of this Section 5.1(a)(i).

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(ii) SplitCo, for itself and each member of the SplitCo Group and, to the extent permitted by Law, all Persons who at any time prior to the Split-Off Effective Time were directors, officers, partners, managers, agents or employees of any member of the SplitCo Group (in their respective capacities as such), in each case, together with their respective heirs, executors, administrators, successors and assigns, does hereby remise, release and forever discharge the Company Indemnitees from any and all Liabilities, whether at Law or in equity (including any right of contribution), whether arising under any Contract, by operation of Law or otherwise, in each case, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Split-Off Effective Time, including in connection with the Split-Off Separation and the Split-Off and any of the other transactions contemplated hereunder and under the Transaction Agreements. Without limitation, the foregoing release includes a release of any rights and benefits with respect to such Liabilities that SplitCo and each member of the SplitCo Group, and their respective successor and assigns, now has or in the future may have conferred upon them by virtue of any statute or common law principle which provides that a general release does not extend to claims which a party does not know or suspect to exist in its favor at the time of executing the release, if knowledge of such claims would have materially affected such party’s settlement with the obligor. In this connection, SplitCo hereby acknowledges that it is aware that factual matters now unknown to it may have given or may hereafter give rise to Liabilities that are presently unknown, unanticipated and unsuspected, and it further agrees that this release has been negotiated and agreed upon in light of that awareness and it nevertheless hereby intends to release the Company Indemnitees from the Liabilities described in the first sentence of this Section 5.1(a)(ii).

(b) Nothing contained in Section 5.1(a) shall:

(i) limit or otherwise affect any Person’s rights or obligations pursuant to or contemplated by, or ability to enforce, any Transaction Agreement, in each case in accordance with its terms, including (A) the obligation of SplitCo to Assume and satisfy the SplitCo Liabilities, (B) the obligation of the Company to Assume and satisfy the Company Liabilities, (C) the obligations of the Company and its applicable Affiliates to Transfer the SplitCo Assets in accordance with this Agreement, (D) the obligations of SplitCo and its applicable Affiliates to Transfer the Company Assets in accordance with this Agreement or (E) the obligations of the Company and SplitCo to perform their respective obligations and indemnify each other under this Agreement, including pursuant to this Article V, the Merger Agreement and the other Transaction Agreements;

(ii) apply to any Liability the release of which would result in the release of any Person other than a Person expressly released pursuant to Section 5.1(a);

(iii) release any Person from, or waive any rights under, any Liability provided in or resulting from any Contract to which any member of the SplitCo Group, on the one hand, and any Company Group, on the other hand, is a party, that does not terminate as of the Split-Off Date in accordance with Section 2.3; or

(iv) release any SplitCo Employee or SplitCo Contractor from any Contract with any member of the Company Group to the extent related to any Company Asset.

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(c) Following the Split-Off Effective Time, the Company shall not, and shall cause each other member of the Company Group not to, make any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution, recovery or any indemnification, against SplitCo or any of its Affiliates, or any other Person released with respect to any Liabilities released pursuant to Section 5.1(a)(i). Following the Split-Off Effective Time, SplitCo shall not, and shall cause each of its controlled Affiliates not to, make any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution, recovery or any indemnification, against the Company or any of its Affiliates, or any other Person released with respect to any Liabilities released pursuant to Section 5.1(a)(ii).

Section 5.2 Indemnification by Company. Without limiting the indemnity provisions of any other Ancillary Agreements, from and after the Split-Off Effective Time, the Company shall and shall cause the other members of the Company Group, on a joint and several basis, to indemnify, defend (or, where applicable, pay the defense costs for) and hold harmless the SplitCo Indemnitees from and against, and shall reimburse such SplitCo Indemnitees with respect to, any and all Indemnifiable Losses of the SplitCo Indemnitees to the extent arising out of, resulting from or related to (without duplication): (a) the Company Liabilities, including the failure of any member of the Company Group to Assume any such Company Liabilities, and (b) any breach by the Company or any other member of the Company Group of any obligations to be performed by such Persons pursuant to this Agreement subsequent to the Split-Off Effective Time, in each which case any such indemnification claims shall be made hereunder (each, a “SplitCo Claim”).

Section 5.3 Indemnification by SplitCo. Without limiting the indemnity provisions of any other Ancillary Agreements, from and after the Split-Off Effective Time, SplitCo shall, and shall cause each of the other members of the SplitCo Group, on a joint and several basis, to indemnify, defend (or, where applicable, pay the defense costs for) and hold harmless the Company Indemnitees from and against, and shall reimburse such Company Indemnitees with respect to, any and all Indemnifiable Losses of the Company Indemnitees to the extent arising out of, resulting from or related to (without duplication): (a) the SplitCo Liabilities, including the failure of any member of the SplitCo Group to Assume any such SplitCo Liabilities, and (b) any breach by SplitCo or any other member of the SplitCo Group of any obligations to be performed by such Persons pursuant to this Agreement subsequent to the Split-Off Effective Time, in each which case any such indemnification claims shall be made hereunder (each, a “Company Claim”).

Section 5.4 Procedures for Indemnification.

(a) Direct Claims. Other than with respect to Third Party Claims, which shall be governed by Section 5.4(b):

(i) if a SplitCo Indemnitee has made a determination that it is or may be entitled to indemnification in respect of any SplitCo Claim, the SplitCo Indemnitee shall so notify the Company as promptly as reasonably possible after becoming aware of the existence of such SplitCo Claim; and

(ii) if a Company Indemnitee has made a determination that it is or may be entitled to indemnification in respect of any Company Claim, the Company Indemnitee shall so notify SplitCo as promptly as reasonably possible after becoming aware of the existence of such Company Claim (any such claim made pursuant to Section 5.4(a)(i) or this Section 5.4(a)(ii), a “Direct Claim”).

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Each such notice shall be in writing and shall describe in reasonable detail the basis for the claim for indemnification hereunder and set forth, to the extent known, the estimated amount of Indemnifiable Losses for which indemnification may be sought hereunder relating to such claim and, to the extent practicable, the method of computation thereof; provided, however, that the failure to provide (or delay in providing) such written notice shall not release the Indemnifying Party from any of its obligations except and solely to the extent the Indemnifying Party shall have been actually prejudiced as a result of such failure or delay.

(b) Third Party Claims. If an Indemnitee receives notice or otherwise learns of the assertion by any Third Party of any claim or demand or of the commencement by any Third Party of any Action as to which an Indemnifying Party may be obligated to provide indemnification pursuant to this Agreement (a “Third Party Claim”), the Company (on behalf of the Company Indemnitees) or SplitCo (on behalf of the SplitCo Indemnitees), as applicable (such claimant, the “Claiming Party”), shall notify the Indemnifying Party of the Third Party Claim in writing and in reasonable detail describing the basis for any claim for indemnification hereunder and including copies of all notices and documents received by the Claiming Party (and any or all of its Indemnitees) from Third Parties relating to the Third Party Claim (subject to any bona fide claims of attorney-client privilege) promptly (and in any event with twenty (20) days after receipt by such Indemnitee of written notice of the Third Party Claim); provided, however, that the failure to provide notice of any such Third Party Claim pursuant to this sentence shall not release the Indemnifying Party from any of its obligations except and solely to the extent the Indemnifying Party shall have been actually prejudiced as a result of such failure. Thereafter, the Claiming Party shall deliver to the Indemnifying Party, promptly (and in any event within five (5) Business Days) after the receipt thereof by the Claiming Party (or any of its Indemnitees), copies of any and all additional written notices and documents (including court papers) received by the Claiming Party (or any of its Indemnitees) from Third Parties relating to the Third Party Claim, subject to any bona fide claims of attorney-client privilege.

(c) Subject to the provisions of this Section 5.4(c), the Indemnifying Party has the right, exercisable by written notice to the Claiming Party within thirty (30) days after receipt of notice from the Claiming Party pursuant to Section 5.4(b), to assume and conduct the defense (including settlement) of such Third Party Claim in accordance with the limits set forth in this Agreement with counsel selected by the Indemnifying Party and reasonably acceptable to the applicable Indemnitees. If the Indemnifying Party does not assume the defense of a Third Party Claim in accordance with this Section 5.4(c), the Indemnitee may defend the Third Party Claim. If the Indemnifying Party has assumed the defense of a Third Party Claim as provided in this Section 5.4(c), the Indemnifying Party shall not be liable for any legal expenses subsequently incurred by the Indemnitee in connection with the defense of the Third Party Claim; provided, however, that if (i) in the reasonable judgment of the Indemnitee, after consultation with outside counsel, there exists a conflict of interest between the Indemnifying Party and the applicable Indemnitee(s) in the defense of such Third Party Claim by the Indemnifying Party, (ii) the party making such Third Party Claim is a Governmental Authority with regulatory or other authority over the Indemnitee or any of its material assets, (iii) the Third Party Claim seeks injunctive or other nonmonetary relief that, if granted, would reasonably be expected to have a material and adverse effect on the Indemnitee’s business or (iv) the Indemnifying Party fails to take reasonable steps necessary to defend diligently such Third Party Claim, in each case, the Indemnitee may assume its own defense, and the Indemnifying Party shall be liable for all reasonable costs or expenses paid or incurred in connection with such defense. The Indemnifying Party or the Indemnitee, as the case may be, has the right to participate in (but, subject to the prior sentence, not control), at its own expense, the defense of any Third Party Claim that the other Person is defending as provided in this Agreement. The Indemnifying Party, if it has assumed the defense of any Third Party Claim as provided in this Agreement, may not, without the prior written consent of the Indemnitee, consent to a settlement or compromise of, or the entry of any judgment arising from, any such Third Party Claim that (A) does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnitee of a complete release from all liability in respect of such Third Party Claim, (B) provides for injunctive or other nonmonetary relief affecting the Indemnitee or any of its Affiliates, or for monetary relief with respect to which the Indemnitee and its Affiliates are not entitled to indemnification under this Agreement, or (C) in the reasonable opinion of the Indemnitee, would otherwise materially and adversely affect the Indemnitee or any of its Affiliates. The Indemnitee may consent to a settlement or compromise of, or the entry of any judgment arising from, any Third Party Claim, the defense of which has not been assumed by the Indemnifying Party, only with the prior written consent of the Indemnifying Party, not to be unreasonably withheld, conditioned or delayed.

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(d) The Claiming Party and the Indemnifying Party shall (and the Claiming Party shall cause the applicable Indemnitee(s) to) make reasonably available to each other and their respective agents and representatives all relevant information available to them that are necessary or appropriate for the defense of any Third Party Claim, subject to any bona fide claims of attorney-client privilege, and each of the Indemnifying Party and the Claiming Party shall use its reasonable efforts to assist, and to cause the employees and counsel of such party to assist, in the defense of such Third Party Claim. If a Party asserts its right to participate in the defense of any Third Party Claim, the Party controlling the defense and investigation of such Third Party Claim shall act in good faith and reasonably consult and cooperate with the Indemnitee or the Indemnifying Party, as the case may be, in connection with any appearances, briefs, arguments and proposals made or submitted by or on behalf of any party in connection with the Third Party Claim (including considering in good faith all reasonable additions, deletions or changes suggested by the Indemnitee or the Indemnifying Party, as the case may be, in connection any filings made with any Governmental Authority or proposals to the Third Party claimant in connection therewith).

(e) With respect to any Third Party Claim that implicates both Parties in any material respect due to the allocation of Liabilities, responsibilities for management of defense and related indemnities pursuant to this Agreement or any of the Transaction Agreements, the Parties agree to use commercially reasonable efforts to cooperate fully and maintain a joint defense (in a manner that, to the extent reasonably practicable, will preserve for all Parties any Privilege with respect thereto).

(f) The provisions of this Section 5.4 (other than this Section 5.4(f)) and Section 5.7 shall not apply to Taxes (Taxes being governed by the Tax Matters Agreement).

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Section 5.5 Indemnification Obligations Net of Insurance Proceeds and Other Amounts.

(a) Any recovery by any Party (including any of its Indemnitees) for any Indemnifiable Loss subject to indemnification pursuant to this Article V shall be calculated (i) net of Insurance Proceeds actually received by such Party (or any of its Indemnitees) with respect to any Indemnifiable Loss and (ii) net of any proceeds actually received by such Party (or any of its Indemnitees) from any Third Party with respect to any such Liability corresponding to the Indemnifiable Loss (“Third Party Proceeds”), in the case of (i) and (ii) net of the costs of collection thereof and any increase in premium attributable thereto under applicable Third Party Policies. Accordingly, the amount which any Indemnifying Party is required to pay pursuant to this Article V to any Indemnitee pursuant to this Article V shall be reduced by any Insurance Proceeds or Third Party Proceeds theretofore actually recovered by or on behalf of the Indemnitee corresponding to the related Indemnifiable Loss. If an Indemnitee receives a payment required by this Agreement from an Indemnifying Party corresponding to any Indemnifiable Loss (an “Indemnity Payment”) and subsequently receives Insurance Proceeds or Third Party Proceeds, then the Indemnitee shall pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payment received over the amount of the Indemnity Payment that would have been due if the Insurance Proceeds or Third Party Proceeds had been received, realized or recovered before the Indemnity Payment was made.

(b) Insurers and Other Third Parties Not Relieved. The Parties hereby agree that an insurer or other Third Party that would otherwise be obligated to pay any amount shall not be relieved of the responsibility with respect thereto or have any subrogation rights with respect thereto by virtue of any provision contained in this Agreement or any Transaction Agreement, and that no insurer or any other Third Party shall be entitled to a “windfall” (e.g., a benefit they would not otherwise be entitled to receive, or the reduction or elimination of an insurance coverage obligation that they would otherwise have, in the absence of the indemnification or release provisions) by virtue of any provision contained in this Agreement or any Transaction Agreement. Each Party shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to collect or recover, or allow the Indemnifying Party to collect or recover, or cooperate with each other in collecting or recovering, any Insurance Proceeds that may be collectible or recoverable respecting the Liabilities for which indemnification may be available under this Article V. Notwithstanding the foregoing, an Indemnifying Party may not delay making any Indemnity Payment required under the terms of this Agreement, or otherwise satisfying any indemnification obligation, pending the outcome of any Actions to collect or recover Insurance Proceeds, and an Indemnitee need not attempt to collect any Insurance Proceeds prior to making a claim for indemnification or receiving any Indemnity Payment otherwise owed to it under this Agreement or any Transaction Agreement.

Section 5.6 Contribution. If the indemnification provided for in this Article V is unavailable for any reason to an Indemnitee (other than failure to provide notice with respect to any Third Party Claims in accordance with Section 5.4(b)) in respect of any Indemnifiable Loss, then the Indemnifying Party shall, in accordance with this Section 5.6, contribute to the Indemnifiable Losses incurred, paid or payable by such Indemnitee as a result of such Indemnifiable Loss in such proportion as is appropriate to reflect the relative fault of SplitCo and each other member of the SplitCo Group, on the one hand, and the Company and each other member of the Company Group, on the other hand, in connection with the circumstances which resulted in such Indemnifiable Loss. Solely for purposes of determining relative fault pursuant to this Section 5.6: (i) any fault associated with the conduct of the Company Business prior to the Split-Off Effective Time shall be deemed to be allocated to the Company and the other members of the Company Group, and no such fault shall be deemed to be the fault of SplitCo or any other member of the SplitCo Group; and (ii) any fault associated with the conduct of the SplitCo Business prior to the Split-Off Effective Time shall be deemed to be the fault of SplitCo and the other members of the SplitCo Group, and no such fault shall be deemed to be the fault of the Company or any other member of the Company Group.

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Section 5.7 Additional Matters; Survival of Indemnities.

(a) The agreements contained in this Article V shall remain operative and in full force and effect, regardless of (i) any investigation made by or on behalf of any Indemnitee; and (ii) the knowledge by the Indemnitee of Indemnifiable Losses for which it might be entitled to payment hereunder. The agreements contained in this Article V shall survive the Split-Off.

(b) The rights and obligations of each Party and their respective Indemnitees under this Article V shall survive (i) the sale or other Transfer by any Party or its respective Subsidiaries of any Assets or businesses or the assignment by it of any Liabilities and (ii) any merger, consolidation, business combination, sale of all or substantially all of the Assets, restructuring, recapitalization, reorganization or similar transaction involving either Party or any of its Subsidiaries.

(c) The Parties intend and hereby agree that this Article V sets forth the exclusive remedy of the Parties and the parties to the Conveyance and Assumption Instruments, as applicable, following the Split-Off Effective Time for any Liabilities arising out of any breach of the covenants or agreements contained in this Agreement (including with respect to Indemnifiable Losses arising out of, resulting from or related to the Company Liabilities or SplitCo Liabilities, as the case may be) or any Conveyance and Assumption Instrument, except that nothing contained in this Section 5.7(c) shall impair any right of any Person (i) to specific performance under this Agreement or (ii) to equitable relief as provided in Section 8.17, in any other Transaction Agreement. In furtherance of the foregoing, each Party hereby waives, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action it may have against the other Parties in connection herewith or any Conveyance and Assumption Instrument or arising under or based upon any Law other than the right to seek indemnity pursuant to this Article V and the right to seek the relief described in clauses (i) or (ii) of the preceding sentence. Each Party shall cause its Representatives to comply with this Section 5.7(c).

(d) Any amounts payable pursuant to this Article V shall be paid without duplication, and in no event shall any party be indemnified or receive contribution under different provisions of any Transaction Agreement for the same Liabilities.

(e) Any amount to be paid or reimbursed by an Indemnifying Party (or a member of such Party’s Group) to an Indemnitee pursuant to this Article V shall be paid in accordance with the procedures set forth in Section 8.11.

(f) From and after the Split-Off Effective Time, with respect to any Action where the Company or SplitCo (or any member of such other Party’s Group) is a defendant, when and if requested by such Party, the other Party shall use commercially reasonable efforts to petition the applicable court or tribunal to remove the requesting Party as a defendant to the extent that such Action relates solely to Assets or Liabilities that the other Party (or any member of such other Party’s Group) has been allocated pursuant to Article II, and the other Party shall cooperate and assist in any required communication with any plaintiff or other related Third Party.

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(g) No Party hereto shall have any right to set off any losses (including Indemnifiable Losses) under this Article V against any payments to be made by such Party pursuant to this Agreement or any other agreement between the Parties, including the Merger Agreement or any of the Ancillary Agreements.

(h) Notwithstanding anything herein to the contrary, nothing in this Article V is intended to provide any rights of indemnification in respect of any other Transaction Agreement.

Article VI
PRESERVATION OF RECORDS; ACCESS TO INFORMATION;
CONFIDENTIALITY; PRIVILEGE

Section 6.1 Generally.

(a) Other than in circumstances in which indemnification is sought pursuant to Article V (in which event the provisions of Article V shall govern) or for matters related to provision of Tax Records (in which event the provisions of the Tax Matters Agreement shall govern), and subject to appropriate restrictions for Privileged Information or Confidential Information, from and after the Split-Off Effective Time and until the later of (x) the sixth anniversary of the Split-Off Effective Time and (y) the expiration of the relevant statute of limitations period, if applicable, and subject to compliance with the terms of the Transaction Agreements, upon the prior written reasonable request (i) by the Company or SplitCo for Shared Information or (ii) by (A) SplitCo for Retained SplitCo Information or (B) the Company for Retained Company Information, the applicable Party shall use commercially reasonable efforts to provide, as soon as reasonably practicable following the receipt of such request, appropriate access or, to the extent such information is reasonably practicable to identify and extract, copies of such information in the possession or control of such applicable Party or any of its Affiliates, but only to the extent such requested information is not already in the possession or control of the requesting Party or any of its Affiliates; provided, that in connection with the provision of information under this Section 6.1(a), the Company shall be entitled to redact any portion of the Retained SplitCo Information to the extent related to any matter other than the SplitCo Business, and SplitCo shall be entitled to redact any portion of the Retained Company Information to the extent related to any matter other than the Company Business; provided further, that in the event that any Shared Information, Retained SplitCo Information or Retained Company Information, as the case may be, constitutes Privileged Information, the Parties shall use commercially reasonable efforts to provide such access to such information in a manner that would not reasonably be expected to violate any such privilege. Each of the Company and SplitCo agree to make their respective personnel available during regular business hours to discuss the information exchanged pursuant to this Article VI.

(b) Each of the Company and SplitCo shall inform their respective Representatives who have or have access to the other Party’s Confidential Information or other information provided pursuant to this Article VI of their obligation to hold such information confidential in accordance with the provisions of this Agreement.

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(c) Nothing in this Article VI shall require any Party to violate any agreement with any Third Party regarding the confidentiality of confidential and proprietary information relating to that Third Party or its business; provided, however, that in the event that a Party would be required under this Section 6.1 to disclose any such information, such Party shall use commercially reasonable efforts to seek to obtain such Third Party’s written consent to the disclosure of such information and to otherwise disclose any such information in a manner that would not reasonably be expected to violate such agreement.

(d) Neither the Company nor SplitCo will have any Liability to the other Party in the event that any information exchanged or provided pursuant to this Agreement that is an estimate or forecast, or that is based on an estimate or forecast, is found to be inaccurate in the absence of willful misconduct by the providing Person.

Section 6.2 Financial Statements and Accounting. Without limitation of Section 6.1, from the Split-Off Effective Time until the completion of each Party’s audit for the fiscal year ending December 31, 2021 (and for a reasonable period of time afterwards as required by Law for the Company to prepare consolidated financial statements or complete a financial statement audit for any period during which the financial results of the SplitCo Group were consolidated with those of the Company), each of the Company and SplitCo agrees to provide reasonable assistance and, subject to Section 6.6, reasonable access to its properties, books and records, other information and personnel, and to use its commercially reasonable efforts to cooperate with the other Party’s requests, in each case to enable, to the extent applicable, (i) such other Party to meet its timetable for dissemination of its earnings releases, financial statements and management’s assessment of the effectiveness of its disclosure controls and procedures and its internal control over financial reporting in accordance with Items 307 and 308, respectively, of Regulation S-K, to the extent applicable, (ii) such other Party’s accountants to timely complete their review of the quarterly financial statements and audit of the annual financial statements of such other Party, including, to the extent applicable to such Party, its auditor’s audit of its internal control over financial reporting and management’s assessment thereof in accordance with Section 404 of the Sarbanes-Oxley Act of 2002 and the SEC’s and Public Company Accounting Oversight Board’s rules and auditing standards thereunder and (iii) such other Party to respond to any written request or official comment from a Governmental Authority, including in connection with responding to a comment letter from the SEC; provided, that in connection with this clause (iii), each Party shall provide reasonable access on the terms set forth in this Section 6.2 for a period of three (3) years following the Split-Off Date.

Section 6.3 Witness Services. At all times from and after the Split-Off Effective Time, each of the Company and SplitCo shall use its commercially reasonable efforts to make available to the other Party, upon reasonable written request, its and its Subsidiaries’ officers, directors, employees and agents (taking into account the business demands of such individuals) as witnesses to the extent that (i) such Persons may reasonably be required to testify in connection with the prosecution or defense of any Action in which the requesting Party may from time to time be involved (except for claims, demands or Actions in which one or more members of one Group is adverse to one or more members of the other Group) and (ii) there is no conflict in the Action between the requesting Party and the other Party. A Party providing a witness to the other Party under this Section 6.3 shall be entitled to receive from the recipient of such witness services, upon the presentation of invoices therefor, payments for such amounts, relating to supplies, disbursements and other out-of-pocket expenses (which shall not include the costs of salaries and benefits of employees who are witnesses or any pro rata portion of overhead or other costs of employing such employees which would have been incurred by such employees’ employer regardless of the employees’ service as witnesses), as may be reasonably incurred and properly paid under applicable Law.

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Section 6.4 Reimbursement. Except as otherwise set forth in the Merger Agreement or any Ancillary Agreement, the Party requesting information or services pursuant to this Article VI agrees to reimburse the other Party for the reasonable out-of-pocket costs, if any, actually incurred in connection with delivering such information or services, to the extent that such costs are incurred for the benefit of the requesting Party.

Section 6.5 Retention of Information. Each of the Company and SplitCo agrees to use its commercially reasonable efforts to retain all information that relates to the operations of the SplitCo Business in its respective possession or control at the Split-Off Effective Time in accordance with the policies of the Company as in effect on the Split-Off Date (or such other policies as may be adopted by either Party in good faith thereafter, provided, that each Party shall notify the other Party of any such change). Neither the Company nor SplitCo shall destroy, or permit any of its Subsidiaries to destroy, any information which the other Parties may have the right to obtain pursuant to this Agreement prior to the end of the retention period set forth in such Party’s retention policies without first using its commercially reasonable efforts to notify the other Parties of the proposed destruction and giving the other Parties the opportunity to take possession or make copies of such information prior to such destruction. Notwithstanding the foregoing, the Tax Matters Agreement will govern the retention of Tax Returns, schedules and work papers and all material records or other documents relating thereto.

Section 6.6 Confidentiality.

(a) From and after the Split-Off Effective Time, the Company shall not, and shall cause each member of the Company Group and its and their respective Representatives not to, directly or indirectly, without the prior written consent of SplitCo, disclose to any Third Party (other than to each other and their respective Representatives who need to know the information and who are advised of the confidential nature of such information) any Confidential Information related to the SplitCo Business; provided, that the foregoing restrictions shall not (i) apply to any information generally available to the public (other than as a result of disclosure in violation of this Section 6.6(a)) or (ii) prohibit disclosure required by applicable Law so long as, to the extent legally permissible, the Company or such member of the Company Group provides SplitCo with reasonable prior written notice of such disclosure and a reasonable opportunity to contest such disclosure at SplitCo’s sole expense. From and after the Split-Off Effective Time, the Company shall, and shall cause each member of the Company Group and its and their respective Representatives to, use such Confidential Information related to the SplitCo Business only in connection with the purpose for which such Confidential Information was retained by the Company or such member of the Company Group in accordance with this Agreement, and for no other reason (and only for so long as such purpose continues to be applicable to the Company or such member of the Company Group).

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(b) From and after the Split-Off Effective Time, SplitCo shall not, and shall cause each other member of the SplitCo Group and its and their respective Representatives not to, directly or indirectly, without the prior written consent of the Company, disclose to any Third Party (other than to each other and their respective Representatives who need to know the information and who are advised of the confidential nature of such information) any Confidential Information related to the Company Business; provided, that the foregoing restrictions shall not (i) apply to any information generally available to the public (other than as a result of disclosure in violation of this Section 6.6(b)) or (ii) prohibit disclosure required by applicable Law so long as, to the extent legally permissible, SplitCo or such member of the SplitCo Group provides the Company with reasonable prior written notice of such disclosure and a reasonable opportunity to contest such disclosure at the Company’s sole expense. From and after the Split-Off Effective Time, SplitCo shall, and shall cause each other member of the SplitCo Group and its and their respective Representatives to, use such Confidential Information related to the Company Business only in connection with the purpose for which such Confidential Information was retained by SplitCo or such member of the SplitCo Group in accordance with this Agreement, and for no other reason (and only for so long as such purpose continues to be applicable to SplitCo or such member of the SplitCo Group).

(c) For the avoidance of doubt and notwithstanding any other provision of this Section 6.6, (i) the sharing of Privileged Information shall be governed solely by Section 6.7, and (ii) information that is subject to any confidentiality provision or other disclosure restriction in any Ancillary Agreement shall be governed by the terms of such Ancillary Agreement.

Section 6.7 Privilege Matters.

(a) Pre-Split-Off Services. The Parties recognize that legal and other professional services that have been and will be provided prior to the Split-Off Effective Time have been and will be rendered for the collective benefit of each of the members of the Company Group and the SplitCo Group, and, to the fullest extent permitted by Law, that each of the members of the Company Group and the SplitCo Group should be deemed to be the client with respect to such pre-Split-Off services for the purposes of asserting all privileges, immunities or other protections from disclosure which may be asserted under applicable Law, including attorney-client privilege, business strategy privilege, joint defense privilege, common interest privilege and protection under the work-product doctrine (“Privilege”). To the fullest extent permitted by Law, the Company and SplitCo shall have a shared Privilege with respect to all information subject to Privilege (“Privileged Information”) which relates to such pre-Split-Off services. For the avoidance of doubt, Privileged Information within the scope of this Section 6.7(a) includes, but is not limited to, services rendered by legal counsel retained or employed by any Company or SplitCo (or any member of such Party’s respective Group), including outside counsel and in-house counsel.

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(b) Post-Split-Off Services. The Parties recognize that legal and other professional services will be provided following the Split-Off Effective Time to each of the Company and SplitCo. The Parties further recognize that certain of such post-Split-Off services will be rendered solely for the benefit of SPAC or SplitCo, as the case may be, while other such post-Split-Off services may be rendered with respect to Actions or other matters which involve both the Company and SplitCo. To the fullest extent permitted by Law, with respect to such post-Split-Off services and related Privileged Information, the Parties agree as follows:

(i) All Privileged Information relating to any claims, proceedings, litigation, disputes or other matters which involve both the Company and SplitCo shall be subject to a shared Privilege among the Parties involved in the claims, proceedings, litigation, disputes or other matters at issue; and

(ii) Except as otherwise provided in Section 6.7(b)(i), Privileged Information relating to post-Split-Off services provided solely to one of the Company or SplitCo shall not be deemed shared between the Parties; provided, that the foregoing shall not be construed or interpreted to restrict the right or authority of the Parties (x) to enter into any further agreement, not otherwise inconsistent with the terms of this Agreement, concerning the sharing of Privileged Information or (y) otherwise to share Privileged Information without waiving any Privilege which could be asserted under applicable Law.

(c) The Parties agree as follows regarding all Privileged Information with respect to which the Parties shall have a shared Privilege under Section 6.7(a) or (b):

(i) Subject to Section 6.7(c)(iii) and (iv), neither the Company nor SplitCo may waive, or allege or purport to waive, any Privilege which could be asserted under any applicable Law, and in which the other Party has a shared Privilege, without the written consent of the other Party;

(ii) If a dispute arises between or among the Parties or their respective Subsidiaries regarding whether a Privilege should be waived to protect or advance the interest of any Party, each Party agrees that it shall negotiate in good faith, shall endeavor to minimize any prejudice to the rights of the other Party and each of the Company and SplitCo, on behalf of themselves and their respective Group, specifically agrees that it shall not withhold consent to waive for any purpose except to protect its own legitimate interests;

(iii) If, within fifteen (15) days of receipt by the requesting Party of written objection, the Parties have not succeeded in negotiating a resolution to any dispute regarding whether a Privilege should be waived, and the requesting Party determines that a Privilege should nonetheless be waived to protect or advance its interest, the requesting Party shall provide the objecting Party fifteen (15) days’ written notice prior to effecting such waiver. Each Party specifically agrees that failure within fifteen (15) days of receipt of such notice to commence proceedings in accordance with Article VIII to enjoin such waiver under applicable Law shall be deemed full and effective consent to such waiver, and the Parties agree that any such Privilege shall not be waived by either party under the final determination of such dispute in accordance with Article VIII; and

(iv) In the event of any litigation or dispute between the Parties, or any members of their respective Groups, either the Company or SplitCo, on behalf of themselves and their respective Group, may waive a Privilege in which the other Party or member of such Group has a shared Privilege, without obtaining the consent of the other Party; provided, that such waiver of a shared Privilege shall to the fullest extent permitted by Law be effective only as to the use of Privileged Information with respect to the litigation or dispute between the Parties and/or the applicable members of their respective Groups, and shall not operate as a waiver of the shared Privilege with respect to third parties.

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(d) The transfer of all information pursuant to this Agreement is made in reliance on the agreement of the Company or SplitCo as set forth in Section 6.6 and this Section 6.7(d), to maintain the confidentiality of Privileged Information and to assert and maintain any applicable Privilege. The access to Privileged Information being granted pursuant to Section 6.1 and Section 6.2, the agreement to provide witnesses and individuals pursuant to Section 6.3, the furnishing of notices and documents and other cooperative efforts contemplated by Section 5.4 and the transfer of Privileged Information between the Parties and their respective Subsidiaries pursuant to this Agreement shall not be deemed a waiver of any Privilege that has been or may be asserted under this Agreement or otherwise.

Section 6.8 Ownership of Information. Any Confidential Information or Privileged Information owned by one Party or any of its Subsidiaries that is provided to a requesting Party pursuant to this Article VI shall be deemed to remain the property of the providing Party. Unless expressly set forth herein, nothing contained in this Agreement shall be construed as granting a license or other rights to any Party with respect to any such Confidential Information or Privileged Information, whether by implication, estoppel or otherwise.

Section 6.9 Other Agreements. The rights and obligations granted under this Article VI are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange or confidential treatment of information set forth in any Transaction Agreement.

Article VII
DISPUTE RESOLUTION

Section 7.1 Dispute Resolution Procedures.

(a) Each Party shall appoint a representative who shall be responsible for administering this dispute resolution provision (the “Appointed Representative”). The Appointed Representative shall have the authority to resolve any such disputes.

(b) Except as otherwise provided in this Agreement or in any Ancillary Agreement, in the event of a controversy, dispute or claim arising out of, in connection with, or in relation to the interpretation, performance, nonperformance, validity, termination or breach of this Agreement or any Ancillary Agreement or otherwise arising out of, or in any way related to, this Agreement or any Ancillary Agreement or the transactions contemplated hereby or thereby (collectively, the “Split-Off Separation Agreement Disputes”), the Appointed Representatives shall negotiate in good faith for a reasonable period of time to settle such Split-Off Separation Agreement Dispute; provided, however, that: (i) such reasonable period shall not, unless otherwise agreed to by the relevant Parties in writing, exceed twenty (20) days from the time of receipt by a Party of written notice of such Split-Off Separation Agreement Dispute; and (ii) the relevant employees from both Parties with knowledge and interest in the dispute shall first have tried to resolve the differences between the Parties. Nothing said or disclosed, nor any document produced, in the course of any negotiations, conferences and discussions in connection with efforts to settle a Split-Off Separation Agreement Dispute that is not otherwise independently discoverable shall be offered or received as evidence or used for impeachment or for any other purpose, but shall be considered as to have been disclosed for settlement purposes.

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Article VIII
MISCELLANEOUS

Section 8.1 Entire Agreement; Construction. This Agreement, the Disclosure Letters, the other Transaction Agreements, the Conveyance and Assumption Instruments and the Confidentiality Agreement constitute the entire agreement of the Parties with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, among the Parties with respect to the subject matter hereof and thereof. If there is a conflict between any provision of this Agreement and a provision in any of the other Transaction Agreements (other than the Merger Agreement), the provision of this Agreement shall control unless (i) with respect to any Ancillary Agreement other than the Tax Matters Agreement, as specifically provided otherwise in this Agreement or in such other Ancillary Agreement or (ii) with respect to the Tax Matters Agreement, the provision relates to matters addressed by the Tax Matters Agreement, in which case the Tax Matters Agreement shall control. If there is a conflict between any provision of this Agreement and a provision in the Merger Agreement, the provision of the Merger Agreement shall control. Notwithstanding any other provision of this Agreement or any Ancillary Agreement, the Tax Matters Agreement shall exclusively govern all matters related to Taxes (including allocations thereof) addressed.

Section 8.2 Transaction Agreements. Except as expressly set forth herein, this Agreement is not intended to address, and should not be interpreted to address, the matters specifically and expressly covered by the Merger Agreement or the Ancillary Agreements.

Section 8.3 Counterparts. This Agreement may be executed and delivered (including by facsimile or other means of electronic transmission, such as by electronic mail in “pdf” form) in two or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. In the event that any signature is delivered by facsimile transmission or any other form of electronic delivery, such signature shall create a valid and binding obligation of the party executing this Agreement (or on whose behalf this Agreement is executed) with the same force and effect as if such signature page were an original thereof.

Section 8.4 Survival of Agreements. Except as otherwise contemplated by this Agreement or any Transaction Agreement, all covenants and agreements of the Parties contained in this Agreement and each Transaction Agreement shall survive the Split-Off Effective Time and remain in full force and effect in accordance with their applicable terms.

Section 8.5 Expenses. Except as otherwise provided in this Agreement, including Section 2.4 and Article V, or any other Transaction Agreement, each Party shall bear its own fees, costs and expenses (collectively, the “Expenses”), in each case, incurred in connection with the preparation, execution, delivery and implementation of this Agreement, including the Split-Off Separation and the Split-Off, and the consummation of the transactions contemplated hereby.

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Section 8.6 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by a nationally recognized overnight courier service, or by email (with a confirmatory copy sent by a nationally recognized overnight courier service) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 8.6):

If to the Company, or to SplitCo prior to the Split-Off Effective Time:

FAST Acquisition Merger Corp3 Minetta Street

New York, NY 10012

Attn:  Sandy Beall and Garrett Schreiber

Email: sandy@Beallinvestmentpartners.com and gs@andvest.co

with a copy (which shall not constitute notice) to:

Winston & Strawn LLP

200 Park Avenue

New York, NY 10166

Attn: Brad Vaiana and Jason Osborn

Email: BVaiana@winston.com and JOsborn@winston.com

If to SplitCo after the Split-Off Effective Time:

Landry’s E/C Gaming, Inc.
1510 West Loop South
Houston, TX 77027
Attention: Steven L. Scheinthal, General Counsel
Email: sscheinthal@ldry.com

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP
811 Main Street, Suite 3700
Houston, TX 77002
Attention: Marc D. Jaffe

Ian D. Schuman
Ryan J. Maierson
Nick S. Dhesi

Email:       marc.jaffe@lw.com

ian.schuman@lw.com
ryan.maierson@lw.com
nick.dhesi@lw.com

Any notice to the Company shall be deemed notice to all members of the Company Group, and any notice to SplitCo shall be deemed notice to all members of the SplitCo Group.

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Section 8.7 Amendment and Waivers.

(a) This Agreement may be amended or modified in whole or in part, only by (i) a duly authorized agreement in an instrument in writing signed by the Parties and which makes reference to this Agreement or (ii) by a waiver in accordance with Section 8.7(b).

(b) Any Party may (a) extend the time for the performance of any of the obligations or other acts of the other Parties; (b) waive any inaccuracies in the representations and warranties of the other parties contained herein or in any document delivered by the other Parties pursuant to this Agreement; or (c) waive compliance with any of the agreements of the other Parties or conditions to such obligations contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Parties to be bound thereby. Notwithstanding the foregoing, no failure or delay by any Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or future exercise of any other right hereunder. Any waiver of any term or condition hereof shall not be construed as a waiver of any subsequent breach or as a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement.

Section 8.8 Termination. This Agreement and any Ancillary Agreement may be terminated at any time prior to the Split-Off Effective Time by the mutual agreement of the Company and TJF. If terminated, no Party shall have any Liability of any kind to the other parties or any other Person on account of this Agreement, except as provided in the Merger Agreement.

Section 8.9 Assignment. No Party shall assign this Agreement or any part hereof without the prior written consent of the other parties. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. Any attempted assignment in violation of the terms of this Section 8.9 shall be null and void, ab initio.

Section 8.10 Successors and Assigns. The provisions of this Agreement and the obligations and rights hereunder shall be binding upon, inure to the benefit of and be enforceable by (and against) the Parties and their respective successors and permitted assigns.

Section 8.11 Payment Terms.

(a) Except as otherwise expressly provided to the contrary in this Agreement or in any Transaction Agreement, any amount to be paid or reimbursed by a Party (where applicable, or a member of such Party’s Group) to another Party (where applicable, or a member of such other Party’s Group) under this Agreement shall be paid or reimbursed hereunder within thirty (30) days after presentation of an invoice or a written demand therefor, in either case setting forth, or accompanied by, reasonable documentation or other reasonable explanation supporting such amount.

(b) Except as set forth in Article V or as expressly provided to the contrary in this Agreement or in any Transaction Agreement, any amount not paid when due pursuant to this Agreement (and any amount billed or otherwise invoiced or demanded and properly payable that is not paid within thirty (30) days of such bill, invoice or other demand) shall bear interest at a rate per annum equal to the Prime Rate, from time to time in effect, plus two percent (2%), calculated for the actual number of days elapsed, accrued from the date on which such payment was due up to the date of the actual receipt of payment.

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(c) Without the consent of the party receiving any payment under this Agreement specifying otherwise, all payments to be made by either the Company or SplitCo under this Agreement shall be made in U.S. dollars. Except as expressly provided herein, any amount which is not expressed in U.S. dollars shall be converted into U.S. dollars by using the exchange rate published on Bloomberg at 5:00 pm, Eastern time, on the day before the relevant date, or in The Wall Street Journal, Eastern Edition, on such date if not so published on Bloomberg. Except as expressly provided herein, in the event that any Indemnity Payment required to be made hereunder or under any Transaction Agreement may be denominated in a currency other than U.S. dollars, the amount of such payment shall be converted into U.S. dollars on the date in which notice of the claim is given to the Indemnifying Party.

Section 8.12 Subsidiaries. Each of the Parties shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Subsidiary of such Party or by any Person that becomes a Subsidiary of such Party at or after the Split-Off Effective Time, in each case to the extent such Subsidiary remains a Subsidiary of the applicable Party.

Section 8.13 Third Party Beneficiaries. Except (i) as provided in Article V relating to Indemnitees and for the releases under Section 5.1 of any Person as provided therein and (ii) as specifically provided in any Transaction Agreement, this Agreement shall be binding upon and inure solely to the benefit of, and be enforceable by, only the Parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to, or shall confer upon, any other Person any right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement.

Section 8.14 Exhibit and Schedules. The Exhibit and Schedules shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein. Subject to the prior written consent of the other Parties, each Party shall be entitled to update the Schedules from and after the date hereof until the Split-Off Effective Time.

Section 8.15 Governing Law. This Agreement and any Split-Off Separation Agreement Dispute shall be governed by and construed in accordance with the Laws of the State of Texas, without giving effect to the conflicts of laws principles thereof that might lead to the application of Laws other than the Laws of the State of Texas. All Actions that, directly or indirectly, arise out of or relate to this Agreement shall be heard and determined exclusively in any Texas state court or United States federal court sitting in Harris County, Texas; provided, however, that if such court does not have jurisdiction over such Action, such Action shall be heard and determined exclusively in any Texas state court or United States federal court sitting in the State of Texas. Consistent with the preceding sentence, each of the Parties hereby (a) submits to the exclusive jurisdiction of any federal or state court sitting in the State of Texas for the purpose of any Action brought by any Party that, directly or indirectly, arises out of or relates to this Agreement; (b) agrees that service of process in such Action will be validly effected by sending notice in accordance with Section 8.6; (c) irrevocably waives and releases, and agrees not to assert by way of motion, defense, or otherwise, in or with respect to any such Action, any claim that (i) such Action is not subject to the subject matter jurisdiction of at least one of the above-named courts; (ii) its property is exempt or immune from attachment or execution in the State of Texas; (iii) such Action is brought in an inconvenient forum; (iv) that the venue of such Action is improper; or (v) this Agreement or the transactions contemplated by this Agreement may not be enforced in or by any of the above-named courts; and (d) agrees not to move to transfer any such Action to a court other than any of the above-named courts.

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Section 8.16 Waiver of Jury Trial. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION OR LIABILITY, DIRECTLY OR INDIRECTLY, ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH OF THE PARTIES HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY SUCH ACTION OR LIABILITY, SEEK TO ENFORCE THE FOREGOING WAIVER; AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.16.

Section 8.17 Specific Performance. The Parties acknowledge and agree that the Parties would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached and that any non-performance or breach of this Agreement by any Party could not be adequately compensated by monetary damages alone and that the Parties would not have any adequate remedy at law. Accordingly, in addition to any other right or remedy to which any Party may be entitled, at law or in equity (including monetary damages), such Party shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking. The prevailing party in any proceeding brought to enforce this Agreement shall be entitled to an award of its reasonable costs and expenses, including, without limitation, attorneys’ fees. The Parties agree that they will not contest the appropriateness of specific performance as a remedy.

Section 8.18 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties.

Section 8.19 Interpretation. The Parties have participated jointly in the negotiation and drafting of this Agreement. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted.

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Section 8.20 No Duplication; No Double Recovery. Nothing in this Agreement or any Transaction Agreement is intended to confer to or impose upon any Party a duplicative right, entitlement, obligation or recovery with respect to any matter arising out of the same facts and circumstances (including with respect to the rights, entitlements, obligations and recoveries that may arise out of one or more of Section 5.2, Section 5.3 and Section 5.4).

Section 8.21 No Admission of Liability. The allocation of Assets and Liabilities herein (including on the Schedules hereto) is solely for the purpose of allocating such Assets and Liabilities between the Company and SplitCo and is not intended as an admission of liability or responsibility for any alleged Liabilities vis-à-vis any Third Party, including with respect to the Liabilities of any non-wholly owned subsidiary of the Company or SplitCo.

Section 8.22 Headings and Captions. The headings, subheadings and captions contained in this Agreement are included for convenience of reference only, and in no way define, limit or describe the scope of this Agreement or the intent of any provision hereof.

Section 8.23 Plan of Reorganization. This Agreement is intended to be, and is hereby adopted as, a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3.

[Signature page follows.]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

FAST MERGER CORP.

By:
Name:
Title:

LANDRY’S E/C GAMING, INC.

By:
Name:
Title:

Tilman J. Fertitta

[Signature Page to Split-Off Agreement]

Exhibit A

Split-Off RESTRUCTURING STEPS MEMO

Exhibit K

Agreement and Plan of Merger for the TX Merger

 Execution Version

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (“Agreement”) is dated February 1, 2021, by and between FAST Acquisition Corp., a Delaware corporation (“FAST”), and FAST Merger Corp., a Texas corporation (“FAST NewCo”).

WHEREAS, FAST is a blank check company formed to acquire one or more operating businesses through a business combination transaction;

WHEREAS, prior to the date hereof, FAST formed FAST NewCo as a wholly-owned subsidiary of FAST;

WHEREAS, upon the terms and subject to the conditions of this Agreement, immediately prior to the consummation of the Business Combination (as defined below), FAST NewCo shall merge with and into FAST (the “Merger”) in accordance with the terms of the Texas Business Organizations Code and the Delaware General Corporation Law, with FAST NewCo surviving such merger;

WHEREAS, as a result of the Merger, the separate existence of FAST in Delaware will cease;

WHEREAS, FAST will cause FAST NewCo to file a registration statement on Form S-4 in connection with the Merger;

WHEREAS, the board of directors of each of FAST and FAST NewCo has unanimously approved this Agreement and declared it advisable for FAST and FAST NewCo, respectively, to enter into this Agreement.

NOW, THEREFORE, on the terms, and subject to the conditions of this Agreement, FAST and FAST NewCo agree as follows:

1. Effective Time. The Merger will be consummated by FAST and/or FAST NewCo filing: (a) a certificate of merger (the “Certificate”) with the Secretary of State of the State of Delaware under the Delaware General Corporation Law; and (b) a plan of merger (the “Plan”) with the Secretary of State of the State of Texas under the Texas Business Organizations Code. The Merger will be effective with effect from the filing of the Certificate in the State of Delaware and the Plan in the State of Texas (the “Effective Time”); provided, that the Certificate and the Plan shall be filed in the State of Delaware and the State of Texas, respectively, immediately prior to the consummation of the Business Combination.

2. Merger. At the Effective Time, FAST will merge with and into FAST NewCo, and FAST NewCo shall be the surviving company in the Merger (hereinafter sometimes referred to as the “Surviving Company”).

3. Certificate of Formation and Bylaws. The Certificate of Formation attached hereto as Exhibit A shall be the Certificate of Formation of the Surviving Company. The Bylaws attached hereto as Exhibit B shall be the Bylaws of the Surviving Company.

4. Directors and Officers. The directors of the Surviving Company as of the Effective Time shall be those who have been nominated to serve as directors upon the consummation of the Business Combination, each to hold office in accordance with the Certificate of Formation and the Bylaws of the Surviving Company and that certain stockholders agreement, dated February 1, 2021, by and among FAST, New FAST, FAST Sponsor, LLC, a Delaware limited liability company (the “Sponsor”), and Fertitta Entertainment, Inc., a Texas corporation (“FEI”). The officers of FEI immediately prior to the Effective Time shall be the officers of the Surviving Company as of the Effective Time, each to hold office in accordance with the Certificate of Formation and the Bylaws of the Surviving Company.

5. Succession. From and after the Effective Time, the Surviving Company shall succeed, without other transfer, to all of the rights and property of FAST, and will be subject to all of the debts and liabilities of FAST.

6. Further Assurances. From time to time as and when requested by the Surviving Company or by its successors and assigns, the last acting officers of FAST, or the corresponding directors and officers of the Surviving Company, may, in the name of FAST, execute and deliver all such proper deeds, assignments and other instruments, and take or cause to be taken all such further actions, as the Surviving Company may deem necessary or desirable in order to vest, perfect, or confirm in the Surviving Company title to and possession of all of the property, rights, privileges, immunities, powers and franchises of FAST (and otherwise to carry out the purposes of this Agreement).

7. Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of any holder of shares of capital stock or FAST Warrants, as applicable:

A.	each share of Class A common stock, par value US$0.0001 (“Class A Common Stock”), issued and outstanding in FAST at such time shall be cancelled and will be automatically converted into one share of Class A common stock, par value US$0.0001, in the Surviving Company;

B.	pursuant to that certain letter agreement, dated February 1, 2021, by and among FAST, FEI, the Sponsor and certain officers and members of the board of directors of FAST), the Sponsor shall automatically be deemed to irrevocably transfer without further consideration to FAST, and surrender and forfeit for no consideration, 2,000,000 shares (the “Forfeited Shares”) of Class B common stock, par value US$0.0001 per share (“Class B Common Stock”), and from and after such time the Forfeited Shares shall be deemed to be cancelled and no longer outstanding;

C.	each share of Class B Common Stock issued and outstanding in FAST at such time (other than the Forfeited Shares) shall be cancelled and will be automatically converted into one share of Class A common stock, par value US$0.0001, in the Surviving Company;

D.	each FAST Warrant (or portion thereof) that is outstanding immediately prior to the Effective Time shall, pursuant to and in accordance with Section 4.4 of the Warrant Agreement, automatically and irrevocably be modified to provide that such FAST Warrant (or portion thereof) shall no longer entitle the holder thereof to purchase the amount of share(s) of Class A common stock of FAST set forth therein, and in substitution thereof, any such whole FAST Warrant shall entitle the holder thereof to acquire one share of Class A common stock of the Surviving Company per FAST Warrant; and

E.	all issued and outstanding shares of capital stock of FAST shall be deemed and treated for all purposes as representing the issued and outstanding shares of the Surviving Company.

For purposes of this Agreement, the following terms shall have the meanings set forth below:

“Business Combination” means the transactions (other than the Merger) contemplated by that certain Agreement and Plan of Merger dated as of February 1, 2021 (the “Merger Agreement”) between FAST, FEI, FAST Newco and FAST Merger Sub Inc., a Texas corporation

“FAST Warrant” means each warrant entitling the holder thereof to purchase one share of Class A Common Stock on the terms and conditions set forth in the Warrant Agreement.

“Warrant Agreement” means that certain warrant agreement, dated as of August 20, 2020, by and between FAST and Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent, governing the FAST Warrants.

8. Share Certificates. Upon the Effective Time, each certificate (if any) representing issued and outstanding shares of capital stock of FAST shall be deemed and treated for all purposes as representing shares of the Surviving Company.

9. Amendment. Subject to applicable law, this Agreement may be amended, modified or supplemented by written agreement of the parties hereto at any time prior to the Effective Time with respect to any of the items contained herein.

10. Governing Law. This Agreement and all rights hereunder shall be interpreted and enforced in accordance with the laws of the State of Texas, without regard to the conflicts of laws rules thereof.

11. Counterparts; Electronic Signatures. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile, scanned pages or electronic signature shall be effective as delivery of a manually executed counterpart to this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, each of the parties has caused this Agreement and Plan of Merger to be executed on its behalf by its respective officers thereunto duly authorized, all as of the date set forth above.

FAST ACQUISITION CORP.

By:
Name:	Sandy Beall
Title:	Chief Executive Officer

FAST MERGER CORP.

By:
Name:	Sandy Beall
Title:	President

[Signature Page to Agreement and Plan of Merger (TX Merger)]

Exhibit L

Form of LLC Sub Merger Agreement

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of        is by and between Fertitta Entertainment, Inc., a Texas corporation (the “Company”), and [LLC Sub], a Texas limited liability company (“LLC Sub,” and together with the Company, the “Parties”) and a wholly owned subsidiary of FAST Merger Corp., a Texas corporation (“Parent”).

RECITALS

WHEREAS, LLC Sub is an entity disregarded as separate from Parent for U.S. federal income tax purposes;

WHEREAS, Parent, the Company, FAST Acquisition Corp., a Delaware corporation (“SPAC”) and FAST Merger Sub Inc. (“Merger Sub”), a Texas corporation and a direct wholly owned subsidiary of SPAC, entered into an Agreement and Plan of Merger dated as of February 1, 2021 (the “Merger Agreement”);

WHEREAS, pursuant to that certain Agreement and Plan of Merger, dated as of February 1, 2021, by and between SPAC and Parent, at the TX Merger Effective Time (as defined in the Merger Agreement), SPAC was merged with and into Parent, with Parent as the surviving entity;

WHEREAS, pursuant to the Merger Agreement, at the Effective Time (as defined in the Merger Agreement), Merger Sub was merged with and into the Company (the “First Merger”), with the Company as the surviving corporation (the “Surviving Corporation”);

WHEREAS, the Merger Agreement provides that immediately following the First Merger, the Surviving Corporation will merge with and into LLC Sub, with LLC Sub continuing as the surviving entity following such merger (the “Second Merger” and, together with the First Merger, the “Mergers”);

WHEREAS, for U.S. federal income tax purposes, it is intended that the Mergers, taken together, qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended;

WHEREAS, it is proposed that LLC Sub and the Surviving Corporation enter into this Agreement to set forth the terms and conditions of the Second Merger;

WHEREAS, the sole member of LLC Sub has approved this Agreement and the transactions contemplated hereby, including the Second Merger; and

WHEREAS, the Board of Directors of the Company has (i) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Second Merger, (ii) resolved to submit this Agreement to the stockholders of the Company for adoption, and (iii) recommended that the stockholders of the Company approve the adoption of this Agreement and the transactions contemplated hereby, including the Second Merger.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

THE SECOND MERGER

1.1 Second Merger. At the Second Merger Effective Time (as defined below), upon the terms and subject to the conditions hereof and in accordance with the Texas Business Organization Code (the “TBOC”), the Surviving Corporation shall merge with and into LLC Sub, whereupon the separate existence of the Surviving Corporation shall cease and LLC Sub shall continue its existence as a limited liability company under the laws of the State of Texas (the “Surviving Entity”).

1.2 Effective Time of the Second Merger. Immediately following the First Merger, LLC Sub shall execute and file a Certificate of Merger with the Secretary of State of the State of Texas in accordance with the requirements of the TBOC, and make any other filings or recordings as may be required by Texas law in connection with the Second Merger. Subject to the provisions of this Agreement and the Merger Agreement, the Second Merger will become effective immediately upon the filing of the Certificate of Merger with the Secretary of State of the State of Texas, or such later date and time as may be specified in the Certificate of Merger (the “Second Merger Effective Time”).

1.3 Effects of the Second Merger. At and after the Second Merger Effective Time, the Second Merger shall have the effects set forth in this Agreement and the applicable provisions of the TBOC.

1.4 Cancellation of Surviving Corporation Common Stock. At the Second Merger Effective Time, by virtue of the Second Merger and without any actions of the Parties or otherwise, each share of the common stock, par value $0.01 per share, of the Surviving Corporation (the “Common Stock”) issued and outstanding immediately prior to the Second Merger Effective Time, shall automatically be canceled and extinguished without any conversion thereof, and no payment shall be made with respect thereto.

1.5 Surviving Entity Membership Interests. The limited liability company interests in LLC Sub shall not be affected, altered or modified in any respect by reason of the Second Merger, and shall remain as they were immediately prior to the Second Merger Effective Time.

ARTICLE II

THE SURVIVING ENTITY

2.1 Certificate of Formation. At the Second Merger Effective Time and without any further action on the part of the Parties or otherwise, the certificate of formation of LLC Sub (the “Certificate of Formation”), as in effect immediately prior to the Second Merger Effective Time, shall continue to be the Certificate of Formation of the Surviving Entity until altered, amended or repealed in accordance with applicable law.

2.2 Limited Liability Company Agreement. At the Second Merger Effective Time and without any further action on the part of the Parties or otherwise, the Limited Liability Company Operating Agreement of LLC Sub, as in effect immediately prior to the Second Merger Effective Time, shall continue to be the Limited Liability Company Operating Agreement of the Surviving Entity until altered, amended or repealed in accordance with the provisions thereof or applicable law.

ARTICLE III

CONDITION

3.1 Condition to Each Party’s Obligations to Effect the Second Merger. The respective obligation of each Party to effect the Second Merger shall be subject to the requisite approval and adoption of this Agreement and the Second Merger by the holders of a majority of the issued and outstanding Common Stock entitled to vote thereon and the sole member of LLC Sub in accordance with the TBOC.

ARTICLE IV

MISCELLANEOUS

4.1 Captions and Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part, or to affect the construction or interpretation, of any provision of this Agreement. This Agreement may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument.

4.2 Governing Law. This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of Texas, without regard to any conflicts of law principles.

4.3 Amendment. No provision of this Agreement may be amended, changed, or modified in any manner, orally or otherwise, except by an instrument in writing signed by the Parties.

4.4 Further Assurances. The Parties shall execute and deliver such further instruments of conveyance, transfer and assignment, including filing the necessary documents with the Secretary of State of the State of Texas to complete the Second Merger and will take such other actions as either of them may reasonably request of the other to effectuate the purposes of this Agreement and to carry out the terms hereof.

4.5 Complete Agreement. This Agreement and the Merger Agreement contain the complete agreement among the Parties with respect to the Second Merger and supersedes all prior agreements and understandings with respect to the Second Merger.

4.6 Successors; Binding Effect; Third Parties. This Agreement shall be binding on the successors of the Surviving Corporation and LLC Sub. Nothing herein expressed or implied is intended or is to be construed to confer upon or give to any person, other than the Parties to this Agreement or their respective successors and assigns any rights, remedies, obligations or liabilities under, or by reason of, this Agreement.

4.7 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or the effectiveness or validity of any provision in any other jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

[SIGNATURES ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first written above.

Fertitta Entertainment, Inc.

By:
Name:
Title:

[LLC Sub]

By:
Name:
Title:

[Signature Page to LLC Sub Merger Agreement]